Brochure Combined Shareholder’s Meeting to be held on June 13, 2025

CRITEO.COM Management Report From The Board Of Directors On The Statutory Annual Accounts And The Consolidated Financial Statements FISCAL YEAR ENGING DECEMBER 31, 2024

CRITEO.COM Table of Contents Presentation of Criteo Group and Criteo S.A. operations ....................................................................................... 4 Financial information and consolidated results of the Group and Criteo S.A. ...................................................... 10 Significant events .................................................................................................................................................. 14 Subsequent events ............................................................................................................................................... 17 Main risks and uncertainties ................................................................................................................................. 17 Research and development activities ................................................................................................................... 20 Net income allocation ........................................................................................................................................... 20 Company’s share capital ....................................................................................................................................... 21 Employees............................................................................................................................................................. 24 Report on the corporate governance of the Company ......................................................................................... 25 Appendix ............................................................................................................................................................... 28

CRITEO.COM Presentation of Criteo Group and Criteo S.A. operations Group’s operations during the latest financial year Criteo S.A. was initially incorporated as a société par actions simplifiée, or S.A.S., under the laws of the French Republic on November 3, 2005, for a period of 99 years and subsequently converted to a société anonyme, or S.A. We are registered at the Paris Commerce and Companies Register under the number 484 786 249. Except where the context otherwise requires, all reference in this Management Report to “Criteo”, “we” or the “Group” are to Criteo S.A. and its subsidiaries, taken together, and all reference to the “Company” are to Criteo S.A. BUSINESS OVERVIEW We are the global Commerce Media company that enables marketers and media owners to drive better commerce outcomes. We leverage commerce data and artificial intelligence ("AI") to connect ecommerce, digital marketing and media monetization to reach consumers throughout their shopping journey. Our vision is to bring richer experiences to every consumer by enabling discovery, innovation, and choice through trusted and impactful advertising. We enable brands', retailers' and media owners’ growth by providing best-in-class marketing and monetization services and infrastructure on the open Internet, driving approximately $31 billion of commerce outcomes for our customers – in the form of product sales for retailers, brands and marketers and advertising revenues for media owners. We differentiate by delivering the best performing commerce audiences at scale and through the activation of commerce data in a privacy-by-design way through proprietary AI technology to reach and engage consumers in real time with highly relevant digital advertisements ("ads") based on shared characteristics across all stages of the consumer journey. Our data offers deep insights into consumer intent and purchasing habits. Our business is grounded on commerce media. As of December 31, 2024, we served approximately 17,000 clients including many of the largest and most sophisticated consumer brands, retailers, commerce companies and media owners in the world. We partner with them to capture user activity on their websites and mobile applications ("apps"), which we define as digital properties, and leverage that data to deliver superior ad performance to help marketers, brands and agencies reach their campaign objectives from top to bottom of the marketing funnel. This includes powering the retail media ecosystem as we enable brands to reach shoppers with relevant ads near the digital point of sale on retailer and marketplace websites while enabling retailers to monetize their ad inventory and add a new, high margin revenue stream. In each of the last three years, our average client retention rate, as measured on a quarterly basis, was approximately 90%. Demonstrating the depth and scale of our commerce data, we have exposure to $1 trillion in online sales transactions on our clients' digital properties in the year ended December 31, 2024. Based on this data and other assets, we activated over $4.3 billion of media spend on behalf of our clients and delivered 2 trillion targeted ads in the year ended December 31, 2024. We have established our leading market position in commerce media by focusing on three key assets that differentiate us: actionable commerce data, extensive media access, and world-class predictive AI technology. Our large dataset is uniquely focused on commerce and shoppers, our media access across our broad direct network of media owner partners provides large consumer reach as we see approximately 720 million daily active users, and

CRITEO.COM our purpose-built AI technology activates this data and media to drive multiple commerce outcomes for our customers. Each day, we are presented with billions of opportunities to connect consumers with relevant advertising messages from our commerce and consumer brand clients in compliance with the highest privacy standards, including the General Data Protection Regulation ("GDPR") and California Consumer Privacy Act ("CCPA"). For each of these opportunities, our algorithms analyze massive volumes of shopping data to predict consumer preferences and intent, and deliver specific messaging for products or services that are likely to engage that particular consumer. The accuracy of our algorithms improves with every ad we deliver, as they incorporate new data while continuing to learn from prior interactions. OUR SEGMENTS Criteo operates as a unified Commerce Media Platform that directly connects advertisers with retailers and publishers on the open internet. In the first quarter of 2024, Criteo changed its segment reporting structure and now reports its business results as two operating and reportable segments: Retail Media and Performance Media. Retail Media assists retailers in generating high-margin advertising revenues from brands and agencies looking to address multiple marketing goals with strong return on ad spend (ROAS), and to drive sales for themselves, by monetizing their audiences through personalized ads, either on their own digital store (also called "onsite") or on media owner properties on the open Internet (also called "offsite"). Examples of expected business outcomes driven by Retail Media include: • Generating advertising revenue for retailers on their online store, by providing retailers with self-service access to our technology platform for them to monetize their ad inventory, commerce data, traffic and audiences directly with consumer brands across various marketing goals; • Driving sales for consumer brand clients on the site of retailer partners, by connecting consumer brands and retailers and engaging consumers on the retailer's digital property with personalized ads offering specific brand products available on the retailer's digital store and for which consumers have expressed interest; and • Driving sales for consumer brand clients on the site of retailer partners, by connecting consumer brands and retailers and engaging consumers outside of the retailer property on the open Internet with personalized ads offering specific brand products available on the retailer's digital store and for which consumers have expressed interest. Our retailer and brand customers respectively manage their Retail Media revenues and budgets using a self-service interface. We charge retailers a negotiated supply-side platform fee and sometimes a technology fee, while brands pay us a negotiated demand-side platform fee. In addition, we may charge brands a managed-service fee and other fees for accessing additional insights. On the supply side of Retail media, Criteo's retailer monetization solution suite, Commerce Yield, provides retailers, marketplaces and commerce companies with a complete media tool set. Commerce Yield combines Criteo's former Retail Media Platform with several solutions derived from recent strategic acquisitions, such as marketplace tactics and formats, and digital-shelf insights to support enterprise-level retail media buys. On the demand side of Retail Media, Criteo’s self-service demand-side platform (DSP), Commerce Max, gives brands and agencies a single point of entry to Retail Media inventory onsite and across premium publishers offsite.

CRITEO.COM • Brands and agencies across the globe can use Commerce Max to access data and inventory across multiple retailers and marketplaces, finding valuable audiences on these sites and extending these audiences offsite. • This is underpinned by closed-loop measurement, enabling brands and agencies to quickly and efficiently determine the effectiveness of campaigns and optimize accordingly. Criteo’s supply-side platform (SSP), Commerce Grid, brings additional monetization opportunities. It allows retailers to curate their first party audiences and make them available for access through all DSPs. Performance Media encompasses commerce activation, monetization, and services. Performance Media is available through Commerce Growth to help advertisers achieve their customer acquisition and retention goals. It also includes Criteo real-time advertising technology and trading infrastructure which delivers advanced media buying, selling, and packaged capabilities for media owners, agencies, performance advertisers, and third-party AdTech platforms. Examples of potential business outcomes driven by Performance Media address the full funnel of commerce, including: • Discovery: creating and building brand awareness for a client's existing or new product or service, by targeting relevant high-quality consumer audiences showing intent for that particular product or service and reaching these audiences, for example, through online video ads and through Connected TV channels; • Choice: driving qualified visits from new prospects to our clients points of purchase, by engaging such commerce audiences online (either on the web, in apps or on connected TV), with personalized ads offering products or services tailored to their predicted interest; • Purchase: driving sales for commerce clients by engaging consumers online, with personalized ads offering products or services for which they have already expressed shopping intent; or driving more sales from existing customers of our commerce clients, by accurately targeting and re-engaging these existing customers online with personalized ads offering new products or services that they have not yet purchased nor been exposed to. Our clients have access to an integrated self-service client interface that reduces unnecessary complexity and cost associated with manual processes of having to use multiple DSPs and sources of inventory supply. We also offer a managed-service approach to our larger clients, providing deep business intelligence and analytics services. Our teams of advisers aid our larger clients in setting goals for, extracting insights from, and evaluating trends and performance of their various advertising campaigns with us across multiple marketing goals, sources of inventory, advertising channels and formats, and the multiple digital devices that consumers may use. In Performance Media, our Commerce Audiences solutions are focused on attracting more customers for our marketer clients and growing their existing customer relationships, leveraging our AI engine to engage commerce audiences with the right ad for each opportunity: • Increase awareness and interest in a brand, product, or services; • Attract new consumers to an online and/or offline store; • Generate leads from consumers who are in market for a brand, product or services; • Get more shoppers and grow sales on an online and/or offline store; and • Encourage consumers who purchased in the past to make additional purchases.

For Performance Media, we typically purchase inventory programmatically on a CPM basis from our direct publisher partners and Real-Time Bidding (RTB) platforms, through standard terms and conditions for the purchase of advertising inventory. This means that inventory purchased for Performance Media solutions is paid to the publisher irrespective of whether the user engages, in whatever form, with the advertisement delivered on that publisher's digital property. Pursuant to such arrangements, we purchase impressions for users that Criteo recognizes on these publishers' digital properties.

FINANCIAL PERFORMANCE

(As required by Commercial Code art. L 233-26 and, by reference, art. L 232-1, II as amended by ord. 2023-1142 of 6-12-2023)

Selected financial metrics for the years 2024 and 2023

For the years ended December 31, 2024 and December 31, 2023, Criteo reported the following selected financial results[1][2]:

	December 31, 2023	December 31, 2024
	(In thousands of euros)	
Retail Media	193,243	238,713
Performance Media	1,609,233	1,548,099
Total Revenue	**1,802,476**	**1,786,812**
Gross Profit	799,256	909,890
Retail Media	188,115	234,594
Performance Media	757,391	801,895
Total Contribution ex-TAC	**945,506**	**1,036,489**
Net Income	**45,472**	**112,714**
Cash from Operating Activities	**244,890**	**276,333**

The main financial highlights for the year 2024 as compared to the prior year include:

- Revenue was €1,786.8 million, down 1% compared to the prior year, reflecting growth in Retail Media offset by lower revenue in Performance Media.
- Gross profit increased by 14% to €909.9 million, compared to the prior year, primarily due to lower traffic acquisition costs, lower hosting costs and a decrease in depreciation of data center servers.
- Contribution ex-TAC increased by 10% to €1,036.5 million, compared to the prior year, driven by growth in Retail Media and Performance Media.

[1] For the complete financial results, please refer to the consolidated financial statements prepared in compliance with the standards set by IFRS (International Financial Reporting Standards), as adopted by the European Union.

[2] Contribution ex-TAC is an non-IFRS measure, used by management and calculated as gross profit plus other costs of revenue.

CRITEO.COM

CRITEO.COM • Net income increased by 148% to €112.7 million, compared to the prior year, primarily due to lower traffic acquisition costs. • Cash From Operating Activities increased by 13% to €276.3 million, mainly driven by higher net income Foreseeable evolution of the Group’s financial situation The Group expects mid-single-digit growth in Contribution ex-TAC at constant currency, for the fiscal year 2025.

Activity of subsidiaries and controlled companies

The following table presents the results of the Company's subsidiaries for the fiscal year ended December 31, 2024.

Subsidiaries	Ownership	Revenue	Net Income / (loss)
	% of shares	(in thousands of euros)	
Criteo Ltd (UK)	100 %	78,837	2,204
Criteo Corp. (USA)	100 %	718,138	46,855
Criteo France S.A.S. (France)	100 %	99,698	1,493
Criteo GmbH (Germany)	100 %	272,482	6,407
Criteo Korea Ltd (Korea)	100 %	87,316	(4)
Criteo Nordics AB (Sweden)	100 %	18,253	1,522
Criteo B.V. (Netherlands)	100 %	40,668	1,756
Criteo K.K. (Japan)	66 %	183,874	5,634
Criteo do Brasil Desenvolvimento De Serviços De Internet LTDA. (Brazil)	100 %	37,678	2,525
Criteo Australia Pty Ltd (Australia)	100 %	18,097	62
Criteo Srl (Italy)	100 %	43,191	(523)
Criteo Advertising (Beijing) Co.Ltd (1)	100 %	0	114
Criteo Singapore PTE. LTD. (Singapore)	100 %	32,161	1,955
Criteo LLC (Russia)	100 %	0	(92)
Criteo España, S.L. (Spain - Madrid)	100 %	37,853	92
Criteo Europa MM, S.L. (Spain - Barcelona)	100 %	0	2,901
Criteo MEA FZ – LLC (Dubai)	100 %	16,718	273
Criteo Reklamcilik Hzimetleri ve Ticaret A.Ş. (Turkey)	100 %	3,635	408
Criteo Canada Corp. (Canada)	100 %	24,963	2,040
Criteo India Private Limited (India)	100 %	17,611	311
Doobe In Site Ltd (Israel)	100 %	(3)	(160)
Criteo Technology (France)	100 %	49	87,767
Bidswitch GmbH (Switzerland) (2)	100 %	57	778
Bidswitch INC (USA) (1)	100 %	25,669	3,484
Iponweb GmbH (Switzerland) (2)	100 %	323	642
Iponweb Limited (UK) (1)	100 %	0	45
Iponweb Labs Limited (Cyprus)	100 %	13,511	(18,011)
The Mediagrid INC (USA) (1)	100 %	15,675	1,394
Iponweb Labs LLC (Armenia)	100 %	0	(71)
Brandcrush Pty Ltd (Australia)	100 %	12	163
Criteo Technology S.R.L (Romania)	100 %	0	(9)

(1) Entity indirectly owned by Criteo SA, (2) In liquidation as of December 31, 2024

Source : The subsidiaries financials have been prepared in compliance with the standards set by IFRS (International Financial Reporting Standards), as adopted by the European Union. Revenue and Net Income (loss) have been converted from USD to EUR based on 2024 average rate of 1.082089.

CRITEO.COM

CRITEO

CRITEO.COM Financial information and consolidated results of the Group and Criteo S.A. The Group’s consolidated results The consolidated financial statements for the financial year that ended on December 31, 2024 have been prepared in compliance with the standards set by IFRS (International Financial Reporting Standards), as adopted by the European Union. The main accounting methods, as well as the critical judgment and estimates are detailed in Note 3. As of December 31, 2024, the scope of consolidation is described in Note 2. CONSOLIDATED STATEMENT OF INCOME The revenue of the Group for the 2024 financial year amounted to €1,786.8 million, a decrease of 1% compared to 2023. Operational income amounted to €147.6 million in comparison to €66.1 million and the net consolidated income amounted to €112.7 million in comparison to €45.5 million. In both cases, the improvement was mainly driven by the increase in gross profit in both Performance Media and Retail Media. The €0.1 million financial and other Income for the period ended December 31, 2024 was mainly driven by interests income offset by the recognition of a negative impact of foreign exchange, the accretion of earn-out liability related to the Iponweb acquisition and the financial expense relating to our €407 million available Revolving Credit Facility ("RCF"). At December 31, 2024, our exposure to foreign currency risk was centralized at Criteo S.A and hedged using foreign currency swaps or forward purchases or sales of foreign currencies. Tax expenses amounted to €35.0 million. This was the result of €60.8 million in current taxes and in deferred taxes for €(25.9) million. The main elements of the Group's taxes are presented on Note 10 of the Notes to the consolidated accounts. The consolidated net profit attributable to the Company’s shareholders was a profit of €109.8 million (vs €44.2 million in 2023); the minority interests’ share was €2.9 million. CONSOLIDATED STATEMENT OF POSITION (BALANCE SHEET) The total amount of the consolidated balance sheet was €2,175.9 million at the end of 2024 and was comprised of: • Non-current assets amounted to €1,011.4 million, in comparison to €979.2 million in 2023 and were mainly goodwill for €495.9 million and intangible assets for €152.8 million. • Current assets amounted to €1,164.6 million and were mainly external accounts receivable for €770.9 million and cash for a total of €279.9 million. • Group equity amounted to €999.2 million, including the Group’s profit for the period for €109.8 million in comparison to €970.6 million in 2023

CRITEO.COM • Current liabilities amounted to €1,007.9 million and were mainly comprised of payables to external suppliers for an amount of €774.0 million and other current liabilities for an amount of €171.8 million. CONSOLIDATED CASH POSITION AND FUNDING Cash and cash equivalents include liquid assets and interest-bearing current accounts. These elements classified under cash are used to fund the Group's operations. Criteo holds investments in marketable securities, consisting mainly of term deposits with banks, not meeting the cash equivalents definition, presented as non-current assets. As of December 31, 2024, the Group’s cash and cash equivalents were €279.9 million vs €304.0 million in 2023. The Group had no bank overdraft as of December 31, 2024. The variations and main elements of the cash and cash equivalents are presented in note 19 of the consolidated financial accounts. Criteo is party to the RCF with a syndicate of banks which allows the Group to draw up to €407.0 million. The RCF is unsecured and contains customary events of default and covenants, including compliance with a total net debt to adjusted EBITDA ratio and restrictions on the incurrence of additional indebtedness. On November 17, 2023, Criteo updated certain terms of its RCF to a €407.0 million sustainability-linked credit facility. Certain terms and conditions of the amended credit facility are now linked to Criteo’s sustainability goals to increase the representation of women in tech roles and reduce its GHG emissions, while the rest of the credit facility agreement remains unchanged. At December 31, 2024, no amount was drawn under the RCF and Criteo was in compliance with the required leverage ratio. The Group also has short-term credit lines and overdraft facilities with HSBC plc, BNP Paribas and LCL. Criteo is authorized to draw up to a maximum of €21.5 million in the aggregate under the short-term credit lines and overdraft facilities. As of December 31, 2024, Criteo had not drawn on any of these facilities. Any loans or overdraft under these short-term facilities bear interest based on the one-month EURIBOR rate or three-month EURIBOR rate. As these facilities are exclusively short-term credit and overdraft facilities, Criteo’s banks have the ability to terminate such facilities on short notice. COMMITMENTS AND CONTINGENCIES As of December 31, 2024, the Group had €73.8 million of other non-cancellable contractual obligations, primarily related to software licenses, maintenance and bandwidth for the servers.

CRITEO.COM Criteo S.A. results The annual financial statements for the financial year ended December 31, 2024, which we are submitting for your approval, including the balance sheet, the income statement, and the accompanying notes to the financial statements, have been prepared in accordance with the French accounting principles. In accordance with Article L. 225-100-1. I. 4° of the French Commercial Code, all the internal control and risk management procedures relating to the preparation and processing of accounting and financial information have been implemented. INCOME STATEMENT During the financial year that ended on December 31, 2024, the Company generated net revenue of €55.7 million compared to €36.0 million in the previous financial year. Other operating income amounted to €234.0 million compared to €203.2 million in the previous financial year. Operating charges amounted to €354.3 million compared to €286.4 million in the previous financial year. The operating income was a loss of €63.3 million compared to a loss of €47.1 million in the previous financial year. Financial income and financial expenses amounted to €216.6 million and €109.9 million respectively, compared to €183.0 million and €111.6 million for the previous financial year. This led to a financial profit of €106.7 million compared to a €71.4 million profit for the 2023 financial year. Consequently, the profit from ordinary operations before taxes amounted to €43.4 million compared to the profit from ordinary operations before taxes of €24.3 million in the previous financial year. Exceptional income was €161.8 million in 2024 compared to €130.3 million in 2023. Exceptional expenses amounted to €232.79 million compared to €144.7 million in the previous financial year. The financial year ended on December 31, 2024 ended with a net loss of €20.3 million compared to €14.9 million profit in the previous financial year. BALANCE SHEET As of December 31, 2024, the Company’s total assets amounted to €1,331.7 million compared to €1,464.3 million in the previous financial year. Long-term investments amounted to €809.0 million compared to €882.7 million in the previous financial year. Net current assets amounted to €513.2 million compared to €572.2 million in the previous financial year. As of December 31, 2024, the share capital was €1.4 million compared to €1.5 million in the previous financial year, and additional paid-in capital was €67.9 million compared to €169.4 million in the previous financial year. Liabilities amounted to €554.9 million for the year-ended December 31, 2024 compared to €596.0 million in the 2023 financial year, and were comprised of the following:

CRITEO.COM Year Ended December 31, 2024 (in thousands) Loans and various financial debts(1) 485,989 Accounts payable to suppliers and related accounts 58,015 Accounts payable for taxes and social security 7,575 Other accounts payable 3,335 Total € 554,914 (1) comprised mainly of intra-company accounts payable for €419.3 million - in current assets, intra-company accounts receivable amount €35.5 million. Group’s and Company’s results over the past five years : The tables referred to in Article R. 225-102 of the French Commercial Code are attached to this report as Appendix A-1 and A-2, showing the Group's and the Company's results over the past five years.

CRITEO.COM Significant events At Group level INTEGRATION OF THE IPONWEB BUSINESS INTO CRITEO As reported in prior years’ Management Reports, in August 2022, Criteo acquired the Iponweb business (“Iponweb Acquisition”), a market-leading AdTech company with world-class media trading capabilities. As part of the integration of the Iponweb business into Criteo, the following operations have been completed during the year: • On January 1, 2024, the assets of Iponweb Limited were transferred to Criteo Ltd, • On May 3, 2024, Iponweb GmbH was merged with and into Criteo GmbH (Germany), • On December 4, 2024, the assets of Bidswitch GmbH and Iponweb GmbH (Swiss entities) have been transferred to its sole shareholders, Criteo S.A., following the decision of Criteo SA, to liquidate these two entities in December 2023. INTEGRATION OF BRANDCRUSH PTY LTD As a reminder, on February 28, 2023, Criteo acquired Brandcrush Pty Ltd, a company registered under the laws of Australia, whose platform enables the buying and selling of omnichannel retail media, including offline media channels. On January 1, 2024, as part of the integration of Brandcrush Pty Ltd, the remaining assets of Brandcrush have been transferred to Criteo Corp. and to Criteo Australia, some of its assets having already been transferred to other entities of the Group. RESTRUCTURING OF THE GROUP In April 2024, Criteo implemented several measures to pursue greater efficiency, including planned layoffs to further reduce our payroll by approximately 100 employees. Impacted employees in our sales, technology, and business groups were notified from April 2024 to July 2024. As of December 31, 2024, we have completed these employee layoffs At Criteo S.A. level PAYMENT OF THE EARN OUT LIABILITY RELATED TO THE ACQUISITION OF IPONWEB As part of the Iponweb Acquisition, the Sellers were entitled to contingent consideration of a maximum of €98.1 million ($100.0 million), which was subject to the achievement of certain revenue targets by the Iponweb business for the 2022 and 2023 fiscal years. During the years 2024 and 2023, the Company paid contingent consideration of €52.3 million ($54.6 million) and €20.2 million ($22.0 million), respectively. The balance of €19.6 million ($20.4 million) was released from escrow and is classified as Cash and Cash Equivalents in the Consolidated Statements of Financial Position as of December 31, 2024.

CRITEO.COM SHARE CAPITAL INCREASE OF CRITEO AUSTRALIA On December 2, 2024, the share capital of Criteo Australia has been increased via a debt conversion for an amount of €8.9 million (A$14.5 million). As a result, Criteo Australia issued 130 ordinary shares with a value of €68,698 (A$111,600) each to its sole shareholder, Criteo S.A. INCORPORATION OF CRITEO TECHNOLOGY SRL On June 3, 2024, Criteo Technology SRL has been incorporated and registered under the laws of Romania, Criteo S.A. being its sole shareholder. CAPITAL REDUCTION OPERATION On April 25, 2024, the Board of Directors of Criteo S.A. (the “Board of Directors”) decided to reduce the share capital of the Company by means of cancellation of 2,150,000 shares, corresponding to a share capital decrease of a nominal amount of €53,750. The excess of the price of the share over their nominal value (i.e. €52.2 million) was allocated to the premiums account. On December 5, 2024, the Board of Directors further decided to reduce the share capital of the Company by means of cancellation of 1,440,000 shares, corresponding to a share capital decrease of a nominal amount of €36,000. The excess of the price of the share over their nominal value (i.e. €53.6 million) was allocated to the premiums account. INTERIM DIVIDEND PAID BY CRITEO TECHNOLOGY SAS On December 20, 2024, Criteo Technology SAS (France) paid an interim dividend (acompte sur dividendes) for a total amount of €30.0 million to its sole shareholder, Criteo S.A. SHARE REPURCHASE PROGRAM On February 5, 2021, the Board of Directors authorized a share repurchase program (the “SBB4”) of up to €84.9 million ($100.0 million) of the Company's outstanding American Depositary Shares, that has been completed in December 2021. On October 28, 2021, the Board of Directors extended SBB4 from €84.9 million ($100.0 million) to €146.6 million ($175 million) of the Company's outstanding American Depositary Shares, Criteo completed this tranche in June 2022. On February 3, 2022 and December 7, 2022, the Board of Directors successively extended the Second SBB4 from €146.6 million ($175 million) to €247.5 million ($280.0 million) and then from €247.5 million ($280.0 million) to €455.8 million ($480.0 million) of the Company's outstanding American Depositary Shares. This latter tranche has been completed in October 2024. On February 1st, 2024, the Board of Directors extended the Second SBB4 from €455.8 million ($480.0 million) to €582.6 million ($630.0 million) of the Company's outstanding American Depositary Shares. This latter tranche has not been completed yet. As of December 31, 2024, the Company has 3,467,417 treasury shares which may be used to satisfy the Company’s obligations under its employee equity plans upon RSU vesting in lieu of issuing new shares, and for M&A activity.

The table below summarizes the movements of the share repurchase program in 2024 (values are reported in thousands of €):

	December 31, 2023		Repurchased shares		Free shares permanently allocated to employees		Cancelled shares		December 31, 2024	
	Number	Value (Gross)	Number	Value	Number	Value	Number	Value	Number	Net Book Value
Total Share repurchase program	**3,446,811**	**€91,076**	**5,976,764**	**€208,354**	**(2,366,158)**	**€(65,401)**	**(3,590,000)**	**€(107,174)**	**3,467,417**	**€126,855**
Shares acquired for free allocations to employees*	2,311,206	€63,715	2,841,823	€101,885	(2,366,158)	€(65,401)	0	€—	2,786,871	€100,200
Shares acquired for potential external growth	1,135,605	€27,361	3,134,941	€106,468	0	€—	(3,590,000)	€(107,174)	680,546	€26,656

In addition, a provision for risks has been recorded in the amount of €99.1 million to cover free share allocations.

CRITEO.COM

CRITEO

CRITEO.COM Subsequent events NEW CEO APPOINTMENT ANNOUNCEMENT Michael Komasinski was appointed as the Company's Chief Executive Officer and a member of the Board of Directors effective February 15, 2025. He will succeed Megan Clarken who, as previously announced, is retiring and stepped down from her role as Chief Executive Officer and from the Board of Directors. Megan Clarken will continue to serve in a senior advisory role during a transitional period. SHARE REPURCHASE PROGRAM EXTENSION On January 31, 2025, the Board of Directors authorized an increase of the previously authorized share repurchase program from up to €582.6 million ($630.0 million) to up to €774.6 million ($805.0 million) of the Company’s outstanding American Depositary Shares. The Company intends to use repurchased shares to satisfy employee equity plan vesting in lieu of issuing new shares, and potentially in connection with M&A transactions Main risks and uncertainties Investing in our securities involves a high degree of risk, as summarized below 2F 3: • If we fail to innovate, enhance our brand, adapt and respond effectively to rapidly changing technology, our offerings may become less competitive or obsolete. Our investments in new solutions and technologies to address new marketing goals for our clients are inherently risky and may not be successful. • The market in which we participate is intensely competitive, and we may not be able to compete successfully with our current or future competitors. • Our success depends on our ability to implement our business transformation and achieve our global business strategies. • The failure by Criteo AI Engine to accurately predict user engagement and the failure to maintain the quality of our client and publisher content could result in significant costs to us, lost revenue and diminished business opportunities. • Third parties may implement technical restrictions that impede our access to data and revenue opportunities upon which we rely, which could materially impact our business and results of operations. • We have substantial client concentration in certain markets and solutions, with a limited number of clients accounting for a substantial portion of our revenues in those areas. • We may not be able to effectively integrate or realize the expected benefits of acquisitions or strategic transactions, which may adversely affect our ability to achieve our growth and business objectives. • Our international operations and expansion expose us to several risks. • Regulatory, legislative or self-regulatory developments regarding internet or online matters could adversely affect our ability to conduct our business. • Our ability to generate revenue depends on our collection of significant amounts of data from various sources, which may be restricted by consumer choice, clients, publishers and retail partners, browsers or other software, changes in technology, and new developments in laws, regulations and industry standards. 3 All references in this section to “you” are to the readers of the Management Report

CRITEO.COM • We operate in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful. Our historical growth rates may not be indicative of our future growth, and we may have difficulty sustaining profitability. • We derive a significant portion of our revenue from companies in the retail, travel and classified industries, and any downturn in these industries or any changes in regulations affecting these industries could harm our business. • We face intense competition for employee talent, and if we do not retain and continue to attract highly skilled talent or retain our senior management team and other key employees, we may not be able to achieve our business objectives. • As we expand the market for our solutions, we may become more dependent on advertising agencies as intermediaries, which may adversely affect our ability to attract and retain business. • Our future success will depend in part on our ability to expand into new industry verticals. • Our future success will depend in part on our ability to expand into new advertising channels. • We experience fluctuations in our results of operations due to a number of factors, which make our future results difficult to predict and could cause our operating results to fall below expectations or our guidance. • Our business involves the use, transmission and storage of personal data and confidential information, and the failure to properly safeguard such information could result in significant reputational harm and monetary damages. • If we are unable to protect our proprietary information or other intellectual property, our business could be adversely affected. • Failures in the systems and infrastructure supporting our solutions and operations, including as we scale our offerings, could significantly disrupt our operations and cause us to lose clients. • Our business may suffer if it is alleged or determined that our technology or another aspect of our business infringes the intellectual property rights of others. • Our inability to use software licensed from third parties, or our use of open source software under license terms that interfere with our proprietary rights, could disrupt our business. • The market price for the ADSs has been and may continue to be volatile or may decline regardless of our operating performance. • Actions of activist shareholders could impact the pursuit of our business strategies and adversely affect our results of operations, financial condition, or share price. • We may need additional capital in the future to meet our financial obligations and to pursue our business objectives. Additional capital may not be available on favorable terms, or at all, and may contain restrictions which could compromise our ability to meet our financial obligations and operate and grow our business. • Our business could be negatively impacted by the activities of hedge funds or short sellers. • We do not currently intend to pay dividends on our securities and, consequently, the ability to achieve a return on your investment will depend on appreciation in the price of the ADSs. In addition, French law may limit the amount of dividends we are able to distribute. • Our by-laws and French corporate law contain provisions that may delay or discourage a sale of the Company. • You may not be able to exercise your right to vote the ordinary shares underlying your ADSs. • Your right as a holder of ADSs to participate in any future preferential subscription rights or to elect to receive dividends in shares may be limited, which may cause dilution to your holdings.

CRITEO.COM • You may be subject to limitations on the transfer of your ADSs and the withdrawal of the underlying ordinary shares. • U.S. investors may have difficulty enforcing civil liabilities against our Company and directors and senior management. • The rights of shareholders in companies subject to French corporate law differ in material respects from the rights of shareholders of corporations incorporated in the U.S. • In periods of macroeconomic and geopolitical uncertainty beyond our control, businesses may delay or reduce their spending on advertising, which may expose us to the credit risk of some of our clients and adversely affect our business, financial condition, results of operations and/or cash flows. • Our failure to maintain certain tax regimes applicable to French technology companies may adversely affect our results of operations. • We are a multinational organization facing increasingly complex tax issues in many jurisdictions, and new taxes or laws, or revised interpretations thereof, that may negatively affect our results of operations. • If we fail to maintain an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of ADSs may be adversely impacted. • U.S. holders of our ADSs may suffer adverse tax consequences if we are treated as a "passive foreign investment company" for U.S. federal income tax purposes. • If a U.S. holder is treated as owning at least 10% of our ADSs, such person may be subject to adverse U.S. federal income tax consequences.

CRITEO.COM Research and development activities Main investments in 2024 The Group invested €26.2 million in tangible assets. The increase in tangible assets mainly includes server equipment in the French, U.S. and Japanese subsidiaries where the Group’s data centers are located. R&D activities Criteo invests substantial resources in research and development to conduct fundamental research on artificial intelligence, machine-learning models, enhance the algorithms in Criteo AI Engine, develop new features and solutions, conduct quality assurance testing, improve our core technology and enhance our technology infrastructure. The Group's workforce exclusively dedicated to the research and development activities was 1,104 employees at the end of 2024 (or 31% of the Group's work force), of which 593 are employed by Criteo Technology. The total research and development costs and expenses recorded for the fiscal year amounted to €247.8 million. Foreseeable changes and outlook The Group’s strategy is based on strengthening its core business and accelerating the development of its existing and future new solutions. SIGNIFICANT INVESTMENTS MADE DURING THE YEAR 2024 IN COMPANIES WITH A SOCIAL HEADQUARTER IN FRANCE No significant investment was made in companies with a social headquarter in France during the year 2024. Net income allocation Company net income allocation We propose to allocate the €20.3 million loss for the year ended December 31, 2024 to retained earnings. Non-deductible tax expenses Pursuant to Article 223 quarter of the French General Tax Code, please note that there is no sumptuary expenditures nor non-deductible expenses as defined in Article 39-4 of such Code recognized as of December 31, 2024. Information on dividends paid In accordance with applicable law, the Company has not paid out any dividends for the past three fiscal years.

CRITEO.COM Loans of less than three years agreed by the Company We inform you that the Company did not agree any loans of less than three years, indirectly related to its principal activity, to any very small, small or medium size companies with which it has a commercial relationship to justify such loans. Company’s share capital Employee Share Ownership As of the last day of the fiscal year: • the proportion of capital represented by shares owned by employees or officers (dirigeants) of the company or of affiliated companies within the meaning of article L. 225-180 of the French Commercial Code, subject to PEE or FPCE joint management, calculated pursuant to Article L. 225-102 of the French Commercial Code, was nil. • free shares held directly by employees or officers (dirigeants) pursuant to Article L. 225-197-1 of the French Commercial Code represented 4.12% of the share capital. Stock options In accordance with Article L. 225-184 of the French Commercial Code, the Board of Directors provides information in its special report on transactions carried out by virtue of the provisions of Articles L. 225-177 to L. 225-186 of the French Commercial Code involving grants of options to subscribe for or purchase shares. Free shares or Restricted Stock Units (RSUs) In accordance with Article L. 225-197-4 of the French Commercial Code, the Board of Directors provides information in its special report on transactions carried out by virtue of Articles L. 225-197-1 to L. 225-197-3 of the French Commercial Code involving grants of free shares or Restricted Stock Units (RSUs).

CRITEO.COM Acquisition by the Company of its own shares Purchase of shares in accordance with article L. 225-208 of the French Commercial Code In accordance with the provisions of article L. 225-211 al 2 of the French commercial code, we hereby report the purchase by the Company of its own shares in accordance with the provisions of article L. 225-208 of the French Commercial Code during fiscal year 2024, for the purposes of restricted stock units (RSUs) (in accordance with the provisions of article L. 225-197-1 to L. 225-197-3 of the French Commercial Code) granted (or to be granted) by the Company to the employees and/or officers within the group. • Number of shares purchased during fiscal year 2024: 983,646 • Average purchase price : €41.30 (corresponding to $45.08)3F 4 • Amount of the negotiation fees : €3,164 (corresponding to $3,436)4F 5 As a result of the above, the number of shares purchased in accordance with article L.225-208 of the French Commercial Code registered in the name of the Company as of December 31, 2024 amounts to 983,646 shares with a nominal value of €0.025 each, representing 2% of the share capital as of December 31, 2024 and of a total accounting value of €40.6 million (corresponding to $44.3 million ) according to an average purchase price of $45.08 (corresponding to €41.30)5F 6 Purchase of shares in accordance with article L. 225-209-2 of the French Commercial Code In accordance with the provisions of article L. 225-211 al 2 of the French Commercial Code, we hereby report the purchase by the Company of its own shares in accordance with the provisions of article L. 225-209-2 of the French Commercial Code during fiscal year 2024, for their allocation: • within two (2) years from their purchase date, as payment or in exchange for assets acquired by the Company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction, or, • within one (1) year from their purchase date, to serve stock option plans, free share plans, profit sharing plans and other allocations to employees and officers of the Company and of its affiliates; or, • within five (5) years of their purchase, to shareholders who notify the Company of their intention to acquire them at an offer to sell organized by the Company itself within three (3) months of each annual ordinary shareholders’ meeting, or • to any further purpose as may be authorized by the law when this delegation shall be used by the Board of Directors. Number of shares purchased during fiscal year 2024 : • 1,858,177 shares have been repurchased for the purpose of fulfilling obligations related to stock option programs, free share issues, employee savings plans or other allocations of shares to employees and officers of the Company or its affiliates, and 4 On the basis of an average exchange rate of 1.0922 during the purchase period of June 14th to September 9th 5 On the basis of an average exchange rate of 1.0922 during the purchase period of June 14th to September 9th 6 On the basis of an average exchange rate of 1.0922 during the purchase period of June 14th to September 9th

CRITEO.COM • 3,134,941 shares have been repurchased for the purpose of allocating such shares as payment or in exchange for assets acquired by the Company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction. • Average purchase price : €33.59 (corresponding to $36.10) 6F 7 • Amount of the negotiation fees : €42,960 (corresponding to $46,181) 7F 8 • As a result of the above, the number of shares registered in the name of the Company as of December 31, 2024 amounts to 2,483,771 shares with a nominal value of €0.025 each, representing 4% of the share capital as of December 31, 2024 and of a total accounting value of €86.3 million (corresponding to $92.5 million). Information on payment terms In accordance with Article L. 441-6-1 of the French Commercial Code, the Appendix B presents the information on payment terms for trade payables and trade receivables. 7 On the basis of an average exchange rate of 1.0811 during the purchase period of March 4th to December 31st 8 On the basis of an average exchange rate of 1.0811 during the purchase period of March 4th to December 31st

CRITEO.COM Employees Allocation of Group employees As of December 31, 2024 the Group had a total of 3,507 active employees. The headcount by geography is as follows: Entity Number of Active Employees Criteo SA (France) 19 Criteo Ltd (U.K) 93 Criteo Corp. (USA) 654 Criteo France S.A.S. (France) 40 Criteo GmbH (Germany) 149 Criteo Korea Ltd (Korea) 59 Criteo Nordics AB (Sweden) 3 Criteo B.V. (Netherlands) 18 Criteo K.K. (Japan) 113 Criteo do Brasil Desenvolvimento De Serviços De Internet LTDA. (Brazil) 76 Criteo Australia Pty Ltd (Australia) 22 Criteo Srl (Italy) 19 Criteo Advertising (Beijing) Co., Ltd. (China) 16 Criteo Singapore PTE. LTD. (Singapore) 49 Criteo LLC (Russia) 1 Criteo España, S.L. (Spain - Madrid) 13 Criteo Europa MM, S.L. (Spain- Barcelona) 607 Criteo MEA FZ – LLC (Dubai) 10 Criteo Reklamcilik Hzimetleri ve Ticaret A.Ş. (Turkey) — Criteo Canada Corp. (Canada) 43 Criteo India Private Limited (India) 271 Doobe In Site Ltd (Israel) 34 Criteo Technology S.A.S. (France) 911 Iponweb Labs Limited (Cyprus) 194 Iponweb Labs LLC (Armenia) 76 Iponweb GmbH (Germany) — Iponweb Inc. (USA) — Criteo Technology SRL (Romania) 17 Total Active Employees 3,507

CRITEO.COM Please note that entities not mentioned in the table above are entities where there is no headcount as of December 31, 2024. Non-financial performance report The non-financial performance report presented in Appendix D of this management report takes into account the significant contribution of the Labor Act of August 8, 2016 which, in its article 37, enriched the CSR report in social matters by inserting a statement of the collective agreements concluded in the Company and their impact on the economic performance of the Company as well as on the working conditions of the employees. Report on the corporate governance of the Company Information about corporate officers LIST OF MANDATES HELD BY CORPORATE OFFICERS In accordance with the provisions of Article L. 225-37-4 of the French Commercial Code, the following table lists the offices and functions held by corporate officers in any company during the 2024 fiscal year: Name Positions Other mandates Megan Clarken Chief Executive Officer Capgemini SE, Director Rachel Picard Chairwoman of the Board of Directors Axa SA, Director Rocher Participations SAS, member of the supervisory board Laboratoire de Biologie Végétale Yves Rocher SA, Director Adoxa Finance SAS, President Proxima OPCO, Chairwoman (since September 2024) Hubert Dubosc de Pesquidoux Director HDP Consulting, President Rimor LLC (US LLC), Manager Sequans Communications, Director and Chairman of the audit committee Siris Capital, Executive partner Tarana Wireless, Director and Chairman of the audit committee Mavenir Systems Inc., Executive Chairman James Warner Director (until June 25, 2024) Third Floor Enterprises, Principal Edmond Mesrobian Director None

Name	Positions	Other mandates
Nathalie Balla	Director	New R SAS, General Manager
		Edenred SE, Director
		BCR SAS, General Manager
		IDI, representative of BM Investissement on the Supervisory Board
Marie Lalleman	Director	External Advisor Global Network of Bain & Company, Member
		Payfit SAS, Director
		PATRIZIA SE, Director and Chairwoman of the Nomination and Remuneration committee (until July 2024)
		Lalleman Group SASU, President
		SCI Domaine du Devez, Manager (*Gérante*)
		Vusion Group, Advisory Board Member
		Trainline plc, Director
Frederik van der Kooi	Director	Steller, Director
		OfferUp, Director
		Fellows Fund, Venture Partner (since November 2024)
Ernst Teunissen	Director (since June 25, 2024)	Printful LLC, Director
		Threestone Ventures LLC, Manager
		Marhar LLC, Manager
		Marcen LLC, Manager
		Lanmas LLC, Manager
		Just Eat Takeaway, Member of the Supervisory Board

Pursuant to Articles L. 225-185 paragraph 4 and L.225-197-1, II paragraph. 4 of the French Commercial Code, the Board of Directors has set at 1% the percentage of (i) shares resulting from the exercise of stock options and (ii) free shares (RSUs) granted by the Board of Directors, which shall be kept in registered form by the corporate officers under such an obligation (*i.e.*, Chairperson of the Board of Directors and Chief Executive Officer) until the termination of their office.

COMPANY GENERAL GOVERNANCE

Since November 25, 2019, the duties of the Chairperson of the Board of Directors and of the Chief Executive Officer (*directeur général*) are separated. Rachel Picard is the Chairwoman of the Board of Directors since July 28, 2020. Megan Clarken has served as the Chief Executive Officer (*directeur général*) and a member of the Board of Directors since August 27, 2020. During the year 2024, the Company announced that Megan Clarken would retire after

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CRITEO.COM completion of a search process for her successor and a transition period. Effective February 15, 2025, Michael Komasinski was appointed Chief Executive Officer and a member of the Board of Directors. Authorizations to increase the Company’s share capital In accordance with the provisions of Article L. 225-100 of the French Commercial Code, the table in Appendix C summarizes the delegations of authority and powers granted by the General Shareholders’ meeting to the Board of Directors for capital increases pursuant to Articles L. 225-129-1 and L. 225-129-2 of said Code.

CRITEO.COM Appendix Appendix A 1 - Five Year Company’s Financial Results Amounts in million of Euros 2020 2021 2022 2023 2024 Year-end capital Company capital €1.7 €1.6 €1.6 €1.5 €1.4 Number of ordinary shares 66,272,106 65,883,347 63,248,728 61,165,663 57,744,839 Number of shares with priority dividends Maximum number of shares to create: - by converting bonds - by subscription rights Operations and results Sales revenue (excluding taxes) € 16.9 € 26.7 € 25.3 € 36.0 € 55.7 Earnings before taxes, profit-sharing, allocations for amortization, depreciation, and provisions € 174.8 € 99.3 € (37.8) € (43.0) € 37.7 Tax on profits € (4.1) € (3.2) € (7.7) € (4.9) € (7.3) Profit-sharing with employees € — € — Earnings after taxes, profit-sharing, allocations for amortization, depreciation, and provisions € 80.5 € 75.3 € (123.1) € 14.9 € (20.3) Distributed earnings Earnings per share Earnings after taxes, profit-sharing, before [sic] allocations for amortization, depreciation, and provisions 3 2 - 1 -1 1 Earnings after taxes, profit-sharing, allocations for amortization, depreciation, and provisions 1 1 - 2 — — Dividends paid Payroll Average number of employees 902 868 20 24 19 Amount of payroll € 82.8 € 81.0 € 4.4 € 4.4 € 2.7

Amount paid out in company benefits (Soc. Sec. Works) net of transferred social expenses	€ 42.1	€ 49.8	€ 9.4	€ 4.0	€ 3.5

Appendix A 2 – Five Year Group Financial Performance Summary

In millions of euros	2020	2021	2022	2023	2024
Revenue	€ 1,816.4	€ 1,905.8	€ 1,919.0	€ 1,802.5	€ 1,786.8
Net income (loss), group share	€ 63.6	€ 113.2	€ 9.3	€ 44.2	€ 109.8

Appendix B - Information on payment terms

Article D.441 I-1° : received and not paid invoices with a payment term before the closing date

Euros	0 day	1 to 30 days	31 to 60 days	61 to 90 days	More than 91 days	Total (more than 1 day)
(A) Payment delay						
Number of invoices	1652					501
Total amount of invoices (with VAT) in Euros	€47,888,973	€1,266,133	€822,088	€597,817	€1,697,297	€4,383,335
Percentage of the external costs total amount	13.8 %	0.4 %	0.2 %	0.2 %	0.5 %	1.3 %
(B) Excluded invoices related to unrecorded liabilities						
Number of excluded invoices	0					
Total amount of excluded invoices in Euros	0					
(C) Reference payment terms (contractual ou legal – article L. 441-6 or article L. 443-1 of Commercial Code)						
Payment terms used to calculate payment delays	x Contractual payment terms : 60 days □ Legal payment terms :					

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Article D.441 I-2° : issued and not paid invoices with a payment term before the closing date

Euros	0 day	1 to 30 days	31 to 60 days	61 to 90 days	More than 91 days	Total (more than 1 day)
(A) Payment delay						
Number of invoices	1050					973
Total amount of invoices (with VAT) in Euros	€8,075,317	€30,444,450	€(4,498,996)	€989,329	€1,342,659	€28,277,442
Percentage of the total revenue	2.8 %	10.4 %	(1.5) %	0.3 %	0.5 %	9.7 %
(B) Excluded invoices related to unrecorded assets						
Number of excluded invoices	0					
Total amount of excluded invoices in Euros	0					
(C) Reference payment terms (contractual ou legal – article L. 441-6 or article L. 443-1 of Commercial Code)						
Payment terms used to calculate payment delays	x Contractual payment terms : from 30 to 60 days □ Legal payment terms :					

Appendix C – Table of authorizations granted to the Board of Directors with respect to share capital increases

Resolution	Purpose of the delegation	Expiry date	Use by the Board of Directors in 2024
Authorizations granted by the CGM of June 15, 2022			
CGM of June 15, 2022 (eighteenth resolution)	*Delegation of authority to the Board of Directors to increase the Company's share capital by issuing ordinary shares, or any securities giving access to the Company's share capital, while preserving the shareholders' preferential subscription rights.*	**08.15.2024** (26 months as from the CMG) This delegation expired on June 25, 2024, since a new delegation with the same object has been voted.	The Board of Directors did not use this authorization during the past fiscal year.

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CRITEO.COM Resolution Purpose of the delegation Expiry date Use by the Board of Directors in 2024 CGM of June 15, 2022 (nineteenth resolution Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, through a public offering, without shareholders’ preferential subscription rights. 08.15.2024 (26 months as from the CMG) This delegation expired on June 25, 2024, since a new delegation with the same object has been voted. The Board of Directors did not use this authorization during the past fiscal year. Authorizations granted by the CGM of June 13, 2023 CGM of June 13, 2023 (sixteenth resolution) Authorization to be granted to the Board of Directors to grant options to subscribe to new Company shares (OSAs) or options to purchase Company shares (OAAs). 08.13.2026 (38 months as from the CGM) The Board of Directors did not use this authorization during the past fiscal year. CGM of June 13, 2023 (seventeenth resolution) Authorization to be granted to the Board of Directors to grant free shares (RSUs) to employees of the Company and its subsidiaries. 08.13.2026 (38 months as from the CGM) This delegation expired on June 25, 2024, since a new delegation with the same object has been voted. The Board of Directors used this authorization during its meeting held on March 1, 2024, and April 25, 2024. See special report of the board of directors. CGM of June 13, 2023 (eighteenth resolution) Authorization to be granted to the Board of Directors to grant performance-based RSUs to executives and certain employees of the Company and its subsidiaries. 08.13.2026 (38 months as from the CGM) This delegation expired on June 25, 2024, since a new delegation with the same object has been voted. The Board of Directors used this authorization during its meeting held on March 1, 2024. See special report of the Board of Directors. CGM of June 13, 2023 (twentieth resolution) Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights. 12.13.2024 18 months as from the CGM This delegation expired on June 25, 2024, since a new delegation with the same object has been voted. The Board of Directors did not use this authorization during the past fiscal year. CGM of June 13, 2023 (twenty-first resolution) Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares or any securities giving access to the Company’s share capital through a public offering referred to in paragraph 1° of article L. 411-2 of the French Monetary and Financial Code, without shareholders’ preferential subscription rights. 08.13.2025 (26 months as from the CGM) The Board of Directors did not use this authorization during the past fiscal year.

CRITEO.COM Resolution Purpose of the delegation Expiry date Use by the Board of Directors in 2024 CGM of June 13, 2023 (twenty-second resolution) Delegation of authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase without preserving shareholders’ preferential subscription rights pursuant to the resolutions 20 and 21 of the CGM of June 13, 2023 (“green shoe”) 12.13.2024 (18 months as from the CGM) The Board of Directors did not use this authorization during the past fiscal year. CGM of June 13, 2023 (twenty-third resolution) Delegation of authority to the Board of Directors to increase the Company’s share capital through incorporation of premiums, reserves, profits or any other amounts that may be capitalized within the limit of a nominal amount of €158,122.82. 08.13.2025 (26 months as from the CGM) The Board of Directors did not use this authorization during the past fiscal year. CGM of June 13, 2023 (twenty-forth resolution) Delegation of authority to the Board of Directors to increase the Company’s share capital by way of issuing shares and securities giving access to the Company’s share capital for the benefit of members of a Company savings plan (plan d’épargne d’entreprise) 12.13.2024 (18 months as from the CGM) The Board of Directors did not use this authorization during the past fiscal year. Authorizations granted by the CGM of June 25, 2024 CGM of June 25, 2024 (fifteenth resolution) authorize the Board of Directors to grant time-based restricted stock units (“Time-Based RSUs”) to employees and corporate officers of the Company and employees of its subsidiaries 08.25.2027 (38 months as from the CGM) The Board of Directors used this authorization during its meeting held on July 24, 2024, October 24, 2024 and December 5, 2024. See special report of the Board of Directors. CGM of June 25, 2024 (sixteenth resolution) Authorize the Board of Directors to grant performance-based restricted stock units (“Performance-Based RSUs”) to employees and corporate officers of the Company and employees of its subsidiaries 08.25.2027 (38 months as from the CGM) The Board of Directors used this authorization during its meeting held on July 24, 2024. See special report of the board of directors. CGM of June 25, 2024 (eighteenth resolution) Delegate authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights 12.25.2025 (18 months as from the CGM) The Board of Directors did not use this authorization during the past fiscal year.

CRITEO.COM Resolution Purpose of the delegation Expiry date Use by the Board of Directors in 2024 CGM of June 25, 2024 (nineteenth resolution) Delegate authority to the Board of Directors to increase the Company’s share capital by way issuing ordinary shares or any securities giving access to the Company’s share capital, while preserving the shareholders’ preferential subscription rights 08.25.2026 (26 months as from the CGM) The Board of Directors did not use this authorization during the past fiscal year. CGM of June 25, 2024 (twentieth resolution) Delegate authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, through a public offering (excluding offers covered by paragraph 1° of article L. 411-2 of the French Monetary and Financial Code), without shareholders’ preferential subscription rights 08.25.2026 (26 months as from the CGM) The Board of Directors did not use this authorization during the past fiscal year. CGM of June 25, 2024 (twenty-first resolution) Delegate authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase with or without preserving shareholders’ preferential subscription rights pursuant to the eighteenth resolution, the nineteenth resolution and the twentieth resolution of the CGM of June 25, 2024 (“green shoe”) 08.25.2026 (26 months as from the CGM) The Board of Directors did not use this authorization during the past fiscal year. CMG of June 25, 2024 (twenty-second resolution) Delegate authority to the Board of Directors to increase the Company’s share capital by way of issuing shares and securities giving access to the Company’s share capital for the benefit of members of a Company savings plan (plan d’épargne d’entreprise), without shareholders' preferential subscription right 12.25.2025 (18 months as from the CGM) The Board of Directors did not use this authorization during the past fiscal year. Appendix D – Non-Financial Performance Statement for the year 2024

CRITEO.COM Non-Financial Performance Statement 2024 CRITEO'S CORPORATE SOCIAL RESPONSIBILITY REPORT FEBRUARY 2025

CRITEO.COM Contents Introduction .......................................................................................................................................................... 37 Message From the Chairwoman of the Board, Rachel Picard ............................................................................. 37 About This Report – Process for Elaborating the Corporate Social Responsibility (“CSR”) Report ..................... 39 About This Report – Disclaimer........................................................................................................................... 40 About Criteo ........................................................................................................................................................ 42 Our Activities and Business Model .................................................................................................................. 42 Our Corporate Governance.............................................................................................................................. 45 Our Culture and Values .................................................................................................................................... 46 Our Approach to CSR ....................................................................................................................................... 48 Our Awards and Recognitions .......................................................................................................................... 58 Environment ......................................................................................................................................................... 59 II. Reduce Criteo's Environmental Impact ........................................................................................................... 59 1. Criteo's Approach in Addressing Climate Change ........................................................................................ 59 2. Environmental Impact of Data Centers and Hardware ................................................................................ 63 4. Product Sustainability .................................................................................................................................. 67 5. Other Environmental Impacts ...................................................................................................................... 68 Social ..................................................................................................................................................................... 71 III. Supporting People Development and Talent Initiatives ................................................................................. 72 1. Headcount.................................................................................................................................................... 72 2. Recruitment and Terminations .................................................................................................................... 75 3. Compensation and Benefits ......................................................................................................................... 76 4. Safety and Well-being at Work .................................................................................................................... 77 5. Skills Management and Development ......................................................................................................... 80 IV. Employee Relations, Inclusion, and Diversity at Work ................................................................................... 86 1. Employee Relations ...................................................................................................................................... 86 2. Diversity, Inclusion, and Equal Opportunities .............................................................................................. 88 V. Sustainable Relationship with Clients and End-users .................................................................................... 104

CRITEO.COM 1. Dialogue with Clients ................................................................................................................................. 104 2. Ethics in Our Ads ........................................................................................................................................ 104 3. Data Privacy and Information Security ...................................................................................................... 106 Governance......................................................................................................................................................... 109 VI. Operating Responsibly ................................................................................................................................. 111 1. Code of Business Conduct & Ethics ............................................................................................................ 111 2. Global Tax Compliance ............................................................................................................................... 112 3. Anti-Corruption .......................................................................................................................................... 113 4. Whistleblowing and Alert Mechanisms ..................................................................................................... 114 Appendix ............................................................................................................................................................. 115 CSRD Concordance Table .................................................................................................................................. 115 UNSDGs Concordance Table ............................................................................................................................. 119 TCFD Concordance Table ................................................................................................................................... 121 SASB Concordance Table ................................................................................................................................... 124 Methodological Note ........................................................................................................................................ 126

CRITEO.COM Introduction Message From the Chairwoman of the Board, Rachel Picard The driving force that unites Criteo employees is our mission to bring richer experiences to every consumer by empowering the world's marketers and media owners with trusted and impactful advertising. This mission not only guides the way we do business with our clients, but also the way we consider the world around us—and our Corporate Social Responsibility ("CSR") report reflects our commitment to improving advertising for the greater good. In 2024, we released our first-ever Global Environmental Policy, outlining our commitment to environmental stewardship, and we became the first company in our industry to have our carbon emissions reduction targets approved by the Science Based Target Initiative ("SBTi"). An extended group of Senior Leaders (including the Leadership Team) took part in an immersive workshop on climate strategy, aimed at empowering them to champion environmental sustainability. This initiative framed sustainability as both a corporate responsibility and a business opportunity, equipping leaders to proactively incorporate it into their strategic decision-making and daily operations. These initiatives were overseen by our Global Sustainability Committee who ensure that sustainability is prioritized with the highest levels of governance and accountability. We adopted the Task Force on Climate-Related Financial Disclosures ("TCFD") framework to provide clear and detailed information about our approach to managing climate- related risks and opportunities. Additionally, we participated in the CDP 8F 9 Climate Change Questionnaire, as part of our dedication to transparent decision-making and accountability in addressing climate change. Our people remain at the core of the company, with their well-being and development being our top priority. We developed and implemented a robust Health, Safety, Environmental, and Physical Security ("HSEPS") Management System, aligned with internationally recognized ISO standards, to ensure a consistent approach across all our operations worldwide. Together, we are committed to safeguarding our people, enhancing our operations, and making a positive contribution to the communities and environments where we operate. While volunteering has long been part of Criteo's culture, the formal launch of the Criteo Giving Committee this year marked a significant step in scaling and structuring our efforts. Supported by regional leaders and champions, this global framework has enabled us to drive meaningful initiatives across EMEA, Americas and APAC, uniting employees around key causes such as environmental sustainability, education, and food security. By introducing region-specific leaders, we have further enhanced our ability to adapt to local needs while maintaining a cohesive and impactful global approach. In 2024, we garnered many achievements that highlight Criteo's dedication to fostering diversity, equity and inclusion, namely the Gold Medal for Diversity and Inclusion Employer of the Year, Diversity and Inclusion Employer of the Year at the Women in Tech Global Awards 2024 and the Global Diversity, Equity and Inclusion Commitment Award at Ragan's CSR & Diversity Awards 2024. 9 Carbon Disclosure Project, an international non-profit organization that helps companies, cities, states, regions and public authorities disclose their environmental impact.

CRITEO.COM We’re incredibly proud of the strides we’ve made again this year to position Criteo as a sustainable leader in the AdTech industry, and we’re excited for Criteo to continue these efforts under the leadership of our new CEO, Michael Komasinski. We’re ready to propel ourselves into 2025 with a strong focus on doing the right thing to make a positive impact for our organization, society and the planet. Rachel Picard

CRITEO.COM About This Report – Process for Elaborating the Corporate Social Responsibility (“CSR”) Report Corporate Social Responsibility (“CSR”) has always been a part of who we are, long before Criteo issued its first annual CSR Report (the "CSR Report" or "Report") in 2016. We are proud of our culture that empowers our people to drive positive change. As Criteo advances toward ambitious commitments, CSR is deeply integrated into our values and actions across the organization. Our employees' deep commitment is the driving force behind our success in achieving our Diversity, Equity, and Inclusion (“DEI”), ethics, and environmental goals. These objectives shape our future growth and define the value we aim to create for society. We are excited to share our progress in this Report. Beyond describing Criteo's CSR strategy, the Report highlights the progress we achieved in 2024. Compliant with Article L.225-102-1 of the French Commercial Code, it aligns with leading non-financial reporting standards, including the Sustainability Accounting Standards Board ("SASB") 9F 10. The 2024 Report's structure anticipates the forthcoming Corporate Sustainability Reporting Directive ("CSRD")10F 11 requirements, applicable to Criteo starting in the fiscal year ending December 31, 2025. It incorporates elements of the European Sustainability Reporting Standards ("ESRS"). Additionally, we are actively aligning our climate-related disclosures with the Task Force on Climate-Related Financial Disclosures ("TCFD") recommendations, reinforcing our commitment to comprehensive and transparent reporting. This Report is established following a standardized annual process that starts with a materiality analysis 11F 12 to identify key CSR topics for the Company. We then conduct interviews with internal stakeholders to capture detailed insights on yearly progress and achievements. The process ends with the consolidation of full-year data, analysis and commentary, which is then reviewed by key stakeholders across the organization. Finally, this Report undergoes an external audit by an independent third party. In this Report, Criteo S.A. is referred to as the parent company and together with its subsidiaries, collectively, as "Criteo," the "Company," the "Group," or "we.” For more information regarding the Report process, see "Methodological Note" at the end of this document. 10 See Concordance Table with SASB standards in the Appendix. 11 Directive (EU) 2022/2464 of the European Parliament and of the Council of 14 December 2022 amending Regulation (EU) No 537/2014, Directive 2004/109/EC, Directive 2006/43/EC, and Directive 2013/34/EU, as regards corporate sustainability reporting. 12 A materiality analysis is a process that enables a business to identify their most important areas to focus on so that they can be highlighted as a priority, as well as to understand which are of most concern to stakeholders and how they impact the business model (and vice versa).

CRITEO.COM About This Report – Disclaimer This Report covers our business and does not address the performance or operations of our suppliers, our contractors, or our partners, unless otherwise noted. The goals and projects described in this Report are aspirational; as such, no guarantees or promises are made that these goals and projects will be met or successfully executed. Furthermore, data, statistics and metrics included in this Report are reviewed by an independent third-party, including a review of the key indicators. They continue to evolve and may be based on assumptions believed to be reasonable at the time of preparation but should not be considered guarantees or subject to future revision. This Report uses certain terms including "material" and "materiality" to reflect the issues or priorities of Criteo and its stakeholders. Used in this context, however, these terms are distinct from, and should not be confused with, the terms "material" and "materiality" as defined by or construed in accordance with U.S securities or other laws and regulations as used in the context of external financial statements and reporting. This Report, which speaks only as of its date, is not comprehensive, and for that reason, this Report should be read in conjunction with our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission ("SEC"), particularly the "Special Note Regarding Forward- Looking Statements" and "Risk Factors" sections, and our most recent Proxy Statement, all of which can be found here. Statements of future events or conditions in this Report, including those that concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words "anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “is designed to,” “may,” “might,” “objective,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or the negative of these and similar expressions, are forward-looking statements. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others: macroeconomic conditions, including inflation and fluctuating interest rates that have impacted our business, financial condition, cash flow and results of operations; failure related to our technology and our ability to innovate and respond to changes in technology, uncertainty regarding our ability to access a consistent supply of internet display advertising inventory and expand access to such inventory, including without limitation uncertainty regarding the timing and scope of proposed changes to and enhancements of the Chrome browser announced by Google, investments in new business opportunities and the timing of these investments, whether the projected benefits of acquisitions materialize as expected, uncertainty regarding international growth and expansion (including related to changes in a specific country's or region's political or economic conditions), the impact of competition, uncertainty regarding legislative, regulatory or self-regulatory developments including regarding environment and data privacy matters and the impact of efforts by other participants in our industry to comply therewith, the impact of consumer resistance to the collection and sharing of data, our ability to access data through third parties, failure to enhance our brand cost-effectively, recent growth rates not being indicative of future growth, our ability to manage growth, potential fluctuations in operating results, as well as risks related to future opportunities and plans, including the uncertainty of expected future results and the risk factors in the “Risk Factors” section of our most recent Annual

CRITEO.COM Report on Form 10-K and those set forth from time-to-time in other filings by the Company with the SEC, available through our website or through the SEC's Electronic Data Gathering and Analysis Retrieval (EDGAR) system here. Pursuant to Article L. 225-102-1 of the French Commercial Code, our Statutory Auditor Deloitte's review at consolidated level of the CSR Report (“declaration de performance extra-financière”) attached to the management report (“rapport de gestion”) is threefold: 1° Understanding the context: • Understanding the business activity of the Group, the report on the main social and environmental risks relating to those activities, together with the subsequent policies and their results • Assessing the suitability of the procedures used to prepare the CSR Report to ensure relevance, completeness, reliability, neutrality and clarity of the information provided therein 2° Statement compliance review: • Making sure that all information concerning social and environmental issues that needs to be included is effectively included • Verifying that are included the business model and the main risks relating to the activities of the Group and assessing the process of selecting and validating the risks 3° Review of the fair representation of certain non-financial information: • Assessing the collection process of information ensures fair presentation of policy results, including key performance indicators (“KPI”) • For key indicators as well as selected qualitative information that our independent third-party reviewer deems significant, (i) verifying proper consolidation of collected data and consistency of trends, and (ii) carrying out substantive tests, on a sampling basis, designed at verifying proper application of definitions and procedures, and reconciling data with supporting documents • Consulting documentary sources and conducting interviews to corroborate the qualitative information that it deems most significant

CRITEO.COM About Criteo OUR ACTIVITIES AND BUSINESS MODEL Founded in 2005, Criteo S.A. is a French technology company, headquartered in Paris and listed on the Nasdaq Stock Market with a global presence. In 2007, we began our commercial activities in France and have since expanded our business into Western Europe, North America, and the Asia-Pacific region. Several acquisitions over the years, such as HookLogic Inc. in 2016, Mabaya in 2021 and Iponweb in 2022 have supported the company's growth and allowed us to steadily expand our offering and market presence. Description of main activities, products, and services: Criteo is the global Commerce Media company that enables marketers and media owners to drive better commerce outcomes. We leverage commerce data and artificial intelligence ("AI") to connect e-commerce, digital marketing and media monetization to reach consumers throughout their shopping journey. Our vision is to bring richer experiences to every consumer by supporting a fair and open internet that enables discovery, innovation, and choice – powered by trusted and impactful advertising. We enable brands', retailers' and media owners' growth by providing best-in-class marketing and monetization services and infrastructure on the open Internet, driving approximately $31 billion of commerce outcomes for our customers – in the form of product sales for retailers, brands and marketers and advertising revenues for media owners. During 2024, we operated in 108 countries. The Criteo Commerce Media Platform: We have undergone a profound transformation, evolving beyond our previous identity as a multi-solution Commerce Media platform provider. Today, we are focused on delivering more specialized, innovative solutions that better serve the needs of our clients in an increasingly dynamic market. The Criteo Commerce Media Platform is the only unified platform that directly connects advertisers with retailers and publishers on the open internet. We offer marketers and media owners a single platform for first-party data-based marketing and monetization. Our platform provides a holistic suite of AI-powered solutions, leveraging the world's largest set of commerce data to predict outcomes and deliver targeted ads throughout the buyer journey—from discovery to purchase. Our technology is optimized to drive trusted and impactful business outcomes efficiently for our brand, retailer, and media owner clients. These include, for example, driving discovery of our clients' brand, products and points of purchase, enabling effective customer acquisition and engagement in their commerce environments and ultimately increasing volume of product sales, and increasing post sale loyalty and lifetime value. For media owner and retailer monetization, this includes driving advertising revenue and yield by monetizing their data and audiences with consumer brands both directly and through indirect demand partners. Our Solutions: On the demand side: • Commerce Max is a Commerce self-service Demand Side Platform ("DSP") for brands and agencies, enabling media planning, and buying on retailer and open internet inventories, all with closed-loop product- level conversion measurement. • Commerce Growth is a powerful, self-service performance marketing tool used by direct-to-consumer brands and their agencies to acquire and retain customers. It includes full-funnel Commerce Audience

CRITEO.COM targeting from brand and product discovery in the upper funnel to traffic and customer acquisition in the mid-funnel, and retargeting and retention in the lower funnel. Commerce Audiences leverage our large- scale commerce data and AI-powered audience modelling technology to find shoppers who are likely to respond well to newly discovered brand offers or are already in-market for a given product or service. • Commerce Go is Criteo's highly automated and next generation Commerce Growth tool set which allows advertisers to create and launch an optimally configured in five clicks. On the supply side: • Commerce Yield is a suite of monetization solutions giving retailers and marketplaces full control to achieve maximum monetization of their digital assets through inventory and data management, packaging, and in- depth insights. • Commerce Grid is a Commerce Supply Side Platform ("SSP") for media owners and access from agencies through the DSP of their choice. Challenges, trends, and opportunities: Criteo is now a multi-solution Commerce Media Platform provider. The Criteo Commerce Media Platform is the only unified platform that directly connects advertisers with retailers and publishers on the open internet. We offer marketer and media owner clients a single platform for first-party data-based marketing and monetization, that provides a holistic suite of solutions, powered by AI technology and activates the world’s largest set of commerce data to predict outcomes and deliver targeted ads throughout the buyer journey, from discovery to purchase. We will also continue to evaluate and execute on acquisitions, with a critical assessment on technologies and businesses that have the potential to accelerate our Commerce Media Platform strategy by enhancing, complementing, or expanding our strategic capabilities. These include our technology, marketing, monetization solutions, go-to-market, and Research & Development ("R&D") teams. Key criteria for acquisitions include demonstrated revenue traction and a proven value proposition for clients and partners. Our entrepreneurial culture, growth opportunity, global scale, financial profile, strong brand, and market position enable us to attract potential partners and acquisitions. Key inputs and assets for Criteo: Our clients: Our client base is serviced through a combination of direct and indirect approaches, including through brand agencies for large clients, and through performance agencies and resellers for midmarket clients. These companies range from large, global, and diversified commerce companies to mid-sized regional companies. With Criteo Retail Media, we also serve consumer brand manufacturers, which we refer to as "consumer brands" or "consumer brand clients". At the end of 2024, we had direct relationships with approximately 40% of our clients and the remaining 60% were held with advertising agencies or other third-parties on the Criteo Performance Media Solutions side of the business. Meanwhile, 33% of our Criteo Retail Media revenue came from agencies. As of December 31, 2024: • We served approximately 17,000 clients. • We delivered 2 trillion targeted digital advertisements ("ads"). • We had exposure to over $1 trillion in online sales transactions on our clients' digital properties.

CRITEO.COM • Our average client retention rate, which is measured on a quarterly basis, has been approximately 90% since 2011. Employees and Human Capital Management: The well-being and success of our workforce come first, as we are driven by our core values of being “Open, Together, Impactful”. Our compelling employee value proposition, competitive compensation packages, and vibrant culture are essential in our ability to attract and retain talent. We are committed to offering an environment where employees are ensured equal job opportunities and have a chance for advancement. All human capital management initiatives are overseen by the Board of Directors, confirming the importance of this topic to Criteo. As of December 31, 2024: • We had 3,54112F 13 employees globally. • 41% of our employees were women (1,449 women out of 3,541 employees). • Over 24,46813F 14 hours of training were delivered to our employees. Infrastructure: Our ability to execute depends on our highly sophisticated software and hardware infrastructure. Our global infrastructure is divided into three independent geographic zones: the Americas, Asia-Pacific ("APAC"), Europe, Middle East, and Africa ("EMEA"). In each of these geographic regions, our services are delivered through data centers ("DCs") that support each respective region. We generally rely on more than one data center in any given region, and within large regions, the DCs are strategically placed in close proximity to our clients, publishers, and users. We use multi-layered security controls to protect the Criteo AI Engine and our data assets. The environmental performance of our DCs has also become a key criterion when selecting providers, and we aim to keep reducing the carbon footprint of our infrastructure and overall activities in future years. As of December 31, 2024, our global infrastructure includes: • Approximately 36,500 servers spread through eleven processing data centers (and three network Points of Presence), which comprises 3,700 servers hosting 1.44 million processing cores, and which, altogether, has a storage capacity exceeding 260 petabytes and 1.8 petabytes of random-access memory. • 100% of the CO2 emissions linked to data centers use are offset, either directly by the data center providers or through Criteo's own purchasing of Renewable Energy Certificates ("REC"). Research & Development: We invest substantial resources in research and development to maintain our leading position in Commerce Media. Aside from the walled garden platforms, we have one of the largest R&D teams in the AdTech industry and our Criteo AI Lab pioneering innovations in computational advertising. Our engineering group is primarily located in research and development centers in France, US, Canada, Cyprus, Germany, and Armenia. We expect to continue to expand our technological capabilities in the future and to invest significantly in continued R&D and new solutions. As of December 31, 2024: 13 This figure differs from the total headcount presented in our Annual Report on the Form 10-K because in the CSR Report we take into account "inactive" employees whereas inactive employees are excluded of the Annual Report on Form 10-K KPI. See the Methodological note at the end of this Report. 14 Sum of training hours related to instructor-led, online and coaching sessions.

CRITEO.COM • 1,089 employees were part of the R&D and product teams. • R&D expenses, including expenses related to the Product group, totaled $279.3 million. • Aside from the walled garden platforms, we have one of the largest R&D teams in the AdTech industry. Privacy, Data Protection, and Content Control: Privacy and data protection laws play a significant role in our business. The regulatory environment for the collection and use of consumer data by advertising networks, advertisers and publishers is frequently evolving in the U.S., Europe and elsewhere. The U.S. and foreign governments have enacted, considered or are considering legislation or regulations that could significantly restrict industry participants' ability to collect, augment, analyze, use and share personal data, such as by regulating the level of consumer notice and consent required before a company can utilize cookies or other similar technologies. Financial results as of December 31, 2024: • Our revenue was $1,933 million. • Our Gross Profit was $983 million. • Our contribution ex-TAC was $1,121 million. • Our net income was $115 million. • Our adjusted EBITDA was $390 million. More information regarding Criteo's activities, governance, financial performance, and results for 2024 is available on the Company's website for investors here. OUR CORPORATE GOVERNANCE Board Diversity Our corporate governance framework enables our Board of Directors and management to pursue our goals and strategic objectives in maximizing long-term shareholder value. The Board of Directors is committed to strong corporate governance and continuously seeks opportunities for improvement. Every year, the Board of Directors leverages different sources to enhance our corporate governance framework: shareholders' feedback from the annual general shareholders meeting, the Board of Directors and committees' self-assessments, governance best practices, and regulatory developments. Under French non-discrimination law, our Board of Directors is prohibited from nominating a candidate for appointment solely on the basis of her or his origin, sex, cultural practices, sexual orientation, age, family situation, genetic characteristics, or to his/her actual or presumed belonging to an ethnic group, a nation or a race, among other factors. As a result, our Board of Directors reviews a variety of factors including gender identity, demographic background, professional experience, skills and education when evaluating candidates for nomination or renomination to the Board of Directors. Since April 2018, we have been in compliance with the French Law requiring that our Board of Directors be composed of no less than 40% men or women, respectively. For more information on corporate governance practices and Board Diversity, please refer to our most recent Proxy Statement here. Risk Oversight Our Board of Directors, together with the Audit Committee, is primarily responsible for the oversight of our risk management activities. The Board of Directors oversees the Company's guidelines and policies for risk assessment

CRITEO.COM and management, including major financial, data privacy, and cybersecurity risks, as well as measures to address these exposures and manage contingent financial liabilities. While our Board of Directors oversees risk management, our management is responsible for day-to-day risk management processes. Our Board of Directors expects our management: • To consider risk and risk management in each business decision • To proactively develop and monitor risk management strategies • To process day-to-day activities to effectively implement risk management strategies adopted by the Board of Directors For more information on risk management, please refer to our 2024 Proxy Statement here. OUR CULTURE AND VALUES At Criteo, we believe both great people and innovative product solutions are the foundation of limitless possibilities. Criteo's values, "Open, Together, Impactful", shape our culture14F 15 as the Company continues to evolve: • Open: We believe open minds build open futures. So, we have gathered a community of genuinely open and authentic people who care to shape a future that includes everyone. • Together: We look for inspiring leaders who can also be supportive team players. We care about, encourage, and celebrate each other so we can build a better future together. • Impactful: We innovate and empower our employees to make a more sustainable and positive impact across our industry for our partners, clients, and the consumers they serve. More information about our values is available here. Criteo's Code of Business Conduct & Ethics also embodies the Company's core values and ethical commitments, guiding its approach to employees, communities, clients, and other stakeholders. It underscores Criteo's dedication to Corporate Social Responsibility (CSR), positioning CSR as a business priority. The Code reflects a company-wide commitment, emphasizing that achieving its goals relies on the active engagement of all employees. More information about our Code of Business Conduct & Ethics is available in the "Governance - Section VII.1" section of this Report. In 2023, Criteo launched a new framework called "Criteo Leadership Behaviors" focused on empowering employees to influence, lead, and boost the Company's growth and success. It conveys three key messages: • Leadership at Criteo is about influence, not position. • Everyone is a leader. • Unique contributions do matter. The new Criteo Leadership Behaviors framework focuses on six key behaviors shaping our common leadership culture: 15 Our Culture Book is available here.

CRITEO.COM • Client-centricity: "We drive impact through the way we partner." We team up with our clients, so we can succeed together. We define success as a win-win situation, always aiming to provide outstanding services to both internal and external clients. • Recognition: "We bring value through our words and actions and recognize impact. This is how we grow, together." We take the time to make sure that our contributions are recognized. We support and celebrate each other regularly. We do so in diverse ways that best reflect our individual needs, and this is what motivates and inspires us to be impactful. • Innovation: "Alone, we open new doors. Together, we move mountains and create." We welcome bold minds with open arms to break new ground together. We nurture creativity while learning from experience, continuously improving day by day to foster innovation. • Trust: "In openness we trust." We strive to make ourselves worthy of each other's trust. We understand that trust is not a given, it needs to be earned. Respect, inclusion, and authenticity underpin our culture and the way we connect with each other to achieve success. • Execution: "We do what we say. We say what we do." When we commit, we deliver. We turn strategy into action to make a greater impact in everything we do. • Ownership: "We aim for success. We own our impact. We grow through experience." We hold ourselves accountable and support each other without pointing fingers. We assess risks, we leap, and we learn by doing – all while supporting each other throughout the process.

CRITEO.COM OUR APPROACH TO CSR Main CSR Stakes and Materiality Analysis15F 16 Main CSR Stakes for Criteo Criteo performed its first dedicated CSR risk assessment in 2018. We identified key CSR-related stakes by benchmarking our industry and conducting interviews with internal stakeholders collaborating with the sustainability team. These stakeholders assessed and prioritized critical issues, resulting in the identification of eight core CSR topics. In 2024, we reviewed the alignment of our CSR risk strategy with the Enterprise Risk and Corruption Risk frameworks, working closely with the internal audit, risk, and compliance teams. Materiality Analysis Criteo conducted its first materiality analysis in 2019 using the initial CSR materiality assessment. Since then, we have updated this analysis by engaging with both internal and external stakeholders. During these updates, stakeholders were asked to evaluate the importance and relevance of CSR topics related to Criteo's activities. By combining the insights from these interviews with the CSR issues identified in the initial materiality analysis, we established our materiality analysis presented hereinafter. 16 As indicated in the "Disclaimer" section, this Report uses certain terms including "material" and "materiality" to reflect the issues or priorities of Criteo and its stakeholders. Used in this context, however, these terms are distinct from, and should not be confused with, the terms "material" and "materiality" as defined by or construed in accordance with U.S securities laws or as used in the context of financial statements and reporting.

In 2021, we launched an online **CSR survey** to better understand our external stakeholders' CSR expectations. Different stakeholders participated, including clients, suppliers, publishers, investors, analysts, and agencies. The priorities they identified align closely with our materiality analysis, with the top five CSR topics being:

- User data privacy and protection
- Client satisfaction
- Employee well-being
- Responsible business and marketing
- Talent acquisition and retention

This Report outlines Criteo's policies, initiatives, and KPIs related to each of these key CSR issues, as detailed in the sections below:

CSR Theme	Material CSR topics	Section
Environmental impact	Energy consumption	Environment-Section II
	Carbon footprint	Environment-Section II
Talent acquisition, development, and well-being	Talent acquisition and retention	Social-Section III
	Training and human capital development	Social-Section III
	Employee well-being	Social-Section III
	Inclusion, diversity, and gender equality	Social-Section IV
Relation with clients	Client satisfaction	Social-Section V
	Innovation	Social-Section III
Business conduct & ethics	User data privacy and protection	Social-Section V
	Responsible business and marketing	Social-Section V
	Sustainable supply chain	Environment-Section II
	Global tax compliance	Governance- Section VI

As part of our upcoming obligations for non-financial reporting, the Group will fall under the scope of the CSRD starting from the fiscal year of 2025, and we have already initiated the compliance process. These ongoing efforts include completing our double materiality analysis, which involves identifying and thoroughly assessing Environmental, Social, Governance ("ESG") related risks, opportunities, and both the positive and negative impacts associated with our activities. The results of this analysis, which incorporates insights from internal experts and external stakeholders, will be presented in our 2025 sustainability report.

<u>Our Approach to CSR</u>

Criteo is committed to continuous improvement and generating a positive impact across all areas of CSR, prioritizing environmental sustainability and DEI, while maintaining ethics as a fundamental cornerstone. Together with our employees, partners, clients, and consumers, we can shape our future growth and define the value we want to create for society.

Environment

We are reimagining our business practices to build a sustainable future for all while reducing our environmental footprint. Our commitment to environmental sustainability influences our decision-making, shapes our behaviors, and impacts the experiences of our stakeholders.

Our environmental initiatives are conducted by our sustainability team with the support of our "Green Community" (see "Environment - Section II" section of this Report). In 2022, we developed an environmental roadmap and have

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CRITEO.COM since set ambitious goals to improve our environmental impact. In 2024, we published carbon reduction targets and trajectories, which were approved by the SBTi and continued our greenhouse gas ("GHG") emissions reduction and adaptation efforts in alignment with the Paris Agreement. More information is available in the "Environment - Section II" section of this Report. Diversity, Equity, and Inclusion Our commitment to DEI is reflected in everything we do at Criteo, including how we work, how we treat each other, and the impact we have on our clients, partners, and the consumers we serve. Our initiatives are conducted by our DEI team and supported by six of our Employee Resource Groups ("ERGs"), introduced later in this Report (see "Social - Section IV" section of this Report). The definition of each word of DEI is as follows: • Diversity: increase our efforts to attract, hire, develop, and retain diverse talent, as well as represent varied identities and backgrounds, collectively and as individuals • Equity: ensure equitable opportunities for learning, career, and compensation, as well as provide fair treatment, access, opportunity, and advancement for everyone at Criteo • Inclusion: strengthen a sense of belonging for all employees, partners, clients, and the consumers we serve, as well as a sense of value that is felt throughout Criteo More information is available in the "Social - Section IV" and "Social - Section V" sections of this Report.

CRITEO.COM Our Sustainability Governance and Dedicated Teams In 2023, we set up a Sustainability Committee in charge of overseeing Criteo's sustainability strategy which meets each quarter. This internal committee is chaired by our Chief People Officer and is made of a mix of internal senior stakeholders with strong sustainability commitments. They come from various departments with different knowledge, policy expertise, and strategic insights. This committee reports to the Governance, Risk, and Compliance Committee ("GRCC"), which includes leadership team who oversee all topics related to governance, risk, compliance and matters. This year marked the Sustainability Committee's first full year of operation since its initiation in 2023. The latest Sustainability Committee meeting was held in October where sustainability ambitions for 2025 were presented and different teams (R&D, infrastructure, product, legal, risk, finance, IR, etc.) introduced their own sustainability projects in line with the sustainability roadmap. All these actions align with the committee's role as the body responsible for guiding the Company's sustainability decisions and commitments. The committee plays a key role in supporting both leadership team and the wider team on our sustainability journey. By raising awareness, promoting informed choices, and encouraging the right actions, committee members help drive progress toward our commitments and cultivate a culture of environmental and social responsibility throughout the organization. In 2024, we reinforced our commitment to sustainability by building on the strong foundation of our dedicated team. Reporting directly to the Global Sustainability Director, this team continues to drive progress on environmental priorities, advance ESG reporting, and ensure the effective implementation of sustainability initiatives across the

CRITEO.COM organization. This focus is critical to our mission and reflects the unique integration of sustainability into the core of our company’s DNA, ensuring long-term value for our stakeholders and the planet. Relationships with Stakeholders Our Stakeholders Dedicated teams maintain relationships with internal and external stakeholders through various channels. Criteo's main stakeholders include: • Employees • Clients, prospective clients, and publishers • Investors and shareholders • Technology partners, suppliers and subcontractors, and data-center operators • Non-governmental organizations (NGOs) We also engage with other categories of stakeholders through actions and initiatives not detailed in this Report. These stakeholders include public authorities and regulatory bodies, start-up networks, industrial associations and professional networks, journalists and media influencers, research centers and labs, employee representatives and unions, banking partners, financial analysts and influencers, schools, job applicants, and partner non-profit organizations. Our management team and our IR team are actively engaged with the investment community. In 2024, we participated in 25 investor conferences and non-deal roadshows. Our comprehensive IR website contains presentations, webcasts, financial information, press releases, and other information about Criteo that investors may find useful. To drive further awareness of our CSR efforts, we increased our company's website disclosures to highlight important actions and commitments around key topics such as DEI and the reduction of our environmental footprint. In addition, we updated certain terms of our €407 million syndicated credit facility to a sustainability-linked credit facility ("Amended Credit Facility") in November 2023. Certain terms and conditions of our Amended Credit Facility are now linked to our sustainability goals to increase the representation of women in Tech roles and reduce our GHG emissions. Shareholders can reach the IR team directly by sending an email to investorrelations@criteo.com. Disclosing Our Impact As part of our ongoing commitment to transparency and in keeping with investor expectations, we are focused on enhancing our ESG reporting. We have already adopted the SASB reporting framework16F 17, responded to the CDP Climate Change questionnaire, and aligned with recommendations from the TCFD as shown in the appendix of this Report. In 2024, Criteo once again responded to the EcoVadis questionnaire, addressing growing demands from our clients for visibility and transparency regarding our CSR practices. Benchmarking Criteo's CSR performance with other 17 See our SASB concordance table in the Appendix.

CRITEO.COM players in the industry helps refine our internal strategies and identify areas for progress. Thanks to the efforts made over the past year, Criteo maintained its score and was awarded the silver medal. Key Results and Objectives Criteo defined a set of CSR objectives that guide the main projects and initiatives we are conducting or plan to implement in the future. The tables below summarize our CSR objectives as of 2024.

CRITEO.COM Environment: CSR topic Ambition Target 2024 2025 Section Environmental Strategy Define an Environmental Strategy and Action plan Identify and implement actions to reduce our environmental impact Achieved Pursuing action in 2025 Environment - Section II. Reduce Criteo's Environmental Impact Publish an Environment Statement and Policy Published. Criteo's Environment policy is available here Continue to uphold our Environmental Policy and drive meaningful progress toward achieving our targets Environment - Section II. Reduce Criteo's Environmental Impact GHG Assessment Publish Criteo GHG category emission Published Pursue its publication Environment - Section II. Reduce Criteo's Environmental Impact Measure Criteo's annual carbon emission (scope 1, 2, 3) Achieved through our partnership with SWEEP Continuing annual measurement of Criteo's carbon emission Environment - Section II. Reduce Criteo's Environmental Impact Align with the SBTi targets: Scope 1 - reduce absolute scope 1 GHG emissions by 42% by 2030 from a 2022 base year The implementation of certain decarbonization levers is in progress Progressing in line with our targets Environment - Section II. Reduce Criteo's Environmental Impact Align with the SBTi targets: Scope 2 - continue active annual sourcing of 100% renewable electricity through 2030 Achieved Progressing in line with our targets Environment - Section II. Reduce Criteo's Environmental Impact Align with the SBTi targets: Scope 3 - reduce absolute scope 3 GHG emissions from purchased goods and services and business travel by 30% by 2030 from a 2022 base year Progressing in line with our targets Progressing in line with our targets Environment - Section II. Reduce Criteo's Environmental Impact

CSR topic	Ambition	Target	2024	2025	Section
Data Centers (Infrastructure) and Offices	Reduce the carbon footprint of our Data Centers	Use 100% of renewable energy to power our DCs	Achieved	Maintaining 100%	Environment - Section II.2. Environmental Impact of Data Centers and Hardware
	Manage other environmental impacts related to our Data Centers and Offices	Track Criteo's annual office and data center water consumption	Offices: 6,061 m3 Data centers: 40 millions L	Pursuing action in 2025	Environment - Section II.2. Environmental Impact of Data Centers and Hardware Environment - Section II.3. Environmental Impact of Offices and Travel
	Reduce the environmental impacts linked to our Travels	Offset all carbon emissions related to business trips (air & train) and hotels	Achieved	Pursuing action in 2025	Environment - Section II. Reduce Criteo's Environmental Impact
Procurement	Assessing our company and our vendors	Set up a partnership with a Supplier Sustainability Rating Platform and assess key vendors on CSR by the end of 2023	Achieved. Completed Key Vendors CSR Assessment.	Maintaining 80% or above of critical and preferred vendors assessed in 2025	Environment – Section II. 3.e. Environmental impact of subcontractors and suppliers
		Improve EcoVadis rating by the end of 2025	Earned the silver medal in 2024 (68/100 points)	Pursuing an improved rating	Introduction - Section I.5. Awards and Recognitions

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Social:

CSR topic	Ambition	Target	2024	2025	Section
Global DEI Strategy	Maintain inclusion scores	Maintain our inclusion scores from the Inclusion Index at 75% or above (Targeted culture questions focusing on authenticity, psychological safety, belonging, and inclusive leadership)	80% in 2024	Maintaining the target	Social -Section V.2.Diversity, Inclusion, and Equal Opportunities
	Increase the share of women in Management	Increase the percentage of women being promoted (respecting proportionality principle)	41% in 2024	Maintaining 40% and above	Social -Section V.2.Diversity, Inclusion, and Equal Opportunities
Gender Equality	Increase the share of women in Tech roles	Increase the percentage of women in Tech roles to reach 26% in 2030	21% in 2024	21% in 2025	Social -Section V.2.Diversity, Inclusion, and Equal Opportunities
	Ensure gender pay parity through our Pay Parity Action Plan	Maintain pay parity throughout Criteo, with a bi-annual review and intentional actions in hiring, promotion, and pay cycle management	Achieved. Average compa-ratio was 0.91 for men and 0.90 for women before calibration	Maintaining Gender Pay Parity	Social -Section III. Supporting People Development and Talent Initiatives
Employee Engagement (Criteo Cares Program)	Increase employee engagement within the community groups	Increase the number of employees involved in (at least) one community group	58% in 2024	Maintaining 40% and above	Social -Section IV.Presentation of the Criteo Cares program
	Deploy the volunteering platform (Giving by Alaya/Benevity)	Increase the number of employees with an account	73% in 2024	Maintaining 55% and above	Social -Section IV.Presentation of the Criteo Cares program
Employee Skills	Provide access to training and coaching for our employees	Increase the percentage of employees trained (workshop & digital) and coached (coaching programs) - excl. all compliance pieces of training	78% in 2024	Maintaining 70% and above	Social -Section III.5.Skills Management & Development
Ethics	Train employees regarding compliance and ethics	Maintain the number of employees who completed the Code of Business Conduct and Ethics	97% in 2024	Maintaining 80% or above	Social -Section V2.h.Non-discrimination and Prevention of Harassment
Gender Diversity	Board of Directors Gender Balance	Have a minimum of 40% of each gender in our Board of Directors (in accordance with French law)	Achieved. 50% women-men in the Board of Directors (4 women, 4 men)	Maintaining a minimum of 40% of each gender in our Board of Directors	Cf. Criteo's Proxy Statement (link is available in "Social - Section III.3. Compensation and Benefits")
Benefits	Transparency on our remunerations	Disclose the overall remuneration of the CEO compared to the average employee	Achieved	Pursuing action in 2025	Cf. Criteo's Proxy Statement (link is available in "Social - Section III.3. Compensation and Benefits")

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CRITEO.COM Governance: CSR topic Ambition Target 2024 2025 Section Sustainability Governance Increase visibility and ownership of sustainability issues by all teams Organize a quarterly meeting with the Sustainability Committee and disclose the participation rate Organized one meeting per quarter in 2024 with average participation rate at 83% Pursuing action in 2025 Introduction - Section I.4-c. Our Sustainability Governance and Dedicated Teams Contribution to Sustainable Development Goals ("SDGs") Criteo's activities influence both society and the environment through a wide range of programs that span our workforce, products and services, the infrastructure required to deliver these offerings to clients, and our relationships with stakeholders and organizations across the Tech industry. Our impact generates both direct and indirect contributions17F 18 to the United Nations' 2030 Sustainable Development Goals (SDGs), an internationally recognized framework for sustainability (see the concordance table in the Appendix). 18 Criteo's commitment to the SDGs, particularly towards SDG 4, 5, 8, 9, 10, 12, 13, and 17, is available in Appendix 2.

CRITEO.COM OUR AWARDS AND RECOGNITIONS 2022: Ragan Awards: winners in Global Diversity, Equity, and Inclusion Commitment and CSR / ESG Engagement Communication 2022: Top 50 Inspiring Workplaces (NOAM): ranked #12 2022 & 2023: Family Friendly Company label (France) 2023: Best Employer Glassdoor 2023: Strategies Grand Prix for the Best Company event 2023: Best Global Culture Comparably 2023: Best HR Team Comparably 2023: Bloomberg Gender – Equality Index member 2023: Diversio Diversity, Equity, and Inclusion Certification Level 1 – "Inclusive Employer" 2023: TLC Lions Being Human Awards 2023 – "Most Human HR Strategy" 2023: Sunday Times Best Workplaces – Medium Size Workplace 2023: EcoVadis Silver Medal (68/100) 2023: CDP Climate Change (C) 2023: Ragan's Workplace Wellness Awards: • Winner: Mental Health Initiatives • Honorable Mention: Top Places to Work for Employee Well-being, Large Organization (More Than 1,000 Employees) 2024: Diversity in TechAwards – "Disability Inclusion" 2024: Women in TechGlobal Awards – "Diversity and Inclusion Employer of the Year" 2024: Ragan's CSR & Diversity Awards: • Winner: Global Diversity, Equity and Inclusion Commitment • Honorable Mention: Employee Resource Groups and Event More information regarding our CSR and DEI awards is available here.

CRITEO.COM Environment The table below provides an overview of the main environment-related policies in Criteo. Name Policy content Scope/exclusions Accountability Third-party standards/initiatives (if applicable) Interests of stakeholder (if applicable) Policy availability (if applicable) Infrastructure Sustainability Procurement Policy Sustainable practices to adopt in the procurement processes for infrastructure activities The whole group Chief Financial Officer R2 recycling, ISO 14001 Procurement team Internal purpose only Sustainable Procurement Policy Rules and guidelines for the purchase of goods and services from General Vendors The whole group Chief Financial Officer SBTi Procurement team, corporate legal team, IT team, security team, CSR team Internal purpose only Sustainable Travel Policy Procedures and processes for the reimbursement and accounting of expenditures relative to travel The whole group as well as any contractors or consultants performing work .for hire expressly for Criteo Chief Financial Officer N/A Procurement team, travel team Internal purpose only Global Environmental Policy Outlines Criteo's commitment to environmental stewardship and sets forth the objectives and guidelines for conducting the business in an environmentally responsible manner The whole group Chief People Officer SBTi Infrastructure team, procurement team, IT team, facilities team, and finance team Shared internally and published on the Company website II. Reduce Criteo's Environmental Impact 1. CRITEO'S APPROACH IN ADDRESSING CLIMATE CHANGE Environmental Strategy and Initiatives Defined in 2022, our environmental strategy paves the way for ambitious short-term and long-term action plans and energy-reduction goals. Over the past two years, we have identified key decarbonization levers aligned with this roadmap, such as closing gas-powered offices to reduce Scope 1 emissions, adopting new cooling methods and renewable energy in DCs, limiting business air travel, and purchasing eco-friendly servers. Additionally, we held Leadership Climate Workshop where Criteo's senior leadership deep dived into sustainability and climate strategies. This workshop was designed to equip our leaders with the knowledge and mindset needed to fully integrate environmental sustainability into their strategic decisions, daily operations, and approaches to

CRITEO.COM business challenges. By fostering a proactive attitude and a sense of ownership, we encourage all our leaders to view environmental sustainability not only as a responsibility but also as a key driver of new business opportunities. The most recent Sustainability Committee meeting, held in Q4, featured the presentation of sustainability goals for 2025. During the meeting, various teams (including R&D, infrastructure, product, legal, risk, finance, and IR) shared their own sustainability initiatives, all aligned with the broader sustainability roadmap. In 2024, Criteo published its SBTi targets for 2030, aligned with the 1.5°C scenario of the Paris Agreement: • Scope 1: Criteo commits to reduce absolute Scope 1 GHG emissions by 42% by 2030 from a 2022 base year. • Scope 2: Criteo commits to continue active annual sourcing of 100% renewable electricity through 2030. • Scope 3: Criteo further commits to reduce absolute Scope 3 GHG emissions from purchased goods and services and business travel by 30% by 2030 from a 2022 base year. All these actions align with our new Global Environmental Policy (available here) adopted in 2024. This policy, as well as our efforts to reduce our carbon footprint, demonstrates our commitment to operate responsibly and is a step forward to drive a positive change in the industry. Our approach is based on the following objectives: • Leverage our products, solutions, and services to build a sustainably conscious future • Progress towards our GHG emissions targets, in accordance with the Paris Agreement • Contribute to global neutrality via projects to offset part of our residual GHG emissions Criteo's Global Environmental Policy reflects our commitment to adopting industry best practices to reduce the environmental impact of our operations, addressing key issues such as: • Resource conservation: We continuously seek opportunities to conserve resources, reduce waste generation, and promote efficient use of energy, water, and other natural resources. • Carbon emissions reduction: We are committed to reducing our carbon footprint and mitigating the impact of our operations on climate change. • Sustainable products and services: We integrate environmental considerations into the development, design, and delivery of our products and services. • Supplier engagement: We collaborate with our suppliers to promote sustainable practices throughout our supply chain. • Employee awareness and engagement: We raise awareness among our employees about environmental issues and empower them to contribute to our sustainability goals. • Continuous improvement and reporting: We regularly review our environmental performance and set targets for improvement. • Environmental management systems: We establish and maintain effective environmental management systems to ensure the implementation of this Policy and facilitate continuous improvement. More information on Criteo's Environmental Policy is available here. Criteo also participates in leading initiatives that aim to reduce the Tech industry's environmental impact, such as the Alliance Digitale1 8F 19: this leading industry trade body in France organizes working groups in Europe to measure the environmental impact of digital advertising campaigns and develops solutions to mitigate their inherent risks. In 19 Alliance Digitale, formerly named "Interactive Advertising Bureau France" ("IAB France").

2023, IAB Europe[20] introduced a standardized framework for measuring the carbon footprint of advertising campaigns.

For several years now, Criteo has recognized the increasing expectations from regulators and public opinion regarding the reduction of environmental impact within the digital advertising sector.

Criteo's Carbon Footprint

In 2022, we completed our first comprehensive global GHG assessment, covering scopes 1, 2, and 3 for the year 2021, with the support of external climate experts. For subsequent years, we have leveraged the SWEEP tool to ensure robust and consistent tracking. This initial assessment covered Scopes 1, 2 and 3 and was conducted in accordance with the GHG Protocol methodology. It helped us identify the main sources of emissions in our value chain and therefore pinpoint the most relevant decarbonization drivers.

We have since deployed the SWEEP software to facilitate the collection and centralization of data, and thus make the reporting process of our carbon emissions more exhaustive. This tool enables us to cover emissions from the entire value chain, reusing the calculation methodologies developed during the first assessment, updating and supplementing them where necessary. Thanks to the SWEEP software, we can better monitor our carbon footprint results against the SBTi targets we have set this year. This helps us check and anticipate the impact of our decarbonization levers.

The trends and results achieved in 2024 are presented in the graphs and tables below.


2024 CARBON FOOTPRINT BY SCOPE (LOCATION-BASED)
1.3%
22.6%
76.1%
Scope 1
Scope 2
Scope 3


2024 CARBON FOOTPRINT BY SCOPE (MARKET-BASED)
0.4%
99.6%
Scope 1
Scope 2
Scope 3

Criteo's carbon footprint results by scope			
Scope	**2023 (N-1 - in tCO2eq)**	**2024 (N - in tCO2eq)**	**N/N-1 evolution**
Scope 1	472	1,024	+117%
Scope 2 – Location-based	24,730	17,688	-28%
Scope 2 – Market-based	0	0	N/A
Scope 3	111,462	59,555	-47%
Total CO2 emissions (scopes 1 + 2 + 3) - Location-based	**136,664**	**78,268**	**-43%**
Total CO2 emissions (scopes 1 + 2 + 3) - Market-based	**111,933**	**60,579**	**-46%**

[20] Interactive Advertising Bureau, an European-level association for the digital marketing and advertising ecosystem.

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Compared to revenue, the ratio of Criteo's carbon footprint for Scopes 1, 2 and 3 in 2024 thus amounted to 40 tCO_2eq/million $ (Location-based) and 31 tCO_2eq/million $ (Market-based).



2024 CARBON FOOTPRINT BY PERIMETER OF ACTIVITIES
0.3%
27.0%
30.5%
42.2%
Corporate
Infrastructure
Business
Events

Criteo's carbon footprint results by perimeter of activities			
Perimeter	**2023 (N-1 - in tCO2eq)**	**2024 (N - in tCO2eq)**	**N/N-1 evolution**
Corporate	10,344	23,909	+131%
Infrastructure	37,955	33,009	-13%
Business	88,152	21,110	-76%
Events	212	238	+12%
Total CO2 emissions (all perimeters)	**136,664**	**78,266**	**-57%**

As the results show, approximately 69.2% of Criteo's 2024 GHG emissions were induced by the infrastructure and business perimeters (use of the Criteo solution), and almost all the emissions came from Scopes 2 and 3.

The evolution of our emissions between 2023 and 2024 highlights the efforts and actions undertaken this past year to reduce Criteo's environmental footprint across our entire value chain.

In 2022, Criteo published its Greenhouse Gas Emissions Report (BEGES) on the French Agency for the Ecological Transition (ADEME) website, based on the full carbon footprint calculated for 2021 and presented above (more details here). We will repeat this process regularly, as required by Article L 229-25 of the French Environment Code (more details here).

Climate Reporting Frameworks

We are committed to communicating with our stakeholders in a clear and transparent way, based on tangible elements that have been co-constructed and/or verified by external experts. Our reporting is grounded in national and international frameworks, ensuring the information we communicate is consistent, reliable, and comparable.

In 2024, we responded to the CDP Climate Change Questionnaire and we obtained a "D" rating. The score serves as a reference and allows us to set specific upcoming targets. We also used the TCFD recommendations to build our environmental strategy and low-carbon trajectories (see the concordance table in the Appendix).

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CRITEO.COM 2. ENVIRONMENTAL IMPACT OF DATA CENTERS AND HARDWARE Energy Consumption and GHG Emissions due to Data Centers Criteo's operations rely on large data center units and several smaller networking rooms, also known as Points of Presence ("POPs"). During the year 2024, Criteo deployed servers in 14 worldwide DCs, all owned by external service providers. This network includes 11 data processing centers and three POP networks. Criteo's server infrastructure accounts for one of its largest environmental impacts (42.2% of Criteo's overall carbon footprint, and more than 96.5% of Criteo's total energy consumption). A dedicated capacity planning team ensures the efficient allocation of infrastructure resources to align with business objectives. Their full-time focus is on optimizing Criteo's infrastructure for both cost-effectiveness and energy efficiency. Relocation and Rightsizing As part of a continuous effort to reduce emissions, Criteo relocated several DCs in 2024. DCs identified with high emissions during our 2023 environmental analysis were particularly targeted for these relocations. For instance, the data center that centralizes data and performs computations for the entire world has been relocated from Amsterdam to Paris due to a better energy mix. As part of our efforts to reduce the environmental impact of DCs, unused servers and machines in inventory are shut down. This practice represents around a 3% saving of our annual power electricity consumption. For maintenance reasons, these machines may be briefly switched on once a week to ensure their ongoing functioning, but otherwise remain off. Beyond energy efficiency, Criteo takes a comprehensive approach to minimizing the environmental impact of its server infrastructure by considering its entire lifecycle footprint. To this end, Criteo conducts a specialized GHG assessment specifically focused on the complete lifecycle of its infrastructure in addition to the company-wide assessment already conducted (more information later in the Report). The results of this assessment guide us in defining the most sustainable approach. Working with Our Vendors Criteo actively seeks to enhance sustainable practices among vendors of services (hosting and hardware recycling) as well as hardware procurement. For this purpose, we established in 2023 an Infrastructure Sustainability Procurement Policy focusing on three aspects: data center selection, hardware selection, and decommissioning processes. This policy outlines our commitment to integrating sustainable practices into our infrastructure procurement processes (see the "Suppliers and Subcontractors" section for more information). For each new project, Criteo issues a Request for Proposal ("RFP"), where sustainability is a decision-making criterion. This includes evaluating energy-saving processes, energy sources for the DCs, power usage effectiveness ("PUE") 2 0F 21 which shouldn't exceed a rate of 2, providers' sustainability strategies or programs, certifications, and other related factors. For instance, all DCs utilized by Criteo are covered by international certifications related to energy efficiency 21F 22 21 PUE is the ratio between the total electricity consumed by the Data Center and the electricity consumed specifically by the servers, meaning that if a Data Center has a PUE rate of 2, it consumes the same amount in auxiliary utilities (cooling, lighting, etc.) as the core consumption of computing devices. 22 LEED, U.S. EnergyStar, ISO 50001, ISO 140001, ISO45001:2018, SS564:2010, BCA-IMDA.

CRITEO.COM and the hardware devices we procure require open-source possibilities to avoid software end-of-life limitations and increase hardware repairability and spare part availability. We also focus on performance per watt (QPS/Watt) when selecting servers. We have a benchmarking tool to test actual server consumption and measure computing power relative to electricity use. Since 2022, we have been able to retrieve data directly from DCs. Data is collected automatically in real-time, with better accuracy, as it can now be tracked at the rack level (rather than just at the room level). This new process improves data reliability and provides real-time visibility on all DCs' energy consumption, and thus helps define action plans tailored to Criteo's actual consumption. Electricity consumption and CO2 emissions in DCs 2023 (N-1) 2024 (N) Var.(N/N-1) Total electricity consumption 57,646 MWh 55,017 MWh -4% Share of decarbonized energy 100% 100% 0% Share of electricity from renewable energy sources 32% 22% -10% Share of electricity offset through certificates 68% 78% +10% CO2 emissions generated by DCs (post offsetting efforts) 22F 23 0 tCO2eq 0 tCO2eq 0% Data center electricity consumption has decreased in 2024 compared to 2023, and it has remained stable relative to revenue, at 28.5MWh per million USD in 2024, compared to 29.6MWh per million USD in 2023. Similarly, the associated CO2 emissions have continued to decrease, due to our efforts to reduce our carbon footprint, as shown in the graphs below. When we cannot supply DCs directly with decarbonized energy, we offset carbon emissions by purchasing RECs. While the type of energy certificate varies by region, we ensure that they match both the geographic location and timing of energy consumption. For instance, for electricity consumed in Virginia, U.S., we purchase certificates sourced from the same region, aligned with monthly consumption patterns. According to Criteo's specific GHG assessment for the entire lifecycle of its IT Infrastructure, emissions are distributed between Scope 2 (power usage) and Scope 3 (manufacturing and end-of-life), accounting for 52% and 48% emissions, respectively, in 2024. 23 Regarding the calculation method of CO2 emissions, for DCs totally powered with renewable energy or for where we use RECs to offset emissions, the emissions are considered to be zero. For the other DCs the local factor is used (for more details, see methodological note).

CRITEO.COM The perimeter of each emission category is defined below 23F 24: • Electricity consumption: the emission related to the electricity directly consumed by the data center during the year • Purchases of goods and services: the emission related to the manufacturing and delivery of the servers • Others: all other topics related to the data center such as network, bandwidth, cables, fibers, and waste 3. ENVIRONMENTAL IMPACT OF OFFICES AND TRAVEL a. Green Offices While Criteo does not own the buildings it occupies, we have undertaken a company-wide commitment to limit their environmental impact. This starts with the selection of our buildings. Each office location is reassessed when contracts with landlords are set for renewal. This assessment considers increasingly demanding environmental factors. Our global action plan is to move to better offices in terms of the environment whenever possible, ideally certified LEED 24F 25 or BREEAM2 5F 26. Thus, many of our offices were built according to high environmental quality building norms. In 2024, we renewed the lease for our New York (U.S.) office, located in an Energy Star-certified building, following a detailed analysis comparing its energy performance to similar buildings in similar climates. The building's landlord is dedicated to sustainable business practices, including actively planning efficiency upgrades to meet Local Law 97 compliance, ensuring long-term business sustainability. In 2024, green certifications covered about 77% of our leased office spaces, calculated by total office area in square meters (compared to 66% in 2023). The issues that are managed by the landlord, such as waste management or heating for example, are also elements that Criteo considers. The environmental performance of the buildings has thus become one of the decision factors for Criteo. 24 Methodology: the power consumption of the data center for the year and the servers purchased during the year. This methodology does not take into account the servers already in production. 25 Leadership in Energy and Environmental Design. 26 BRE Environmental Assessment Method.

CRITEO.COM b. Optimizing Use of Office Space and Real Estate Footprint We have optimized workspaces around the world to better align with usage and sustainability goals. For example: • Iponweb office lease in New York, U.S., previously sublet, was fully surrendered upon its expiration in August 2024. • The office lease in Bordeaux, France was also surrendered due to low usage. • In 2024, the teams in London, U.K. and Munich, Germany transitioned to a managed or coworking space, offering shared amenities which improved sustainability. All workspace modifications are implemented in consultation with employees and informed by behavioral studies to ensure that they can continue to work under optimal conditions. In locations where Criteo does not have dedicated workspaces (leased offices or co-working spaces), we introduced a space–on–demand program through the whole-workplace solution for distributed work, called "Upflex". Under this program, Criteo employees have access to a wide range of co-working spaces where they can reserve desks, meeting rooms, phone booths, and private offices. This flexibility allows them to work from home when needed, helping to reduce their commuting time and carbon footprint. Additionally, every time an Upflex space is booked, Upflex pledges to plant a tree in partnership with Trees for the Future 26F 27. c. Energy Consumption due to Offices Criteo strives to reduce the energy consumption of offices through a variety of measures, including: • Automatically switching lighting off at night or relying on motion sensors • Using energy-efficient LED lighting • Configuring all laptop's default settings to enter sleep mode when unused and low-battery mode (lower energy consumption) when unplugged • Automatically shutting off or reducing air-conditioning during the evening after regular working hours in several offices • Setting heating, ventilation, and air conditioning in major offices such as New York, U.S. and Tokyo, Japan, to run during reasonable working hours at an adequate and energy-efficient preset temperature A key initiative has been transitioning to renewable energy wherever feasible. For example, our Berlin office in Germany, currently reliant on natural gas, will be relocated to a more sustainable coworking space in February 2025 once the lease is up, enabling a shift from natural gas to district heating. In Ann Arbor, Michigan, U.S., recent renovations led to the decision to retain the office despite its ongoing reliance on natural gas; however, we remain dedicated to expanding renewable energy use at this location. Besides, our new office in Bucharest, Romania is completely supplied with electricity, which demonstrates the efforts made by our workplace team to reduce scope 1 emissions. 27 More details on Trees for the Future can be found here.

Electricity consumed in offices	2023 (N-1)	2024 (N)	Var. (N/N-1)
Total office electricity consumption	1,590 MWh	1,723 MWh	+8%
Total per employee	0.44 MWh/employee	0.5 MWh/employee	+14%
% from renewable energy sources	29%	31%	+2%

d. GHG Emissions due to Offices and Travel

Criteo is dedicated to reducing both frequency and environmental impact of business travels.

Criteo actively minimizes GHG emissions by limiting air travel whenever possible and prioritizing video conferencing over in-person meetings. The Company also avoids providing company cars as part of employee compensation, and aims to reduce reliance on privately owned vehicles. Many Criteo offices are conveniently located near public transportation, facilitating sustainable commuting choices. To further promote these options, public transportation costs are subsidized in several locations.

In 2024, Criteo offset all emissions from business travel and hotel stays through VCS[28]-certified credits in partnership with the non-profit Tree-Nation (see more details here).

CO_2 emissions	2023 (N-1 - in tCO_{2eq})	2024 (N - in tCO_{2eq})	Var. (N/N-1)
From electricity and natural gas consumption (offices) – in tCO2eq	462	706	+53%
From business trips – in tCO_{2eq}[29]	4,744	7,026	+48%
From commuting – in tCO2eq[30]	77	84	+9%
Carbon footprint per employee (offices consumption + business trips + commuting) – in tCO_{2eq}/employee	1.46/employee	2.4/employee	+64%

The increase in emissions from 2023 to 2024 is primarily due to two factors: a significant global event hosted by one of our departments and the resumption of in-person team events.

4. **PRODUCT SUSTAINABILITY**

Reducing the environmental impact of our products has always been a priority. In 2024, Criteo expanded its commitment to product sustainability by hiring two dedicated experts: a Senior Manager of Product Sustainability and a Data Scientist specializing in Product Sustainability. Additionally, Criteo established a formal sustainability role within the R&D team (Manager, R&D Sustainability) to align product sustainability efforts with the Company's global sustainability roadmap.

We have been collaborating closely with Carbone4, an ESG consulting firm, to redefine our Scope 3 carbon accounting methodology, with a focus on the "Use of Sold Products" category. This updated approach will provide more accurate and reliable carbon data. Meanwhile, the product sustainability team is developing strategies, goals, and initiatives

[28] Verified Carbon Standard CO_2 Certification. Learn more here.

[29] Business trips include business trips by plane and business trips by train.

[30] More information is available in the methodological note at the end of this Report.

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CRITEO.COM for 2025, including budget proposals and partnerships with business stakeholders, to effectively address evolving customer demands. Over recent years, the media industry, particularly in Europe, has launched various initiatives to reduce its carbon footprint. As part of this effort, international companies are increasingly collaborating to establish standardized frameworks, such as common methodologies for calculating CO2 emissions from campaigns. Criteo actively participates in about a hundred of these organizations, contributing to the development of industry-wide solutions. 5. OTHER ENVIRONMENTAL IMPACTS a. Environmental Impact of Subcontractors and Suppliers Criteo is committed to building a network of reliable and responsible suppliers. To achieve this, the procurement team has developed a range of tools and processes over the years to enhance supplier selection and performance monitoring. These efforts include defining purchasing strategies, managing supplier quality, evaluating supplier performance, and conducting supplier risk analyses—all of which incorporate CSR criteria. In 2017, Criteo introduced its Global Procurement Policy, which has been regularly updated and was replaced in 2023 by the Sustainable Procurement Policy. This new policy reflects Criteo's and the procurement team's dedication to embedding sustainability into supplier selection, fostering a more eco-conscious supply chain. It emphasizes integrating CSR considerations into procurement practices, strengthening risk management, clarifying procurement roles and responsibilities, and aligning suppliers with Criteo's sustainability goals. Additionally, as detailed earlier in this Report, the policy now includes an appendix focused on infrastructure sustainability procurement, further reinforcing Criteo's commitment to sustainable practices throughout its supply chains. The sustainability objectives in this new policy are stated as follows: • To minimize the environmental impacts of infrastructure activities • To improve resource efficiency and reduce waste • To achieve long-term cost savings through sustainable procurement practices • To comply with relevant environmental laws and regulations Similarly, our Travel policy was replaced in 2024 by a new Sustainable Travel Policy, which promotes sustainable travel practices among employees. This updated Sustainable Travel Policy outlines situations when air travel is prohibited and provides guidance on booking environmentally friendly hotels through our travel partner. In addition to outlining tangible actions for more sustainable travel, this policy also focuses on raising employee awareness about their responsibility to travel less frequently and adopt more sustainable practices. These policies aim to provide a general framework for integrating more sustainability into our daily purchasing activities such as our RFP process. All new RFPs automatically and systematically include a CSR assessment developed by our procurement team. This internal CSR assessment consists of 10 questions and is required if a supplier has no EcoVadis score or has a score below 50. Criteo also signed a partnership with EcoVadis in 2022 to work on defining the basis of its sustainable Procurement approach. The combination of our internal CSR assessment and the EcoVadis ranking allows a fair grading of suppliers based on sustainability. The CSR score assigned to suppliers' accounts for at least 5% of the final overall scoring system. The weight of the CSR score can be higher than 5% depending on the vendor's critical level of the RFP.

CRITEO.COM The goal is to increasingly include CSR criteria into Criteo's vendor selection process and to engage our supplier network in this transition. Our practices regarding sustainable procurement are strengthened and supported using a new Vendor Risk Management ("VRM") tool implemented in 2023. Since the launch of our VRM tool, 518 vendors, representing our largest and most critical vendors, have already been vetted. They represent about 25% of our active vendors' base. This tool is set to streamline, optimize, and secure the process of working with new vendors. The solution helped our employees navigate through the procurement process from project identification to contract signature and vendor onboarding. VRM is made to automate vendor analysis, ensuring adherence to our stringent CSR, finance, compliance, IT, security, and legal standards. This tool represents a significant step forward in efficiency and risk management for Criteo. In accordance with the risk level, Criteo will require an appropriate action plan from the vendor if they are willing to keep working with Criteo. In addition, Criteo's commitment to Health, Safety, and the Environment ("HSE") is demonstrated by our requirements during the tender process for data center space rentals. In particular, the Company expects potential suppliers to provide clear responses on their use of renewable energies, responsible procurement, and certification. Regarding data compliance, the procurement team and the compliance team worked on a new version of the Third Party Code of Conduct. The Code of Business Conduct & Ethics is signed by suppliers based on their compliance risk assessment (available here). b. Employees' Green Initiatives Historically, Criteo has cultivated environmental responsibility through local employee-led initiatives. Since 2020, our sustainability efforts have expanded systematically across all business units and global operations through Criteo Cares (more information in the section "Presentation of the Criteo Cares program"), empowering employees to champion green practices. Learn more about the Green Community and environment at Criteo below. Green Community The Green Community aims to raise awareness of climate change and support the Company's transformation to a more responsible future. Our group of nearly 450 passionate volunteers is active throughout the year, and especially during eco-conscious celebrations such as Earth Day (in April) and Environmental Month (in September) at Criteo. In parallel, several Climate Collage sessions have been organized by Green Community active members in our Paris office. Our Chief People Officer and Chief Technology Officer, both executive sponsors of the Green Community, regularly participated in community events such as clean-up missions and Earth Day talks. Additionally, our community also developed awareness content such as the Green Guidelines, which provide tips for our employees to adopt environmentally friendly behaviors in the office, and the Environmental Learning Path, which provides our employees with valuable resources to tackle environmental challenges better. The Green Community was also instrumental in defining Criteo's environmental strategy (see "Environment - Section II-1").

CRITEO.COM The Environmental Learning Path includes a concise 5-minute training course designed for newcomers, introducing them to Criteo's environmental strategy, eco-friendly best practices, and opportunities to get involved in Criteo's initiatives. This module is part of the onboarding process, with plans to expand its content further. c. Natural Resources Consumption and Waste Management Natural Resources Consumption for Offices and Data Centers In 2024, Criteo assessed the total water consumption of its DCs at approximately 40 million liters. This figure was based on data provided directly by the DCs or, where unavailable, estimated using industry-standard Water Usage Effectiveness ("WUE") values multiplied by annual power consumption. The calculation employs conservative assumptions, meaning actual water usage may be lower. Criteo is committed to refining this data in future years to improve accuracy. In offices, Criteo's primary use of natural resources, aside from energy, involves paper and water. To minimize water consumption, many offices have adopted sustainable practices such as sensor-equipped faucets and dual-flush toilets. Additionally, Criteo fosters a paperless work environment through the use of digital signatures and collaboration tools. Offices also prioritize waste sorting and recycling, with clearly labeled bins to facilitate proper disposal. E-waste Management Data centers To reduce the e-waste3 0F 31 in its DCs, Criteo has been able to extend server average usable lifespans from five to six years and is enhancing the tracking of the interval between server decommissioning and recycling. A subcontractor manages decommissioned equipment, with 77% of assets resold on the second-hand market and the remainder recycled or partially reused in 2024. For example, when opening a new data center in Singapore, Criteo reused equipment from other locations, accounting for 69% of the servers required for the site. In 2024, 53.1 tons of assets related to infrastructure activities were decommissioned, compared to 79.4 tons in 2023. In 2024, Criteo produced 1.9 tons of e-waste, compared to 5.8 tons in 2023, due to infrastructure activities. Information technology Office e-waste, such as employee phones and computers, is not discarded at end-of-life but instead sold or donated to resellers. In 2024, this facilitated the refurbishment of 1,537 kg and the recycling of 1,125 kg of office e-waste. To optimize device replacement, Criteo has shifted from automatic equipment upgrades every three years to an employee-initiated request system. The Company actively manages this leveraging an inventory tool, tracking key details such as acquisition dates. In 2024, Criteo added the carbon footprint and repairability index of user devices to the employee device catalog, promoting informed and sustainable equipment choices. Efforts are ongoing to enhance transparency in the catalog, helping employees understand all available machine options. 31 Electronic waste, or commonly called "e-waste", describes discarded electrical components or electronic devices.

CRITEO.COM Social The table below provides an overview of the main social-related policies in Criteo. Name Policy content Scope/exclusions Accountability Third-party standards/initiatives (if applicable) Interests of stakeholder (if applicable) Policy availability (if applicable) Learning and Development Policy A comprehensive guide to the learning and development opportunities at Criteo, providing clarity on the process, guidelines, and expectations around these opportunities All departments and levels of the organization, including full-time, part-time, fixed term contract employees, apprentices and interns Chief People Officer N/A Employees, People Business Partners, direct managers Internal purpose only DEI Policy A description of Criteo's vision and commitments regarding culture, diversity, and inclusion Each person we interact with – including employees, clients, job Chief People Officer N/A N/A Shared internally and published on the Company website Global Disability Policy Commitment to fostering and supporting a diverse workforce, and to integrating equality opportunities for people with disabilities into Criteo policies, procedures, decisions, and operations All employees and job applicants, any employee who becomes disabled during their employment at Criteo, anyone employed by outside agencies working on Criteo premises Chief People Officer N/A N/A Shared internally and published on the Company website Human Rights Policy Ensure that our products and services are provided in a way that respects, encourages and supports human rights The whole group Chief Legal Officer United Nations Guiding Principles on Business and Human Rights, UN Universal Declaration of Human Rights Local management, people team, legal team Shared internally and published on the Company website

CRITEO.COM Name Policy content Scope/exclusions Accountability Third-party standards/initiatives (if applicable) Interests of stakeholder (if applicable) Policy availability (if applicable) Information Security Policy Rules to be followed to ensure an appropriate level of security regarding information assets and related processes The whole group, third parties interacting with Criteo (Fraud that did not result in the exploitation of an information technology breach or vulnerability is not in the scope of this policy) Chief Technology Officer N/A CEO, Chief Information Security Officer, Information Security Council, information security team, internal audit & risk team, Data Privacy Officer, legal team, Chief Technology Officer, product team, client solutions team, Board of Directors, workplace team, data center team, people team Shared internally III. Supporting People Development and Talent Initiatives Criteo operates globally with 40 offices3 1F 32 located throughout the Americas, EMEA, and APAC regions. In recent years, we have focused on nurturing our talent to support our transformation by investing in the growth and development of our current workforce of 3,541 employees. 1. HEADCOUNT As of December 31, 2024, Criteo's global workforce stood at 3,541 32F 33 employees, encompassing both permanent and non-permanent staff, a 2% workforce reduction compared to 2023. The workforce-related figures presented in this Report refer to all entities within Criteo as of December 31, 2024, including legal entities acquired in the previous years. 32 Offices, including coworking spaces: - EMEA – Paris, Grenoble (Echirolles), Bordeaux, Barcelona, London, Munich, Berlin, Düsseldorf, Milan, Amsterdam, Madrid, Istanbul, Dubai, Stockholm, Moscow, Limassol, Yerevan, Nicosia, Tel-Aviv and Bucharest - APAC – Gurgaon, Tokyo, Osaka, Singapore, Seoul, Beijing, Melbourne, and Sydney - Americas – New York, Boston, Ann Arbor, Los Angeles, Chicago, Miami, Seattle, San Francisco, Portland, Palo Alto, Sao Paulo, Toronto, and Vancouver Please note that one office can be occupied by several legal entities within Criteo (Criteo France SAS, Iponweb.). This list is based on the data provided by our workplace teams as of December 31st, 2024. 33 This figure differs from the total headcount KPI presented in our Annual Report on Form 10-K because in this Report we take into account "inactive" employees whereas inactive employees are excluded of the Annual Report on Form 10-K KPI. See the Methodological note at the end of this Report).

Criteo opened an office in Romania in September 2024. Initially, we started with 8 employees, and by the end of December 2024, our headcount had grown to 18. Romania was chosen as a new location due to its strong IT talent pool, competitive costs, suitable location for business operations, as well as the presence of our contractors. We anticipate that Romania will evolve into a new hub for R&D.

CRITEO	2023 (N-1)				2024 (N)				Var. (N/N-1)
Entity	Women	Men	Not declared	Total	Women	Men	Not declared	Total	
APAC									
Criteo KK (Japan)	60	60	0	120	63	54	0	117	-3%
Criteo Singapore Pte. Ltd. (Singapore)	37	20	0	57	31	18	0	49	-14%
Criteo India Pvt Ltd. (India)	72	140	0	212	93	178	0	271	+28%
Criteo Korea Ltd. (South Korea)	30	29	0	59	32	27	0	59	0%
Criteo Australia Pty Ltd (Australia)	10	25	0	35	7	15	0	22	-37%
Criteo Advertising (Beijing) Co., Ltd (China)	9	5	0	14	12	4	0	16	+14%
AMERICAS									
Criteo Corp. (United States)	333	358	2	693	327	326	1	654	-6%
Criteo do Brazil LTDA (Brazil)	39	40	0	70	39	37	0	76	+9%
Criteo Canada Corp (Canada)	10	25	0	35	11	32	0	43	+23%
EMEA									
Criteo Europa S.L. (Spain)	304	292	4	600	308	310	2	620	+3%
Criteo Ltd (U.K.)	38	43	0	81	42	52	0	94	+16%
Criteo GmbH (Germany)	47	38	0	85	57	99	1	157	+85%
Criteo France SAS (France)	27	24	0	51	23	18	0	41	-20%
Criteo Technology (France)	288	635	1	924	284	633	1	918	-1%
Criteo SA (France)	15	9	0	24	11	8	0	19	-21%
Criteo S.R.L (Italy)	9	15	0	24	8	11	0	19	-21%
Criteo BV (Netherlands)	6	13	0	19	6	12	0	18	-5%
Criteo España S.L (Spain)	6	10	0	16	4	9	0	13	-19%

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CRITEO	2023 (N-1)				2024 (N)				Var. (N/N-1)
Entity	Women	Men	Not declared	Total	Women	Men	Not declared	Total	
Criteo Rek Hiz ve Tic. AŞ (Turkey)	6	5	0	11	0	0	0	0	-100%
Criteo MEA FZ LLC (UAE)	3	3	0	6	5	5	0	10	+67%
Criteo Nordics AB (Sweden)	0	3	0	3	0	3	0	3	0%
OOO "КРИТЕО" [**LLC CRITEO**] (Russia)	0	1	0	1	0	1	0	1	0%
Mabaya (Doobe In Site LTD) (Israel)	12	21	0	33	12	22	0	34	+3%
Iponweb GmbH (Berlin)	14	62	1	77	0	0	0	0	-100%
Iponweb Inc. (New York)	18	19	0	37	0	0	0	0	-100%
Bidswitch GmbH (Switzerland)	0	0	0	0	0	0	0	0	N/A
Bidswitch Inc (U.S.)	0	0	0	0	0	0	0	0	N/A
Iponweb GmbH (CH) (Switzerland)	0	0	0	0	0	0	0	0	N/A
Iponweb Limited (U.K.)	2	15	0	17	0	0	0	0	-100%
Iponweb Labs Limited (Cyprus)	52	151	2	205	47	146	1	194	-5%
The MediaGrid Inc. (U.S.)	0	0	0	0	0	0	0	0	N/A
Iponweb Labs LLC (Amernia)	33	57	2	92	25	49	2	76	-17%
Brandcrush Pty Ltd. (Australia)	0	0	0	0	0	0	0	0	N/A
Criteo Technology SRL (Romania)	0	0	0	0	2	15	0	17	N/A
Total	**1,480**	**2,118**	**12**	**3,601**	**1,449**	**2,084**	**8**	**3,541**	**-2%**

As of December 31, 2024, the 1,449 women in our headcount represented 41% of the total workforce of 3,541 employees. Young people (below 35 years old) account for most of Criteo employees.

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Workforce breakdown by age	2023 (N-1)	2024 (N)	Var. (N/N-1)
Under 25	133	92	-31%
Between 25 and 29	834	738	-12%
Between 30 and 34	1,091	1,088	0%
Between 35 and 39	791	805	+2%
Between 40 and 44	414	447	+8%
Between 45 and 49	207	224	+8%
50 and above	140	147	+5%
Total	**3,610**	**3,541**	**-2%**

2. RECRUITMENT AND TERMINATIONS

Attracting top talent is a cornerstone of Criteo's success, and we prioritize delivering an exceptional candidate experience. Guided by our core values "Open, Together, Impactful", our people team is dedicated to attracting and retaining the best talent.

Our **Employer Value Proposition** is at the very core of the Criteo Culture Book. This book, shaped by feedback from employees and leaders, highlights what makes Criteo unique for clients, partners, and prospective talent.

Building an excellent R&D team has always been a critical challenge and a top business priority. To meet this need, R&D recruitment is managed by a specialized R&D talent acquisition ("TA") team. This team focuses on identifying, connecting with, attracting top-tier candidates, and converting them into qualified applicants. The R&D TA team collaborates closely with the TechHiring Guild[34], ensuring a rigorous and consistent process for assessing technical skills throughout the hiring process. The R&D team identifies and attracts candidates before they graduate through our Campus program.

In 2024, Criteo partnered with six colleges in France and participated in four career forums. Those events enable us to promote our activities directly to students, meet with candidates, collect resumes, and organize future interviews. In 2024, we established a new position within the recruitment team: a Global Campus Program Specialist based in France. This role is dedicated to enhancing our internship program by making it more global and better organized, ultimately improving the experience for both Hiring Managers and students during their internships.

[34] The TechHiring Guild is an internal group which consists of engineers and talent acquisition experts. This group meets every two weeks to challenge and continuously improve the recruiting process. Whether it's about the process flow, renewing coding exercises, improving the candidate experience, *etc*.

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New Hires & Terminations	2023 (N-1)	2024 (N)	Var. (N-1/N)
New Hires	638	579	-9%
Terminations	768	648	-16%
Employee's initiative	374	307	-18%
Employer's initiative [35]	246	214	-13%
Other (e.g., end of fixed-term contract)	148	127	-14%

We diligently track our attrition rate and have intensified our efforts to gain deeper insights into it. To this end, we have developed a comprehensive database that allows us to analyze departure reasons and more accurately forecast attrition rates across different geographic regions and employee segments.

We make every effort to retain our employees by regularly monitoring their engagement rate and ensuring that they enjoy a flexible working environment that allows for their well-being, inclusion, and development (see in the following sections).

3. COMPENSATION AND BENEFITS

In the Tech industry, compensation is a critical differentiating factor if a company wishes to attract and retain talents and stand out from the competition.

Criteo set up **Global Compensation Guidelines** to ensure that compensation offered is competitive depending on several criteria, including jobs and expertise levels, and geographical areas. This is enforced by Criteo's compensation and benefits team, who monitors the market and performs salary surveys for all components of employees' compensation. A yearly review of salary levels is conducted across the Company, ensuring that compensation abides by the Global Compensation Guidelines. The compensation and benefits team also oversees practices across Criteo' entities, considering country-level specificities with the help of local people teams.

In 2024, annual base and variable salary compensation payouts were €355,596,266.22[36].

We monitor any potential salary gaps across populations depending on gender, age, or location, while considering local practices according to job categories and level of experience. Every year, Criteo leads a comprehensive analysis of salary levels across the Company. The purpose of this analysis is to assess the competitiveness of an employee's base salary compared to market equivalents and to identify any residual pay disparities between men and women.

Each year, Criteo conducts an annual corrective measure to bridge the gap between employee's alignment within teams (woman *vs.* man, new joiners *vs*. tenured employees, or any other type of discrepancies that could be noticed). This measure, designed to support the Pay Parity Action Plan, was conducted successfully in 2024: for gender pay gap, the average compa-ratio is 0.91 for men and 0.90 for women before calibration.

However, the Pay Parity Action Plan is a long-term endeavor, as it goes beyond short-term measures and intends to solve the issue permanently. Criteo remains mindful about potential pitfalls that could trigger a salary gap between women and men in the future, such as top management recruitments or insufficient levels of wage verification and monitoring.

The purview of our **Pay Parity Action Plan** is comprised of the following areas:

[35] Including redundancies and restructuring.

[36] For all Criteo entities.

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CRITEO.COM At hiring At merit cycle At promotion & mobility After a leave of absence - Ensure pay equity by running quarterly analysis on New Hire offers per gender - Training for managers - Ensure balanced performance rating distribution per gender - Ensure average increase is balanced between women and men employees based on performance - Ensure equal access to promotion and internal mobility opportunities - Perform analysis on average increase proposed during promotion based on gender - Ensure compensation analysis conducted upon return of leave of absence - Specific to maternity – ensure employees on maternity leave receive an increase as any other employees during cycles - Offer a career discussion when employees return from leave As per French regulations, we disclosed our Women-Men Equality Index for France which reached a score of 94/100 (for 2023). We also disclose a breakdown of Criteo's Named Executive Officers' compensation, which is available in the Company's Proxy Statement here. In addition to compensation, employee benefits are a pivotal point in the very competitive Tech industry and a key component for talent recruitment. Some of the major topics addressed by the compensation and benefits roadmap are in line with Criteo's DEI, and safety and well-being strategies available in the "Social - Section III.4" section of this Report (e.g., the Carrot Fertility and Family Forming program). For example, we enhanced our well-being support for Criteo employees by expanding our existing provider's services to six additional countries, resulting in a more comprehensive and flexible offering. The majority of countries where Criteo operates have some form of well-being program in place, with new programs being introduced to remaining locations in 2025. At every insurance or program renewal, we assess market competitiveness and propose enhancements. For instance, in 2024, Criteo added an additional health plan in Germany and Japan, as well as a long-term disability plan in Japan, increased accident coverage in Spain and life coverage in Cyprus, devised an interim plan in Romania until there were enough employees to implement a group health plan, and increased the meal voucher amount in Brazil. 4. SAFETY AND WELL-BEING AT WORK Adapting to New Ways of Working Following the working policy established in 2020 and subsequent employee feedback, Criteo's Flexible Work Approach was launched in 2022. Aligned with our values of being "Open, Together, Impactful", this approach is based on trust and lets employees choose to work from home, work from an office, or do a mix of both, with some exceptions for employees whose on-site presence is deemed essential (e.g., IT, workplace safety). In 2022, we created a flexible working steering committee. The governance structure of the committee was reviewed, and members continue to work on various projects such as improving the Flexible Work Approach, employee engagement, and social events strategy.

CRITEO.COM Criteo continues to provide financial support for each employee to buy suitable remote working equipment (screens, ergonomic chairs, desks, etc.). We also provide learning resources to all employees to support healthy and effective working habits in a flexible work environment, including recommendations for successful hybrid work, safety tips for working from home, guidelines for effective virtual meetings, and many resources to support everyone's balance through breaks and disconnection. In 2024, we enhanced our investment in in-person connections, supporting team events and encouraging Criteo employees in key locations to come together for gatherings, events, and collaborative work activities. Our goal was to cultivate a stronger sense of community, deepen collaboration, and strengthen the employee experience and connection to our culture. Promoting Employee Well-being At Criteo, we are committed to creating a positive work environment and believe that well-being at work ultimately results from a wide array of initiatives, such as the Flexible Work Approach mentioned above in this report. Aside from those, many initiatives have been launched and continued throughout the year. As a key measure, Criteo continues to provide an Employee Assistance program across all countries. This is a free and confidential external helpline that is available 24/7 for support on various issues. Employees in all countries can also access free counseling sessions through an external provider in their local languages. The program also helps with daily life matters, such as finding child and elder care and accessing legal and financial services. In 2022, Criteo expanded its support initiatives by establishing an internal network of Mental Health First Aiders. Comprised of trained employees, this network is equipped to recognize common mental health challenges, address potential concerns, and engage in non-judgmental conversations, complementing the external support already in place. These first aiders can act as a first point of contact for colleagues facing mental health challenges or crises and can guide them to professional support if needed. To date, 100 employees globally have received their certification, and we plan to continue growing this support network in 2025. We also ask employees to provide feedback on their well-being, work-life balance, and workload once a year through a questionnaire, and to have a follow-up one-to-one conversation with their manager to discuss their well-being at work and agree on actions if needed. In 2024, this annual Well-being Check-In campaign was conducted worldwide during Q2. Through this initiative, Criteo proactively extends the Company's response to a French regulatory requirement to all employees across the globe. Unlike the engagement survey, the feedback and the conversations are not anonymous and allow for personalized follow-up. This process is not mandatory, although Criteo highly encourages all employees to participate. In 2024, 58% of employees provided their feedback through the questionnaire, and 86% of them said their workload allowed them to have a fair work-life balance. To help managers conduct those conversations about well-being, specific training, toolkits and materials were designed for them. These elements are accessible to all employees globally. Criteo is deeply committed to promoting awareness, equipping employees with the tools to prioritize their mental health and well-being, and fostering management practices that encourage healthy work habits. To this end, multiple manager-level training sessions have been conducted on crucial topics such as psychological safety and navigating difficult workplace conversations. In recognition of Global Mental Health Day, comprehensive resources were shared with employees, complemented by a series of dedicated events.

CRITEO.COM Criteo's online training catalog offers a wide range of accessible courses, covering subjects like mindfulness, resilience, and stress management. Additionally, the dedicated well-being hub on the intranet provides employees with immediate access to valuable resources designed to support their mental health. In 2024, this hub was redesigned to enhance usability and accessibility Every Criteo employee, along with up to five friends or family members, enjoys complimentary access to a well-being app, Headspace app—a benefit embraced by over 1,400 actively engaged employees. Headspace offers a wide array of resources, including mindfulness exercises, meditation sessions, workouts, sleep aids, nutritional guidance, and more. In 2024, Criteo employees primarily utilized this service to enhance focus at work and improve sleep quality, with users engaging with the app's content an average of nine times per month. Additionally, most offices are equipped with standing desks available to employees without the need for a medical prescription, while ergonomic seating can be provided upon request with a prescription. These options are tailored to meet individual needs, ensuring greater comfort and productivity in the workplace. To further support well-being and focus, Criteo continues to observe "Quiet Fridays" on the first Friday of every month—designated as meeting-free days to encourage time for self-development, reflection, learning, and uninterrupted work. Safety at Work Safety at Criteo At Criteo, ensuring the Health, Safety, Environmental, and Physical Security ("HSEPS") of our people, operations, and communities is a cornerstone of our business practices. Guided by a culture of care and innovation, we have taken a major step forward by appointing a dedicated safety professional to develop and implement a robust HSEPS Management System. This initiative aims to establish a global standard and embed HSEPS principles across every aspect of our operations worldwide. HSEPS Management System To ensure a unified and consistent approach, our HSEPS Management System has been designed in alignment with internationally recognized ISO standards. It provides a global framework adaptable to the specific regulatory requirements of local operations. The key standards underpinning this framework include: • ISO 45001: Occupational Health and Safety Management Systems • ISO 14001: Environmental Management Systems • ISO 9001: Quality Management Systems New Policies and Manual Criteo has introduced three foundational policies: HSE Policy, Cardinal Rules, and Physical Security Policy. These are supported by a comprehensive HSEPS Manual. These documents are currently in the consultation phase before final approval and are expected to be implemented in 2025. Together, they establish a clear roadmap for achieving excellence in health, safety, and security. Training and Awareness We have developed a general HSE induction e-learning module tailored for all Criteo employees and contractors. This module provides foundational knowledge on HSE principles and is complemented by site-specific training programs

CRITEO.COM in development. These resources will ensure that all new joiners are fully equipped to integrate safety practices into their roles, with annual refresher courses to reinforce awareness and compliance. Comprehensive Protection Measures To safeguard our people and assets, we are implementing advanced physical security solutions that are integral to creating a secure environment for all employees and visitors. These include: • Access control systems • Video surveillance (at applicable sites) • Partnerships with local site security International SOS Tool Recognizing the importance of employee safety during business travel, Criteo relies on the International SOS Assistance Tool. This tool enhances existing emergency support provided by our healthcare insurer by offering: • A 24/7 hotline for immediate assistance on security-related issues • Real-time tracking of employee travel for rapid identification and outreach in emergencies This comprehensive solution reflects our commitment to ensuring the safety and well-being of our workforce, wherever they may be. Looking Ahead Criteo's commitment to advancing HSEPS is unwavering. By leveraging data-driven insights, fostering strong partnerships, and cultivating a culture of continuous improvement, we are shaping a safer, more sustainable future. Together, we strive to protect our people, empower our operations, and contribute positively to the communities and environments in which we operate. 5. SKILLS MANAGEMENT AND DEVELOPMENT In the following section, the various types of learning and development solutions we provide are referred to as: • Instructor-led trainings: live trainings and virtual classrooms where: o Live training refers to training delivered face-to-face by an internal or external trainer. o Virtual classrooms refer to virtual training delivered by an internal or external trainer via teleconferencing. • Online trainings: trainings autonomously followed by employees through digital learning platforms • Coaching sessions: 1-to-1 sessions with a coach on well-being, professional development, leadership and maximizing strengths • Mentoring: A mentor/mentee program focused on soft skill development To be noted that the decrease in training hours in 2024 was expected, as the L&D team focused more on coaching and mentoring to support employee growth. Criteo now uses a blended learning approach that combines in-person, virtual workshops, online courses, micro-learning, team-level workshops, formal certifications, and coaching. This approach prioritizes quality and practical development over the number of training hours

CRITEO.COM a. Instructor-led Training 2024 Highlights Top Talent Program "Leadership Journey" The Leadership Journey is an eight-month global development program designed to foster the growth of Criteo's top talents. The program's objectives are to build leadership capabilities, accelerate business effectiveness and success, create development and growth opportunities, expand the Criteo community and network, and foster our culture, values, and leadership behaviors. In 2024, 28 participants followed a full training program, including leadership workshops, learning expeditions, e-learnings, and individual and group coaching. Manager Development Criteo continues to expand the development program which aims to support Criteo managers in building their Leadership Behaviors. The program includes three different tracks: • Success makers: a six-month, in-house training program designed for new or recently promoted managers (i.e., with less than two years of managerial experience), launched in 2024. The program combines live facilitation, digital training, mentoring and coaching. • Future makers: a six-month skills development journey tailored for senior managers, with the aim of developing Criteo's Leadership Behaviors and creating new leadership habits. In 2024, 122 managers went through the program. Participants have reported positive feedback on the relevance, usefulness, and impact of the program to their role as managers. • Managers' circle: groups allowing connection, social learning, and sharing of best practices between managers. All managers are invited to join this group whether they are hired as a manager or promoted into a management role. Perform and Develop Webinars Criteo's approach to Perform and Develop helps employees and managers drive performance. The learning and development ("L&D") team supported the Perform and Develop Cycle with "Just-in-time webinars" to promote timely information on our Perform and Develop process for all Criteo employees and managers. Criteo Interviews At Criteo, our goal is to attract and retain world-class talent, and we're committed to finding the right people for the right roles. In collaboration with our global TA team, we designed a new training program that gives hiring managers the knowledge and skills to hire the best talents. The virtual workshop trains interviewers on how to conduct performance-based interviews, evaluate candidates, and make effective, fair, and inclusive hiring decisions. Global Onboarding Live Sessions Criteo revamped its Global Onboarding program designed to enable a smooth and engaging transition for new Criteo employees. During their first week at Criteo, newcomers participate in the Criteo Landing onboarding journey, which consists of two main components: live sessions and courses that are available on our learning platform, Learning Quest. Topics include general Criteo information on its business and strategy, opening hours of IT services, and life at Criteo.

In-class Solution Based on Learning Catalog

Criteo provides employees with an extensive catalog of in-class trainings. This catalog is aligned with employees' individual development plans, and employees can freely enroll in the in-class training courses available in the catalog. In 2024, the catalog has been expanded with new e-learnings, webinars, workshops, and coaching programs. The catalog will be updated quarterly.

We have worked with three external vendors to deliver skill-building webinars and workshops for all Criteo employees. In 2024, 33 webinars and workshops were delivered on topics of: managing hybrid teams, change agility, productivity and prioritization, conflict handling, effective communications.

Developing Team Strengths

In 2023, Criteo started using the "CliftonStrengths" tests developed by Gallup to help employees self-assess their strengths. Self-assessments are debriefed by a coach through a 1-hour coaching session, and the L&D team facilitates team sessions based on the team's collective strengths. These sessions aim to foster collaboration and help teams achieve their objectives by helping them use their strengths on a day-to-day basis. Up to this date, Criteo has facilitated in-person and virtual sessions for 48 teams and 453 employees. During 2024 Criteo had 13 internal coaches and facilitators who deliver this offering. In 2024, due to its success and positive feedback from employees, the program has been scaled up with more internal facilitators and coaches: we welcomed five new coaches and facilitators who are certified by Gallup.

Beyond formal training programs, more is happening on the ground that include cross-functional teams and organizations, peer-to-peer knowledge sharing, and social learning initiatives. These more informal and *ad-hoc* activities are locally driven, facilitated, and form a significant part of the overall learning experience that are integral to fostering Criteo's dynamic learning culture.

The satisfaction rate of instructor-led trainings is 4.5 out of 5.

In-class Training KPIs

IN-CLASS TRAINING	Training hours	Average training hours per employee	Average training hours per trained employee	% of trained employees
2023	7,243	1.7	4.9	37%
2024	3,311	1	2.9	29%
% evolution	-54%	-52%	-41%	-8%

b. Online Training 2024 Highlights

Criteo provides all employees with four online training platforms[37] which provide access to over 100,000 training courses and allow free registration to workshops.

[37] Coursera, Speexx, LinkedIn Learning and Learning Quest.

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In 2024, Criteo advanced its internal learning ecosystem by further implementing our Learning Management System (LMS)—Learning Quest. This platform enhances flexibility in content creation and management, reducing reliance on external providers while enabling real-time adaptation to employees' evolving training needs. A key advantage of Learning Quest is its integration of most training workshops and events, creating a unified entry point for users. This consolidation improves reporting on training completion and streamlines the management of individual learning paths.

The **Management Performance Cycle** is anchored by two key milestones: the June and October check-ins. As part of this initiative, tailored e-learning modules are developed to address essential internal processes. These include practical training on topics such as "How to Give Feedback" and "How to Evaluate Employee Performance."

Within the **Criteo Interview program**, the "Criteo Hires" e-learning module was introduced to equip managers, interviewers, and recruiters with critical insights into the hiring process. This includes training on our DEI practices as well as recruitment compliance procedures.

To enhance our Global Onboarding Live Sessions, we launched the "**Welcome to Criteo**" e-learning. This initiative provides newcomers with the essential tools and knowledge to thrive in their roles and integrate seamlessly into the organization. The program includes interactive modules, videos, quizzes, and opportunities to consolidate learning through live virtual sessions. By introducing employees to our Company culture, values, policies, and procedures, it lays the foundation for a rewarding and successful career journey at Criteo.

We continued to deploy the **People Processes program,** which is a digital learning path for managers that includes four to five modules covering topics such as recruitment, daily management, performance, and onboarding. In 2024, we simplified performance review processes with new June and October check-ins, updated the digital learning, and ran live workshops and webinars.

Additionally, our platform has expanded its language offerings beyond English to cater to a more diverse audience. It is refreshed annually with new content to align with the organization's evolving business priorities.

Online Training KPIs

ONLINE TRAINING	Training hours	Average training hours per employee	Average training hours per trained employee	% of trained employees
2023	22,487	5.2	7.8	72%
2024	18,909	5	6.1	78%
% evolution	-16%	-12%	-22%	+6%

In addition to the core trainings mentioned above, employees completed extra online trainings representing roughly 8,423 hours, covering subjects as Preventing Harassment in the Workplace (35%), the on-boarding modules «FlyCriteo» and «Welcome to Criteo» (12%), Security for us (15%), and Code of Business Conduct & Ethics (37%).

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c. Criteo's Coaching Offer

Coaching is a powerful tool to empower our employees to tap into their full potential and bring their whole selves to work. It is also a great tool to enable global business growth.

We developed various coaching options to meet the needs of every level:

- For Individual Contributors and Team Leads:

In 2024, Criteo expanded its internal coaching program **CoachMe** to reach a wider employee base, enabling personalized coaching sessions on career development, work-life balance, and professional efficiency. The program successfully achieved its goal of training 24 internal coaches and facilitated coaching for 171 employees in 2024. Additionally, it allows coaches to conduct self-assessments in three key areas: Career Growth, Professional Efficiency, and Work-Life Balance.

- For Managers:

As part of the program **Future Makers**, coaching is provided through BetterUp, a leading platform in the coaching market. Participants benefit from on-demand coaching with flexible session frequencies tailored to their needs. These sessions typically last 45 minutes to 1 hour and occur once to twice per month.

- Coaching for Executive & Senior Leaders:

Executive and Senior Leaders are supported in enhancing their leadership and development capabilities through high-quality executive coaching. In November 2023, a coaching program designed by BetterUp was launched for senior directors and leadership team. Additionally, Criteo introduced strengths-based coaching for all using the CliftonStrengths tool.

Coaching offer KPIs

Coaching Offer	Coaching hours	Average number of coaching hours per coached employee	% of coached employees
2023	1,085	3	8%
2024	2,249	3.1	18%
% evolution	**+107%**	**+3%**	**+9%**

d. Criteo's Mentoring Offer

In 2024, we introduced a new standalone offering, the **Criteo Global Mentoring program**, powered by the MentorcliQ platform. This 6-month internal, open mentoring initiative focuses on developing soft skills, fostering meaningful connections between mentors and mentees through relationships built on mutual respect and trust.

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CRITEO.COM The program provides a unique opportunity for both mentors and mentees to share experiences, exchange knowledge, and learn from one another. At Criteo, we believe mentoring is a powerful tool for professional growth— helping participants reflect on their careers, expand their networks, explore new ideas, celebrate achievements, and find valuable support along the way. e. Hackathon At Criteo, we foster innovation and different ways of thinking. Our Hackathon aims to foster innovation and cross- collaboration around the globe and is one of the oldest and greatest traditions at Criteo. Every year, hundreds of employees get together for the opportunity to innovate, collaborate, get out of their comfort zone, learn new skills, and bring their ideas to life. Hackathon 2024 was a remarkable edition with 409 participants. The collaborative spirit led to the development of 74 innovative projects (+5% vs. 2023), including several in a CSR-focused track, spanning across 20 offices worldwide.

CRITEO.COM IV. Employee Relations, Inclusion, and Diversity at Work 1. EMPLOYEE RELATIONS a. Internal Communication Twice a quarter, Criteo hosts Global All Hands which are webinar-style meetings that give the leadership team a platform to share the strategy and other important information with employees all over the world. In 2024, the format was enhanced to further employee engagement. All employees now get a chance to give feedback, suggest improvements and topics for future sessions through a survey that is sent after each Global All Hands. As a publicly listed company, we also run specific Earnings sessions as part of Global All Hands each quarter to cover Criteo's financial results with employees. These meetings provide key business updates and allow employees to ask questions. Additionally, each team has regular functional "All Hands" to cascade further information on key business priorities and performance metrics. In 2024, the internal communications team launched the Newsroom to keep employees informed about leadership and Company communications. Newsroom is a central place on our intranet. It gives direct access to any company- wide information which can be sent through various channels (e.g. email, Slack), replacing the need to search for information. b. Culture of Feedback and Engagement At Criteo, we promote feedback as an important part of our Company culture. The people team supports managers and employees through dedicated trainings to give and receive feedback in a constructive way. The performance review process includes additional feedback conversations between managers and employees, and it has transitioned into shorter, more frequent check-ins to make the process easier and more consistent throughout the year. We actively gather feedback on the employee experience through onboarding and exit surveys to understand how new hires perceive the onboarding process and identify reasons for employee departures. We learned that we have opportunities to strengthen internal career opportunities to improve employee retention. Criteo also regularly runs company-wide employee surveys to measure engagement over time. Criteo VOICES is our recurring employee listening program that allows us to measure employees' engagement and understand where we need to focus our attention to drive our business and our culture forward. In both surveys, we measure employee engagement by asking five questions: • Would I recommend Criteo as a great place to work? • Does Criteo inspire me to do my very best? • Am I proud to work for Criteo? • Do I rarely think about looking for a job at another company? • Do I see myself still working at Criteo in two years' time? In response to these surveys, we held five sessions with all Criteo managers to focus on strengthening team engagement. To maintain a close connection with employees, we measure engagement multiple times a year through a full engagement survey and two shorter pulse checks. While the pulse checks track engagement scores over time,

CRITEO.COM the full survey provides deeper insights, including scores and feedback on a broader range of topics, along with approximately 2,200 qualitative comments from employees. The main strengths identified through our engagement surveys in 2024 were the following: • Managers of teams – Respondents feel Criteo demonstrates genuine care for well-being, listens to feedback, and keeps employees informed. • Goals alignment – Respondents say that they are clear on how their work contributes to achieving Criteo's goals. Managers receive immediate access to their team’s feedback from these surveys and are encouraged to hold open discussions about strengths and areas for improvement. To support them, we offer resources and training to enhance team engagement. Additionally, we collaborate with leadership, People Business Partners ("PBPs"), Criteo’s culture team, and other stakeholders to analyze global feedback and implement actions to address identified concerns. At the company level, survey results and key focus areas are shared with employees through written communications and at Global All Hands meetings, ensuring transparency and alignment across the organization. In 2024, we enhanced the Manager Effectiveness Survey to now assess: • Effective manager behaviors that are defined in Criteo's new Effective People Management Framework (e.g., goals setting, regular 1:1s, and well-being.) • Criteo's Leadership Behaviors, a set of behaviors that drive our shared success at Criteo (see Our Culture and Values in "Introduction - Section I.3" section of this Report) This survey is an opportunity for Criteo employees to provide their direct managers with insights on the areas in which they feel well-supported, as well as opportunities for improvement. Managers get access to a detailed report of the feedback provided by their team. They are encouraged to review the feedback with their own managers and use it as input to define their own goals for growth and development. We continue the Criteo Adventure Global Onboarding program to enhance new team members' experiences. With the aim to create a seamless and impactful experience for each new hire, this program provides newcomers with the essential knowledge and resources needed to excel at Criteo. The overall onboarding journey includes three levels: • Global level (Criteo Landing): providing all employees globally with consistent experience and resources • Local level (Criteo Explorers): allowing employees to learn more about their office locations, understand their local employee benefits, and ask questions specific to the country/location they work in • Role level (Criteo Role Trek): giving employees access to a role and function-specific onboarding within their teams or divisions The Criteo Adventure Global Onboarding program is designed to provide long-term support as the overall process lasts a total of six months from the pre-onboarding actions to the completion of the mid-year touchpoint. Dedicated surveys are also a key element to ensure the quality of the onboarding experience. In 2024, as part of the onboarding process, a new platform was launched to automate the matching process for the Buddy program where each new joiner is paired with an experienced employee to support them with the social aspects of the Company. In 2024, we launched a brand-new add-on, designed specifically for new Criteo managers, both for newly hired and newly promoted ones. Every new manager receives a welcome email packed full of resources, including: the new

CRITEO.COM Managers' Playbook, a link to the mandatory People Processes for Managers on Learning Quest, and information about one of our relevant manager courses - Success Makers program or Criteo's Future Makers program. In 2024, we also worked on strengthening our Company culture by reinforcing the role and the work of Criteo's culture team, a cross-functional team composed of members from various teams and regions. Working with this group of Criteo employees allows us to gather direct input from employees across regions and share it with the CEO and the Chief of Staff. The culture team has mostly been focused on offering suggestions to strengthen Company culture, improve communication between leadership and employees, and foster employee well-being. c. Employee Recognition The Spotlight is Criteo's global recognition program, available for all employees. This platform was launched in 2019 with the objective to reward every small or big achievement employees are accomplishing at Criteo. The program includes social recognitions to applaud everyday contributions, point-based recognitions to reward achievements performed during a month, and quarterly standing ovations to reward outstanding achievements. The platform also allows employees to recognize great actions performed through the Criteo Cares program or even to celebrate employees' milestones within Criteo (hiring, promotions, return from long-term leave, Criteo anniversaries, etc.). 2. DIVERSITY, INCLUSION, AND EQUAL OPPORTUNITIES a. Criteo's Strategy for DEI DEI is at the heart of Criteo's values. While this commitment is embodied by all employees, Criteo's dedicated DEI team is responsible for spreading a day-to-day DEI culture, embedding it into Criteo's DNA, and acting as a bridge between employee community groups37F 38 and the leadership team. Spread across different regions, our DEI team works closely together to ensure that DEI remains a priority across all of our locations. Established in 2021, our DEI strategy is communicated in Criteo's Global DEI Vision and Commitments 38F 39, Criteo's DEI Policy, and Criteo's Inclusion Index (see hereafter) – among other major initiatives. Today, our priorities are: • Strengthening our culture of inclusion (and maintaining our high Inclusion Index score) through learning programs, workshops and leadership engagement • Increasing our efforts to attract and retain diverse talent, including women in Tech roles, disability inclusion, and underrepresented minorities in the U.S. • Strengthening our commitments through engagement and programs via Criteo Cares and community groups roadmap delivery • Ensuring full pay equity across all Criteo locations globally The main crosscutting elements of Criteo's DEI strategy are focused on developing inclusive hiring programs and practices (Open Path program, Criteo Hires, Voluntary Disclosure Form & Dashboard), retaining our diverse talent via 38 Employee Resource Groups. 39 More details on Criteo's website here.

CRITEO.COM sponsorship programs (Women in Tech roadmap, Elevate program), and strengthening our inclusive culture via the Preventing Harassment training, the Disability Inclusion roadmap, our Criteo Cares communities roadmap, and the Inclusion Index. The following sections offer a more detailed vision of Criteo's policies, commitments, and actions toward gender equality, the LGBTQIA+ 39F 40 community, all types of families, social diversity, people with disabilities, and BIPOC 40F 41 Communities, as well as a focus on general non-discrimination procedures and measures. DEI Objectives 2024 Diversity – Representation of varied identities and differences, collectively and as individuals Equity – Fair treatment, access, opportunity, and advancement for everyone at Criteo Inclusion – The sense of belonging and value that is felt throughout Criteo 1. Focusing on Hiring Programs • Increasing women in Tech roles41F 42 to 26% by 2030 • Strengthen disability inclusion – attraction, hiring, and onboarding • Supporting inclusive hiring practices (inclusive hiring training & Voluntary Disclosure Dashboard), including with respect to underrepresented minorities in the U.S. 2. Developing and Retaining Diverse Talent • Career development and sponsorship for under-represented groups • Career development and sponsorship for Women in Tech Network • Global mentoring program 3. Strengthening our Inclusive Culture • Maintaining our very high Inclusion Index • Preventing harassment training • Engaging employees in the Criteo Cares program Global Inclusion Index In 2021, Criteo established its first Inclusion Index, to evaluate our culture of belonging, authenticity, psychological safety, and inclusive leadership. Our inclusion score was reassessed in July 2024, revealing a score of 80 /100. All employees who had been with Criteo for over three months at the time of the survey were eligible to participate. With a participation rate of 79%, this included 2,656 Criteo employees. DEI Survey In 2022, we conducted an in-depth DEI study in collaboration with a specialized provider. The study was voluntary and anonymous, including specific self-identification questions to help us better assess our workforce composition and the inclusivity of our culture. The 2022 survey supported the cultural findings from our Inclusion Index and gave 40 Lesbian, Gay, Bisexual, Transgender, Queer, Intersex, and Asexual. 41 Black, Indigenous, and People of Color. 42 Women in Tech roles include women in R&D, Internal IT, Products, Analytics, RTB-Tam (Real Time Bidding-Tam, Global Supply and Business Development), S&O Developers (Global Automation Development), Technical Onboarding, and Technical Solutions- Client Focus & and Technical Solutions- Solution Focus.

CRITEO.COM us deeper insights into topics of fair management, career development, workplace flexibility, workplace safety, and recruiting and hiring. While the survey was not repeated in 2024, we included these DEI questions in Criteo VOICES survey, which is a broader employee survey. Our focus for the year was dedicated to sustaining and enhancing the outcomes achieved in the 2022 survey. Actions from survey insights: Career Development Fair Management Workplace Safety Clarity around internal career paths Promotion of internal career vacancies and voyager (short term assignments) Mentoring program CoachMe program Communication and Clarity of Promotion Guidelines Launch of Future Makers program (Manager Training) Mandatory e-learnings (Preventing Harassment and Code of Business Conduct & Ethics) Reinforcing internal guidelines to raise a concern or a complaint Mental Health First Aid Accreditation In 2023, a Voluntary Disclosure Form was also integrated into our application process, allowing applicants to share sociodemographic information (age, gender, etc.). This form is optional and complies with the laws of each country where we operate. For instance, information of race and ethnicity is included only for applicants in the U.K. and U.S., where legislation permits. This initiative provides insights into the inclusivity of our current recruitment process. In 2024, we launched the Voluntary Disclosure Dashboard, enabling the TA and DEI teams to view candidates' responses to the voluntary disclosure form. This tool helps monitor the number of diverse candidates applying to Criteo and track their progress through each stage of the recruitment process. DEI Learning Paths Launched in 2021, DEI Learning Paths are online training courses, available to all employees, aimed at strengthening employees' commitment by providing them with a wealth of knowledge on DEI topics. In 2022, training materials related to Criteo's new Anti-Harassment and Discrimination Policy were also offered as part of our DEI Learning Paths. All employees globally are required to complete a mandatory annual training with diverse topics (among which anti-harassment and discrimination are included – see the end of the section). In 2024, we delivered two specialized disability inclusion training sessions to the people team. The first, for the TA team, focused on understanding disability in the workplace, managing disabilities, and inclusive recruitment processes, including defining needs, analyzing resumes, interviews, and onboarding. The second, for PBPs and the people ops42F 43 team, covered similar foundational topics while also addressing recruitment, integration, and managing complex situations, such as reasonable adjustments and providing unbiased feedback. These sessions equipped teams with the tools to foster inclusion and better support candidates and employees with disabilities. Investing in New DEI programs Key DEI programs developed in 2023 and continued in 2024 included: 43 People operations, a strategic business function that puts employees first.

CRITEO.COM • Women in Tech Sponsorship program: Launched in 2023, this program is a dynamic initiative aimed at supporting the career development and retention of women in our Tech teams while fostering a more inclusive culture (see "Gender Equality at Criteo" section of this Report). • EmpowerU Sponsorship program: U.S.-specific, six-month initiative aimed at empowering employees, particularly addressing the underrepresentation of BIPOC individuals (see "Inclusion for the BIPOC Community" section of this Report). • The Pilot Mentoring program focuses on career and skills development primarly aimed at women in R&D (see "Gender Equality at Criteo" section of this Report). In 2024, we introduced a new feature called "Name Pronunciation!" in our HR tool. This function allows employees to record the correct pronunciation of their name, or to use phonetic, which will help significantly reduce mispronunciations. This feature will enhance our culture by promoting inclusivity and helping everyone feel valued. Awards received by Criteo for its commitment to DEI are listed in"Introduction - Section I.5" section of this Report. b. Presentation of the Criteo Cares Program Criteo's CSR approach consists of two main components: the strategic branch, which is led by the DEI and sustainability teams, and the employee engagement branch known as Criteo Cares. Launched in 2018, Criteo Cares aims to unify local initiatives, coordinate existing solidarity and sustainability actions across the Company, and maximize their overall impact. This program is referenced in several sections of this Report. Criteo Cares projects are driven by seven community groups 43F 44 and one committee: • Women@Criteo Community • Pride Community • BIPOC Community • Critenable Community • Parents Community • Green Community • Education Community • Giving Committee These community groups are led by active employee volunteers from various teams and regions. Comprising hundreds of employees from around the world, each community group has its own executive-level leadership sponsor, a dedicated internal website, and an annual roadmap. More information about the actions taken by each Criteo Cares community can be found in related sections throughout this Report. Through our volunteering and giving platform, launched in 2021 and called "Giving by Alaya/Benevity 44F 45", Criteo employees can support causes that are meaningful to them. This platform includes a wide variety of non-profit organizations to give our employees the freedom to use their two Volunteer Paid Time Off ("VPTO") days. To further 44 Also known as ERGs "Employee Resource Groups". 45 The Alaya platform (our vendor) was acquired by Benevity in 2022.

encourage employee engagement, Criteo introduced daily challenges for employees on the platform. Criteo hopes that the volunteering and giving platform will become an increasingly important part of employee engagement.

Criteo Cares program KPIs	2022	2023	2024
Number of Criteo employees who used their VPTO days (at least 0,5 day).[46]	368 employees (Approximately 11%)	391 employees (Approximately 11%)	424 employees (Approximately 12%)
Number of Criteo employees in the Criteo Cares program	1,332 employees (Approximately 40%)	1,473 employees (Approximately 41%)	1,876 employees (Approximately 53%)
Number of donations made by the employees through the "Give Back" program on Spotlight (more details on section "Employee Recognition")	$41,240 USD donated (532 donations)	$10,735 USD donated (180 donations)	$4,185 USD donated (59 donations)
Number of Criteo employees with an account on GIVING platform	1,845 employees (Approximately 55%)	2,099 employees (Approximately 58%)	2,574 employees (Approximately 73%)
Number of Criteo employees who took at least one action on the GIVING platform (do good + challenge) during the year	655 employees (Approximately 35%)	546 employees (Approximately 26%)	483 employees (Approximately 14%)

Building on the success of VPTO days, and aiming to further structure our approach, we drew inspiration from a best practice already in place at Iponweb by establishing a **Giving Committee**. This committee is tasked with developing actions linked to donations and volunteering throughout the year, in synergy with the Criteo Cares communities, as well as the DEI and sustainability teams.

The 2024 Impact Weeks at Criteo showcased our global commitment to making a difference, with dedicated periods in June for EMEA/Americas and August for APAC. Over 305 employees volunteered a remarkable 782 hours through 35 impactful activities across 15 countries, leveraging their VPTO to give back. This year marked several firsts such as the introduction of region-specific Giving Committee leaders and a dedicated APAC Impact Weeks.

In line with our volunteering program, we believe in giving back to society. Through our global talent, we have a variety of expertise and skill sets that are recognized as among the best in our industry. Therefore, our education initiative is rooted in several partnerships with non-profits supporting various communities via mentorship. Our employees have the opportunity to become mentors to young people, refugees, people experiencing professional reintegration, and more.

c. Gender Equality at Criteo

Criteo's Gender Equality Commitments

Criteo has made clear commitments towards advancing gender parity and is proud to drive meaningful change for women in Tech. This includes our commitment to sustain pay equity globally and improving career paths for women in Tech roles (see Criteo's priority KPIs and targets summary table in "Introduction - Section I.4.e" section of this Report).

[46] Criteo provides all employees with a maximum of two working days per year to participate in volunteering activities with local charities.

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We had 21% of women in Tech roles in 2024 and aim to increase by 1% every year to reach the worldwide average in 2030, which currently stands at 26%.

As a signatory member of the **Tech for Good**[47] **Call**, Criteo also made strong commitments to improving women's representation in leadership positions (more information available here).

Additionally, Criteo's **gender equality agreement** in France, renewed in December 2024 for four years, supports equal pay, diversity during recruitment processes, equal access to training, and equal opportunities for career development and promotions. As part of this agreement, several targets[48] were set, including eliminating unjustified pay gaps, increasing the proportion of women to 21% in tech roles and 34.5% of the total workforce in France within four years, and ensuring the promotion rate for women is at least equal to their overall representation in the French workforce.

Monitoring gender equality at all levels of the Company

Gender equality	Total employees		Managers		Directors and VP (Vice President)	
	2023 (N-1)	2024 (N)	2023 (N-1)	2024 (N)	2023 (N-1)	2024 (N)
Male	2,118 (59%)	2,084 (59%)	480 (67%)	451 (64%)	234 (70%)	226 (67%)
Female	1,480 (41%)	1,449 (41%)	239 (33%)	249 (36%)	102 (30%)	113 (33%)
Not Declared	12 (<1%)	8 (<1%)	2 (<1%)	0 (0%)	0 (0%)	0 (0%)
Total	**3,610**	**3,541**	**721**	**700**	**336**	**339**

Our long-term efforts to attract and retain women talents over the past seven years are demonstrating overall progress, as shown in the graph below:


PERCENTAGE OF WOMEN AT CRITEO
YEAR-TO-YEAR
36.3%
36.7%
38.6%
38.8%
40.7%
41.4%
42.9%
41.0%
40.9%
2016
2017
2018
2019
2020
2021
2022
2023
2024

[47] "Tech for Good" literally means "technology for good". This indicates a collective awareness that positive societal impact must be placed at the heart of Tech and digital transformation.

[48] The targets mentioned in this paragraph concern Criteo's French entities.

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CRITEO.COM Criteo is committed to hiring talent without gender discrimination and ensuring fair opportunities for all, regardless of gender. In 2024, 40.9% of promoted employees were women, aligning with the overall representation of women in the Company, which stands at 41%. Key Programs and Partnerships Supporting Women in Tech Roles • Launched in 2022, Criteo's Pilot Mentoring program focuses on career and skills development for targeted groups, with women in R&D as a primary area of focus. In 2023, we set up the Global Mentoring program, a 6-month internal program focusing on developing soft skills. This program fosters inspirational relationships based on mutual respect and trust, with both mentors and mentees being Criteo employees. • Ada Tech School is an inclusive and feminist computing school, accessible for all to learn how to create with coding in an open, caring environment. In 2024, a Criteo R&D professional and member of the internal Women in Tech Network volunteered their time to conduct interview simulations for students at the Ada Tech School. This initiative aims to equip students with the skills and confidence needed to tackle real-world challenges and empower the next generation of Tech talent. Events Promoting Gender Equality • Top Women Tech – Careers International: In June 2023, Criteo participated for the second time in the Top Women Tech Summit by Careers International in Brussels. During this event, eighteen companies met with 120 high-profile tech talents open to career opportunities. • WomenTech Global Conference: In December 2024, Criteo's Senior Vice President of Talent Development and DEI, delivered an inspiring talk at the Women in Tech Global Awards hosted by Women in Tech Network. Employee Engagement for Gender Equality Women@Criteo Community With around 770 members, Women@Criteo Community is an inclusive internal network that aims to transform and promote gender equality within the Company. Its mission is to be a catalyst for the advancement of women in the workplace at Criteo and in our industry to promote equal access to all opportunities across our organization. Key Women Community Events in 2024: • Leading from the Top: fireside chat with Megan Clarken (Criteo CEO 48F 49) and Founder of Women in Tech Global on DEI challenges, women's impact on AI, and empowering female leadership • Allyship – Verb, Not a Noun: panel featuring male and female leaders focused on supporting and elevating women in their career journeys • New York – Panel Discussion: learning into kindness, exploring personal resilience and fostering a supportive, inclusive culture through shared stories • Barcelona Workshop: connect with your inner voice, providing insights on workplace boundaries and navigating challenges • Paris Workshop: leaning into kindness, focused on mental and physical health strategies through interactive discussions 49 Megan Clarken retired as CEO in February 2025. The initiatives and commitments mentioned in this report reflect the leadership transition during the reporting period.

CRITEO.COM • Inspire Inclusion – Global Crossover Event: an external expert sharing her inspiring journey overcoming Apartheid-era challenges to succeed in tech • Spring Charity Fair in the Barcelona Office in partnership with the Green Community, featuring a clothes swap, book swap, and bake sale Women in Tech Sponsorship Program The Women-in-Tech Sponsorship program aims to: 1. Multiply initiatives to attract more women into Criteo Tech roles 2. Ensure that the women in our Tech functions feel connected and supported in their growth and engagement at Criteo 3. Improve our inclusive culture in Tech To fulfill the first objective, we introduced a series of targeted initiatives. A dedicated LinkedIn campaign was launched to attract women in Tech in India, showcasing our inclusive workplace culture and opportunities for career growth. To broaden our talent pool, we partnered with the Women in Tech Network, a global community that promotes gender diversity in technology and connects skilled professionals with companies that prioritize DEI. Our outreach efforts include active participation in external events hosted by women-focused communities and ERGs. We also collaborate with non-governmental organizations such as Rêv'Elles, ScienceFactor, Sistech, and Ada Tech School to inspire and engage younger generations, particularly encouraging girls and young women to pursue careers in Tech. To achieve the second objective, the DEI team facilitated regional focus groups in EMEA and the Americas, beginning with women in R&D roles and subsequently expanding to include women in product functions, as well as women in Tech sales in APAC. These focus groups provided a platform to gather valuable feedback from women in Tech roles, aiming to enhance their overall experience at Criteo. Participants recognized Criteo for its strong commitment to DEI, flexible policies, and diverse recruitment practices. However, they also suggested improving career development support for women. In response to these insights, the DEI team established the Women in Tech Network in 2022 to bolster career growth for women in Tech roles at Criteo. In 2024, we organized quarterly activities dedicated to advancing career development, including: Q1 2024: Career Development Activity • Engineering Career Paths & internal career advancement opportunities • Managerial insights, and tackling imposter syndrome • In-person networking event in Paris Q2 2024: Career Development Activity • "Knowing your unique strengths through the lens of the MBTI" Workshop • WomenTech memberships • Public Speaking Workshops Q4 2024: Career Development Activity

CRITEO.COM • The Networking Starter Kit: how to strategize, build, and maintain an effective network workshop by external speaker. To achieve the third objective of the Women in Tech Sponsorship program–fostering a culture of collaboration and inclusivity within Tech teams–we organized several impactful initiatives in 2024. These efforts underscored our commitment to promoting a sense of belonging and mutual support. The Active Allyship for Leaders workshop, tailored for the product leadership team, provided leaders with practical tools to advocate for inclusivity. The Leaders workshop for managers of Tech teams emphasized cultivating inclusive leadership and strengthening allyship within technical teams. Furthermore, the Together for Change: Allies in Action webinar inspired participants to actively practice allyship and drive meaningful transformation. Collectively, these initiatives reinforced our dedication to building a supportive and inclusive environment for everyone in Tech. d. Inclusion of the LGBTQIA+ Community Criteo believes in an open, inclusive, and safe work environment and aims to provide visibility and a sense of belonging for LGBTQIA+ people and allies through various partnerships, initiatives, and events, as well as the work performed by Criteo's Pride Community (see hereinafter). MyGwork is a business community for LGBTQIA+ professionals, students, and inclusive employers. Criteo's partnership with MyGwork creates more opportunities to network, mentor, and build relationships inside and outside of Criteo in support of the LGBTQIA+ community. In 2024, Criteo participated in numerous events, including MyGwork WorkFair (the largest global virtual career fair for the LGBTQIA+ community) and WorkPride, a global five- days virtual Pride conference. In 2022, Criteo signed the LGBTQIA+ charter of L'Autre Cercle, a leading non-profit for the inclusion of LGBTQIA+ people in the professional world, thus committing to create an inclusive environment for LGBTQIA+ employees, promoting equal rights and treatment for all regardless of their sexual orientation or gender identity. For awards and recognitions related to LGBTQIA+ inclusion, see "Introduction - Section I.5" section of this Report. The That's My Name program allows employees to choose the name they want to be known by in the Company's systems and tools. We recognize that using a preferred name is essential for feeling welcomed and included. In 2023, we enhanced this program to support employees who prefer to use only their first name or do not have a last name, which is common in certain regions. Launched in 2022, the LGBTQIA+ Inclusion Training focuses on inclusive language and the diverse aspects of LGBTQIA+ identities, including sexual orientation and gender identity. It highlights the experiences of trans and non- conforming individuals, such as non-binary people, and emphasizes creating trans-inclusive workplaces. The training also addresses lesser-known identities within the '+' category, which are often misunderstood or overlooked. Its goal is to foster greater inclusion for LGBTQIA+ employees and strengthen allyship within Criteo. Pride Community With around 280 members, Criteo's Pride Community promotes initiatives to develop an open and inclusive work environment where Criteo employees can be themselves and feel supported. In 2024, the Pride Community provided awareness on LGBTQIA+ Inclusion topics throughout the year. The main milestones were the following:

CRITEO.COM • Fireside Chat: An external expert shared insights about his role at the International Labour Organization, and engaged in an inspiring conversation with Criteo employees • LGBTQIA+ and allyship Talk: An external expert discussed LGBTQ+ allyship in an increasingly hostile world • MyGwork WorkPride 2024: A series of online sessions including panel discussions featuring Pride Global Leaders • Leading with Pride: A fireside chat with CEO Megan Clarken and Capgemini, focused on overcoming challenges and the role of Pride and allyship in leadership • New York Scavenger Hunt: An exploration of historic landmarks like the Keith Harring bathroom, Julius' bar, Stonewall Inn, AIDS memorial, and James Baldwin Residence • Barcelona Fireside Chat: Being Your Authentic Self: A group of panelists shared deeply personal stories • Barcelona Pride Parade: Criteo’s own float debut in an unforgettable parade celebration • Criteo Cares & EcoVadis: A virtual event with fertility and family-building experts from Carrot, supporting LGBTQIA+ employees and their families • Pride x Parents Crossover: A discussion about the challenges and joys of LGBTQIA+ parenthood • Barcelona Ride & Women@Criteo Charity Fair: A local fundraising event for Teresa Gallifa and Ahora Dónde charities, featuring cake and mulled wine • Trans Day of Remembrance Panel: A virtual event in collaboration with MyGwork where trans individuals shared personal and professional journeys, emphasizing on inclusion and combating transphobia e. Parenthood Support at Criteo Since the launch of Criteo's extended secondary care parental leave 49F 50 in 2021, much has been done to support parents amongst our employees, as demonstrated by the Family Friendly Company Label Criteo received. Additional efforts include Criteo's career website which now has a "Supporting Families" page explaining Criteo's vision and actions for a family-friendly company. A key example of parenthood support at Criteo is the Carrot" program launched globally in 2022. This program is an employer-sponsored inclusive fund for fertility treatments and family-forming services. It covers fertility education and assessments, fertility preservation, in vitro fertilization (IVF), donor-assisted reproduction, including gestational carrier services (where legally allowed), and adoption (more information available here). Today, most employees are eligible regardless of gender, sexual orientation, single or couple status, etc. In addition, Criteo covers up to a lifetime equivalent of $50K USD based on each country's cost of care as determined by Carrot for treatments and services per employee. Criteo also partners with Fertility Matters at Work, an organization that raises awareness of how fertility issues impact employees and their organizations (more information available here). The organization also supports Criteo by offering guidance on how the Company can enhance its efforts to become a fertility-friendly employer of choice. Re-Onboarding Toolkit: A new resource for employees transitioning into or returning from leave, focused on childcare. 50 Offered for four weeks across all locations globally, regardless of their gender or marital situations.

CRITEO.COM Parents Community With over 380 members, the Parents Community aims to support parents throughout their parenting journey, from the moment they discover their future parenthood to their return to work and beyond. Some key actions taken by the Parents Community in 2024 include: • Parental Awareness Celebration: honoring and celebrating parents' dedication at work and home • Pride x Parents Crossover: A panel discussion on LGBTQIA+ parenthood challenges and joys • Paris Kids' Day: welcomed 135+ kids for a day of fun activities • Cyprus Volunteer Event: combined volunteering and parenting with activities for kids, ensuring no child is without toys, clothes, or food this Christmas • Bring Your Kid to the Office Boston: a day for children to join their parents at work • "Finding Equity at Home" Event: collaboration with Women@Criteo Community on balancing responsibilities at home • Sustainability Panel: A discussion on how to talk to kids about environmental issues, featuring community leaders sharing strategies and insights • Bring Your Kid to Work Day NYC: A parents/children day at the office with engaging activities • Munich Kid' Office Takeover: A kids take-over day at the Munich office • Paris Breakfast Gathering: A fun breakfast meet-up with mindfulness parenting materials • Nutrition for Children Workshop with Sophie Trotman: A nutrition workshop that covered topics such as micronutrients, picky eating tips, positive mealtime language, and packed lunch ideas • Parenting & Stress Management with Lisa Mackey: insights and tools to manage parenting stress effectively • APAC Virtual Workshop with Sandra Mederer: A discussion on mindfulness and its benefits in day-to-day parenting f. Social Diversity In 2024, we launched the newly developed campus program at Criteo, a global initiative designed to standardize and elevate the internship experience across the organization. This program aims to deliver a personalized and engaging experience for interns, aligning with our employer branding strategy to attract top student talent worldwide. By fostering collaboration, growth, and meaningful connections, the campus program not only enhances the intern journey but also accelerates hiring and strengthens our talent pipeline. On the DEI front, the program emphasizes diversity and inclusion through the use of inclusive recruitment materials, partnerships with diversity-focused student organizations, and dedicated mentorship opportunities for underrepresented students. This approach underscores our unwavering commitment to equity and inclusion. Other initiatives and partnerships pursued in 2024 include: • Rêv'Elles: French non-profit organization that inspires, motivates, and supports young women from underrepresented neighborhoods in their personal and professional development (more information available here) • Global Contact/ Science Factor (France): An initiative by Global Contact aimed at inspiring interest in science and technology. Starting in 2023, the program introduces a new challenge to engage over 100,000 teenagers annually, with a special focus on encouraging young girls to participate

CRITEO.COM • Oreegami (France): A digital marketing academy that supports graduates and job seekers in accessing promising careers in digital fields. It partners with French agencies and AdTech companies to train future advertising campaign managers • Seekube: A recruitment platform hosting over 500 job-dating events annually, providing opportunities for talents with disabilities • MyGwork: A professional business community for LGBTQIA+ individuals, students, and inclusive employers • Article 1: A non-profit organization striving for a society where academic and professional success is not influenced by social, economic, or cultural backgrounds. It promotes success through social connections and civic engagement • Sistech: A European non-profit organization established in 2017, dedicated to empowering displaced women by helping them secure skilled and sustainable employment in the tech and digital sectors • Simplon.Co renamed FACE in 2024: Dedicated to supporting individuals from diverse backgrounds in accessing digital careers, aligning with our company's DEI vision and values • EvenBreak: A specialized online job board focused on helping companies discover top talent Education Community With around 240 members, the Education Community's goal is to support, guide, and encourage under-represented people in the employment market. Some key achievements of the Education Community in 2024 are presented below: • Environmental Month – Addressing Sustainability With Your Kids: Crossover event with Green and Parents Communities, discussing how parents engage with children on green initiatives • Inspire Inclusion – Global Crossover Event: Netskope's Head of Cloud Strategy & Innovation shared her journey of resilience and success in collaboration with Women@Criteo Community • Rêv'Elles Visits Criteo Paris: eight young women from Rêv'Elles visited the Paris office to learn about Criteo • Education x Women@Criteo Communities – CV & Interview Workshop with Migracode: over 20 Migracode students visiting the Barcelona office for CV workshops, mock interviews, and a talk by a Criteo employee on her engineering career journey • Global Critenable Week: Virtual Volunteering Event: collaboration with the Education Community to create bookmarks encouraging children's reading habits g. People With Disabilities Criteo's Global Disability Policy reflects our commitment to fostering a diverse workforce, and integrating equal opportunities for people with disabilities across our policies, procedures, decisions, and operations. Criteo is committed to ensuring equal access and participation for individuals with all types of disabilities (whether physical or mental, visible or hidden), while supporting their dignity, respect, and independence. In 2024, Criteo made significant strides in disability inclusion through a series of initiatives aimed at fostering accessibility, equity, and empowerment for individuals with disabilities. The DEI team and the Disability Referents in France laid the groundwork by establishing the Global Disability Committee. This committee, composed of key stakeholders from across the people team (PBPs, people ops, TA, employer branding, benefits), internal communications, workplace, and leaders from R&D, product, IIT, and CS, was tasked with defining, monitoring, and evaluating the Company's disability policy.

CRITEO.COM By integrating Disability Referents into specialized local networks such as the "Réseau des Référents Handicap France" and highlighting their roles internally, Criteo reinforced its commitment to inclusion in France. Throughout the year, Criteo participated in disability-focused job and apprenticeship fairs, including the Seekube by Hellowork initiative for "Entreprises Handi-accueillantes", while increasing external visibility of its disability policies globally through website and social media campaigns. These efforts were bolstered by global initiatives, such as observing Global Accessibility Awareness Day, led by the Critenable Community. This event provided insights into accessibility strategies and fostering inclusivity within professional and personal spheres. Recruitment processes were enhanced globally with the inclusion of specific questions in the Recruiter Screen Questionnaire to address reasonable adjustments during the interviewing process and upon joining. These updates aimed to ensure an inclusive experience for all candidates, with sensitive information securely accessible only to dedicated recruiters. Partnerships with organizations like Evenbreak, an online job board specializing in disability- inclusive hiring, and the implementation of a Voluntary Disclosure Dashboard whose objective is to monitor the number of candidates with disabilities applying to Criteo and track their progress through each stage of the recruitment process, further demonstrate Criteo's proactive approach to attracting and supporting talent with disabilities. Training played a pivotal role in 2024, with tailored programs rolled out for talent acquisition, PBPs, and people ops teams. These programs covered a range of topics, from understanding disability in the workplace and legal frameworks to managing stereotypes, implementing reasonable adjustments, and ensuring a bias-free recruitment, onboarding process, assessments and non-biased feedback. Awareness-building activities included workshops during the Disability Weeks in early December on accessible yoga, ADHD50F 51 and nutrition, and meditation sessions. Collaborations like the Critenable x BIPOC Communities and Critenable x Women@Criteo Communities explored intersections between disability, race, and gender. Volunteer missions, such as crafting bookmarks for underserved children in India and creating cards for the Koenig Childhood Cancer Foundation in New York, further engaged employees in meaningful advocacy and support efforts. Through these multifaceted initiatives, Criteo has solidified its dedication to disability inclusion, setting a benchmark for creating a more accessible and equitable workplace, and was recognized externally for these efforts by winning the Disability Inclusion Award by the Diversity in Tech Awards. Critenable Community With around 200 members, the Critenable Community provides support for employees with disabilities. Its members are committed to ensuring that employees with disabilities have a positive experience at Criteo and are able to successfully grow in their careers and showcase their creativity, innovation, performance, and success. In 2024, the Critenable Community achieved the following milestones, amongst other initiatives: • Introduction to Disability Workshop The Critenable Week began with a powerful workshop led by the Chief Inclusion Officer at Evenbreak. This session provided an in-depth understanding of the barriers to accessibility and practical steps to remove 51 Attention-deficit/hyperactivity disorder.

CRITEO.COM disabling barriers in the workplace. Participants explored dimensions of disability with unique insights from Evenbreak, a job platform run by disabled people for disabled people. • Living Authentically Meditation The Critenable Community Leader, guided a 30-minute Living Authentically meditation session. Leveraging Headspace subscriptions, participants engaged in a mindfulness practice designed to help them reset their day and connect with their authentic selves. • Accessible Yoga (Critenable x BIPOC) Critenable collaborated with the BIPOC Community to host a session with a renowned external yoga teacher. This asynchronous yoga event emphasized positivity, accessibility, and self-love, offering an inclusive space for participants to recharge. • See Her Thrive (Critenable x Women@Criteo Communities) In collaboration with the Women@Criteo Community, this webinar focused on women's mental health. The session addressed the mental load disproportionately borne by women. Participants gained valuable strategies for maintaining mental well-being and recharging during demanding times. • ADHD and Nutrition An external nutritionist and well-being expert hosted a session exploring the connection between ADHD and nutrition. Attendees learned about energizing nutrients, meal planning strategies, and ADHD-friendly recipes tailored for improved focus and well-being. • Volunteer Missions Critenable extended its community impact through volunteer missions: o India: On December 6th, a virtual event focused on crafting bookmarks for underserved and special needs children. o New York: On December 11th, participants crafted cards for the Koenig Childhood Cancer Foundation, creating a heartfelt opportunity to give back. • Global Accessibility Awareness Day The community hosted a deeply inspiring event. The session highlighted the true essence of accessibility, with actionable strategies for fostering inclusivity and unlocking the potential of diverse team members. h. Inclusion for the BIPOC Community Criteo continues to advance its commitments to support the BIPOC Community. One of the key actions was to develop a network of leaders all around the world, particularly in EMEA. Several initiatives were organized in terms of inclusion and diversity applied to the BIPOC Community, including but not limited to: • Presence of a DEI Program Manager for the Americas in the DEI team to specifically support the United States focused on increasing opportunities to attract, retain and develop underrepresented minorities • EmpowerU Sponsorship program, a U.S.-specific, six-month initiative aimed at empowering employees, particularly addressing the underrepresentation of BIPOC individuals. Designed for 15 selected participants,

CRITEO.COM the program offers a comprehensive curriculum that includes goal setting, career mapping, personal development, mental health support, strengths coaching, and culminates in a network closing event. By leveraging Criteo's resources and the guidance of dedicated sponsors, EmpowerU creates a supportive community that fosters continuous learning, celebrates achievements, and equips participants with the skills, knowledge, and confidence needed for individual growth and success. The program's focus on the U.S. allows for an inclusive approach, ensuring its cultural relevance and providing measurable impact in promoting diversity and inclusion. • Targeted LinkedIn campaign in the U.S. to attract talent from ethnic minorities, highlighting our inclusive workplace culture and the diverse opportunities we offer for career growth. BIPOC Community With around 200 members, the BIPOC Community's mission is to create a culture that empowers employees of color by creating safe spaces, providing resources for career development, and offering educational opportunities to the Criteo community. The BIPOC Community at Criteo was inspired by the BIPOC project. Some key achievements of the BIPOC Community in 2024 are presented below: • Hispanic Heritage Month – Crafting a Full-Funnel Retail Media Strategy: Criteo's experts alongside guests from Ovative and Home Depot, shared strategies to effectively leverage retail media across all funnel stages, enhancing awareness, consideration, and sales. • Juneteenth Celebration: An external expert from TLC Lion shared his inspiring journey of overcoming challenges as a young Black man in the American South, pursuing education against the odds, and embracing his identity within his workplace and community. • Juneteenth Yoga: A renowned yoga teacher and body positivity advocate led an accessible yoga session, focusing on mindfulness and empowerment for Criteo employees. • Accessible Yoga Collaboration with Critenable Community: In a joint effort with Critenable, the BIPOC Community sponsored a virtual accessible yoga session to promote wellness and inclusivity. • Covenant House NJ Holiday Dinner Sponsorship: On December 18th, the BIPOC Community sponsored a holiday dinner at Covenant House NJ in Newark. The event supported the organization's mission to end youth homelessness, and Criteo employees volunteered to serve festive meals to youth and staff. • Wreath-Making Workshop: A creative and festive event that brought members together to craft holiday wreaths, fostering community spirit and engagement. • Elevating Black Voices Webinar by MyGwork:

On October 23rd, the community supported MyGwork's webinar dedicated to celebrating and uplifting Black voices in the workplace and beyond. This event provided an inspiring platform to learn and foster empowerment.

i. Non-discrimination and Prevention of Harassment

In 2022, Criteo updated its **Code of Business Conduct & Ethics** (the "Code" available here). It includes the principle of non-discrimination and anti-harassment, which is applicable across all locations globally. Alongside, Criteo developed a global e-learning with country-specific modules related to Preventing Harassment and Discrimination in the Workplace, launched simultaneously. Employees are required to complete this mandatory training annually. In 2024, we delivered our annual Global Preventing Harassment training to employees across all countries, offering it in multiple languages. Additionally, we introduced a global acknowledgment of our DEI Policy to reinforce employees' understanding of workplace discrimination and the expectations for appropriate behavior. However, due to unresolved technical issues with our Learning Management System, we could not accurately track the completion rate for 2024. Looking ahead to 2025, we will launch a new Preventing Harassment training alongside a new Learning Management System to resolve these reporting challenges and ensure more accurate transparency of completions moving forward.

From 2024 on, we have made **Criteo Hires** training mandatory which includes three modules:

- Module 1: a mandatory e-learning on recruitment basics (job description, how to train the panel of interviewers)
- Module 2: a mandatory e-learning on unconscious biases and non-discrimination in recruitment
- Module 3: an online workshop conducted by our L&D team to put into practice what has been learned. This module is compulsory only for new hiring managers and the TA team

In addition, Criteo applies its **equal opportunity approach**[52] which strictly forbids all forms of discrimination, whether at the recruitment stage or afterward regarding promotions, salary increases, and benefits, and specifies that no employee may be discriminated against based on gender, race, ethnicity, religious belief, disability, national origin, veteran status, marital status, or sexual orientation.

Today, 94 nationalities are represented in Criteo's global workforce. It is therefore very diverse, with a strong mix of local talent and people from different cultures and backgrounds.

While most of our workforce is less than 45 years old (77% of employees), we are focused on our commitment to provide equal opportunities to all without discrimination based on age, be it through external hires or internal promotions.

Hires and promotions of employees above 40 years old	2023	2024
Share of employees over 40 years old in hires	8%	8%
Share of employees over 40 years old in promotions	10%	12%

[52] Our Diversity, Equity, and Diversity (DEI) Policy is available here.

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CRITEO.COM Criteo also recognizes the importance of freedom of speech for employees, and no discrimination is directed at employee representatives. Criteo's Code of Business Conduct & Ethics (see "Governance - Section VII.1" section of this Report) points out the importance of respecting freedom of speech. In its Human Rights Policy, Criteo also abides several fundamental principles, namely: • The elimination of forced or compulsory labor • The abolition of child labor • The elimination of discrimination in respect of employment and occupation Criteo's Human Rights Policy is available on the Company's IR website here. V. Sustainable Relationship with Clients and End-users 1. DIALOGUE WITH CLIENTS We collaborate closely with our clients and supply partners to deliver expert consulting, fast and smooth integration, and ongoing campaign management to ensure the optimal use of Criteo's technologies and the achievement of clients' business objectives. With dedicated sales and account strategy, creative services, analytics, and technical services teams, Criteo's clients receive seamless, high-quality support and actionable insight, which are key factors in Criteo' ability to maintain close to 90% client retention every quarter 52F 53 since 2011. To continue improving the quality of its services and reinforce trust, Criteo conducts an annual client satisfaction survey (CSAT Survey). Close to 2,100 client contacts responded this year, representing 1,700 of our client accounts. The results of the CSAT survey are shared in real time with employees in charge of client relations, to identify areas for improvement and provide personalized support. As a testament to Criteo's commitment to client centricity, a team was created in 2023 to drive measurable change based on them. More information regarding the products and services offered to our clients by Criteo is available in the presentation of the business model in this Report's introduction. 2. ETHICS IN OUR ADS We are aware at Criteo that being a responsible company also means offering responsible services. We intend to address expectations regarding ethics in our ads. For that purpose, Criteo has set up a working group comprised of its legal team and AI labs to reflect on the ethical nature of its service and products. A Product Ethics Committee (PEC) was also set up, chaired by Criteo's Chief Legal 53 The quarterly retention rate measures the percentage of live clients during the previous quarter that continued to be live clients during the current quarter.

CRITEO.COM and Transformation Officer, and gathering executives from the product, R&D, legal, HR, marketing and commercial teams. The objective of the PEC is to ensure ethical product development to provide our clients and partners with trusted advertising and maintain a sense of pride in Criteo about our Company's approach. The PEC anticipates and proactively seeks to respond to any ethical concerns before they are raised by our stakeholders or materialized. The PEC steers internal standards regarding Criteo's products, while also acting as a multi-stakeholder and cross- continental forum to discuss and act upon regulatory and industry developments. In 2024, the committee worked on: • The implications of doing political advertising and of using personas based on political inclinations, led by the legal commercial team • The partnership with fast fashion retailers in the context of moving legal context, led by the marketing team • The connection between the PEC and the Data Governance Guild, led by trust and the compliance team • The presentation and discussion of AI Product Development guidelines, work led by the product team • The Presentation and discussion of a study on "How to mitigate gender bias in advertising", led by the AI Lab team (R&D) Criteo is committed to delivering a trusted and safe advertising experience to marketers and media-owners alike. Our supply partners and advertisers are required to follow our Supply Partner Guidelines and Advertising Guidelines. These guidelines establish a shared framework to promote ethical practices across Criteo's network of publishers in their use of our products and services. For example, they address topics such as: • Content restrictions (restrictions on certain topics such as alcohol, tobacco, gambling, firearms and weapons and on the display of ads on content that promotes harassment, hate speech or violence, or intentionally propagates disinformation) • Ad placements (pop-ups, disruptive ads, incentivized or rewarded clicks, etc.) • Traffic quality (manipulation of personal information, cookie abuse, etc.) • Transparent supply chain More information on our Supply Partner Guidelines is available on Criteo's website here. On the demand side, the Advertising Guidelines are a cornerstone of building strong, ethical relationships with our clients. These guidelines not only provide technical and regulatory advice but also define clear boundaries for acceptable use of our platform, ensuring our ethical approach is upheld, for instance regarding: • Content restrictions, prohibiting harassment, hate speech, adult content, drugs, firearms, deceptive or misleading claims, and content that infringes on intellectual property rights • Targeting restrictions, such as avoiding the targeting of children below the age of consent for data collection and refraining from using protected or sensitive user characteristics • Ad format and technical specifications, ensuring compliance with established standards In addition, Criteo abides by key industry standards. In June 2022, Criteo signed IBM’s Advertising Fairness Pledge, joining an initiative that unites agencies, brands, and other industry leaders to raise awareness and improve fairness in marketing campaigns. By signing this pledge, Criteo committed to: "get the facts on bias in advertising technology, explore the impact of bias on advertising campaigns

CRITEO.COM and practices and be an advocate for Advertising Fairness" (more details are available here). This aligns with Criteo's ongoing efforts, including the development of an initial framework in 2023 for studying ad fairness within its privacy- by-design platform. As part of this work, the AI Lab team explored methods to address bias in datasets, successfully developing a "fairness-enforcing" approach to mitigate bias. Additionally, to promote responsible advertising, the team open-sourced a fairness-aware advertising dataset. This is one of the largest fairness-aware tabular datasets released by a company, offering unprecedented insights into where unfairness can occur in the advertising process. In 2022, Criteo also launched a research partnership with Inria (the French National Institute for Research in Digital Science and Technology) to advance responsible AI. The first milestone of this partnership was the creation of a joint project team, "Fairplay," hosted at ENSAE (Institut Polytechnique of Paris). Fairplay's mission is to: • Study how AI impacts the design of transparent and fair marketplaces • Balance efficiency with ethical concerns The Fairplay team combines experts from diverse fields—data science, economics, mathematics, and engineering— drawn from both Criteo and academia. Since its launch, Fairplay has made significant progress in researching ethical online marketplaces. The contributions, either theoretical or practical, have been published in the best international conferences in machine learning and theoretical computer science. In particular, the joint team published 11 papers at NeurIPS'24 (with a member of Criteo), two papers at ICML'24, and one paper at COLT'24, EC'24, WISE'24 (and forthcoming SODA'25). Globally speaking, Fairplay's key areas of focus include: • Resource allocation and agent interaction under ethical constraints, such as fairness or privacy • Designing mechanisms to encourage data-sharing and build a public good—a universal dataset • Solving sequential decision problems, like online learning (e.g., bandits) under privacy or fairness constraints Fairplay is also contributing to innovations in Criteo’s products and infrastructure. For example, the team has developed a novel exploration method using bandit techniques to optimize CPU cluster parameters. These advancements continue to enhance ethical and efficient practices in Criteo's operations. The collaboration between the Criteo AI Lab and the academic community has been further enriched through a series of joint initiatives. These include a weekly internal seminar, where the team regularly hosts faculty members from France and around the world during their visits to Paris, joint participation in workshops and conferences, and the creation of new prospective working groups focused on fairness-related research questions. 3. DATA PRIVACY AND INFORMATION SECURITY Criteo takes privacy protection and compliance very seriously. Processes and policies are put in place to protect and process data in compliance with applicable privacy and data protection laws. This includes in particular the European GDPR (General Data Protection Regulation) and also the ePrivacy directive as implemented in the legislation of European Union member states. The legal team actively monitors the evolution of regulations in order to anticipate and prepare for future changes.

CRITEO.COM Since our first product offering in 2008, we have delivered the highest levels of security and data privacy across our portfolio of products, technologies, and services compliant with stringent European data privacy standards that we applied to our global operations and business practices. Emphasizing the continued importance we place on data privacy, a privacy policy that covers all Criteo's products is implemented and regularly updated by Criteo's privacy team. This privacy policy aims to be user-friendly and transparent for users regarding their rights when it comes to data and how to exercise their rights of access or deletion, for example. Criteo's Privacy Policy was last updated in 2022, to improve transparency towards users. The current version of the Policy is available on Criteo's website here. Both Criteo's Supply Partner Guidelines (available here) and Criteo's Advertising Guidelines (available here) contain specific sections on privacy. In addition, Criteo's Privacy Guidelines for Clients and Publishers Partners are available to our partners to ensure they have the right understanding of the data collection practices at Criteo. These guidelines are available on Criteo's website here and are updated regularly. a. Privacy by Design Our product teams develop every product feature with privacy in mind as the cornerstone of Privacy-by-Design. Criteo is fully committed to identity protection. Criteo's activities are based on the use of "pseudonymous identifiers" that do not enable the identification of a physical person. Privacy-by-Design is Criteo's long-standing practice and commitment to ensuring industry-leading privacy, security, and safety for users and marketers. It means that a team of senior privacy specialists is involved at every stage of the product development pipeline. We design products by challenging ourselves to collect as little data as possible while also ensuring that our data collection practices do not allow direct identification of one individual. This is our data minimization commitment. As a result, Criteo's personalized ads are not based on the collection of directly identifying information related to a specific user but are usually based on the placement of a revocable cookie or mobile advertising ID on a user device, after collecting consent when requested by law. Key elements of the Privacy-by-Design approach also include: • A designated Data Protection Officer (DPO) along with a team of privacy counsels. In fact, being aware of the importance of the subject, Criteo appointed a DPO as early as 2013, i.e., long before the GDPR became effective • A team of privacy experts, which sits within the product and R&D team. They perform ongoing privacy impact assessments to monitor potential risks during the product lifecycle and proactively mitigate those risks • Company-wide privacy training to ensure that we build best-in-class products and services We regularly review and document our internal policies, amend existing privacy policies as necessary, and enforce these policies with our partners and vendors.

CRITEO.COM b. Strict Security Measures As required by applicable law, Criteo maintains strict security measures when collecting user data from clients. We use modern pseudonymous methods, such as MD5 53F 54 and SHA-2565 4F 55 double-hashing processes, which are considered as best market practices under the GDPR and in the industry at large. Also, we willingly never store any directly identifying personal information about individual users. Indeed, as mentioned above, the data is "pseudonymized" which does not allow Criteo to identify users. We implemented in 2018 a Privacy Compliance Management Software that allows us to track down and record all data incidents and problems in terms of privacy. It is also an obligation for Criteo to notify the competent national authorities where required. For instance, Criteo must notify the Commission Nationale de l'Informatique et des Libertés (CNIL, the French regulatory body in charge of personal data protection) within 72 hours if any incident occurs that could induce major risks for people's personal data. No such incident occurred in 2024 in relation to the services we provide to our clients. We also implemented regular phishing simulation campaigns with mandatory pieces of training for employees, in order to raise employees' awareness and to reduce the risk of security incidents. c. Transparency and Control Criteo has long recognized the need to balance relevant advertising experiences with privacy expectations while empowering users to control their experiences. We are a proponent of transparency and control, and we lead industry and self-regulatory programs supporting these objectives. For example, we are fully committed to the AdChoices icon program led by EDAA 55F 56, the FEDMA56F 57 Code of Conduct, the IAB57F 58 Transparency and Consent Framework, the IAB CCPA 58F 59 framework, the NAI59F 60 Code of Conduct, or the Digital Advertising Alliance CCPA 60F 61 opt-out mechanisms. The AdChoices program enables users, with a single click, to see exactly where Criteo is using data, and how we protect their privacy. When a user chooses to opt-out or withdraw consent depending on applicable law, we immediately remove all identifiers from their browsers, making it impossible to target them in the future. Per European data protection regulations, collected user-level data is only kept for 13 months as a maximum. All the self-regulatory programs Criteo subscribes to are complementary to applicable U.S., European, and domestic laws. Many national-level governments explicitly support these initiatives. These existing industry initiatives and self- regulations have succeeded so far in building user trust. We strongly believe in the benefits of self-regulation, which enables us to meet client's privacy expectations in a fast-paced internet environment. We believe that this transparent, user-centric, and controllable approach to privacy empowers users to make better- informed decisions about how we use their data. We require our clients and publishers to provide information to 54 Message-Digest Algorithm (MD). 55 Secure Hash Algorithm (SHA). 56 European Interactive Digital Advertising Alliance. 57 Federation of European Data and Marketing. 58 Interactive Advertising Bureau. 59 California Consumer Privacy Act. 60 Network Advertising Initiative. 61 California Consumer Privacy Act.

CRITEO.COM users about our collection and use of data relating to the ads we deliver and monitor. We believe our industry-leading privacy, security, and safety standards for users are key competitive advantages in the market. d. Industry Leadership In 2022, Criteo joined the Partnership for Responsible Addressable Media (PRAM), a collaborative cross-industry initiative, which is one of the leading voices contributing to draft policies for responsible use of personal data. Regarding investment in standards and certifications, Criteo has an extensive number of certifications in place that are reviewed annually by governing and standards bodies, including: • Network Advertising Initiative Standards • Interactive Advertising Bureau Europe • Digital Advertising Alliance Self-Regulatory Principles for Online Behavioral Advertising • European Digital Advertising Alliance's Self-Regulatory Principles • Digital Advertising Alliance of Canada's Self-Regulatory Principles • TrustArc e. Data Privacy at Criteo The same level of protection is offered for employees' personal data as for users' data since it is subject to the same regulations. In particular, the subcontractor in charge of handling Criteo's e-waste wipes out all confidential and personal information from laptops and such when they collect employees' returned IT material. Moreover, awareness-raising programs regarding cyber-security are carried out for Criteo employees, and in 2021, training contents were repurposed and reorganized to adapt to work-from-home needs and new processes. In 2024, to enhance our security measures, we implemented new data classification categories. This new initiative ensures that the data we own, collect, and share is properly handled, labeled and protected in all our collaborations, both internally and externally. Governance The table below provides an overview of the main governance-related policies in Criteo. Name Policy content Scope/exclusions Accountability Third-party standards/initiatives (if applicable) Interests of stakeholder (if applicable) Policy availability (if applicable) Criteo's Code of Business Conduct & Ethics Basic ethical principles and standards that guide employee actions within the "Company" The whole group Compliance Officer N/A Legal team, people team, line managers Shared internally and published on the Company website

CRITEO.COM Name Policy content Scope/exclusions Accountability Third-party standards/initiatives (if applicable) Interests of stakeholder (if applicable) Policy availability (if applicable) Criteo's Third Party Code of Conduct Guidance to the Third Parties on how to consider ethics and be in compliance in their work for Criteo Any person who provides services in connection with Criteo’s business and: (i) Its subsidiaries and affiliates (ii) Their respective employees (including their directors, temporary workers and interns) (iii) Their subcontractors, and/or (iv) Any other representatives Compliance Officer N/A N/A Shared internally and published on the Company website Criteo's Global Anti-Corruption Policy Defines the Criteo Anti-Corruption Policy and the DOs and DON’Ts in terms of integrity The whole group as well as third parties working for Criteo Compliance Officer Foreign Corrupt Practices Act, UK Bribery Act, French Anti-corruption Laws, and French Anti-corruption Agency Guidelines Legal team Shared internally and published on the Company website Criteo's Whistleblowing Procedure Describe the procedure of treatment of whistleblowing reports The whole group as well as third parties working for Criteo Compliance Officer N/A Internal audit & controls team, people team Shared internally Criteo's Third Parties Due Diligence Procedure Assess and mitigate the corruption and ML-FT risks triggered by Criteo’s Third Parties The whole group excluding charities not falling into the vendor category Compliance Officer N/A Business Owner, vendor master data team, Datamatics, Client Screening Initiative Committee, Customer Account Administration, legal team Shared internally Fair Competition Policy Set out Criteo's principles and expectations regarding matters that may give rise to fair competition concerns The whole group Compliance Officer N/A N/A Shared internally

CRITEO.COM VI. Operating Responsibly Criteo is committed to conducting its business in compliance with local and international regulations in all the countries it operates and according to high ethical principles. Ethics and compliance are the cornerstones of sustainable value creation, and Criteo's activities are part of this responsible, long-term vision. This commitment is reflected in our Code of Business Conduct & Ethics, where ethics and compliance are at the heart of our actions, as a fundamental guarantee of trust and high standards for all our employees, communities, clients, and stakeholders. 1. CODE OF BUSINESS CONDUCT & ETHICS Criteo has adopted a Code of Business Conduct & Ethics (available here), setting out the policies and procedures that reflect its commitment to maintaining the highest standards of honesty, integrity, and ethics when conducting business. The Code of Business Conduct & Ethics, approved by Criteo's Board of Directors and reviewed in 2022, is an extension of Criteo values. It is designed to help guide employees' conduct, so that they make the right decisions for themselves and Criteo. It includes "Do's and Don'ts" and real-life scenarios and examples, allowing to better understand what is expected in terms of ethical behaviors and includes a summary of its Global Anti-Corruption Policy. The Code of Business Conduct & Ethics defines who Criteo is and what Criteo stands for. It is a guide to acting with transparency and responsibly. In 2023, the completion rate for the Code of Business Conduct & Ethics training was 97%. We aim to maintain this score at 80% or more each year.

CRITEO.COM 2. GLOBAL TAX COMPLIANCE As a multinational organization operating in multiple jurisdictions, Criteo is subject to taxation in several jurisdictions around the world with increasingly complex foreign trade regulations and tax laws, the application of which can be uncertain. The amount of taxes Criteo pays in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including potential new tariffs, increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have a material adverse effect on the liquidity and results of operations. Criteo recognizes that by operating in multiple jurisdictions we are subject to taxation and trade regulations around the world with increasingly complexity. Criteo's management is committed to ensuring that all its entities meet their tax obligations and comply with the relevant tax laws in each jurisdiction in accordance with the Code of Business Conduct & Ethics and OECD61F 62 guidelines. Criteo also adopts a proactive approach to identifying, evaluating, and monitoring tax risks and managing all identified risks. For more details regarding tax management, please refer to our most recent Annual Report on From 10-K. 62 Organization for Economic Co-operation and Development (OECD).

CRITEO.COM 3. ANTI-CORRUPTION Criteo is deeply committed to fighting corruption, prioritizing controlling the risk of non-compliance to protect Criteo's reputation. Criteo has zero tolerance for bribery and corruption. We prohibit any form of corruption, bribery, or kickbacks, whether involving public officials or individuals in the private sector. We observe the standards of conduct outlined in the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, French Loi Sapin II, and the applicable anti- corruption laws of all the countries in which we operate. To mitigate corruption risks, Criteo has implemented several key policies: • Code of Business Conduct & Ethics is our reference document, which sets out the policies and procedures that reflect the Company's commitment to maintaining the highest standards of honesty, integrity, and ethics when conducting Criteo's business. More information is available in the "Governance - Section VII.1" section of this Report. • Criteo's Third Party Code of Conduct guides Criteo's Third Parties on considering ethics and compliance in their work with us. This document is a framework to help them understand better what Criteo expects while conducting business. • Global Anti-Corruption Policy provides further details on our anti-corruption efforts, including definitions and examples of situations that present corruption risk, and the responsibilities of employees and managers to comply with the policy and ensure their subordinates do so as well. This policy also summarizes the anti- corruption laws and regulations in the various countries where Criteo conducts business. • Gifts, Hospitality & Entertainment Policy defines the rules for offering or accepting gifts, entertainment, and hospitality. It strictly prohibits employees (and third parties acting on its behalf) from accepting or providing anything of value, directly or indirectly, to government officials, political entities, or private individuals for improper advantages. • Conflicts of Interest & Related Person Transaction Policy provides detailed information on how to identify, avoid and address potential or actual conflicts of interest. • Whistleblowing Procedure provides guidance on the reporting and handling of concerns regarding any violation of laws and regulations, or any misconduct or unethical behavior. It applies to all Criteo employees as well as other third parties working with Criteo specifically selected. • Third Parties Due Diligence Procedure outlines the rules and processes for assessing Criteo's third parties and implementing measures to mitigate risks related to corruption, money laundering, and terrorism financing. Selected policies are available on the Company's IR website here. Employee training and awareness To ensure awareness of anti-corruption matters, all employees are required to regularly complete online training on the Code of Business Conduct & Ethics. This training helps employees identify and manage potential risk situation in their work and includes a specific section on combating corruption. Criteo regularly evaluates its corruption risks and controls to promote ethical behavior among employees and increase overall awareness. This includes conducting periodic risk mapping for corruption and influence-peddling,

CRITEO.COM using a specialized methodology approved by executive management. As part of this process, Criteo identifies potential risks, assesses existing controls, and takes steps to address any gaps discovered. The Ethics and Compliance program is implemented by the compliance team, which regularly reports its activities to the GRCC and, ultimately, to the Board of Directors. The Board of Directors, through its Audit Committee – composed of independent, non-executive directors – oversees the program's implementation on a quarterly basis and may conduct independent reviews. 4. WHISTLEBLOWING AND ALERT MECHANISMS Every Criteo employee, as well as every other third party working for Criteo, has the right and responsibility to report suspected violations of applicable laws, Criteo's Code of Business Conduct & Ethics, or any Company policies, or to raise concerns about situations that feel inappropriate. Criteo encourages the use of its whistleblowing channels, which include: • A secure email to Criteo's whistleblowing inbox at speakup@criteo.com • The Criteo Whistleblower Hotline: a confidential 24/7 service • The secure Whistleblowing Form, hosted by a third party, allowing reports to be made anonymously They can also contact the compliance team at ethics@criteo.com. Concerns reported through these channels are accessible only to the chairperson of Criteo's Audit Committee - an independent director who is neither an employee nor a manager of Criteo - the Chief Legal and Transformation Officer, who is also the Chief Compliance Officer, and finally, the Senior Vice President, Head of Legal and Assistant Corporate Secretary, and the Compliance Manager. The Chief Compliance Officer may designate additional recipients for the channels described above among members of the compliance team and/or the internal control team. All reports are kept confidential as required under applicable law. Although Criteo employees, as well as other third parties working for Criteo, may choose to remain anonymous when using any of these channels, Criteo strongly encourages individuals to identify themselves in order to be able to assure proper follow-up and feedback to them. Criteo strictly prohibits any type of retaliation under the terms of the Code of Business Conduct & Ethics and the Criteo Whistleblowing Procedure. Individuals who report concerns in good faith are protected from any direct or indirect sanction or detrimental treatment, even if the reported facts are inaccurate or do not result in any action. Extensive information on the whistleblowing system has been provided to employees in all countries. The Code of Business Conduct & Ethics training raises awareness on whistleblowing and alerts mechanisms. In Q4 2024, Criteo implemented a specialized online training program to enhance People Business Partners' understanding of the Whistleblowing procedure, recognizing their critical role as primary recipients of employee alerts.

CRITEO.COM Appendix CSRD Concordance Table The structure of this 2024 Report is designed to align with the anticipated disclosure requirements of the Corporate Sustainability Reporting Directive (CSRD), which will apply to Criteo starting with the fiscal year ending December 31, 2025. While the report considers the European Sustainability Reporting Standards (ESRS), it is not yet fully compliant with them. With the completion of our double materialities analysis and gap analysis, we will be able to be fully compliant in 2025. SUSTAINABILITY STATEMENT ESRS TOPICS ESRS SUB-TOPICS CONCORDANCE General Information ESRS 2 – General Disclosures General disclosures, including information provided under the Application Requirements of topical ESRS listed in ESRS 2 Appendix C. Message From the CEO About this Report Disclaimer I. About Criteo 1. Our Activities and Business Model 2. Our Corporate Governance 3. Our Culture and Values 4. Our Approach to CSR a. Main CSR Challenges and Materiality Analysis b. Our Approach to CSR c. Our Sustainability Governance and Dedicated Teams d. Relationship with Stakeholders e. Key Results and Objectives f. Contribution to Sustainable Development Goals 5. Our Awards and Recognitions

SUSTAINABILITY STATEMENT	ESRS TOPICS	ESRS SUB-TOPICS	CONCORDANCE
	Not applicable	*Disclosures pursuant to Article 8 of Regulation (EU) 2020/852 (Taxonomy Regulation)*	N/A
	ESRS E1 – Climate Change	*Climate change adaptation* *Climate change mitigation* *Energy*	II. Reduce Criteo's Environmental Impact 1. Criteo's Approach in Addressing Climate Change 2. Environmental Impact of Data Centers and Hardware 3. Environmental Impact of Offices and Travel a. Green Offices b. Optimizing Use of Office Space and Real Estate Footprint c. Energy Consumption due to Offices d. GHG Emissions due to Offices and Travel 4. Product Sustainability 5. Other Environmental Impact a. Environmental Impact of Subcontractors and Suppliers b. Employees' Green Initiatives
	ESRS E2 – Pollution	*pollution of air, water, and soil*	Not material
	ESRS E3 -Water and Marine Resources	*Resources inflows, including resource use - Resource outflows related to products and services – Waste*	c. Natural Resources Consumption and Waste Management
	ESRS E4 – Biodiversity and Ecosystems	*biodiversity and ecosystem loss and degradation*	Not material
Environmental Information	**ESRS E5 – Resource use and Circular Economy**	*Resources inflows, including resource use Resource outflows related to products and services – Waste*	c. Natural Resources Consumption and Waste Management

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SUSTAINABILITY STATEMENT	ESRS TOPICS	ESRS SUB-TOPICS	CONCORDANCE
Social Information	ESRS S1 – Own Workforce	*Working Conditions*	III. Supporting People Development and Talent Initiatives
			1. Headcount
			2. Recruitment and Terminations
			3. Compensation and Benefits
			4. Safety and Well-being at Work
		Equal Treatment and Opportunities for all	5. Skills Management and Development
			a. Instructors-led Training 2024 Highlights
			b. Online Training 2024 Highlights
			c. Criteo's Coaching Offer
			d. Criteo's Mentoring Offer
			e. Hackathon
			IV. Employee relations, Inclusion, and Diversity at Work
			1. Employee Relations
			a. Internal Communication
			b. Culture of Feedback and Engagement
			c. Employee Recognition
			2. Diversity, Inclusion, and Equal Opportunities
			a. Criteo's Strategy for DEI
			b. Presentation of Criteo Cares Program
			c. Gender Equality at Criteo
			d. Inclusion of the LGBTQIA+ Community
			e. Parenthood Support at Criteo
			f. Social Diversity
			g. People with Disabilities
			h. Inclusion for the BIPOC Community
			i. Non-Discrimination and Prevention of Harassment
	ESRS S2- Workers in the value chain	*value chain workers connected with the undertaking's own operations and value chain, including through its products or services, as well as through its business relationships*	Not material

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SUSTAINABILITY STATEMENT	ESRS TOPICS	ESRS SUB-TOPICS	CONCORDANCE
	ESRS S3 – Affected Communities	*affected communities connected with the undertaking's own operations and value chain, including through its products or services, as well as through its business relationships*	Not material
	ESRS S4 – Consumer and end-users	*Information-related impacts for consumers and/or end-users - Personal safety of consumers and/or end-users - Social inclusion of consumers and/or end-users*	V. Sustainable Relationship with Clients and End-Users
			1. Dialogue with Clients
			2. Ethics in Our Ads
			3. Data Privacy and Information Security
			a. Privacy by Design
			b. Strict Security Measures
			c. Transparency and Control
			d. Industry Leadership
			e. Data Privacy at Criteo
Governance Information	**ESRS G1 – Business conduct**	*Corporate culture, Protection of whistle-blowers, Political engagement, Management of relationships with suppliers, Corruption and bribery*	VI. Operating Responsibly
			1. Code of Business Conduct & Ethics
			2. Global Tax Compliance
			3. Anti-Corruption
			4. Whistleblowing and Alert Mechanisms
Appendix	**Appendix**	*Appendix*	CSRD Concordance Table
			UNSDGs Concordance Table
			TCFD Concordance Table
			SASB Concordance Table
			Methodological Note

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CRITEO.COM UNSDGs Concordance Table Quality Education (4) Goal: ensure equal access to quality education for all and promote lifelong learning opportunities Criteo's contribution: • Investing in educational and training initiatives that help our employees continually elevate their skills and create new career and growth opportunities • Expanding access to education through our "Education Community" made of around 250 members who support, guide, and encourage under-represented people in the employment market • Partnering with numerous schools in France and participating in career forums each year • Encouraging community involvement by providing access to Volunteer Paid Days to all employees Report sections: see "Social - Section IV" and "Social - Section V.2.e" sections of this Report. Gender Equality (5) Goal: achieve gender equality and empower all women and girls Criteo's contribution: • Committed to have 26% of women in Tech roles by 2030 • Signatory member of the Tech for Good Call • Committed to ensuring that the percentage of women promoted is proportionate to their representation in the Company • Women@Criteo Community: an inclusive Employee Resource Group promoting the advancement of women in the workplace through training, networking, and mentorship • Committed to DEI in everything we do at Criteo, as highlighted in our DEI policy Report sections: see "Social - Section V.2.b" section of this Report.

CRITEO.COM Decent Work and Economic Growth (8) Goal: promote inclusive and sustainable economic growth, employment and decent work for all Criteo's contribution: • Promote a respectful, safe, and inclusive work environment wherever we do business • The health, wellness, and safety of our employees are a top priority • Flexible working policies, best-in-class health and well-being benefits to enhance our employees' quality of life • Equal opportunities for all employees and job applicants, with no tolerance of discrimination of any kind • Respect for human rights throughout our business with our Human Rights policy Report sections: see "Social - Section III. 4" and "Social - Section III" sections of this Report. Industry, Innovation, and Infrastructure (9) Goal: build resilient infrastructure, promote sustainable industrialization, and foster innovation Criteo's contribution: • Support a fair and open Internet that enables discovery, innovation, and choice • Pioneering innovations in computational advertising • Fundamental and applied scientific leadership through published research, product innovations, and new technologies from our AI Lab Report sections: see "Social - Section VI" and "Governance - Section VII" sections of this Report. Reduced Inequalities (10) Goal: reduce inequality within and among countries Criteo's contribution: • Diverse organization with more than 90 nationalities represented in Criteo's global workforce in 2023 • Equal opportunity approach which strictly forbids all forms of discrimination in recruitments, promotions, salary increases, and benefits • Our BIPOC Community promoting initiatives to fight against racial inequalities and racism • Our EmpowerU program empowering high performers from underrepresented minorities • Our Global Disability policy ensuring our "Critenable Community" is focused on improving the experience of employees who have disabilities Report sections: see "Social - Section V.2" section of this Report. Responsible Consumption and Production (12) Goal: ensure sustainable consumption and production patterns Criteo's contribution: • Prominent member of the Tech for Good initiative

CRITEO.COM • Partnerships with other industry stakeholders to define development models that put technology at the service of a sustainable future • Commitment to deliver a trusted and safe advertising experience to marketers and media-owners • Supply Partner Guidelines and Advertising Guidelines • High level security and data privacy across our portfolio of products, technologies, and services Report sections: see "Social - Section VI.2" section of this Report. Climate Action (13) Goal: take urgent action to combat climate change and its impacts Criteo's contribution: • Published our environmental strategy and implemented a GHG emissions reduction plan • Established carbon reduction targets and trajectories, validated by the SBTi • Signed the Planet Tech'Care manifesto in 2020 • Aligned with the recommendations of the TCFD framework and responded to the CDP Questionnaire • All data centers use 100% decarbonized or offset energy • Committed to reducing our carbon footprint by limiting travel and implementing green office practices with our Green Community Report sections: see "Environment - Section II" section of this Report. Partnership for the Goals (17) Goal: revitalize the global partnership for sustainable development Criteo's contribution: • Our partnerships with local charities – Education and mentorship • Our volunteering and giving platform (GIVING by Alaya/Benevity) – Social good • Our Tech for Good Commitment – Gender Equality • Our commitment to the carbon reduction targets through the SBTi, the TCFD framework, CDP Questionnaire – Environment, EcoVadis, and CSA S&P Global questionnaire • Our commitment with the French association L'Autre Cercle (LGBTQIA+ Charter) Report sections: see "Social - Section IV" and "Social - Section V.2" sections of this Report. TCFD Concordance Table Introduction In 2022, Criteo formalized its long-term, global environment strategy, paving the way for ambitious short-term and long-term action plans and energy reduction goals. In 2024, Criteo also responded to the CDP Questionnaire and received the "D" rating. Aligning with the TCFD framework is intended to help investors, lenders, and other stakeholders make more informed decisions and to understand how the Company manages, identifies, and addresses climate-related risks.

CRITEO.COM Governance Criteo is dedicated to maintaining a robust governance process to oversee and manage the Company's sustainability efforts and energy reduction goals. The Nomination and Corporate Governance Committee ("NCGC") of our Board of Directors receives annual updates on sustainability performance and progress from executive management, led by the Senior Vice President of Talent Development and DEI. Internally, the Sustainability Committee, chaired by the Chief People Officer, guides the sustainability agenda and priorities. It also advises the GRCC on the Company's ESG-related goals, strategies, and commitments, including climate risks and opportunities, human rights, community impact, social responsibility, and diversity and inclusion. Description References Board's oversight of climate-related risks and opportunities CDP Climate Change Questionnaire : C4.1.1 Management's role in assessing and managing climate related risks and opportunities CDP Climate Change Questionnaire : 4.3.1 Strategy Criteo has an Enterprise Risk Mapping (ERM) process in place, which is updated on an annual basis to identify and assess the risks that could materially impact the Company and its financial performance. In addition, Criteo seeks to understand and anticipate how climate-related risks and opportunities may have an impact on its business across the short, medium and long-term. Description References Climate related risks and opportunities identified over short- term, medium-term and long-term horizon CDP Climate Change Questionnaire: 2.1 Impact on businesses, strategy and financial planning CDP Questionnaire: 2.2.1, 3.1, 5.1, 5.4 Impact of different scenarios, including a 2 degree C scenario CDP Questionnaire: 5.1, 5.2 Risk Management While we are still implementing a dedicated process for identifying and assessing climate-related risks, the Enterprise Risk Management (ERM) process in place aims to identify and monitor material risks for the Company. In connection therewith, material climate-related risks and their potential impacts are reviewed and assessed. Our future climate-related risks and opportunity assessment will leverage this existing assessment to provide a detailed and comprehensive view on climate-related risks and opportunities to ensure a proper monitoring of the mitigation plans. Description References Process for identifying and assessing climate related risks CDP Questionnaire: 2.1, 2.2, 2.2.1, 2.2.2, 2.4, 2.2.7 Processes for managing climate-related risks CDP Climate Change Questionnaire : C.2.2g, C.2.3, C.2.3.b Integration into overall risk management CDP Climate Change Questionnaire: 2.2.2.10, 3.1.2 CDP Water Questionnaire: 9.3

CRITEO.COM Metrics and Targets KPIs and targets are essential for monitoring progress and evaluating the effectiveness of environmental initiatives. In 2024, following our GHG assessment, we published carbon-emission reduction targets to achieve by 2030, aligned with the 1.5°C scenario of the Paris Agreement. These targets were set in accordance with the SBTi's recommendations and have been approved by the SBTi. Description References Metrics used by the organization to assess climate related risks and opportunities CDP Climate Change Questionnaire: 2.2.2, 2.2.2.7, 2.2.2.16 Scope 1, 2 and 3 GHG emissions CDP Climate Change Questionnaire: 7.2, 7.5, 7.6, 7.7, 7.8 Targets used and performance against targets CDP Climate Change Questionnaire: 4.10.2, 7.53, 7.54, 13.2

SASB Concordance Table[63]

Topic	SASB Code	Accounting Metric	Category	Unit of Measure	Disclosure
Environmental Footprint of Hardware Infrastructure	TC-SI-130a.1	(1) Total energy consumed (2) Percentage grid electricity (3) Percentage renewable	Quantitative	(1), (2): Gigajoules (GJ) (3): Percentage (%)	See "Environment - Section II" section of this Report
	TC-SI-130a.2	(1) Total water withdrawn (2) Total water consumed, percentage of each in regions with High or Extremely High Baseline Water Stress	Quantitative	(1) Thousand cubic meters (m^3) (2) Percentage (%)	Data not currently disclosed at Group level
	TC-SI-130a.3	Discussion of the integration of environmental considerations into strategic planning for data center needs	Discussion and Analysis	N/A	See "Environment - Section II.1-2" section of this Report
Data Privacy & Freedom of Expression	TC-SI-220a.1	Description of policies and practices relating to behavioral advertising and user privacy	Discussion and Analysis	N/A	See "Social - Section V.2.3"; "Governance - Section VI.1" sections of this Report
	TC-SI-220a.2	Number of users whose information is used for secondary purposes	Quantitative	Number	Please refer to this page
	TC-SI-220a.3	Total amount of monetary losses as a result of legal proceedings associated with user privacy	Quantitative	Reporting currency	Please refer to our latest Annual Report on Form 10-K for material litigation.
	TC-SI-220a.4	(1) Number of law enforcement requests for user information (2) Number of users whose information was requested (3) Percentage resulting in disclosure	Quantitative	(1), (2): Number (3) Percentage (%)	Criteo does not publicly report this information as it is confidential
	TC-SI-220a.5	List of countries where core products or services are subject to government-required monitoring, blocking, content filtering, or censoring	Discussion and Analysis	N/A	None of our core products and services are subject to government required monitoring, blocking, content filtering, or censoring
Data Security	TC-SI-230a.1	(1) Number of data breaches (2) Percentage involving personally identifiable information (PII) (3) Number of users affected	Quantitative	(1) Number (2) Percentage (%) (3) Number	In 2024, we had zero data security breaches that required disclosure in our public SEC filings
	TC-SI-230a.2	Description of approach to identifying and addressing data security risks, including use of third-party cybersecurity standards	Discussion and Analysis	N/A	See "Governance - Section VI" section of this Report

[63] Note: Regulations in most countries where Criteo is located forbid the tracking of employee information related to their racial/ethnic group. As such, only gender data is available at the Company level.

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Topic	SASB Code	Accounting Metric	Category	Unit of Measure	Disclosure
Recruiting & Managing a Global, Diverse & Skilled Workforce	TC-SI-330a.1	Percentage of employees that are: (1) Foreign nationals (2) Located offshore	Quantitative	Percentage (%)	Criteo is a global company. Approximately 73% of employees work in offices outside of France. As of December 31, 2024, Criteo has approximately 19% of employees defined as foreign nationals who have work visas in the country in which he/she is employed. Compared to 22.5% in 2023
	TC-SI-330a.2	Employee engagement as a percentage	Quantitative	Percentage (%)	See "Social - Section IV.2.b" section of this Report
	TC-SI-330a.3	Percentage of gender and racial/ethnic group representation for: (1) Management (2) Technical staff (3) All other employees	Quantitative	Percentage (%)	See "Social - Section IV.2.a" section of this Report Note: Regulations in most countries where Criteo is located forbid the tracking of employee information related to their racial/ethnic group. As such, only gender data is available at the Company level.
Intellectual Property Protection & Competitive Behavior	TC-SI-520a.1	Total amount of monetary losses as a result of legal proceedings associated with anticompetitive behavior regulations	Quantitative	Reporting currency	Please refer to our latest Annual Report on Form 10-K
Managing Systemic Risks from Technology Disruptions	TC-SI-550a.1	(1) Number of performance issues (2) Number of service disruptions (3) Total client downtime	Quantitative	(1), (2): Number (3): Days	Criteo does not publicly report this information due to its sensitive and proprietary nature
	TC-SI-550a.2	Description of business continuity risks related to disruptions of operations	Discussion and Analysis	N/A	Please refer to our latest Annual Report on Form 10-K

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CRITEO.COM Methodological Note Criteo's CSR Report constitutes the Non-Financial Performance Statement to be established by Criteo in accordance with Article L.225-102-1 of the French Commercial Code (in French "Déclaration de Performance Extra-Financière", or "DPEF"). Reporting period and scope All information collected and highlighted in the CSR Report covers the period from January 1, 2024, to December 31, 2024. In 2024, the scope of CSR reporting aligns with the scope of financial reporting. All entities within Criteo are included in the 2024 CSR reporting, regardless of their size or when they joined Criteo (e.g., a newly added entity in Romania is also part of the 2024 CSR reporting scope). Relevance of CSR indicators Criteo selects its CSR indicators based on: • Benchmarking CSR best practices among leading IT-sector companies • Analyzing workforce, environmental, and social impacts and risks related to Criteo's operations • Adhering to the SASB standard • Including specific indicators aligned with Criteo’s Human Resources policies • Conducting an initial double materiality analysis (DMA) and gap analysis to meet CSRD requirements Each year, the list of CSR indicators is reviewed and updated. This process incorporates feedback from Criteo's sustainability team, contributors, and proofreaders, while addressing new focus areas in the report and meeting stakeholder expectations. Internal and external controls There are controls on the data collected during the CSR reporting process. For each KPI, a dedicated person oversees data control and performs consistency tests listed within Criteo's reporting procedure. For instance, to avoid discrepancies during the KPI reporting process, each validation manager performs the following controls: • Lack of data: verification of the presence of the overall data. Lack of data must be justified by the person in charge of the KPI. • Data consistency: verification of data consistency compared to last year's data. Significant annual variations must be justified and documented. Criteo also mandates an independent third-party body to verify and validate the reliability of Criteo CSR information (audit). The nature of verification work conducted, and external conclusions are available on demand. CSR indicators – Calculation and estimation methods Headcount: The headcount figures include all Criteo employees on the last day of the year: • Permanent employees (whose work for Criteo is not limited in time) • Non-permanent employees (fixed-term contracts, work-study contracts, interns)

CRITEO.COM • Employees who are momentarily on leave of absence and are therefore inactive (parental leave, sabbatical leave, long illness, maternity leave, etc.) • Employees of a legal entity seconded to another legal entity and expatriates • Employees leaving the Company on the last day of the year All gender-related data featured in the Headcount section of this Report is self-declared under three categories: male, female, not declared. This data was not collected specifically for the purpose of this Report but gathered via our internal instances, reports, or interfaces where "Gender" is used (for example, in some countries, for payroll purposes, social security, or as a legal requirement or into benefits etc.). The category "not declared" refers to all employees that did not answer either "male" or "female". Training: Training hours for all employees, including those who left the Company during the reporting period, are included in the calculation. However, training hours for subcontractors or consultants trained by Criteo are not counted. Face-to-face training hours Training data is collected from Criteo's Learning Management System tool. Are considered: • The number of training hours that employees attended (not the number of training hours that employees registered for) and that were reported by PBP to the L&D team • Individual coaching or state of the art co-development sessions • Management and leadership development modalities Are excluded: • Seminars, conferences, working groups, open days • On-boarding training (FlyCriteo program) and compliance training • Anti-harassment, Anti-corruption for high-risk population training, and Code of Business Conduct & Ethics pieces of training Where face-to-face training hours are related to sessions running over two consecutive years, if the session represents more than 50 hours, the hours are accounted for pro-rata temporis, otherwise, hours are included within year N figures. E-learning training hours Given the wide range of e-learning platforms available to Criteo employees (such as Coursera, Speexx, LinkedIn Learning et Learning Quest, etc.), we have adapted our tracking and reporting methods for e-learning hours to align with each platform's unique approach to learning, course structure, and user activity tracking systems. Although this approach results in varying calculation methods across platforms, it ensures that the most appropriate method is used in each case to accurately report the training hours completed by employees. Commonly used methods include: • We report only training contents completed up to a certain point (with minimal and sometimes maximal duration thresholds set up depending on the type of course provided), for instance:

CRITEO.COM o Micro-learning: recorded from one minute and on (LinkedIn Learning, Learning Quest and etc. ). As the micro-learning platforms are composed of short contents focused on key-points, a limit of one- min has been set up. o MOOC learning: recorded from one hour to max 25 hours (Coursera). As the MOOC courses should take between 19 and 25 hours, a limit of 25 hours for this type of e-learning has been set to make sure it mostly includes time spent on learning content. Above 25 hours will include most of the time quizzes, exams or discussion forums. • For e-learning courses from the product team, only the prescribed duration is reported, not the actual time spent online. • Language training courses have no minimum duration requirement, as we believe language learning progress should be measured from the very beginning. The following is excluded from training hours: • Time logged in the LMS • Training content below the minimal duration or above the maximum duration • Training content started during the previous financial year • Training content only related to an assessment or quiz • Training content only based on "document reading" or "link to document" • Training content related to basic IT application tutorials for all employees such as expenses reports, Human Resources Information System • Programs and content pushed/prescribed to all employees for compliance purposes or for IT application up skill Whenever a significant change in methodology occurs, N-1 data for training may be updated according to the new methodology to allow for comparability. Coaching To calculate the number of coached employees, the number of employees who participate in at least one coaching session, not the number of employees who are registered, is taken into account. Employees who have attended more than one coaching session during the reporting period are counted only once. In case of coaching related to sessions running over two consecutive years, only sessions completed in year N should be considered. If a session has started during year N and finishes in year N+1, then it is included in year N+1 figures. Other KPIs: • Business trips: Data provided by our business travel agency includes all air travel scope as well as train trips. • Commuting: Employee commuting data, calculated based on extrapolations of travel between home and workplace, carries a high level of uncertainty. • Electricity consumption of offices: Where the value for one or several months is missing, an extrapolation is made based on the months available. • Electricity consumption of DCs: Actual data is supplied by Criteo's data room providers. Electricity consumption includes all DCs except POPs for which power needs are negligible. • Amount of renewable energy consumed for DCs: This data is calculated based on the amount of energy supplied from decarbonized sources or offset through certificates.

CRITEO.COM • Amount of renewable energy consumed for offices: The national renewable energy rates used are from the International Energy Agency (IAE). • CO2 emissions: Emission coefficients per country from ADEME database have been used for the calculation. CO2 emissions are calculated using the SWEEP tool. • Number of employees who participated in CSR events organized through Criteo Cares: For each event the number of people who attended is counted, and the indicator consists of consolidated figures for each event. This indicator thus covers the total participation number and not the number of individual attendances. Other information: This Report does not contain disclosures on the following information mentioned under article L. 225-102-1 of the French Commercial Code, which was considered either nonmaterial as part of the materiality analysis presented in the introduction to this Report, or non-relevant regarding Criteo's activities: • "Food waste" • "Food insecurity" • "Animal well-being" • "Responsible food choices" • "Promotion of physical and sportive activities" • "Promotion of the link between the French Nation and the army and support to employees' engaged in the army reserve"

CRITEO.COM Board Report Dear Shareholders, We are holding this combined shareholders' meeting to submit resolutions for your approval, which, under French corporate law, fall partly within the scope of an ordinary shareholders’ meeting and partly within the scope of an extraordinary shareholders’ meeting. The ordinary shareholders’ meeting and the extraordinary shareholders’ meeting, which we will hold concurrently on June 13, 2025, are together referred to throughout this document as the “shareholders’ meeting”. Set forth below is the agenda for the shareholders’ meeting: Agenda for the Ordinary Shareholders’ Meeting 1. renewal of the term of office of Ms. Rachel Picard as Director, 2. renewal of the term of office of Ms. Nathalie Balla as Director, 3. renewal of the term of office of Mr. Frederik van der Kooi as Director, 4. appointment of Ms. Stefanie Jay as Director, 5. ratification of the interim appointment of Mr. Michael Komasinski as Director decided by the Board of Directors, 6. Nexbonis Advisory (formerly RBB Audit) to continue as statutory auditor in lieu and place of RBB Business Advisors, 7. non-binding advisory vote to approve the compensation for the named executive officers of the Company, 8. approval of the statutory financial statements for the fiscal year ended December 31, 2024, 9. approval of the consolidated financial statements for the fiscal year ended December 31, 2024, 10. approval of the allocation of results for the fiscal year ended December 31, 2024, 11. approval of an agreement referred to in Article L.225-38 of the French Commercial Code (related party transactions) (Indemnification Agreement entered into between the Company and Mr. Ernst Teunissen), 12. approval of an agreement referred to in Article L.225-38 of the French Commercial Code (related party transactions) (Indemnification Agreement entered into between the Company and Mr. Michael Komasinski), 13. approval of the amendment and restatement of the Amended 2016 Stock Option Plan to extend its term, 14. authorization to be given to the Board of Directors to execute a buyback of Company stock in accordance with the provisions of Article L. 225-209-2 of the French Commercial Code,

CRITEO.COM Agenda for the Extraordinary Shareholders’ Meeting 15. authorization to be given to the Board of Directors to reduce the Company’s share capital by cancelling shares as part of the authorization to the Board of Directors allowing the Company to buy back its own shares in accordance with the provisions of Article L. 225-209-2 of the French Commercial Code, 16. authorization to be given to the Board of Directors to reduce the Company’s share capital by cancelling shares acquired by the Company in accordance with the provisions of Article L. 225-208 of the French Commercial Code, 17. delegation of authority to the Board of Directors to reduce the share capital by way of a buyback of Company stock followed by the cancellation of the repurchased stock, 18. approval of the maximum number of shares that may be issued or acquired pursuant to the sixteenth resolution of the Shareholders’ Meeting dated June 13, 2023 (authorization to grant options to purchase or to subscribe shares to employees and corporate officers of the Company and employees of its subsidiaries), the fifteenth resolution of the Shareholders’ Meeting dated June 25, 2024 (authorization to grant Time- Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries) and the sixteenth resolution of the Shareholders’ Meeting dated June 25, 2024 (authorization to grant Performance- Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries), 19. delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights, 20. delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares or any securities giving access to the Company’s share capital through a public offering referred to in paragraph 1° of Article L. 411-2 of the French Monetary and Financial Code, without shareholders’ preferential subscription rights, 21. delegation of authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase without preserving shareholders’ preferential subscription rights pursuant to the Nineteenth resolution and Twentieth resolution above (“green shoe”), 22. delegation of authority to the Board of Directors to increase the Company’s share capital through incorporation of premiums, reserves, profits or any other amounts that may be capitalized, 23. delegation of authority to the Board of Directors to increase the Company’s share capital by way of issuing shares and securities giving access to the Company’s share capital for the benefit of members of a Company savings plan (plan d'épargne d’entreprise), without shareholders’ preferential subscription rights, 24. approval of the overall limits pursuant to the Nineteenth resolution, Twentieth resolution, Twenty-first resolution, Twenty-second resolution and Twenty-third resolution above, 25. amendment of Article 12 of the by-laws of the Company entitled “meeting of the Board of Directors”, 26. amendment of Article 19 of the by-laws of the Company relating to shareholders meetings, 27. amendment of Article 24 of the by-laws of the Company entitled “Loss of one half of share capital” in order to comply with the new provisions of Article L. 225-248 of the French Commercial Code.

CRITEO.COM I. CONDUCT OF THE BUSINESS OF THE COMPANY We submit for your approval several proposed capital increases for Criteo S.A. (the “Company”). In accordance with the provisions of Article R 225-113 of the French Commercial Code (Code de commerce), we are providing you with information on the Company's operations during the year ended December 31, 2024 and since the beginning of the current financial year. During the year ended December 31, 2024, the Company generated net sales of 55.7 million euros. At December 31, 2024, total assets on the Company's balance sheet amounted to 1.331,7 million euros, while the year ended December 31, 2024 showed a net loss of 20.3 million euros. For further information concerning the financial statements for the year ended December 31, 2024, and for a presentation of significant events that occurred during the 2024 financial year and since the beginning of the 2025 financial year, your board of directors invites you to refer to the management report available in the brochure for the Combined General Meeting of shareholders in the “Investor Relations” section of our website at https://criteo.investorroom.com/annuals. Further to the information provided in the management report referred to above, Ms. Rachel Picard, who has previously served as chairperson of the board of directors of the Company (the “Board of Directors”), resigned from her position as chairperson effective April 9, 2025, but continues to serve on the Board of Directors. On April 9, 2025, the Board of Directors appointed Mr. Frederik van der Kooi as chairperson of the Board of Directors, effective April 9, 2025, until his term as director expires at the shareholders’ meeting for the remainder of the term of his office as director (i.e., through the 2025 annual general meeting of shareholders) and further, subject to the renewal of his term of office as director by the annual general meeting of shareholders of the company to be held by the end of June 2025, for the then renewed term of his office as director (i.e., through the 2027 annual general meeting of shareholders). II. DECISIONS FALLING WITHIN THE SCOPE OF THE ORDINARY SHAREHOLDERS’ MEETING A. RENEWAL OF THE TERM OF OFFICE FOR A DIRECTOR WHOSE TERM IS COMING TO AN END [RESOLUTIONS 1 TO 3] Composition of the Board of Directors The Board of Directors is composed of eight members, seven of which are independent: Rachel Picard, Nathalie Balla, Marie Lalleman, Edmond Mesrobian, Hubert de Pesquidoux Frederik van der Kooi (Chairperson effective April 9, 2025) and Ernst Teunissen. The only member of the Board of Directors who is not independent is Michael Komasinski, Chief Executive Officer of the Company, appointed as a Director by the Board of Directors at its meeting dated December 17, 2024 to replace Megan Clarken as of February 15, 2025 who had stepped down and who no longer serves as Chief Executive Officer and as Director (also not independent) of the Company since February 14, 2025 (midnight). The independent members of the Board of Directors have been chosen based on their unique combination of skills, experiences and other attributes, which allows each of them to make valuable contributions to it. Four out of seven of the independent Directors are residents of the United States of America, and three out of seven of the independent Directors are European residents, so that today the Board’s composition reflects the main geographical challenges of the Company. Their range of skills allows the members of the Board of Directors to benefit from quality expertise and good practices in terms of finance and administration, corporate governance and compensation.

CRITEO.COM Attendance rate The Board of Directors and its committees meet at least four times a year. The Board of Directors met twelve times in the 2024 fiscal year, including 4 in-person meetings. The committees also met on several occasions in the 2024 fiscal year. The attendance rate of each of the Board members, both at the meetings of the Board of Directors and its committees, was 100%, with the exception of Mr. de Pesquidoux, absent and excused from two board meetings via conference call, and Mr. Warner, absent and excused from one board meeting via conference call. Furthermore, the work undertaken by each of the Directors between the meetings, in preparation or follow-up (including reviewing pre-read material and participating in telephone conferences and regular discussions between the Directors and between the Company and the Directors), allows for effective meetings, with prudent and well- informed decision-making. Each of the Directors brings indispensable skills to the Board of Directors that are essential in addressing the unique and specific challenges faced by the Company. Renewal of the terms of office of Rachel Picard, Nathalie Balla and Frederik van der Kooi The terms of office of Rachel Picard, Nathalie Balla and Frederik van der Kooi are coming to an end at the end of this shareholders’ meeting. You are therefore asked to renew each of their terms of office for a period of two years, which will expire at the time of the ordinary annual shareholders’ meeting that will be called to approve the financial statements of the fiscal year ended December 31, 2026. Indeed, we believe that: • Rachel Picard’s extensive experience in overseeing large business transformations and in managing digital companies, especially in e-commerce qualifies her to serve on, and will allow her to make valuable contributions to, the Board of Directors; • Nathalie Balla’s extensive experience as chief executive officer in the e-commerce sector and her strong financial background qualify her to serve on, and will allow her to make valuable contributions to, the Board of Directors; and • Frederik van der Kooi’s extensive experience in global advertising businesses qualifies him to serve on, and will allow him to make valuable contributions to, the Board of Directors; Hubert de Pesquidoux whose term of office is also coming to an end at the end of this shareholders’ meeting, indicated that he will not be seeking reelection at this year’s shareholders meeting. Consequently, you are not asked to renew his office. B. APPOINTMENT OF A NEW DIRECTOR [RESOLUTION 4] Stefanie Jay, who was identified by the executive search firm Spencer Stuart, was nominated by the Board of Directors for appointment as a member of the Board of Directors. The Board of Directors believes that Ms. Jay’s expertise in Retail Media and global e-commerce strategy and her experience in capital markets and mergers and acquisitions will allow her to make valuable contributions to the Board of Directors. You are therefore asked to appoint Ms. Jay as Director, in addition to the incumbent members of the Board of Directors up for re-election, for a two-year period, expiring at the end of the ordinary shareholders’ meeting convened to approve the financial statements for the fiscal year ended December 31, 2026.

CRITEO.COM C. RATIFICATION OF MICHAEL KOMASINSKI INTERIM APPOINTMENT AS DIRECTOR [RESOLUTION 5] The Board of Directors appointed Michael Komasinski as Director at its meeting of December 17, 2024, effective February 15, 2025, to replace Megan Clarken who, as previously announced, is retiring and stepped down from her role as Chief Executive Officer and Director of the Company. Michael Komasinski replaces Megan Clarken as Director for the remaining term of her office, i.e. until the close of the shareholders’ meeting convened to approve the financial statements for the fiscal year ended December 31, 2025. You are therefore asked, in accordance with the provisions of Article L.225-24 of the French Commercial Code, to ratify the appointment of Michael Komasinski as Director to replace Megan Clarken for the remaining term of her office, i.e. until the close of the shareholders’ meeting convened to approve the financial statements for the fiscal year ended December 31, 2025. D. NEXBONIS ADVISORY TO CONTINUE AS STATUTORY AUDITOR IN LIEU AND PLACE OF RBB BUSINESS ADVISORS [RESOLUTION 6] We remind you that RBB Business Advisors was appointed by the annual shareholders’ meeting on June 25, 2024 (the “FY24 AGM”) to serve as the statutory auditor for the Company for a six fiscal-year period, expiring at the end of the shareholders’ meeting convened to approve the financial statements for the fiscal year ended December 31, 2029. Following a partial asset contribution completed by RBB Business Advisors to Nexbonis Advisory on September 18, 2024, the mandate of statutory auditors held by RBB Business Advisors was contributed to Nexbonis Advisory that has taken over the rights of RBB Business Advisors. Following such transaction, Nexbonis Advisory has been the Company’s Statutory Auditor since September 18, 2024. You are therefore asked to acknowledge that Nexbonis Advisory has taken over the rights of RBB Business Advisors and has been Company’s statutory auditor since September 18, 2024, for the remaining term of office of RBB Business Advisors, expiring at the shareholders’ meeting convened to approve the financial statements for the fiscal year ended December 31, 2029. E. NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS OF THE COMPANY [RESOLUTION 7] On June 15, 2022, you recommended that the Board of Directors hold a vote every year to approve, on a non-binding basis, the compensation paid by the Company to its named executive officers. For fiscal year 2024, our named executive officers were Megan Clarken, our Chief Executive Officer (directrice générale), Sarah Glickman, our Chief Financial Officer, Ryan Damon, our Chief Legal and Transformation Officer and Brian Gleason, Chief Revenue Officer and President, Retail Media. The Board of Directors, through the Compensation Committee, makes sure that the remuneration of the Named Executive Officers be structured in a way (i) to attract and retain a highly skilled team of executives in competitive markets; (2) to reward our executives for achieving or exceeding our financial, operational, and strategic performance goals; (3) to align our executives’ interests with those of our shareholders; and (4) to provide compensation packages that are competitive and reasonable relative to our peers and the broader competitive market. Thus, the remuneration of the named executive officers is directly linked to the continuous improvements in the Company’s results and to the measures put in place that are expected to increase the value of the Company for its shareholders.

CRITEO.COM Consequently, you are asked, pursuant to the requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder by the U.S. Securities and Exchange Commission, to approve, on a non-binding, advisory basis, the compensation paid by the Company to its named executive officers, as disclosed in the Company's Proxy Statement for the 2025 annual shareholders' meeting (the “Proxy Statement”). An excerpt of the Proxy Statement is appended to this report. F. APPROVAL OF THE STATUTORY AND CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2024 - ALLOCATION OF PROFITS [RESOLUTIONS 8 TO 10] Every year, within six months following the end of the fiscal year, the Company’s shareholders must approve the statutory financial statements and the consolidated financial statements for the past fiscal year. Pursuant to Resolutions 8 and 9, you are being asked to approve, respectively: • the statutory financial statements (also called individual or company financial statements) and the transactions set forth therein; and • the consolidated financial statements (IFRS) and the transactions set forth therein. Pursuant to Resolution 10, you are being asked to approve the allocation of the Company's loss of €20,303,049 of the fiscal year ended December 31, 2024 to the retained earnings account. G. EXAMINATION OF THE AGREEMENTS REFERRED TO IN ARTICLES L.225-38 ET SEQ. OF THE FRENCH COMMERCIAL CODE [RESOLUTION 11 AND 12] Pursuant to Article L. 225-38 of the French Commercial Code, the Company’s shareholders must approve or ratify any new related-person agreements entered into during the 2024 fiscal year. As notified to the statutory auditors of the Company by the Chairperson of the Board of Directors, two agreements were approved by the Board of Directors prior to their respective execution and are consequently subject to the approval by the shareholders’ meeting in accordance with Article L.225-40 of the French Commercial Code. These two agreements are: (i) the “Indemnification Agreement” entered into with Ernst Teunissen in his capacity of director of the Company, providing, subject to French laws and regulations, for (i) the indemnification of Frederik van der Kooi for damages suffered as a result of his functions, and (ii) the reimbursement of the expenses incurred in that respect. (ii) the “Indemnification Agreement” entered into with Michael Komasinski in his capacity of chief executive officer and director of the Company, providing, subject to French laws and regulations, for (i) the indemnification of Frederik van der Kooi for damages suffered as a result of his functions, and (ii) the reimbursement of the expenses incurred in that respect. The template of these indemnification agreements has been incorporated by reference as Exhibit 10.9 to the 2024 Company’s Annual Report on Form 10-K, filed with the US Securities and Exchange Commission on February 28, 2025. H. AMENDMENT AND RESTATEMENT OF THE AMENDED 2016 STOCK OPTION PLAN [RESOLUTION 13] On April 9, 2025, the Board of Directors upon the recommendation of the compensation committee, approved an amendment and restatement to the 2016 Stock Option Plan (“2016 Stock Option Plan”), subject to shareholders’

CRITEO.COM approval. The proposed amendment would extend the termination date of the 2016 Stock Option Plan from June 29, 2026 to June 13, 2035. You are therefore asked to approve the amendment and restatement of the 2016 Stock Option Plan as adopted by the Board of Directors during its meeting of April 9, 2025, to extend the termination date of the 2016 Stock Option Plan from June 29, 2026 to June 13, 2035. I. BUYBACK OF THE COMPANY’S STOCK [RESOLUTION 14] You are asked to approve our ability to buy back shares of the Company’s stock, on the terms and subject to the conditions set forth herein, to use as acquisition consideration and/or to underly incentive instruments for the employees and officers of the Company and its subsidiaries. External growth, and particularly acquisitions, whether tuck-in, bolt-on or mid-sized, that would allow the Company to strengthen its technology platform, its product portfolio or its team of key employees, particularly withn the Product and Research & Development teams, are important areas of development of the Company. Potential targets of strategic importance are mainly located in the highly competitive technology industry in the United States. While the Board of Directors is mindful of the importance of maximizing its financial liquidity, in particular in the context of the intense competition in the advertising technology industry, in order to take advantage of potential opportunities, we must be able to act swiftly and with the greatest financial flexibility possible, both in terms of our access to financial resources and our ability to structure consideration in a manner that is attractive to U.S. targets. In addition, since equity-based incentives are a key component in the economics of the technology industry, the Board of Directors believes it is important to be able to use Company stock, among other means, as a potential component of acquisition consideration. Because we are not listed in the European Union and are therefore deemed a private company for French law purposes, our shareholders may not delegate their authority to the Board of Directors to issue new shares as consideration for potential acquisitions without the requirement to call a special shareholders’ meeting. However, our shareholders may delegate authority to our Board of Directors to repurchase outstanding shares in order to be able to use such shares as consideration for potential acquisitions, rather than issuing new shares. Unlike most companies incorporated under U.S. state law, which are generally able to repurchase their own shares without shareholder approval, as a French company, subject to limited exceptions only, our Board of Directors must have a specific delegation of authority in order to buy back our shares for limited pre-specified purposes, including to be used as consideration for potential future acquisitions. Furthermore, equity-based compensation is an important tool for us to attract industry leaders of the highest caliber in the technology industry and to retain them for the long term, as well as to ensure employees’ interests are aligned with those of our shareholders. In addition, in order to give the Board of Directors the necessary flexibility to respond rapidly to any change in market conditions, we also ask you to approve that this authorization may be used to allocate the repurchased shares to shareholders of the Company who, within five years of their repurchase, notify the Company of their intention to acquire them in connection with an offering for sale organized by the Company in accordance with the conditions set out in Article L.225-209-2 of the French Commercial Code. We also ask you to approve the use of this authorization for any other purpose that would be permitted by law on the date of such use, in the event that the permitted purposes for share buyback programs are amended by law to

CRITEO.COM bring them in line with the provisions of Article L. 22-10-62 of the French Commercial Code applicable to companies listed on an European market. Any share buybacks carried out pursuant to this authorization shall not, at any time, exceed 10% of the share capital of the Company, provided that if the shares are allocated as payment or in exchange for assets acquired by the Company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction, the maximum number of shares that may be purchased for these purposes shall not at any time exceed 5% of the share capital of the Company. Any share buybacks carried out pursuant to this authorization may only be carried out at a price per share set in accordance with the criteria approved at this shareholders’ meeting, which take into account the market value of the Company’s American Depositary Shares, each representing one ordinary share of the Company (“ADS”), as listed on the Nasdaq Stock Market. The minimum purchase price per share is $17.47, and the maximum purchase price per share is $56.51. This authorization would be granted for a period of twelve (12) months (i.e., until June 13, 2026), would supersede the authorization for the same purpose granted by the FY24 AGM and would be implemented under the conditions set forth in Article L. 225-209-2 of the French Commercial Code. This authorization shall not be used during a public tender offer by a third party on the Company's shares. In support of this resolution, you will be provided, in accordance with applicable laws, with (i) the report prepared by an independent expert appointed pursuant to the provisions of Article L. 225-209-2 of the French Commercial Code and (ii) the auditors' report on this resolution.

CRITEO.COM III. DECISIONS FALLING WITHIN THE SCOPE OF THE EXTRAORDINARY SHAREHOLDERS’ MEETING A. AUTHORIZATION TO BE GIVEN TO THE BOARD OF DIRECTORS TO REDUCE THE COMPANY’S SHARE CAPITAL BY CANCELLING SHARES AS PART OF THE AUTHORIZATION TO THE BOARD OF DIRECTORS ALLOWING THE COMPANY TO BUY BACK ITS OWN SHARES IN ACCORDANCE WITH THE PROVISIONS OF ARTICLE L. 225-209-2 AND L.225-208 OF THE FRENCH COMMERCIAL CODE – AUTHORIZATION TO THE BOARD OF DIRECTORS FOR THE COMPANY TO BUY BACK ITS OWN SHARES FOLLOWED BY THEIR CANCELLATION [RESOLUTIONS 15 TO 17] a) Share cancellation on the grounds of Article L. 225-209-2 of the French Commercial Code (Resolution 15) You are being asked to authorize the Board of Directors to proceed with the cancellation, on one or more occasions, of up to the total cap of 10% of the share capital of the Company in any 24-month period, of all or part of the Company shares repurchased on the basis of article L. 225-209-2 of the French Commercial Code pursuant to Resolution 15. This authorization would be granted for a period of twelve (12) months (i.e., until June 13, 2026) and would supersede the authorization for the same purpose pursuant to the 12th resolution of the FY24 AGM. b) Share cancellation on the grounds of Article L. 225-208 of the French Commercial Code (Resolution 16) Moreover, you are being asked to authorize the Board of Directors to proceed with the cancellation, on one or more occasions, up to a total cap of €144,362.075, representing 10% of our share capital as of February 28, 2025 (date on which the last share capital modification was acknowledged by the Board of Directors), of all or part of the Company shares purchased pursuant to Article L. 225-208 of the French Commercial Code. This authorization would allow the Company to comply with the provisions of Article L. 225-214 of the French Commercial Code, which imposes the cancellation of shares purchased by the Company on the grounds of Article L. 225-208 that have not been allocated within one year of their repurchase. This authorization would be granted for a period of twelve (12) months (i.e., until June 13, 2026), would supersede the authorization for the same purpose pursuant to the 13th resolution of the FY24 AGM and shall not be used during a public tender offer by a third party on the Company’s shares. c) Share buy-back followed by a share capital cancellation (share capital reduction not motivated by losses) (Resolution 17) Finally, you are being asked to authorize the Board of Directors to reduce the Company's share capital, on one or more occasions, by a maximum nominal amount of €288,724.175 (representing 20% of the share capital as of February 28, 2025, date on which the last share capital modification was acknowledged by the Board of Directors) by way of a repurchase by the Company of up to 11,548,967 shares followed by the cancellation of the shares acquired, in accordance with the provisions of Articles L. 225-204 and L. 225-207 of the French Commercial Code. This Resolution aims to allow all shareholders who so wish to benefit from a liquidity opportunity on their shares in proportion to their participation in the capital. The cancellation of the shares thus repurchased will have a relutive effect on the other shareholders. In this context, you are being asked to authorize the Board of Directors to make a share buyback offer to all Company shareholders, to implement the share capital reduction, and to determine its final amount. The unitary repurchase price will be determined by the Board of Directors within the limit of a maximum price of $56.51 per share (or the

CRITEO.COM equivalent in euros of this amount on the date of implementation of this delegation), i.e. a maximum aggregate amount of $652,632,125.17 for the transaction. The Company's creditors may object to the share capital reduction during a period of 20 days following the filing at the Commercial Court registry of the minutes of the shareholders' meeting and of the minutes of the deliberations of the Board of Directors implementing the delegation. This authorization would be granted for a period of eighteen (18) months (i.e., until December 13, 2026), would supersede the authorization for the same purpose pursuant to the 14th resolution of the FY24 AGM and shall not be used during a public tender offer by a third party on the Company’s shares. B. DETERMINATION OF THE OVERALL LIMITS ON THE AMOUNT OF ORDINARY SHARES TO BE ISSUED OR ACQUIRED WITH RESPECT TO EQUITY GRANTS TO EMPLOYEES, EXECUTIVES AND DIRECTORS OF THE BOARD OF DIRECTORS OF THE COMPANY [RESOLUTION 18] Pursuant to Resolution 19, you are asked to set at 7,000,000 shares the maximum number of shares that: (i) may be issued or acquired upon the exercise of options granted after this shareholders’ meeting pursuant to resolution 16 of the annual shareholders’ meeting dated June 13, 2023 (authorization to grant options to purchase or to subscribe shares), (ii) may be issued or acquired following grant of time-based restricted stock unit (“Time-Based RSUs”) decided after the shareholders’ meeting pursuant to the fifteenth resolution of the FY24 AGM (authorization to grant Time-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries) and (iii) may be issued or acquired following grant of performance-based restricted stock units (“Performance- Based RSUs”) decided after the shareholders’ meeting pursuant to the FY24 AGM authorization to grant Performance-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries) it being specified that this limit does not apply to the number of shares issued, acquired or likely to be issued pursuant to options, warrants, Time-Based RSUs and Performance-Based RSUs granted prior to this shareholders' meeting. C. FINANCIAL DELEGATIONS TO BE GRANTED TO THE BOARD OF DIRECTORS [RESOLUTIONS 19 TO 23] The goal of Resolutions 19 to 23 is to allow the Company to swiftly raise the funds and have the financial flexibility necessary to enable it to execute on its strategic objectives, including, but not limited to, with respect to external growth. These resolutions would provide the Board of Directors with the flexibility it needs to respond quickly to changes in market conditions and thereby be able to obtain relevant financing under the best possible conditions and terms. While we believe the Company’s current liquidity position already provides ample financial flexibility, the proposed financial authorizations would provide our Board of Directors with additional flexibility to respond quickly to changes in market conditions and thereby be able to obtain financing under the best possible conditions. Thus, our external growth strategy is focused on acquisitions that complement our technology platform and product portfolio, as well as Product and Research & Development talent. Should we decide to engage in M&A transactions, we are committed to pursuing external growth opportunities in a manner that will preserve the quality of our offering, while improving its performance and delivering long-term value for our shareholders.

CRITEO.COM Re-approving our Board of Directors’ financial authorizations will allow the Company to maintain equal footing with our U.S. competitors and to increase our financial flexibility by quickly raising capital and to take advantage of potential business opportunities, including, but not limited to, potential acquisitions. a) Resolution 19: Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights The purpose of this delegation is to allow for the issuance of shares to underwriters in connection with an underwritten offering, similar to the offering carried out concurrently with our initial public offering in October 2013 on the Nasdaq Stock Market. You are asked to waive shareholders’ preferential subscription rights to the ordinary shares and securities that will be issued by virtue of this delegation, and to reserve this subscription for: any bank, investment services provider, or other member of an underwriting syndicate undertaking (underwriting) to ensure the realization of the share capital increase or any issuance that could in the future lead to a share capital increase in accordance with this delegation of authority. The price of the shares will be at least equal to the volume-weighted average price of the ADSs for the five trading days preceding the determination of such price, subject to a maximum discount of 10%, as determined by the Board of Directors. The total maximum nominal amount of the share capital increases which may be carried out pursuant to this delegation cannot exceed €144,362.075, representing 10% of the share capital as of February 28, 2025 (date on which the last share capital modification was acknowledged by the Board of Directors). To this amount shall be added, as applicable, the amount of any additional shares to be issued to maintain, pursuant to legal, regulatory or, if applicable, contractual requirements, the rights of the security holders and other rights giving access to the share capital. The nominal amount of any share capital increase completed pursuant to this resolution will be deducted from the overall limit set forth in Resolution 24. The aggregate nominal amount of debt securities giving access to the Company’s share capital that may be issued cannot exceed $500.000.000 (or the corresponding value of this amount for an issuance in a foreign currency), which shall be deducted from the overall limit set forth in Resolution 24. The Company does not intend to make use of this resolution for any other objective, particularly within the context of an unsolicited public tender offer initiated by a third party on the Company’s shares, or any other context. The Company considers that a share capital increase in the maximum amount of 10% of the share capital would give it sufficient flexibility to meet its strategic objectives. This delegation would be granted for a period of eighteen (18) months (i.e., until December 13, 2026) and would supersede the delegation for the same purpose pursuant to the 18th resolution of the FY24 AGM which, in the absence of a favorable vote, will expire on December 24, 2025, and may impair the Company’s ability to obtain appropriate financing to execute on its strategic objectives. In this respect, the Board of Directors informs you that it has not made use of the corresponding delegation that was granted by the FY24 AGM.

CRITEO.COM This delegation shall not be used during a public tender offer by a third-party on the Company’s shares. b) Resolution 20: Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, in the context of a private placement, without shareholders’ preferential subscription rights This Resolution would allow the Board of Directors to increase the share capital of the Company by issuing shares (or other securities giving access to the share capital) in a private placement, i.e., to the benefit of qualified investors or a limited circle of investors pursuant to paragraph 1° of Article L. 411-2 II of the French Monetary and Financial Code. This Resolution would allow the Company to obtain additional financing and extend the maturity date of its indebtedness by issuing bonds convertible into ordinary shares. The total nominal amount of the share capital increases which might be made under this delegation may not exceed €144,362.075 (representing 10% of the share capital as of February 28, 2025 (date on which the last share capital modification was acknowledged by the Board of Directors) or, in any event, exceed the limits provided by the regulations applicable on the issuance date. For example, on the date of this shareholders’ meeting, the issuance of equity securities pursuant to an offer under Article L. 411-2 II of the French Monetary and Financial Code would be limited to 30% of the Company capital per year, with this capital being assessed on the date of the decision of the Board of Directors to use this delegation. In the event that shareholders approve this Resolution and our management determines to pursue a private placement of convertible bonds, we would consider implementing several protections to address potential dilution of our existing shareholders, including (i) implementing net share settlement for the redemption of the convertible bonds; (ii) proactively managing dilution; and (iii) potentially, subject to market and regulatory conditions, repurchasing our shares concurrently with the convertible bond issuance. Any additional amount of the shares issued, pursuant to legal, regulatory or, as applicable, contractual requirements, to protect the rights of the holders of securities and other rights giving access to shares shall be added to this maximum amount. The nominal amount of any share capital increase completed pursuant to this Resolution will be deducted from the overall limit set forth in Resolution 24. The aggregate nominal amount of debt securities giving access to the Company’s share capital that may be issued cannot exceed $500.000.000 (or the corresponding value of this amount for an issuance in a foreign currency), which shall be deducted from the global amount set by Resolution 24. We also propose that you delegate to the Board of Directors the authority to determine the issuance price of the shares which may be issued under this delegation, provided that such issuance price shall be at least equal to the volume-weighted average price of the ADSs on the Nasdaq Global Market over the course of the five trading days preceding the fixing of the issue price, subject to a maximum discount of 5%, as determined by the Board of Directors. This delegation would be granted for 26 months (i.e., until August 13, 2027) and will supersede the corresponding delegation granted by the shareholders’ meeting of June 13, 2023 (the “FY23 AGM”) which, in the absence of a favorable vote, will expire on August 13, 2025, and may, as the case may be, impair the Company’s ability to obtain appropriate financing to execute on its strategic objectives. In this respect, the Board of Directors informs you that it has not made use of the corresponding delegation that was granted by the FY23 AGM.

CRITEO.COM c) Resolution 21: Delegation of authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase with or without shareholders’ preferential subscription rights pursuant to resolutions 19 and 20 above (“green shoe”) The purpose of this Resolution 21 is to allow the Board of Directors to grant a customary over-allotment option for any issuance pursuant to Resolutions 19 and 20. Any share capital increase pursuant to this delegation would be at the same price, and limited to 15% of the initial share issuance. The nominal amount of any capital increase which may be made pursuant to this delegation would be deducted from the global limit set forth in Resolution 24. d) Resolution 22: Delegation of authority to be granted to the Board of Directors in order to increase the Company’s share capital through incorporation of premiums, reserves, profits or any other amounts that may be capitalized The purpose of this Resolution is to delegate to the Board of Directors, with the right to sub-delegate in accordance with applicable law, the authority to increase the share capital, on one or more occasions, through the incorporation into the share capital of premiums, reserves, profits or other amounts that may be capitalized as well as by the issuance and the free grant of new shares or the increase of the par value of the existing shares, or by using a combination of these two methods, with said shares granting the same rights as the former shares, except for (if applicable) the dividend entitlement date. The implementation of such share capital increase will not have any dilutive impact on our shareholders, as all shareholders would be treated equally. This delegation would in particular enable the Company to implement a share capital increase by increasing the par value of the Company's shares, without having recourse to its shareholders, or to proceed, as the case may be, to an adjustment of the share capital amount or of the par value of shares in case of operations requiring such adjustment (reverse stock split, for instance). The total nominal amount of any share capital increases pursuant to this Resolution shall not exceed €144,362.075 (i.e., representing 10% of the share capital as of February 28, 2025 (date on which the last share capital modification was acknowledged by the Board of Directors). This delegation will be granted for 26 months (i.e., until August 13, 2027) and would supersede the corresponding delegation granted by the shareholders' meeting of the FY23 AGM which, in the absence of a favorable vote, will expire on August 13, 2025. In this respect, the Board of Directors informs you that it has not made use of the corresponding delegation that was granted by the FY23 AGM. e) Resolution 23: Capital increase reserved for the employees of group savings plan Pursuant, to Articles L. 225-129 et seq. and L. 225-138-1 of the French Commercial Code and Articles L. 3332-1 et seq. of the French Labor Code, the Board of Directors is required to submit for the approval of the shareholders a resolution to authorize the Board of Directors to increase the Company’s share capital through the issuance of shares and securities giving access to the share capital of the Company for the benefit of employees who are members of a Company savings plan (plan d’épargne d’entreprise). In this context, we propose that the total nominal amount of the share capital increases under this delegation not exceed €43,308.625, representing 3% of the share capital as of February 28, 2025 (date on which the last share capital modification was acknowledged by the Board of Directors) (any additional amount of the shares issued,

CRITEO.COM pursuant to legal, regulatory or, as applicable, contractual requirements, to protect the rights of the holders of securities and other rights giving access to shares shall be added to this maximum amount). The nominal amount of any capital increase which may be made pursuant to this delegation would be deducted from the global limit set forth in Resolution 24. The total nominal amount of the issuances of securities representing debt claims giving access to the share capital pursuant to this resolution shall not exceed $500,000,000 (or the equivalent of this amount in case of issuance in another currency) and will be deducted from the global limit set forth in Resolution 24. The issuance price of the new shares or securities giving access to the share capital would be determined by the Board of Directors pursuant to Articles L. 3332-18 to L. 3332-23 of the French Labor Code. For the benefit of the members of a company savings plan, the preferential subscription right of the shareholders to the shares or securities would be eliminated. To date, we have not implemented any company savings plans involving equity of the Company and thus employees have not received any shares thereunder. However, approving this resolution will enable our Board of Directors to adopt such a company plan if it determines in the future that such a plan is appropriate to strengthen employees and shareholders alignment. f) Resolution 24: Approval of the overall limits on the amount of ordinary shares to be issued pursuant to the delegations in Resolutions 19 to 23 above The Board of Directors proposes to set at €144,362.075, representing 10% of the share capital as of February 28, 2025 (date on which the last share capital modification was acknowledged by the Board of Directors), the aggregate maximum amount of the share capital increases which could be made under Resolutions 19 to 23. We believe that this amount strikes the correct balance between protecting our existing shareholders and providing the Company sufficient flexibility in order to achieve its strategic objectives, including in terms of external growth. The aggregate nominal amount of debt securities giving access to the Company’s share capital that may be issued pursuant to Resolutions 19, 20 and 23 cannot exceed $500,000,000 (or the corresponding value of this amount for an issuance in a foreign currency). The Board of Directors intends, whenever possible, to grant the shareholders a priority subscription period for issuances carried out pursuant to these delegations. D. AMENDMENT OF ARTICLES 12, 19 AND 24 OF THE BYLAWS OF THE COMPANY [RESOLUTIONS 25 TO 27] The purposes of Resolutions 25 to 27 is to update the bylaws of the Company (the “bylaws”) with the latest legislative and regulatory developments further described below. a) Resolution 25: Amendment of Article 12 of the bylaws entitled “meeting of the Board of Directors” The Board of Directors proposes to modify the following sections of Article 12 of our bylaws to update them with the new legal provisions of the French Commercial Code, as amended by the Attractiveness Act dated June 13, 2024 (LOI n° 2024-537 du 13 juin 2024 visant à accroître le financement des entreprises et l'attractivité de la France) (the “Attractiveness Act”). The provisions of Article 12 of the bylaws would be updated as follows:

CRITEO.COM • Article 12.3 would be modified to take into account, in the quorum and majority required to adopt a decision, the directors who vote by correspondence or participate in a written consultation, in line with the Attractiveness Act as implemented by the other changes to the bylaws detailed below, • Article 12.4 would be modified to delete the reference preventing directors from participating in Board of Directors deliberations on the approval of financial statements and the management report by teleconference or videoconference, as this option is now available for all Board of Directors decisions, unless otherwise provided for in the internal rules adopted by the Board of Directors, • Article 12.7. would be modified to remove the restrictive list of decisions that may be subject to written consultation by the Board of Directors, this option now being available for all decisions of the Board of Directors, unless at least one member of the Board of Directors objects to the use of this procedure, • Article 12.9. would be modified to allow vote by correspondence at Board of Directors meetings. You are therefore asked to approve the corresponding amendments of article 12.3, 12.4, 12.7 and 12.9 of the bylaws, the amended versions of which being provided in Resolution 25. b) Resolution 26: Amendment of Article 19 of the by-laws of the Company relating to shareholders meetings The Board of Directors proposes to modify Article 19 of the bylaws to comply with the new legal provisions of the French Commercial Code, as amended by the Attractiveness Act. This amendment would authorize the Board of Directors to arrange for shareholders to participate in and vote at shareholders' meetings through telecommunication means which allow for the identification of participants, whether or not combined with any other form of participation (without prejudice to the possibility for any shareholder to vote by mail). If the Board of Directors exercises this option for a given meeting, this will be mentioned in the notice of meeting. However, in the case of extraordinary shareholders' meetings only, one or more shareholders representing at least 25% of the share capital may object to the exclusive use of telecommunication enabling them to be identified. You are therefore asked to approve the corresponding amendments of article 19 of the bylaws, the amended version of which being provided in Resolution 26. c) Resolution 27: Amendment of Article 24 of the by-laws of the Company entitled “Loss of one half of share capital” in order to comply with the new provisions of Article L. 225-248 of the French Commercial Code The Board of Directors proposes to modify Article 24 or the bylaws to comply with the new provisions of Article L. 225-248 of the French Commercial Code concerning the procedures for restoring shareholders' equity (capitaux propres) in the event the Company's shareholders' equity falls below one-half of the share capital. The new provisions of Article L.225-248 of the French Commercial Code aim to clarify the procedures for restoring shareholders’ equity in the event the Company’s shareholders’ equity falls below one-half of the share capital and complement the existing system to facilitate the reconstitution of shareholders' equity. You are therefore asked to approve the corresponding amendments of article 24 of the bylaws, the amended version of which being provided in Resolution 27. __________________________ The Board of Directors

CRITEO.COM Appendix: Executive Compensation

CRITEO.COM COMPENSATION DISCUSSION AND ANALYSIS The following compensation discussion and analysis provides comprehensive information and analysis regarding our executive compensation program for 2024 for our named executive officers and provides context for the decisions underlying the compensation reported in the executive compensation tables in this proxy statement. For 2024, our named executive officers included (i) our principal executive officer during 2024; (ii) our principal financial officer; and (iii) our other executive officers, other than the principal executive officer and the principal financial officer, who were serving as of the end of the fiscal year. Unless otherwise noted, titles referred to in this section are as of December 31, 2024. For the year ended December 31, 2024, our named executive officers were: Megan Clarken Chief Executive Officer (principal executive officer) Sarah Glickman Chief Financial Officer (principal financial officer) Ryan Damon Chief Legal and Transformation Officer Brian Gleason Chief Revenue Officer and President, Retail Media We believe that we have a strong team of executives with the ability to execute our strategic and operational priorities. The combination of strong executive leadership and highly talented and motivated employees played a key role in our solid financial performance in 2024, as described below. 2024 FINANCIAL AND OPERATING RESULTS We are a global technology company driving superior commerce outcomes for and media owners through the world’s leading Commerce Media Platform. We operate in commerce media, the future of digital advertising, leveraging commerce data and artificial intelligence to connect ecommerce, digital marketing and media monetization to reach consumers throughout their buyer journey. Criteo has deeply transformed itself and is now a multi-solution Commerce Media Platform provider. 2024 Financial Results: In 2024, the financial results of our two reportable segments 63F 64: Performance Media and Retail Media, included the following highlights: • Revenue decreased 1%, or was flat at constant currency, from $1.949 billion in 2023 to $1.933 billion in 2024. This was driven by lower Performance Media revenue, partially offset by strong growth in Retail Media; • Gross profit increased 14% year-over-year, from $863 million in 2023 to $983 million in 2024; • Contribution excluding traffic acquisition costs, which we refer to as Contribution ex-TAC, which is a non- GAAP financial measure, increased by 10% year-over-year, or 11% at constant currency, from $1,023 million in 2023 to $1,121 million in 2024; 64 As previously disclosed in the Form 8-K filed with the SEC on March 4, 2024, beginning with the first quarter of 2024, the Company changed its segment reporting structure to two reportable segments: Retail Media and Performance Media. These changes have no effect on the Company’s consolidated financial statements or results of operations.

CRITEO.COM • Retail Media Contribution ex-TAC grew 25% year-over-year (or 25% on a constant currency basis) and same- retailer Contribution ex-TAC retention was 128% in 2024; • Performance Media Contribution ex-TAC increased 6% year-over-year (or 8% on a constant currency basis); • Net income increased by 110% year-over-year from $55 million in 2023 to $115 million in 2024; and • Adjusted EBITDA, which is a non-GAAP financial measure, increased by 29% from $302 million in 2023 to $390 million in 2024. • Cash from operating activities was $258 million and Free Cash Flow amounted to $182 million in 2024. 64F 65 Contribution ex-TAC and Adjusted EBITDA are non-GAAP measures. Contribution ex-TAC is a profitability measure akin to gross profit. It is calculated by deducting traffic acquisition costs from revenue and reconciled to gross profit through the exclusion of other cost of revenue. We define Adjusted EBITDA as our consolidated earnings before financial income (expense), income taxes, depreciation and amortization, adjusted to eliminate the impact of equity awards compensation expense, pension service costs, certain restructuring, integration and transformation costs, certain acquisition-related costs and a loss contingency related to a regulatory matter. Traffic acquisition costs consist primarily of purchases of impressions from publishers on a CPM basis. We purchase impressions directly from publishers or third-party intermediaries, such as advertising exchanges. We recognize cost of revenue on a publisher by publisher basis as incurred. Costs owed to publishers but not yet paid are recorded in our consolidated statements of financial position as trade payables. Please refer to “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our 2024 Annual Report on Form 10-K on page 60 for a reconciliation of gross profit to Contribution ex-TAC and at page 66 for a reconciliation of net income to Adjusted EBITDA, in each case the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. Constant currency measures exclude the impact of foreign currency fluctuations and are computed by applying the 2023 average exchange rates for the relevant period to 2024 figures. A reconciliation is provided in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our 2024 Annual Report on Form 10-K at page 61 in the section entitled “Constant Currency Reconciliation.” The following charts show the change in our revenue, Contribution ex-TAC, gross profit, net income, Adjusted EBITDA and cash flow from operating activities over the past three years: 65 Free Cash Flow, defined as cash flow from operating activities less acquisition of intangible assets, property, plant and equipment, is a non-GAAP financial measure. For the year 2024, Free Cash Flow is calculated by considering Cash Flow from Operating Activities of $258 million and a $76 million usage for net additions to intangible assets, property, and equipment. For a reconciliation from operating activities to free cash flow, please see Annex D.

CRITEO.COM Operational Metrics: • Criteo's media spend 65F 66 activated by the Commerce Media Platform for marketers and media owners was over $4.3 billion in 2024; • Criteo had approximately 720 million Daily Active Users (DAUs), approximately 70% of which on the web are addressable through media owners we have direct access to, as we continue to build Criteo’s first-party media network; • We ended the year with approximately 17,000 clients globally, while maintaining an average client retention rate (as measured on a quarterly basis) of approximately 90% over the past three years; 66 Media spend is defined as the sum of working media spend allocated to Retail Media campaigns and media spend activated on behalf of Performance Media clients.

CRITEO.COM EXECUTIVE COMPENSATION HIGHLIGHTS FOR 2024 AND CERTAIN 2024 DECISIONS Highlights of our executive compensation program for 2024, and certain 2024 decisions, include the following: • We continue to maintain rigorous short- and long-term incentive compensation programs for our executive officers to ensure fair ongoing pay-for-performance outcomes and strong alignment with our shareholders: o In fiscal year 2024, in keeping with strong business performance, the Board of Directors determined that our named executive officers demonstrated continued leadership and vision in developing our businesses and building long-term shareholder value; o We paid out annual incentives to our active named executive officers at 125%-141% of target based primarily on our achievement of quantitative Company financial performance metrics along with the named executive officers’ achievement of qualitative objectives; • We updated our compensation peer groups to maintain alignment with key attributes of the Company (including our industry, market capitalization and certain financial metrics, including annual revenue and annual revenue growth), and determined executive compensation levels with reference, in part, to these reasonably comparable groups; • We continued the practice by which a majority of our executive officers’ target total direct compensation opportunity is performance-based and variable paid in the form of both short-term incentives and long- term equity-based incentives, including performance-based stock units (“PSUs”) and time-vesting restricted stock units (“RSUs”). Our long-term equity incentive awards vest over four years for RSUs and three years for PSUs, and provide varied realizable pay opportunities for executives tied to growth in Company value over time or achievement of measurable, objective, pre-determined performance goals; and • We are also pleased to confirm significant improvements to our long-term incentives (“LTI”) programs, as previewed last year, in our continuous effort to respond to shareholder feedback and better align with market practice. These are detailed in the “Long-Term Incentives” section below but include: increasing the percentage of LTI tied to performance (70% for CEO and 60% for other executives), measuring performance for half of PSUs awarded against an external market metric in the form of relative total shareholder return (“TSR”), extending the performance period from one year to two and three years for those PSUs, and focusing the PSUs based on financial metrics on a rigorous performance scale tied to our Retail Media growth. • The Company also extended the holding period for equity held by our non-executive directors from one to two years to further align their interests with our investors. EXECUTIVE COMPENSATION POLICIES AND PRACTICES We maintain several policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy:

CRITEO.COM What We Do What We Don’t Do ✓ Performance-based equity incentives with long-term vesting requirements ✓ Strong percentage of executive equity granted in the form of performance-based annual incentive ✓ Caps on performance-based cash and equity compensation payouts ✓ Annual compensation program review and, where appropriate, alignment with our compensation peer group; review of external competitive market data when making compensation decisions ✓ Significant portion of executive compensation contingent upon corporate performance, which directly influences shareholder return along with relative TSR performance (new in 2024) ✓ Four-year equity award vesting periods for RSUs, three-year for PSUs, both with a two-year initial vesting cliff (longer than peer norms) ✓ Clawback policy requires recoupment of erroneously awarded incentive-based compensation paid to executive officers if our financial statements are the subject of an accounting restatement ✓ Prohibition on short sales, hedging of stock ownership positions and transactions involving derivatives of our ADSs ✓ Limited executive perquisites ✓ Independent compensation consultant engaged by our compensation committee ✓ Annual board and committee self-evaluations ✓ Rigorous Section 16 executive officer share ownership requirement guidelines ✓ Maintain non-employee director share ownership requirement guidelines  No “single-trigger” change of control benefits  No post-termination retirement or pension non-cash benefits or perquisites for our executive officers that are not available to our employees generally  No tax “gross-ups” for change of control benefits  No employment agreements with executive officers that contain guaranteed salary increases, bonuses, or equity compensation rights  No discounted stock options or option re-pricings without shareholder approval  No payment or accrual of dividends on unvested stock options, PSU or RSU awards EXECUTIVE PAY MIX The charts below show the target total pay mix for each of Ms. Clarken, our Chief Executive Officer during 2024, Ms. Glickman, our Chief Financial Officer, Mr. Damon, our Chief Legal and Transformation Officer and Mr. Gleason, our

CRITEO.COM Chief Revenue Officer and President, Retail Media. The long-term compensation presented below is based on grant date fair values, and there is no assurance that these amounts will reflect their actual economic value or that such amounts will ever be realized. The charts illustrate the overall predominance of performance-based compensation and variable (as opposed to fixed) long-term incentive compensation through performance-based annual incentives and equity awards in our executive compensation program. We believe that this weighting of components allows us to reward our executives for achieving or exceeding our financial, operational and strategic performance goals, and align our executives’ long- term interests with those of our shareholders.

CRITEO.COM For more information on the pay mix for our named executive officers, please see “Compensation Tables—Summary Compensation Table.” COMPENSATION PHILOSOPHY AND OBJECTIVES Pay for Performance Our philosophy in setting compensation policies for our executive officers has four fundamental objectives: ✓ to attract and retain a highly skilled team of executives in competitive markets;

CRITEO.COM ✓ to reward our executives for achieving or exceeding our financial, operational and strategic performance goals; ✓ to align our executives’ long-term interests with those of our shareholders; and ✓ to provide compensation packages that are both competitive and reasonable relative to our peers and the broader competitive market. The compensation committee and the Board of Directors believe that executive compensation should be directly linked both to annual improvements in corporate performance and to accomplishments that are expected to increase shareholder value over time. Historically, the Board of Directors has compensated our executive officers through three direct compensation components: base salary, an annual incentive bonus opportunity and long-term equity- based incentive compensation. The compensation committee and the Board of Directors believe that cash compensation in the form of base salary and an annual incentive bonus opportunity provides our executive officers with short-term rewards for success in operations, and that long-term incentive compensation in the form of equity awards increases retention and aligns the objectives of our executive officers with those of our shareholders with respect to long-term performance. Since 2021, long-term equity compensation for our executive officers has consisted of RSU and PSU awards, though a stock option plan remains available for future equity award consideration. For more information, please see “—Long Term Incentive Compensation.” Participants in the Compensation Process Role of the Compensation Committee and the Board of Directors In accordance with French law, committees of our Board of Directors have an advisory role for matters falling into the competence of the Board of Directors under French law and can only make recommendations to our Board of Directors in this respect. As a result, while our compensation committee is primarily responsible for our executive compensation program, including establishing our executive compensation philosophy and practices, as well as determining specific compensation arrangements for the named executive officers, final approval by our Board of Directors is required on such matters. The Board of Directors’ decisions and actions regarding executive compensation referred to throughout this Compensation Discussion and Analysis are made following the compensation committee’s comprehensive in-depth review, analysis and recommendation. The Board of Directors approves the performance goals recommended by the compensation committee under the Company’s annual and long-term incentive plans and achievement by our executive officers of these goals. While the compensation committee draws on a number of resources, including, input from our Chief Executive Officer (other than with respect to the Chief Executive Officer’s own compensation), and Compensia, the compensation committee’s independent compensation consultant, to make decisions regarding our executive compensation program, the compensation committee is responsible for making the ultimate recommendation to be approved by the Board of Directors. The compensation committee relies upon the judgment of its members in making recommendations to the Board of Directors after considering several factors, including recommendations of the chairperson of the Board of Directors and the Chief Executive Officer with respect to the compensation of executive officers (other than with respect to the Chief Executive Officer’s own compensation), Company and individual performance, perceived criticality, retention objectives, internal fairness, current compensation opportunities as

CRITEO.COM compared to similarly situated executives at peer companies (based on a review of competitive market analyses prepared by Compensia) and other factors as it may deem relevant. Role of Compensation Consultant The compensation committee retains the services of Compensia as its independent compensation consultant. The mandate of the compensation consultant includes assisting the compensation committee in its review of executive and director compensation practices, including analysis of competitive market practices and the competitiveness of our executive officer pay levels, design of the Company’s annual and long-term incentive compensation plans, and executive compensation design. The compensation committee is responsible for oversight of the work of Compensia and annually evaluates the performance of Compensia. The compensation committee has discretion to engage and terminate the services provided by Compensia. At its meeting in October 2024, the compensation committee assessed the independence of Compensia pursuant to SEC and Nasdaq rules and concluded that no conflict of interest exists that would prevent Compensia from serving as an independent consultant to the compensation committee. Role of Chief Executive Officer In 2024, Ms. Clarken, who was then serving as our Chief Executive Officer, attended compensation committee meetings and worked with the chair of the compensation committee and Compensia to develop compensation recommendations for the executive officers (excluding Ms. Clarken), based upon individual experience and breadth of knowledge, individual performance during the year and other relevant factors listed above. The compensation committee works directly with Compensia to recommend to the Board of Directors compensation actions for individuals holding the position of Chief Executive Officer. In accordance with Nasdaq rules, the charter of the compensation committee provides that individuals holding the position of Chief Executive Officer are not present during deliberations or voting concerning their own compensation. Use of Competitive Market Data The compensation committee draws on a number of resources to assist in the evaluation of the various components of the Company’s executive compensation program, including an evaluation of the compensation practices at peer companies. The compensation committee uses data from this evaluation to ensure that our compensation practices are competitive in the marketplace and to assess the reasonableness of compensation. Our peer companies in 2024 were provided to the compensation committee by Compensia, then selected by the compensation committee and subsequently approved by the Board of Directors. Each year, the compensation committee reviews and updates our peer group, as appropriate, with the assistance of Compensia. The companies comprising the peer group for 2024 were selected on the basis of their comparability to Criteo in terms of industry (with a focus on public internet software and services companies focused on advertising/media-related business in the United States and public software/technology companies more broadly in Europe, given the more limited number of comparable companies in the European market), geographic location, market capitalization, financial attributes (including revenue, revenue growth, comparable gross profit and operating/net income), number of employees and other relevant factors. Based on this evaluation, the compensation committee selected the peer companies in the following table for 2024. Given the Company’s unique position as a French company publicly-listed on the Nasdaq Global Market in the United States with certain executives based in Europe, the compensation committee determined that it was appropriate to develop both U.S. and international peer groups, although this practice is reviewed annually for continued relevance as the market evolves. The peer companies generally had revenues up to two times the Company's revenue, and market capitalization between a quarter to four times the Company's market capitalization.

U.S. Peers:

Blackbaud	Integral Ad Science Holding	Tripadvisor
Box	LiveRamp Holdings	Verint Systems
CarGurus	Magnite	Yelp
Cars.com	MicroStrategy	Zeta Global Holdings
Commvault Systems	Nutanix	Ziff Davis
Digital Turbine	QuinStreet	
DoubleVerify Holdings	Thryv Holdings	

European Peers:

Auto Trader Group plc	Opera	Scout24 SE
Cimpress plc	Playtech	Stroer SE & Co. KGaA
GlobalData plc	Rightmove	Trivago N.V.
Majorel Group Luxembourg S.A.	S4 Capital plc	

Changes to the U.S. peer group from 2023 to 2024 include the addition of Zeta Global Holdings, and the removal of New Relic (due to its acquisition). These changes result in a peer group that the compensation committee believed was more closely aligned with Criteo's financial and value criteria. There were no changes to our European peer group from 2023 to 2024.

In addition to reviewing data drawn from these peer groups, the compensation committee also reviews competitive compensation data from broader Radford Global Compensation survey cuts and Compensia databases. To assist the Company in making its executive compensation decisions for 2024, Compensia evaluated competitive market practices, considering base salary, target annual incentives as a percentage of base salary, annual incentive plan structures, target total cash compensation, target annual long-term incentive grant date fair values, equity award mixes and structures, and target total direct compensation.

In general, our Board of Directors seeks to set executives' total cash compensation (base salary plus target annual incentive bonus) and long-term incentive compensation at levels that are competitive with our peers (based on its review of the compensation data for executives with similar roles in the Company's peer groups) and, in the case of long-term incentive compensation, at a level competitive with our peers and significant enough to ensure strong alignment of our executive officers' interests with those of our shareholders.

However, the compensation committee does not formally "benchmark" our executive officers' compensation to a specific percentile of our peer group. Instead, it considers competitive market data as one factor among many in its deliberations. The compensation committee exercises independent judgment in determining appropriate levels and types of compensation to be paid based on its assessment of several factors, including recommendations of the Chief Executive Officer with respect to the compensation of executive officers (other than their own compensation), Company and individual performance, perceived criticality, retention objectives, internal fairness, current

CRITEO.COM

CRITEO.COM compensation opportunities as compared with similarly situated executives at peer companies (based on review of competitive market analyses prepared by Compensia) and other factors as it may deem relevant. PRIOR YEAR SAY-ON-PAY RESULTS At the 2022 Annual General Meeting, shareholder votes expressed a preference for the say-on-frequency proposal to hold an advisory vote to approve executive compensation on an annual basis. In light of this vote, the Company’s Board of Directors determined that the Company will continue to hold an advisory vote to approve executive compensation on an annual basis until the next required say-on-frequency vote, which will be held at the 2028 Annual General Meeting. Our executive compensation program received the support of our shareholders and was approved, on a non-binding advisory basis, by approximately 88.51% of the votes cast at the 2024 Annual General Meeting. While the 2024 say- on-pay vote passed with strong support from our shareholders, the level of support was lower than in prior years. We greatly value feedback from our shareholders on our executive compensation program and corporate governance policies and welcome input, as it impacts our decision-making. As a result of our engagement with our shareholders, detailed below, our compensation committee made a number of changes to the structure of long-term incentive compensation awards made to our executive officers, commencing in 2024. See “Shareholder Feedback, Responses and Actions” below for details on these changes in response to shareholder feedback. We believe that ongoing engagement builds mutual trust with our shareholders, and we will continue to monitor feedback from our shareholders and may solicit outreach on our programs, as appropriate. In 2024, our management team continued to frequently engage with the investment community, hosting and participating in 200 investor events, including during roadshows and conferences as well as phone calls and meetings with approximately 205 firms. Shareholders we spoke to jointly represented about 78% of floating shares as of December 31, 2024. In 2024, we engaged with shareholders to discuss corporate governance, board composition, executive compensation, business strategy, capital allocation and other ESG-related topics. In such engagements, investors’ feedback and suggestions on our executive compensation program were regularly heard and taken into consideration. Based on future engagement with our shareholders, our compensation committee and Board of Directors will continue to consider potential shareholders’ feedback and take them into account in future determinations concerning compensation of our named executive officers. ELEMENTS OF EXECUTIVE COMPENSATION PROGRAM In 2024, as in prior years, our executive compensation program consisted of three principal elements: • Base salary • Annual incentive • Long-term incentives Base Salary Base salary is the principal fixed element of an executive officer’s annual cash compensation during employment. The level of base salary reflects the executive officer’s skills and experience and is intended to be on par with other

CRITEO.COM job opportunities available to such executive officer. Given the industry in which we operate and our compensation philosophy and objectives, we believe it is important to set base salaries at a level that is both competitive with our peer group in order to retain our current executives and reasonable, and to hire new executives when and as required. However, our review of the competitive market data is only one factor in setting base salary levels. In addition, the compensation committee also considers the following factors: • individual performance of the executive officer, as well as overall performance of the Company, during the prior year; • level of responsibility, including breadth, scope and complexity of the position; • years and level of experience and expertise and location of the executive officer; • internal review of the executive officer’s compensation relative to other executives to contemplate internal fairness considerations; and (i) in the case of executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. Base salaries for our executive officers are determined on an individual basis at the time of hire. Adjustments to base salary are considered annually based on the factors described above. 2023 — 2024 Base Salaries The base salaries of the named executive officers for 2023 and 2024 and related explanatory notes are set forth below:

CRITEO.COM Name Position 2024 Base Salary (USD) 2023 Base Salary (USD) Explanatory Notes Megan Clarken Chief Executive Officer $711,325 $665,000 Base salary increase to recognize continued strong performance and align with the trend in the competitive market for the role, based on review of applicable peer market data. The amount shown with respect to 2023 and 2024 reflects the compensation Ms. Clarken received due to proration of the effective date April 2023 and April 2024, respectively, based on an annual base salary of $670,000 and $725,000, respectively, rounded to the nearest thousandth. Ms. Clarken’s remuneration is solely for her role as Chief Executive Officer of Criteo Corp. Sarah Glickman Chief Financial Officer $516,817 $476,000 Base salary increase to recognize continued strong performance and align with the trend in the competitive market for the role, based on review of applicable peer market data. The amount shown with respect to 2023 and 2024 reflects the compensation Ms. Glickman received due to proration of the effective date April 2023 and April 2024, respectively, based on an annual base salary of $480,000 and $529,000, respectively, rounded to the nearest thousandth. Ryan Damon Chief Legal and Transformation Officer $482,541 $455,000 Base salary increase to recognize continued strong performance and align with the trend in the competitive market for the role, based on review of applicable peer market data. Mr. Damon also took on additional responsibility for the Transformation office, as well as some operations. The amount shown with respect to 2023 and 2024 reflects the compensation Mr. Damon received due to proration of the effective date April 2023 and April 2024, respectively, based on an annual base salary of $460,000 and $490,000, respectively, rounded to the nearest thousandth.

CRITEO.COM Brian Gleason Chief Revenue Officer and President, Retail Media $550,137 — The amount shown with respect to 2024 reflects the compensation Mr. Gleason received due to proration of the effective date July 2024, based on an annual base salary of $575,000, rounded to the nearest thousandth. Annual Incentive Bonus The Company provides our executive officers with the opportunity to earn annual cash bonus awards pursuant to the Executive Bonus Plan (“EBP”), which are specifically designed to motivate our executive officers to achieve pre- established Company-wide goals set by the Board of Directors and, to a lesser degree, reward them for individual results and achievements in a given year. The EBP is intended to provide structure and predictability regarding the determination of performance-based cash bonuses. Specifically, the EBP seeks to: (ii) help attract and retain a high quality executive management team; (iii) increase management focus on challenging yet realistic goals intended to create value for shareholders; (iv) encourage management to work as a team to achieve the Company’s goals; and (v) provide incentives for participants to achieve results that exceed Company goals. Pursuant to the EBP, the annual cash bonus opportunities for our executive officers are approved on an annual basis by the Board of Directors. The Company goals, their relative weighting, and the relative weighting for each of the individual performance goals of the executive officers, if applicable, are also established by the Board of Directors at the beginning of the year, upon recommendation of the compensation committee, shortly after the Board of Directors has approved our annual operating plan. Under the EBP, the Board of Directors has the discretion to determine the extent to which a bonus award will be adjusted based on an executive officer’s individual performance or such other factors as it may, in its discretion, deem relevant. An executive officer’s bonus award may be adjusted downward to zero by the Board of Directors based on a review of factors including individual performance. The Board of Directors is not required to set individual qualitative goals for a given year. 2024 Annual Bonus Incentive The performance measures and related target levels for the 2024 EBP, which reflected performance requirements set at the start of the year in the Company’s annual operating plan, were developed by the compensation committee and approved by the Board of Directors at meetings held in February 2024. In the first quarter of 2024, the Board of Directors, on the recommendation of the compensation committee, set two shared quantitative goals applicable to all of the named executive officers (weighted 80%, collectively) and individual qualitative goals for each of our named executive officers (weighted 20%). All of our named executive officers participated in the 2024 EBP.

CRITEO.COM Quantitative Goals The quantitative measures selected for the 2024 EBP were the 2024 achievement of financial targets in (i) Contribution ex-TAC,66F 67 measured at constant currency and (ii) Adjusted EBITDA, measured at constant currency at 2024 plan rates. These measures were selected by the Board of Directors because Contribution ex-TAC and Adjusted EBITDA are the key measures it uses to monitor the Company’s financial performance. In particular, our strategy focuses on maximizing the growth of our Contribution ex-TAC on an absolute basis over maximizing our near-term gross margin, as we believe this focus builds sustainable long-term value for our business by fortifying a number of our competitive strengths, including access to advertising inventory, breadth and depth of data and continuous improvement of the Criteo AI Engine’s performance, allowing it to deliver more relevant advertisements at scale. In 2024 (as in the previous three years), the Contribution ex-TAC measure and Adjusted EBITDA measure were given equal weight of 40% and 40%, respectively (collectively 80% for the quantitative goals). In setting the payout scale for both the Contribution ex-TAC portion and the Adjusted EBITDA portion of the quantitative goals, goals were set to be challenging, yet achievable, taking the business context into consideration. Finally, when determining quantitative performance, the Company's reported Contribution ex-TAC for 2024 is adjusted for EBP purposes by using the same exchange rate as was used to establish the Contribution ex-TAC targets in February 2024. The payout scale on the Contribution ex-TAC portion of the quantitative goals determined in early 2024 was as follows, with Contribution ex-TAC growth measured, in each case, on a constant-currency basis: • If 2024 Contribution ex-TAC was below $1,018 million, the payout on the Contribution ex-TAC portion of the qualitative goals would have been zero; • If 2024 Contribution ex-TAC was between $1,018 million and the $1,131 million target, the payout on the Contribution ex-TAC portion of the quantitative goals would be between 50% and 100% of target; • If 2024 Contribution ex-TAC was between the $1,131 million target and the $1,244 million stretch target, the payout on the Contribution ex-TAC portion of the quantitative goals would be between 100% and 150% of target; • If 2024 Contribution ex-TAC growth was between the $1,244 million stretch target and the $1,301 million maximum target, the payout on the Contribution ex-TAC portion of the quantitative goals would be between 150% and 200% of target; and • If 2024 Contribution ex-TAC growth was $1,301 million or greater, our executives could achieve the maximum payout on the Contribution ex-TAC portion of the quantitative goals, which was 200%. Viewed in terms of required year-over-year growth, the Contribution ex-TAC portion of the 2024 quantitative goals would 8.9% growth for a target level payout and 25.2% growth for a maximum level payout. 67 Contribution ex-TAC is a non-GAAP financial measure of profitability akin to gross profit. It is calculated by deducting traffic acquisition costs from revenue and reconciled to gross profit through the exclusion of other costs of revenue.

2023 Contribution ex-TAC* ($ millions)	2024 Contribution ex-TAC Targets*							
	Threshold		Target		Stretch		Max	
	Amount ($ millions)	Required Growth	Amount ($ millions)	Required Growth	Amount ($ millions)	Required Growth	Amount ($ millions)	Required Growth
1,039	1,018	(2.0)%	1,131	8.9%	1,244	19.7%	1,301	25.2%

*Presented in constant currency at 2024 plan rates. 2023 reported Contribution ex-TAC was $1,022.6 million.

The payout scale on the **Adjusted EBITDA** portion of the quantitative goals determined in early 2024 was as follows, in each case calculated on an absolute basis and excluding currency impacts:

- If 2024 Adjusted EBITDA was less than $292 million, the payout on the Adjusted EBITDA portion of the quantitative goals would have been zero;
- If 2024 Adjusted EBITDA was between $292 million and the $343 million target, the payout on the Adjusted EBITDA portion of the quantitative goals would be between 50% and 100% of target;
- If 2024 Adjusted EBITDA was between the $343 million target and the $394 million stretch target, the payout on the Adjusted EBITDA portion of the quantitative goals would be between 100% and 150% of target;
- If 2024 Adjusted EBITDA was between the $394 million stretch target and the $420 million maximum target, the payout on the Adjusted EBITDA portion of the quantitative goals would be between 150% and 200% of target; and
- If 2024 Adjusted EBITDA was $420 million or greater, our executives could achieve the maximum payout on the Adjusted EBITDA portion of the quantitative goals, which was 200%.

2023 Adjusted EBITDA* ($ millions)	2024 Adjusted EBITDA Targets			
	Threshold	Target	Stretch	Max
	Amount ($ millions)	Amount ($ millions)	Amount ($ millions)	Amount ($ millions)
299	292	343	394	420

*Presented in constant currency at 2024 plan rates. 2023 reported Adjusted EBITDA was $301.8 million.

The quantitative goals determined in early 2024 and the achievement levels for such goals were designed to ensure proper alignment between the 2024 EBP and the internal 2024 financial plan supporting the guidance that we published at the beginning of 2024.

The chart below sets forth the quantitative goals determined in early 2024 and the achievement levels for such goals, as well as actual Company performance for 2024 against which executive performance was measured.

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CRITEO.COM Payout Scale Performance Measure Weight 50% 100% 150% 200% Actual Bonus Factor Achievement Plan Payout (Percent of Target) 2024 Contribution ex- TAC* 40% $1,018 million $1,131 million $1,244 million ≥$1,301 million $1,154 million* 102% 110% 2024 Adjusted EBITDA* 40% $292 million $343 million $394 million ≥$420 million $396 million 115.5% 153% *Calculated on a constant currency basis and using the same exchange rate as was used to set the targets in February 2024. The Company's as reported constant currency Contribution ex-TAC was $1,136.5 million. As shown above, year-over-year Contribution ex-TAC growth was 11.1% at constant currency, which resulted in a 110% payout for the Contribution ex-TAC portion of the quantitative goals, and Adjusted EBITDA was $396 million, which resulted in a payout of 153% on the Adjusted EBITDA portion of the quantitative goals, averaging 131% on financial metric performance. This resulted in a total of 125% of the target bonus amounts to the 2024 EBP participants with 100% achievement of the qualitative goals discussed below. Qualitative Goals Pursuant to the EBP, the Board of Directors selected individual qualitative goals for each of the 2024 EBP participants that were aligned to strategic performance objectives for those individuals. The qualitative goals were weighted 20% of the target bonus opportunity, and this component is evaluated at the discretion of the Board of Directors. These qualitative goals for 2024 were determined for Ms. Clarken, Ms. Glickman and Mr. Damon in the first half of 2024 by the compensation committee with the intent to be rigorous and difficult to achieve. The qualitative goals for 2024 included: (i) for Ms. Clarken, to set strategic and business direction, align and engage leaders and employees to deliver on 2024 Company priorities and prepare for 2025, deliver against our numbers, scale the retailers, drive demand (ad spend) into our platform, secure our performance beyond cookie deprecation, make Criteo the most recognized and trusted brand for Commerce Media, develop and retain world-class talent, and execute on our plans to reduce our environmental footprint and champion our cultural values across our industry; (ii) for Ms. Glickman, to deliver against our numbers, support Criteo’s product and commercial strategy, strengthen our finance processes and ensure a clear and compelling equity story to drive investor confidence; (iii) for Mr. Damon, to deliver against our numbers, secure our performance beyond cookie deprecation, scale the retailers, drive demand (ad spend) into our platform and make Criteo the most recognized and trusted brand in Commerce Media and (iv) for Mr. Gleason, to deliver against our numbers, scale the retailers, drive demand (ad spend) into our platform, secure our performance beyond cookie deprecation and make Criteo the most recognized and trusted brand in Commerce Media. The compensation committee determined that the 2024 EBP participants generally exceeded the achievement of their respective qualitative objectives. The EBP, with Board of Directors approval, allows for over-achievement of qualitative objectives, provided that the total bonus cap of 200% of target is not exceeded, so individual payout results may vary based on individual performance outcomes. For the qualitative portion of the 2024 EBP (weighted

20% of the total EBP), the compensation committee recommended, and the Board of Directors approved, a 180% payout with respect to Ms. Clarken, a 140% payout with respect to Ms. Glickman, a 100% payout with respect to Mr. Damon and a 180% payout with respect to Mr. Gleason.

2024 Annual Cash Bonus Payouts

The Board of Directors approved annual incentive bonus awards for each of the named executive officers as follows:

Name	Bonus Target as % of Base Salary	Bonus Target ($)	Quantitative Goals Achievement (80%)	Qualitative Goals Achievement (20%)	Funding Multiplier as % of Target	Actual Payout Amount
Megan Clarken	100%	$711,325	131%	180%	141%	$1,001,546
Sarah Glickman	75%	$387,613	131%	140%	133%	$514,750
Ryan Damon	70%	$332,060	131%	100%	125%	$414,411
Brian Gleason	100%	$550,137	131%	180%	141%	$774,593

Long-Term Incentives

Long-term incentives ("LTIs") in the form of equity awards represent an important tool for the Company to attract industry leaders of the highest caliber in the technology industry and to retain them for the long term. The majority of the total target direct compensation opportunity for our named executive officers is provided in the form of long-term equity awards. We use equity awards to align our executive officers' financial interests with those of our shareholders by motivating them to drive the achievement of both near-term and long-term corporate objectives.

Starting in 2018, the Board of Directors, after careful review by the compensation committee, resolved to use a mix of RSUs and PSUs to provide LTIs to executive officers pursuant to the Company's 2015 Time-Based Restricted Stock Unit Plan and 2015 Performance-Based RSU Plan. The combination of Time-Based Restricted Stock Units ("RSUs") and Performance-Based Restricted Stock Units ("PSUs") provide an appropriate balance between addressing retention objectives and driving corporate performance, and is also the practice in a strong majority of our peer companies. The Board of Directors generally grants our executive officers additional equity awards each year as part of our annual review of our executive compensation program. The eligibility for, size of, and mix of any additional equity awards to each of our executive officers are determined on a discretionary basis taking into account the following factors:

- the individual performance assessment of each executive officer, the results and contributions delivered during the year, as well as his or her anticipated potential future impact;

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CRITEO.COM • the competitive positioning of the target value of each equity award when compared to the equity values delivered to executives in comparable roles at the companies in our peer group and the broader market for our sector; • the mix of RSUs and PSUs needed to stay at the forefront of our peer and broader market practices, as well as key investor and investor advisor guidelines; • the size and vesting schedule of existing equity awards in order to maximize the long-term retentive power of additional awards; • the size of each executive officer’s total cash compensation opportunity; • the Company’s overall performance relative to corporate objectives; and • the Company’s projected overall equity pool for the year and impact on available share reserves. Additionally, in making decisions regarding the equity awards to be granted to our named executive officers in 2024, the Board of Directors considered feedback provided by our shareholders during engagements following our 2023 annual meeting. In response to that shareholder input, the Board of Directors evaluated market practices with our independent compensation consultant, Compensia, and determined to adopt some significant changes to the structure and design of the Company's LTI program for 2024. These changes include the adoption of a new performance goal for our financial PSUs, the introduction of an external market-based PSU award subject to a relative TSR performance goal, and an increase in the overall portion of the LTI target opportunity that is subject to performance-based vesting (versus solely time-vesting) for our named executive officers, as described below. Changes to Financial PSUs for 2024 Our shareholders recommended that we avoid repetitive usage of Contribution ex-TAC as a performance goal in both our annual incentive program and LTI program. To address this feedback, we eliminated the use of Contribution ex- TAC in our LTI program by changing the design of our 2024 financial PSUs so that the awards would be subject to a single performance metric, Retail Media Contribution ex-TAC. The Board of Directors determined that it was appropriate to use Retail Media Contribution ex-TAC as the sole performance metric in the financial PSUs for 2024 both because this strategic metric is critically important to our shareholders and to account for the decreased weighting of the financial PSUs in the overall LTI mix, given the new TSR-based PSUs (described below) which comprise 50% of the PSUs granted to the named executive officers in 2024. With the introduction of Retail Media Contribution ex-TAC as the single performance metric for the financial PSUs, the Board of Directors determined that it was appropriate to retain a one-year performance measurement period for the financial PSUs granted in 2024, while addressing our shareholders' request for an extended multi-year performance measurement period through the grant of the new TSR-based PSUs. Further, based on market data and advice provided by Compensia, and to ensure that the LTI program remains competitive, the Board of Directors determined to change the vesting schedule of the financial

CRITEO.COM PSUs for 2024 so that the awards would be subject to an overall vesting period of three years, rather than four years. However, to maximize the retention value of the financial PSUs, for 2024, the Board of Directors decided not to include quarterly vesting of PSUs between the first and second anniversaries of the grant date, such that an executive will need to remain employed until the second anniversary of the grant date in order to vest in two-thirds of the PSUs for which the applicable performance goals have been attained, with the remaining one-third of the PSUs subject to continued employment through the third anniversary of grant. Additionally, to align with market practice and based on input from Compensia, the Board of Directors increased the maximum attainment level for over-achievement of PSUs for 2024 from 150% to 200%. The targets and actual attainment levels for the financial PSUs for 2024 are set forth below under "Performance Conditions and Vesting of 2024 PSU Grants." Introduction of TSR-Based PSUs In response to feedback from our shareholders regarding the concentration of internal financial objectives in our PSUs, we introduced a new form of PSU for 2024 with an external market-based performance metric of TSR relative to that of the Nasdaq Composite Index. The use of relative TSR as a metric for performance-based awards is well- aligned with market practice at our peers and other similarly situated technology companies. Additionally, to address our shareholders' preference for performance measurement periods in excess of one year, the TSR-based PSUs are subject to two-year and three-year performance periods (as detailed below), both worth 50% of the award. The targets for the TSR-based PSUs are set forth under "Performance Conditions and Vesting of PSU Grants" below. Change in Equity Mix to Increase Performance-Based Component To strengthen the link between pay and performance in our LTI program, for 2024, the Board of Directors increased the percentage of LTI target grant date face value that is granted to our named executive officers in the form of PSUs, rather than time-based RSUs, from 50% to (i) 70% for our CEO and (ii) 60% for other named executive officers. Equity Awards Granted in 2024 Based on the foregoing factors, the Board of Directors, upon recommendation of the compensation committee, determined that the 2024 LTI compensation to be granted to Ms. Clarken, Ms. Glickman, Mr. Damon and Mr. Gleason should be shifted from 50% time-based RSUs and 50% financial PSUs to a mix of RSUs and PSUs amounting to (i) 30% RSUs and 70% PSUs (35% financial PSUs and 35% TSR-based PSUs) for Ms. Clarken; and (ii) 40% RSUs and 60% PSUs (30% financial PSUs and 30% TSR-based PSUs) for Ms. Glickman, Mr. Damon and Mr. Gleason.

The table below sets forth the equity awards granted by the Board of Directors to our named executive officers in 2024:

Name	Shares Issuable Upon Vesting of PSUs Granted in 2024 (At Target)[(1)]	Shares Issuable Upon Vesting of RSUs Granted in 2024	Total Value of Equity Awards in 2024 (in thousands)[(2)]
Megan Clarken	188,489	80,781	$8,000
Sarah Glickman	59,576	39,717	$2,950
Ryan Damon	50,488	33,659	$2,500
Brian Gleason	61,354	30,360	$2,725

(1) The amounts of PSUs set forth in this column show the PSU awards at target (100%). The PSUs are granted to our named executive officers assuming the maximum possible achievement of 200% of target (which would represent 376,978 PSU for Ms. Clarken, 119,152 PSU for Ms. Glickman, 100,976 PSU for Mr. Damon and 122,708 PSU for Mr. Gleason), with 50% of the amount granted in the form of financial PSUs and 50% granted in the form of TSR-based PSUs. As set forth in the section below, 130% of the target of Ms. Clarken's, Ms. Glickman's, Mr. Damon's and Mr. Gleason's 2024 financial PSU awards were earned based on the respective level of performance achieved.

(2) The Board of Directors has standardized the pricing policy for all equity grants to an average of 45-trading-day closing price calculated on date of determination, the date of determination being five (5) trading days prior to the date on which the Board of Directors grants the equity award, provided that the fair market value should not be less or more than 10% of the closing price on the date of determination of the number of shares. The values shown are different from the grant date fair value of stock awards granted in 2024 as shown in the Summary Compensation Table, which is measured in accordance with the accounting standards of ASC Topic 718.

Performance Conditions and Vesting of 2024 PSU Grants

Our Ordinary Shares subject to the PSUs granted to the named executive officers are earned contingent upon the attainment of performance goals set by the Board of Directors and are then subject to time-based vesting. In the first quarter of 2024, Ms. Clarken, Ms. Glickman, Mr. Damon and Mr. Gleason were granted, assuming achievement of the goals at the maximum level (200% of target), 376,978, 119,152, 100,976 and 91,080 PSUs, respectively. 50% of each executive's PSUs was granted in the form of financial PSUs and the other 50% was granted in the form of TSR-based PSUs. The Board of Directors set 2024 Retail Media Contribution ex-TAC as the goal for the financial PSU grant and relative total shareholder return as the goal for the TSR-based PSU grant,

In addition, in the third quarter of 2024, Mr. Gleason received a grant of 15,814 financial PSUs when he was promoted to Chief Revenue Officer and President, Retail Media. Due to the timing of this award, the performance conditions for this grant will be based on the metrics for 2025 financial PSUs.

Financial PSUs have a one-year performance measurement period, and two-thirds of the PSUs will vest on the second anniversary of the grant date based on achievement in the Company's Retail Media Contribution ex-TAC performance during 2024; the remaining one-third will vest on the third anniversary of the grant date.

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CRITEO.COM TSR-based PSUs are subject to an extended performance measurement period, such that 50% will vest based on the Company's TSR performance relative to that of the Nasdaq Composite Index through the second anniversary of the grant date, and the remaining 50% will vest based on the Company's TSR performance relative to that of the Nasdaq Composite Index through the third anniversary of the grant date. Following a review of prevailing market practice with the advice of Compensia, our Board of Directors granted these awards with a maximum payout opportunity tied to maximum defined performance levels at 200% of target to create a long-term incentive opportunity to incentivize and reward over-performance. Any excess (unearned) portion of the grant will be recaptured (and returned to the equity pool), which for the financial PSUs, will occur in the year following the grant date, well in advance of the financial PSUs’ vesting date. Below we have described the application of the 2024 financial goals that apply to Ms. Clarken’s, Ms. Glickman’s, Mr. Damon’s and Mr. Gleason’s 2024 PSU grants. Financial PSUs Given its critical importance to our shareholders, and the impact on future growth, the compensation committee and Board of Directors determined it was appropriate to use Retail Media Contribution ex-TAC as a single strategic performance metric for the financial PSUs in 2024. Furthermore, in considering the feedback from shareholders, our compensation committee and Board of Directors determined that it was appropriate to retain a one-year performance period for the financial PSUs for 2024, while adopting a longer, multi-year performance period for the TSR-based PSUs. The following table sets forth the 2024 Retail Media Contribution ex-TAC goal for the 2024 PSU awards. 2024 Retail Media Contribution ex-TAC Potential Percentage of Financial PSUs Earned(1) <$221 million 0% $221 million 50% (Threshold) $246 million 100% (Target) $283 million 200% (Max) (1) Achievement is linear for Retail Media Contribution ex-TAC between tranches, and paid to one decimal point. Achievements below the threshold and above the maximum are rounded up or down accordingly, and capped at 100%. Actual Retail Media Contribution ex-TAC for 2024 was $257 million, for an increase of nearly 25% from $206 million in 2023, resulting in a 130% of target payout with respect to the financial PSUs. Our compensation committee and Board of Directors believe that a time-based vesting requirement for any earned PSUs is important to provide additional retention incentives and longer term alignment with our shareholders. The financial PSUs earned with respect to 2024 are subject to an overall three-year vesting schedule, with two-thirds of the earned PSUs vesting on the second anniversary of the grant date and the remainder vesting on the third

CRITEO.COM anniversary of the grant date, which vesting is subject to the recipient’s continued employment with the Company. As a result, none of the financial PSUs granted to and earned by Ms. Clarken, Ms. Glickman, Mr. Damon or Mr. Gleason for 2024 will vest until March 2026 at the earliest. TSR-Based PSUs With regard to the TSR-based PSUs, the compensation committee and the Board of Directors believe that the use of a TSR metric promotes longer-term alignment with shareholders and a relative metric establishes a direct link between the compensation of our named executive officers and long-term enterprise value creation as payouts under the PSUs are determined by the Company's long-term TSR performance relative to that of the Nasdaq Composite Index. The compensation committee and the Board of Directors, based on input from Compensia, determined that the use of the Nasdaq Composite Index was an appropriate benchmark given the broad-market nature of the index, its use among other software/media companies, its administrative simplicity and its transparency. In order to facilitate the transition to the use of multi-year performance measurement periods, the Board of Directors determined that it was appropriate to measure relative TSR over a two-year performance period for 50% of the TSR-based PSUs and over a three-year performance period for the other 50% of the PSUs. In setting the performance goals for the TSR-based PSUs, after consideration of input from Compensia and market best practices, the Board of Directors determined that payouts under the TSR-based PSUs would range from 0% to 200% of the target PSUs, with relative TSR performance at the 55th percentile resulting in 100% payout, and relative performance at the 80th percentile or better resulting in a 200% payout; provided, however, that if the Company's absolute TSR is negative, then payout for the TSR-based PSUs cannot exceed 100% regardless of the Company's relative percentile performance. In this way, the payouts under the TSR-based PSUs are intended to be aligned with performance levels that are considered challenging. The following table sets forth the 2024 Total Shareholder Return goal for the 2024 TSR-Based PSU awards. Criteo’s TSR Percentile vs. Nasdaq Composite Index(1) Potential Percentage of TSR-Based PSUs Earned(2)(3) 0 - 30th 0% 55th 100% (Target) 80th - 100th 200% (Max) (1) TSR is measured as the percentage change in the 30-trading-day average adjusted closing price of a share of Criteo and the Nasdaq Composite Index as measured on the first and last day of the applicable two-year and three-year performance periods (each for 50% of the award) beginning on March 1, 2024, the grant date of the TSR-based PSUs. (2) Achievement is linear for relative TSR between tranches and paid to one decimal point. (3) Earned PSUs are capped at target (100%) if the Company's absolute TSR is negative. As well as meeting the relative TSR performance goals, the executive officers must remain employed through the second and third anniversaries of the TSR-based PSU grant date in order to vest in the PSUs. As a result, none of the TSR-based PSUs granted to Ms. Clarken, Ms. Glickman, Mr. Damon or Mr. Gleason in 2024 will vest (if earned) until March 2026 at the earliest.

CRITEO.COM Vesting of RSU Grants Our standard RSU grants have a four-year vesting schedule, with 50% of the award vesting on the second anniversary of the date of grant, and the remainder vesting in equal quarterly installments thereafter over the subsequent two- year period. Share Ownership and Equity Awards As discussed above, long-term incentive compensation in the form of equity awards is an important tool for the Company to attract industry leaders of the highest caliber in the global technology industry and to retain them for the long term. The majority of our named executive officers’ target total direct compensation opportunity is provided in the form of long-term equity awards. We use equity awards to align our executive officers’ financial interests with those of our shareholders by motivating them to assist with the achievement of both near-term and long-term corporate objectives. As a result, each of our named executive officers accumulates substantial exposure to our stock price, which, when coupled with time- and performance-based vesting, we believe results in strong alignment of our executives’ interests with those of our shareholders. Furthermore, our Insider Trading Policy prohibits short sales, trading in derivative instruments and other inherently speculative transactions in our equity securities by our employees and related persons. Share Ownership Requirements We maintain share ownership guidelines for our Section 16 executive officers, under which (i) our Chief Executive Officer is required to acquire and own securities in an amount equal to the lesser of (a) 200,000 shares or (b) five times the Chief Executive Officer’s annual base salary and (ii) all other Section 16 executive officers are required to acquire and own securities in an amount equal to the lesser of (a) 45,000 shares or (b) two times their annual base salary. The Section 16 officers are required to meet the applicable ownership requirements within five years of becoming subject to them. If required share ownership is not satisfied within five years, the individual must retain 100% of any shares resulting from exercised options or vested RSUs or PSUs, net of any amounts required to pay taxes and exercise prices, until the guidelines are met. We also maintain share ownership guidelines for our non-employee directors (including the chairperson of our Board of Directors). For more details on the non-employee director share ownership guidelines, see “Director Compensation—Non-Employee Director Share Ownership Guidelines.” In addition to these share ownership guidelines, our Board of Directors require that 1% of the shares resulting from the exercise of stock options or received upon the vesting of RSUs or PSUs by our chairperson (if applicable), Chief Executive Officer and Deputy Chief Executive Officers (“directeurs généraux délégués”), if any, be held by such persons until the termination of their respective offices. For 2024, (i) Ms. Picard was the chairperson of our Board of Directors and (ii) Ms. Clarken was our Chief Executive Officer. The table below shows the total exposure that each of our named executive officers had to Criteo’s stock as of March 31, 2025, including both vested and unvested equity awards.

CRITEO.COM Name Ordinary Shares and ADSs (1) Securities underlying option awards (2) Securities underlying RSU and PSU awards (3) Total Megan Clarken 200,347 86,715 553,626 840,688 Sarah Glickman 189,054 — 333,067 522,121 Ryan Damon — — 258,386 258,386 Brian Gleason 5,335 — 416,044 421,379 Total for all named executive officers: 2,042,574 (1) The amounts shown in this column reflect Ordinary Shares and ADSs owned by each of our named executive officers. (2) The amounts shown in this column reflect stock options that have vested and are exercisable, as well as those that have not yet vested. For more information on grant dates, vesting schedules, exercise prices and expiration dates of option awards held by our named executive officers as of December 31, 2024, please see “Compensation Tables—Outstanding Equity Awards at 2024 Fiscal Year End.” (3) The amounts shown in this column reflect outstanding RSUs and PSUs, whether or not vested or determined earned by the Board of Directors. For more information on the RSUs and PSUs held by each of our named executive officers as of December 31, 2024, please see “Compensation Tables—Outstanding Equity Awards at 2024 Fiscal Year End.” For more information applicable to PSU awards, please see “—Long-Term Incentive Compensation.” OTHER COMPENSATION INFORMATION Employee Benefit Programs Each of our executive officers is eligible to participate in the employee benefit plans available to our employees in the country in which they are employed, including medical, dental, group life and disability insurance, in each case on the same basis as other employees in such country, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits. Our retirement savings plan for U.S. employees is a tax-qualified 401(k) retirement savings plan (the “401(k) Plan”), pursuant to which all employees, including any named executive officer employed by our U.S. subsidiary (Criteo Corp.), are able to contribute certain amounts of their annual compensation, subject to limits prescribed by the Internal Revenue Code. In 2024, we provided a 100% matching contribution on employee contributions up to the first 3% of eligible compensation and a 50% matching contribution for the next 2% of eligible compensation. Each of Ms. Clarken, Ms. Glickman, Mr. Damon and Mr. Gleason participate on the same basis as our other eligible employees. Perquisites and Other Personal Benefits We provide limited perquisites to our named executive officers. For more information on the perquisites and other personal benefits provided to our named executive officers, please refer to footnote (5) to the Summary Compensation Table in “Executive Compensation – Compensation Tables” included elsewhere in this proxy statement.

CRITEO.COM Timing of Compensation Actions Compensation, including base salary adjustments, for our named executive officers is reviewed annually, usually in the first quarter of the fiscal year, and upon promotion or other changes in job responsibilities. Equity Grant Policy In fiscal year 2024, we did not grant any stock options, stock appreciation rights or similar awards under the Criteo Amended 2016 Stock Option Plan and we have not granted stock options to our named executive officers since December 2019. There are no current plans to grant stock options, stock appreciation rights or other similar appreciation-based awards as incentive compensation. The timing of our equity grants to the named executive officers is set without regard to anticipated earnings or other major announcements by the Company. Short Sale and Derivatives Trading Policy As noted in more detail above under the caption “Insider Trading and Anti-Hedging/Pledging Policies,” our Insider Trading Policy prohibits short sales, trading in derivative instruments and other inherently speculative transactions in our equity securities by our employees and related persons. Executive Compensation Recovery (“Clawback”) Policy We maintain a “clawback” policy, adopted by our Board of Directors in October 2023, which incorporates the requirements of Rule 10D-1 under the Exchange Act, and the applicable Nasdaq listing standards. The clawback policy requires us to recoup erroneously awarded incentive-based compensation from current and former executive officers (as such term is defined in Rule 10D-1, for purposes of this section, a “Section 16 officer”) in the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under securities laws. The clawback policy became effective with respect to incentive-based compensation received by such Section 16 officers on or after October 2, 2023. RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES As part of the Board of Directors’ risk oversight role, our compensation committee at least annually reviews and evaluates the risks associated with our compensation programs. The compensation committee has reviewed our compensation practices as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. In making this determination, the compensation committee considered the following: • the Company’s use of different types of compensation vehicles to provide a balance of short-term and long- term incentives with fixed and variable components; • the granting of equity-based awards that are earned based on performance (in the case of executive officers) and subject to time-based vesting, which aligns employee compensation with Company performance, encouraging participants to generate long-term appreciation in equity values; • the Company’s annual bonus determinations for each employee being tied to achievement of Company goals, which goals seek to promote retention on behalf of the Company and to create long-term value for our shareholders; and

CRITEO.COM • the Company’s system of internal control over financial reporting and code of business conduct and ethics, which among other things, reduce the likelihood of manipulation of the Company’s financial performance to enhance payments under any of its incentive plans.

CRITEO.COM COMPENSATION COMMITTEE REPORT The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. THE COMPENSATION COMMITTEE Ernst Teunissen (Chair) Edmond Mesrobian Rachel Picard

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table sets forth, for the three years ended December 31, 2024, 2023 and 2022, respectively, the compensation earned by (i) our principal executive officer, (ii) our principal financial officer, and (iii) our other executive officers, other than the principal executive officer and the principal financial officer, who were serving as of the end of the fiscal year (collectively, our named executive officers).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)(6)	Total ($)
Megan Clarken	2024	711,325		8,818,593	—	1,001,546	124,206	10,655,670
Chief Executive Officer	2023	665,000	—	7,729,000	—	768,819	50,844	9,213,663
	2022	650,000	—	6,075,000	—	292,500	46,202	7,063,702
Sarah Glickman	2024	516,817	100,000	3,251,846	—	514,750	16,122	4,399,535
Chief Financial Officer	2023	476,000	—	3,138,000	—	412,953	14,132	4,041,085
	2022	461,000	—	2,392,000	—	174,375	11,400	3,038,775
Ryan Damon	2024	482,541	100,000	2,755,814	—	414,411	8,713	3,761,479
Chief Legal and Transformation	2023	455,000	—	2,092,000	—	371,519	6,349	2,924,868
Officer	2022	437,000	—	1,531,000	—	128,700	10,739	2,107,439
Brian Gleason	2024	550,137	200,000	3,196,564	—	774,593	15,042	4,736,336
Chief Revenue Officer and								
President, Retail Media								

1. All amounts presented in the Summary Compensation Table, and in the supporting tables that follow, are expressed in U.S. dollars. In 2022, 2023 and 2024 all compensation calculations were in U.S. dollars.
2. The amounts reported in the "Bonus" column include an integration bonus related to the August 2022 acquisition of Iponweb, which was granted to members of the leadership team. For Brian Gleason, this amount also includes the last installment of his retention bonus.
3. The amounts reported in the "Stock Awards" and "Option Awards" columns reflect the aggregate grant date fair value of each award computed in accordance with ASC Topic 718. For information regarding the assumptions used in determining the fair value of awards granted in 2024, 2023 and 2022 please refer to Note 16, Note 16 and Note 15 (Share-based Compensation), respectively, of our Annual Reports on Form 10-K, each as filed with the SEC on February 28, 2025, February 23, 2024 and February 24, 2023, respectively.
4. The amounts reported in the "Stock Awards" column reflect the grant date fair value of the PSU awards measured at target (100%), for all years shown, computed in accordance with FASB ASC Topic 718. Note, however, that the maximum PSU payout possible for years 2022 and 2023 is 150% of target and 200% of target for 2024. For 2024, this would represent maximum stock award values of $14,991,607 for Ms. Clarken, $5,202,960 for Ms. Glickman, $4,409,296 for Mr. Damon and $5,398,839 for Mr. Gleason.
5. The amounts reported in the "Non-Equity Incentive Plan Compensation" column represent the amount of the cash incentive bonus earned by our named executive officers for performance for the three years ended December 31, 2024, 2023 and 2022 under the EBP. See "Executive Compensation–Compensation Discussion and Analysis–Elements of Executive Compensation Program—Annual Incentive Bonus" for the discussion and analysis of the annual cash incentives earned by each named executive officer in respect of 2024.

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CRITEO.COM 6. The amounts reported in the “All Other Compensation” column for 2024 include the benefits set forth in the table below. The incremental cost to the Company is based on premiums paid and amounts reimbursed by the Company to the executive. Named Executive Officer Life Insurance and Disability Benefit Plan Contributions ($)(a) Defined Contribution Plan Contributions ($)(b) Tax Reimbursements ($)(c) Tax Assistance ($)(d) Megan Clarken 2,322 13,800 42,531 65,553 Sarah Glickman 2,322 13,800 — — Ryan Damon 1,242 — 3,661 3,810 Brian Gleason 1,242 13,800 — — a) Represents the cost of any life insurance and disability plan premium. b) Represents the cost of our employer contributions to the 401(k) plan accounts of Ms. Clarken, Ms. Glickman, Mr. Damon and Mr. Gleason, for those who elected to participate in our 401(k) plan. c) Represents Company-paid taxes for items such as tax filing assistance. d) (d) Represents tax assistance to support filings related to trailing income from past international mobility or requirements triggered by working time spent in different countries. GRANTS OF PLAN-BASED AWARDS TABLE 2024 The following table sets forth the grants of plan-based awards to the named executive officers during the year ended December 31, 2024.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) Threshold ($)	Target ($)	Maximum ($)	Estimated Future Payouts Under Equity Incentive Plan Awards (2) Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Megan Clarken	—	355,663	711,325	1,422,650	—	—	—	—	—	—	—
	3/1/2024	—	—	—	47,122	94,245	188,489	—	—	—	2,800,004
	3/1/2024	—	—	—	47,122	94,245	188,489	—	—	—	2,800,004
	3/1/2024	—	—	—	—	—	—	80,781	—	—	2,400,004
Sarah Glickman	—	193,807	387,613	775,226	—	—	—	—	—	—	—
	3/1/2024	—	—	—	14,894	29,788	59,576	—	—	—	885,001
	3/1/2024	—	—	—	14,894	29,788	59,576	—	—	—	885,001
	3/1/2024	—	—	—	—	—	—	39,717	—	—	1,179,992
Ryan Damon	—	166,030	332,060	664,120	—	—	—	—	—	—	—
	3/1/2024	—	—	—	12,622	25,244	50,488	—	—	—	749,999
	3/1/2024	—	—	—	12,622	25,244	50,488	—	—	—	749,999
	3/1/2024	—	—	—	—	—	—	33,659	—	—	1,000,009
Brian Gleason	—	275,069	550,137	1,100,274	—	—	—	—	—	—	—
	3/1/2024	—	—	—	11,385	22,770	45,540	—	—	—	1,352,993
	3/1/2024	—	—	—	11,385	22,770	45,540	—	—	—	1,352,993
	3/1/2024	—	—	—	—	—	—	30,360	—	—	901,996
	7/24/2024	—	—	—	7,907	15,814	31,628	—	—	—	599,983

1. The amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column represent each named executive officer’s annual cash incentive that could have been earned in respect of the annual cash incentive established in 2024 under the EBP. See “Executive Compensation–Compensation Discussion and Analysis–Elements of Executive Compensation Program—Annual Incentive Bonus” for a discussion of the annual cash incentives earned by each named executive officer for 2024.
2. The number of these PSUs that will be actually received by each named executive officer is determined in the following fiscal year. Of those PSUs actually received (or earned), for the financial PSUs, two-thirds will vest on the two-year anniversary of the grant date, and the remainder will vest on the three-year anniversary of the grant date. For the TSR PSUs, 50% will vest on the two-year anniversary of the grant and the remainder will vest on the three-year anniversary of the grant date.
3. Represents the grant date fair value, measured in accordance with ASC Topic 718, of PSU awards and RSU awards made in 2024. Grant date fair values are calculated pursuant to assumptions set forth in Note 16 of our 2024 Annual Report on Form 10-K as filed with the SEC on February 28, 2025.

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CRITEO.COM EXECUTIVE EMPLOYMENT AGREEMENTS We have entered into an offer letter agreement or employment agreement with each of the named executive officers, the material terms of which are described below. Each of the agreements with our named executive officers is for an indefinite term. The provisions of these arrangements relating to termination of employment are described under “Potential Payments Upon Termination or Change of Control” below. See “Executive Compensation–Compensation Discussion and Analysis–Elements of Executive Compensation Program” for a discussion of the elements of compensation of each of the named executive officers for the year ended December 31, 2024. Ms. Clarken Criteo S.A. and Criteo Corp. entered into a management agreement with Ms. Clarken, dated as of October 2, 2019, as amended on November 22, 2019, in connection with her employment by Criteo Corp. The management agreement, as amended, provided that Ms. Clarken was entitled to receive an annual base salary of $650,000 and will be eligible to receive a target annual bonus opportunity equal to 100% of her base salary. Ms. Clarken’s remuneration is in respect of her role as Chief Executive Officer of our wholly-owned subsidiary, Criteo Corp. Our Board of Directors determined that, for year ended December 31, 2024, Ms. Clarken would receive an annual base salary of $725,000 with no change to annual bonus opportunity percentage. Transition Agreement On August 26, 2024, we announced that Ms. Clarken would retire from the Company after completion of a search process for her successor and a transition period. To ensure a smooth transition, on August 26, 2024, Criteo Corp. and Ms. Clarken entered into a Transition Agreement (the “Transition Agreement”), which sets forth the terms of Ms. Clarken’s phased transition. Pursuant to the terms of the Transition Agreement, Ms. Clarken served in a full time capacity as Chief Executive Officer and a member of the Board of Directors until her successor Chief Executive Officer was appointed by the Board of Directors and commenced services (the “Transition Date”), which occurred with the appointment of Michael Komasinski with the effective date of February 15, 2025. Ms. Clarken stepped down from her roles on the Transition Date and will remain employed as a senior advisor to the Board of Directors and the Chief Executive Officer through the later of (i) the date that is nine (9) months following the Transition Date or (ii) September 1, 2025 (the “Transition Period”). Ms. Glickman We entered into an amended and restated executive employment agreement effective as of November 1, 2024 with Ms. Glickman, our Chief Financial Officer. Under the terms of her employment agreement, Ms. Glickman was entitled to receive an annual base salary of $529,000 and a target annual bonus opportunity equal to 75% of her annual base salary. Our Board of Directors determined that for year ended December 31, 2024, Ms. Glickman would receive an annual base salary of $529,000 with no change to annual bonus opportunity percentage. Mr. Damon We entered into an amended and restated executive employment agreement effective as of November 1, 2024 with Mr. Damon, our Chief Legal and Transformation Officer. Under the terms of his employment agreement, Mr. Damon

CRITEO.COM was entitled to receive an annual base salary of $490,000, and a target annual bonus opportunity equal to 70% of his annual base salary. Our Board of Directors determined that for year ended December 31, 2024, Mr. Damon would receive an annual base salary of $490,000, and an increased annual target bonus opportunity equal to 70% of his annual base salary. Mr. Gleason We entered into an amended and restated executive employment agreement effective as of July 1, 2024 with Mr. Gleason, our Chief Revenue Officer and President, Retail Media. Under the terms of his employment agreement, Mr. Gleason was entitled to receive an annual base salary of $575,000, and a target annual bonus opportunity equal to 100% of his annual base salary. Our Board of Directors determined that for year ended December 31, 2024, Mr. Gleason would receive an annual base salary of $575,000 with no change to annual bonus opportunity percentage. OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR END The following table sets forth the number of securities underlying outstanding equity awards held by the named executive officers as of December 31, 2024.

		Option Awards				Stock Awards			
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)(2)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned
Megan Clarken	12/11/19	195,371	—	16.61	12/11/29	—	—	—	—
	02/25/21	—	—	—	—	13,776	488,497	13,776	488,497
	02/24/22	—	—	—	—	48,789	1,585,155	48,789	1,585,155
	02/23/23	—	—	—	—	245,616	8,269,891	245,616	8,269,891
	03/01/2024	—	—	—	—	457,759	18,108,946	457,759	18,108,946
Sarah Glickman	10/23/20	—	—	—	—	—	—	—	—
	02/24/22	—	—	—	—	19,205	623,970	19,205	623,970
	02/23/23	—	—	—	—	99,724	3,357,707	99,724	3,357,707
	03/01/2024	—	—	—	—	158,869	6,284,858	158,869	6,284,858
Ryan Damon	10/25/18	—	—	19.84	10/25/28	—	—	—	—
	03/03/20	—	—	—	—	—	—	—	—
	02/25/21	—	—	—	—	3,215	114,004	3,215	114,004
	02/24/22	—	—	—	—	12,289	399,270	12,289	399,270
	02/23/23	—	—	—	—	66,483	2,238,483	66,483	2,238,483
	03/01/2024	—	—	—	—	134,635	5,326,161	134,635	5,326,161
Brian Gleason	04/28/22	—	—	—	—	33,233	833,484	33,233	833,484
	02/23/23	—	—	—	—	77,562	2,611,513	77,562	2,611,513
	03/01/2024	—	—	—	—	153,068	6,055,370	153,068	6,055,370

1. Refer to "Potential Payments upon Termination or Change of Control" below for circumstances under which the terms of the vesting of equity awards would be accelerated.
2. The stock options will generally vest as to 25% of the grant on the first anniversary of the date of grant and in 16 equal quarterly installments thereafter, based on continued employment.
3. The applicable exchange rate for the exercise price of the stock option and employee warrant awards shown in the Outstanding Equity Awards at Fiscal Year End table are as follows:

Date	**Euro to U.S. Dollar Conversion Rate**
10/25/18	1.1389
12/11/19	1.1077

4. The PSUs prior to 2024 will generally vest as to 50% of the earned amount on the second anniversary of the date of grant and in eight equal quarterly installments thereafter, based on continued employment. The PSUs for grant dates in 2024 are provided at the maximum possible payout at 200% of target. Starting in 2024, the PSU vesting period was changed to 3 years, such that 2/3 of the earned amount will vest on the

CRITEO.COM

CRITEO

CRITEO.COM second anniversary date for Financial PSUs and 50% for TSR-based PSUs, and on the third anniversary, the remaining 1/3 will vest for Financial PSUs and remaining 50% for TSR-based PSUs. 5. The RSUs will generally vest as to 50% on the two-year anniversary of the grant date, and the remainder will vest in eight equal quarterly installments thereafter. 6. Determined with reference to $39.56, the closing price of an ADS on December 31, 2024. OPTION EXERCISES AND STOCK VESTED IN 2024 The following table summarizes for each named executive officer the stock option exercises and shares vested from outstanding stock awards during the year ended December 31, 2024. Option Awards Stock Awards Name Number of Shares Acquired on Exercise (#) Value Realized on Exercise ($) Number of Shares Acquired on Vesting (#) Value Realized on Vesting ($) Megan Clarken — — 215,293 7,910,118 Sarah Glickman — — 118,428 4,264,306 Ryan Damon — — 58,765 2,131,104 Brian Gleason — — 83,240 3,124,343 POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL Individual Agreements We have entered into employment arrangements and non-compete agreements, as described below, which require us to provide specified payments and benefits to certain of our named executive officers as a result of certain terminations of employment, including following a change of control. Each of the employment arrangements with our named executive officers, discussed above in “Executive Compensation—Compensation Tables—Executive Employment Agreements,” provide for severance, non-compete or change of control payments. Ms. Clarken Ms. Clarken’s employment agreement, as amended, provides for a potential severance payment in the event of certain terminations of employment with Criteo Corp. If Ms. Clarken’s office as Chief Executive Officer of Criteo Corp. is terminated by Criteo Corp. other than for Cause (as defined in her employment agreement) and other than due to her death or disability, or by Ms. Clarken for Good Reason (as defined in her employment agreement) (each, an “involuntary termination”), subject to Ms. Clarken’s execution of a general release of claims in favor of Criteo S.A. and Criteo Corp. and continued compliance with the restrictive covenants set forth in her protective covenants agreement, Ms. Clarken will be entitled to receive (i) a lump sum cash amount equal to the sum of (A) Ms. Clarken’s annual base salary rate as then in effect (without giving effect to any reduction in base salary amounting to Good Reason), (B) an annual bonus for the calendar year during which the involuntary termination occurs, calculated based on the annual bonus that would be paid to Ms. Clarken if her office had not terminated and if all performance-based milestones were achieved at the 100% level by both Criteo Corp. and Ms. Clarken and (C) all earned but unpaid bonus

CRITEO.COM amounts for completed performance periods prior to the termination date (notwithstanding any requirement to remain in service through the payment date) and (ii) the cost of COBRA premiums under Criteo Corp.’s group health insurance plans in the United States for the 12-month period following the termination date and (iii) continued vesting of outstanding unvested stock options, RSUs and PSUs as if Ms. Clarken remained in service for 12 months following the termination date (and in the case of PSUs, based on actual performance at the end of the applicable performance year, as determined by the board in its reasonable discretion). All vested stock options will remain exercisable by Ms. Clarken for the 12-month period following the termination date, or the earlier expiration of the stock option pursuant to its original terms. Under the employment agreement, if Ms. Clarken’s office as Chief Executive Officer of Criteo Corp. is terminated due to an involuntary termination within one year following a Change in Control (as defined in her employment agreement), subject to Ms. Clarken’s execution of a general release of claims in favor of Criteo S.A. and Criteo Corp. and continued compliance with the restrictive covenants set forth in her protective covenants agreement, Ms. Clarken will be entitled to receive immediate vesting of all outstanding unvested stock options, RSUs and PSUs based on achievement of the target level of performance, provided that no RSU or PSU granted within the one-year period prior to the date of Ms. Clarken’s termination will vest (but, in such event, any unvested RSUs or PSUs will continue to vest as if Ms. Clarken remained in service for up to 12 months following the termination date). All vested stock options will remain exercisable by Ms. Clarken for the 12-month period following the termination date, or the earlier expiration of the stock option pursuant to its original terms. Any RSUs or PSUs that become vested pursuant to the terms of her employment agreement will be subject to a holding period until the second anniversary of the date of grant of the award, and the shares relating to such vested RSUs and PSUs will be definitively acquired by (delivered to) Ms. Clarken no earlier than the expiration of the required holding period. The terms for all of the below non-CEO named executive officers were aligned for consistency in 2024. Ms. Glickman, Mr. Damon, and Mr. Gleason The employment agreements with Ms. Glickman, Mr. Damon and Mr. Gleason (each an “executive” and collectively, the “executives”) provide for a potential severance payment in the event the executive is terminated by us without Cause or resigns with Good Reason (as such terms are defined in the employment agreements). In such an event, the executive will be entitled to receive, on the 60th day following the Termination Date (as defined in the employment agreement), a lump sum cash amount (less applicable withholdings) equal to the sum of (i) the product of (x) 12 (or in the event of a change of control (as defined in the employment agreement) and a subsequent involuntary termination within 12 months following the date of such change of control, also 12), and (y) the executive’s monthly base salary rate as then in effect (without giving effect to any reduction in base salary amounting to good reason), (ii) an amount equal to the product of (x) 100% (or in the event of a change of control (as defined in the employment agreement) and a subsequent involuntary termination within 12 months following the date of such change of control, also 100%) and (y) the executive’s annual bonus for the calendar year during which the termination occurs, calculated based on the bonus that would have been paid to the executive if the executive’s employment had not terminated and if all performance-based milestones were achieved at the 100% level by both the Company and the executive, such bonus to be, solely for the purpose of defining severance benefits, (iii) all bonus amounts earned for completed performance periods prior to the termination date but which otherwise remain unpaid as of the termination date, (iv) the cost of COBRA premiums under Criteo Corp.’s group health insurance plans in the United States for the 12-month period following the termination date and (v) continued vesting of outstanding

CRITEO.COM unvested RSUs and PSUs as if the executive remained employed for six months following the termination date (and in the case of PSUs, based on actual performance at the end of the applicable performance year, as determined by the Board of Directors in its reasonable discretion). In addition, in the event that the executive is terminated by us without Cause or resigns with Good Reason, in each case, upon or within 12 months following a change in control of the Company (as defined in the 2016 Stock Option Plan), all of the executive’s equity awards will accelerate and become exercisable as of their termination date, provided that the PSUs will vest in the amount that would become vested assuming achievement of the target level of performance, and provided further that in all instances the provisions of the Amended and Restated 2015 RSU Plan and the Amended and Restated 2015 PSU Plan which prohibit the acceleration or shortening of the minimum vesting period of one year will continue to apply, such that no RSUs or PSUs granted within the one-year period prior to the date of the executive’s termination will vest (but, in such event, any unvested RSUs or PSUs will continue to vest as if the executive remained in service for up to 12 months following the termination date to enable those unvested shares to also ultimately accelerate and vest as stated above). Any RSUs or PSUs that become vested pursuant to the terms of the executive’s employment agreement will be subject to a holding period until the second anniversary of the date of grant of the award and the shares relating to such vested RSUs and PSUs will be definitively acquired by (delivered to) the executive no earlier than the expiration of the required holding period. Treatment Under Equity Plans Stock Option Plans Each of our 2014 Stock Option Plan and 2016 Stock Option Plan provides that in the event of a change of control of the Company (as defined in the plans), a successor corporation shall assume all outstanding options or substitute outstanding options with equivalent options or rights. Pursuant to the stock option plans, in the event that the successor corporation does not agree to assume or substitute outstanding options, the options will accelerate and become fully vested and exercisable upon the change of control. Upon termination of an option holder’s employment with us, unless a longer period is specified in the notice of award or otherwise determined by the Board of Directors, a vested option will generally remain exercisable for 90 days following the option holder’s termination. If, at the date of termination, the option holder is not entitled to exercise all of his options, the shares covered by the unexercisable portion will be forfeited and revert back to the applicable stock option plan. Performance-Based Free Share (PSU) Plan Pursuant to the terms of our Amended and Restated 2015 Performance-Based RSU Plan, in the event of a change of control of the Company, if a successor corporation does not agree to assume an unvested PSU award or substitute for the PSU award with an equivalent right, and the grant date of the PSU is at least one year prior to the date of the change of control, the restrictions and forfeiture conditions applicable to the PSU will lapse, and the PSU award will become vested prior to the consummation of the change of control, with any performance conditions being deemed to be achieved at target levels. If the grant date of the PSU award is less than one year prior to the date of the change of control of the Company and no such successor corporation agrees to assume or substitute an unvested PSU, the PSU will lapse.

CRITEO.COM In the event of a recipient’s death or disability (as defined in the Amended and Restated 2015 Performance-Based RSU Plan), an unvested PSU will vest automatically. In the event of a recipient’s retirement (as defined in the Amended and Restated 2015 Performance-Based RSU Plan), our Board of Directors has the discretion to determine whether some or all of the unvested PSUs will vest, subject to the limitations of the plan. If an employee with outstanding PSUs terminates his employment, or we terminate the employee’s service with the Company or any of our affiliates, the employee’s right to vest in the PSUs under the Amended and Restated 2015 Performance-Based RSU Plan, if any, will terminate effective as of the date that such employee is no longer actively employed. Time-Based Free Share (RSU) Plan Pursuant to the terms of our Amended and Restated 2015 Time-Based RSU Plan, in the event of a change in control (as defined in the 2015 Time-Based RSU Plan), if a successor corporation or a parent or subsidiary of the successor corporation does not agree to assume or substitute outstanding RSUs, and only if the RSUs were granted at least one year prior to the date of the change in control, the restrictions and forfeiture conditions applicable to the RSUs will lapse and the RSUs will be deemed fully vested prior to the consummation of a change in control. In the event of a recipient’s death or disability (as defined in the Amended and Restated 2015 Time-Based RSU Plan), any unvested RSUs will vest automatically. In the event of a recipient’s retirement (as defined in the Amended and Restated 2015 Time-Based RSU Plan), our Board of Directors has the discretion to determine whether some or all of the unvested RSUs will vest, subject to the limitations of the plan. If an employee with outstanding RSUs terminates his employment, or we terminate the employee’s service with the Company or any of our affiliates, the employee’s right to vest in the RSUs under the Amended and Restated 2015 Time-Based RSU Plan, if any, will terminate effective as of the date that such employee is no longer actively employed. Estimated Potential Payments and Benefits The following table estimates the potential amounts payable to our named executive officers in connection with certain terminations of their employment or a change of control of the Company, under the circumstances described in more detail above. The table reflects estimated amounts assuming that the termination of employment or other circumstance, as applicable, occurred on December 31, 2024. The actual amounts that would be paid upon a named executive officer’s termination of employment or a change of control can be determined only at the time of such event.

POTENTIAL PAYMENTS UPON TERMINATION OR FOLLOWING A CHANGE OF CONTROL

	Termination Without Cause				Termination Without Cause or Resignation by the Executive With Change of Control			
Name	Severance Pay ($)	Accelerated Vesting of Equity Awards ($)	Continued Insurance Coverage ($)[1]	Total ($)	Severance Pay ($)	Accelerated Vesting of Equity Awards ($)[2]	Continued Insurance Coverage ($)[1]	Total ($)
Megan Clarken[3]	$1,450,000	$11,782,951	$25,829	13,258,780	$1,450,000	$22,844,021	$25,829	24,319,850
Sarah Glickman	$925,750	$3,524,721	$37,309	4,487,780	$925,750	$8,633,027	$37,309	9,596,086
yan Damon	$833,000	$2,650,136	$37,309	3,520,445	$833,000	$6,572,600	$37,309	7,442,909
Brian Gleason	$1,150,000	$3,063,012	$37,309	4,250,321	$1,150,000	$7,786,186	$37,309	8,973,495

1. Amount shown is based on full COBRA benefits continuation costs in the United States based on the current enrollment status of each executive.
2. The amount shown represents the value of the equity awards that would vest upon a change of control under the additional assumption that outstanding equity awards are not assumed or substituted in the change of control transaction, as described above in the "Potential Payments Upon Termination or Change of Control—Treatment Under Equity Plans" narrative.
3. Ms. Clarken retired from her role of Chief Executive Officer as of February 15, 2025. No severance will be paid to Ms. Clarken in connection with her retirement or cessation of employment with the Company after the Transition Period under the terms of her Transition Agreement with the Company. See "Executive Employment Agreements — Ms. Clarken — Transition Agreement" on page 66 for additional details.

CRITEO.COM

CRITEO

CRITEO.COM PAY RATIO DISCLOSURE Pursuant to the Exchange Act, we are required to disclose in this proxy statement the ratio of the total annual compensation of our Chief Executive Officer to the median of the total annual compensation of all of our employees (excluding our Chief Executive Officer). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that total compensation for Ms. Clarken, our Chief Executive Officer, for 2024 was $10,655,670, and the median of the total compensation of all of our employees (excluding Ms. Clarken) for 2024 was approximately $93,368. Accordingly, we estimate the ratio of Ms. Clarken’s total compensation for 2024 to the median of the total compensation of all of our employees (excluding Ms. Clarken) for 2024 to be approximately 114 to 1. We selected December 31, 2024, which is a date within the last three months of fiscal year 2024, as the determination date to identify our median employee. To find the median of the annual total compensation of all our employees (excluding Ms. Clarken), we used the amount of salary, wages, overtime and bonus from our payroll records as our consistently applied compensation metric. In making this determination, we annualized the compensation for those employees who were hired during fiscal 2024 as permitted under SEC rules. We did not make any cost-of-living adjustments in identifying the median employee. After identifying the median employee, we calculated the annual total compensation for such employee using the same methodology we used for Ms. Clarken’s annual total compensation in the Summary Compensation table for fiscal year 2024. In accordance with SEC rules, we excluded all employees in certain non-U.S. jurisdictions that, in each case, constituted less than 0.63% of our total headcount. The excluded employees were located in Australia (22 employees), China (16 employees), Italy (19 employees), the Netherlands (18 employees), Russia (1 employee), Sweden (3 employees), Dubai (10 employees) and Romania (17 employees). The 106 excluded employees constituted 3.02% of our total number of 3,507 U.S. and non-U.S. employees as of December 31, 2024.

PAY VERSUS PERFORMANCE

Under rules adopted pursuant to the Dodd-Frank Act, we are required to disclose certain information about the relationship between the compensation actually paid to our named executive officers and certain measures of company performance. The material that follows is provided in compliance with these rules however additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year is described above in our "Compensation Discussion and Analysis".

The following table provides information regarding compensation actually paid to our principal executive officer, or PEO, and other NEOs for each year from 2020 to 2024, compared to our total shareholder return (TSR) from December 31, 2019 through the end of each such year, and our net income and Adjusted EBITDA for each such year.

					Value of Initial Fixed $100 Investment Based On:			
Fiscal Year (a)	Summary Compensation Table Total for PEO (b)	Compensation Actually Paid to PEO (c)	Average Summary Compensation Table Total for non-PEO NEOs (d)	Average Compensation Actually Paid to non-PEO NEOs (e)	Total Shareholder Return (f)	Peer Group Total Shareholder Return (g)	Net Income ($ millions) (h)	Adjusted EBITDA ($ millions) (i)
2024	$10,655,670	$22,606,625	$4,299,117	$8,199,560	$228.27	$169.33	$115	$390
2023	$9,213,663	$8,037,540	$3,482,977	$2,911,501	$146.11	$130.27	$55	$302
2022	$7,063,702	$109,157	$2,573,107	($84,334)	$150.38	$79.37	$11	$267
2021	$9,573,644	$17,678,710	$1,879,611	$5,097,357	$224.29	$152.38	$138	$323
2020	$1,439,900	$2,535,044	$1,049,314	$919,486	$118.35	$161.36	$75	$251

a) Megan Clarken was our PEO from November 25, 2019 through February 15, 2025.

b) Represents the total compensation paid to our PEO in each listed year, as shown in our Summary Compensation Table for such listed year.

c) Compensation actually paid does not mean that our PEO was actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of summary compensation table total compensation under the methodology prescribed under the relevant rules as shown in the adjustment table below.

CRITEO.COM

CRITEO

CRITEO.COM PEO Prior FYE 12/31/2023 Current FYE 12/31/2024 Fiscal Year 2024 Summary Compensation Table Totals $10,655,670 − Change in Pension Value and Above Market Non-Qualified Deferred Compensation $— − Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year ($8,818,593) + Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year $14,478,639 + Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years $4,390,579 + Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year $— + Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year $1,900,330 − Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year $— ‘+ Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation $— Compensation Actually Paid $22,606,625 *The assumptions used for determining the fair values shown in this table are materially consistent with those used to determine the fair values disclosed as of the grant date of such awards. d) These amounts are the average of the total compensation paid to our NEOs other than our PEO in each listed year, as shown in our Summary Compensation Table for such listed year. The names of the non-PEO NEOs in each year are listed in the table below. Fiscal Year Position Officer Name 2020 2021 2022 2023 2024 Sarah Glickman NEO NEO NEO NEO NEO Ryan Damon NEO NEO NEO NEO NEO Dave Anderson NEO N/A N/A N/A N/A Benoit Fouilland NEO N/A N/A N/A N/A Brian Gleason N/A N/A N/A N/A NEO e) These amounts are the average of compensation actually paid for our NEOs other than our PEO in each listed year. Compensation actually paid does not mean that these NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the SEC's rules as shown in the table below, with the indicated figures showing an average of such figure for all NEOs other than our PEO in each listed year.

CRITEO.COM Average NEO Prior FYE 12/31/2023 Current FYE 12/31/2024 Fiscal Year 2024 Summary Compensation Table Total $4,299,117 − Change in Pension Value and Above Market Non-Qualified Deferred Compensation $— − Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year ($3,068,075) + Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year $4,743,793 + Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years $1,481,129 + Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year $— + Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year $743,597 − Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year $— ‘+ Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation $— Compensation Actually Paid $8,199,560 *Note that the fair value assumptions shown with respect to footnote (c) apply to the figures in this table as well. f) Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported below and reinvesting all dividends until the last day of each reported fiscal year. g) The peer group used is the Nasdaq Internet Index, as used in the Company's performance graph in our annual report. Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported below and reinvesting all dividends until the last day of each reported fiscal year. h) The dollar amounts reported are the Company's net income reflected in the Company’s audited financial statements. i) In the Company's assessment Adjusted EBITDA is the financial performance measure that is the most important financial performance measure (other than total shareholder return and net income) used by the company in 2024 to link compensation actually paid to performance. Adjusted EBITDA can be determined from net income by adding back financial income (expense), income taxes, depreciation and amortization, and adjusting to eliminate the impact of equity awards compensation expense, pension service costs, certain restructuring, integration and transformation costs, certain acquisition costs and a loss contingency related to a regulatory matter. Description of Relationships Between Compensation Actually Paid and Performance We believe the Company’s pay-for-performance philosophy is well reflected in the table above because the Compensation Actually Paid tracks well to the performance measures disclosed in such tables. The graphs below describe, in a manner compliant with the relevant rules, the relationship between Compensation Actually Paid and the individual performance measure shown.

CRITEO.COM

CRITEO.COM Tabular List of Financial Performance Measures As described in greater detail in “Compensation Discussion and Analysis,” the objectives of our executive compensation program are to ensure that we are able to attract and retain highly skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital

CRITEO.COM productively, and increase long-term shareholder value. The most important financial performance measures used by the Board of Directors for the most recently completed fiscal year to link compensation actually paid to our named executive officers to the Company’s performance are as follows (unranked): Most Important Financial Performance Measures Contribution ex-TAC Adjusted EBITDA Retail Media Contribution ex-TAC

CRITEO.COM Société anonyme Share capital of € 1,443,620.975 Registered Office: 32, rue Blanche, 75009 Paris Registered under number: 484 786 249 R.C.S. Paris RESOLUTIONS SUBMITTED TO THE COMBINED SHAREHOLDERS’ MEETING OF JUNE 13, 2025 AGENDA Agenda for the Ordinary Shareholders’ Meeting 1. renewal of the term of office of Ms. Rachel Picard as Director, 2. renewal of the term of office of Ms. Nathalie Balla as Director, 3. renewal of the term of office of Mr. Frederik van der Kooi as Director, 4. appointment of Ms. Stefanie Jay as Director, 5. ratification of the interim appointment of Mr. Michael Komasinski as Director decided by the Board of Directors, 6. Nexbonis Advisory (formerly RBB Audit) to continue as statutory auditor in lieu and place of RBB Business Advisors, 7. non-binding advisory vote to approve the compensation for the named executive officers of the Company, 8. approval of the statutory financial statements for the fiscal year ended December 31, 2024, 9. approval of the consolidated financial statements for the fiscal year ended December 31, 2024, 10. approval of the allocation of results for the fiscal year ended December 31, 2024, 11. approval of an agreement referred to in Article L.225-38 of the French Commercial Code (related party transactions) (Indemnification Agreement entered into between the Company and Mr. Ernst Teunissen), 12. approval of an agreement referred to in Article L.225-38 of the French Commercial Code (related party transactions) (Indemnification Agreement entered into between the Company and Mr. Michael Komasinski), 13. approval of the amendment and restatement of the Amended 2016 Stock Option Plan to extend its term,

CRITEO.COM 14. authorization to be given to the Board of Directors to execute a buyback of Company stock in accordance with the provisions of Article L. 225-209-2 of the French Commercial Code, Agenda for the Extraordinary Shareholders’ Meeting 15. authorization to be given to the Board of Directors to reduce the Company’s share capital by cancelling shares as part of the authorization to the Board of Directors allowing the Company to buy back its own shares in accordance with the provisions of Article L. 225-209-2 of the French Commercial Code, 16. authorization to be given to the Board of Directors to reduce the Company’s share capital by cancelling shares acquired by the Company in accordance with the provisions of Article L. 225-208 of the French Commercial Code, 17. delegation of authority to the Board of Directors to reduce the share capital by way of a buyback of Company stock followed by the cancellation of the repurchased stock, 18. approval of the maximum number of shares that may be issued or acquired pursuant to the sixteenth resolution of the Shareholders’ Meeting dated June 13, 2023 (authorization to grant options to purchase or to subscribe shares to employees and corporate officers of the Company and employees of its subsidiaries), the fifteenth resolution of the Shareholders’ Meeting dated June 25, 2024 (authorization to grant Time- Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries) and the sixteenth resolution of the Shareholders’ Meeting dated June 25, 2024 (authorization to grant Performance- Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries), 19. delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights, 20. delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares or any securities giving access to the Company’s share capital through a public offering referred to in paragraph 1° of Article L. 411-2 of the French Monetary and Financial Code, without shareholders’ preferential subscription rights, 21. delegation of authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase without preserving shareholders’ preferential subscription rights pursuant to the Nineteenth resolution and Twentieth resolution above (“green shoe”), 22. delegation of authority to the Board of Directors to increase the Company’s share capital through incorporation of premiums, reserves, profits or any other amounts that may be capitalized, 23. delegation of authority to the Board of Directors to increase the Company’s share capital by way of issuing shares and securities giving access to the Company’s share capital for the benefit of members of a Company savings plan (plan d'épargne d’entreprise), without shareholders’ preferential subscription rights, 24. approval of the overall limits pursuant to the Nineteenth resolution, Twentieth resolution, Twenty-first resolution, Twenty-second resolution and Twenty-third resolution above, 25. amendment of Article 12 of the by-laws of the Company entitled “meeting of the Board of Directors”, 26. amendment of Article 19 of the by-laws of the Company relating to shareholders meetings, 27. amendment of Article 24 of the by-laws of the Company entitled “Loss of one half of share capital” in order to comply with the new provisions of Article L. 225-248 of the French Commercial Code.

CRITEO.COM TEXT OF THE RESOLUTIONS RESOLUTIONS WITHIN THE AUTHORITY OF THE ORDINARY SHAREHOLDERS’ MEETING First resolution Renewal of the term of office of Ms. Rachel Picard as Director The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report, noting that the term of office of Ms. Rachel Picard expires at the end of this Shareholders’ Meeting, renews the term of office of Ms. Rachel Picard as Director for a two-year period, expiring at the end of the Ordinary Shareholders’ Meeting convened to approve the financial statements for the fiscal year ended December 31, 2026. Second resolution Renewal of the term of office of Ms. Nathalie Balla as Director The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report, noting that the term of office of Ms. Nathalie Balla expires at the end of this Shareholders’ Meeting, renews the term of office of Ms. Nathalie Balla as Director for a two-year period, expiring at the end of the Ordinary Shareholders’ Meeting convened to approve the financial statements for the fiscal year ended December 31, 2026. Third resolution Renewal of the term of office of Mr. Frederik van der Kooi as Director The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report, noting that the term of office of Mr. Frederik van der Kooi expires at the end of this Shareholders’ Meeting, renews the term of office of Mr. Frederik van der Kooi as Director for a two-year period, expiring at the end of the Ordinary Shareholders’ Meeting convened to approve the financial statements for the fiscal year ended December 31, 2026. Fourth resolution Appointment of Ms. Stefanie Jay as Director The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report,

CRITEO.COM appoints Ms. Stefanie Jay as Director, in addition to the current members, for a two-year period, expiring at the end of the Ordinary Shareholders’ Meeting convened to approve the financial statements for the fiscal year ended December 31, 2026. Ms. Stefanie Jay has already indicated that she accepts the directorship which has just been conferred. Ms. Stefanie Jay does not have a mandate in any another company that would prohibit her from accepting such duties. Fifth resolution Ratification of the interim appointment of Mr. Michael Komasinski as Director decided by the Board of Directors The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report, having noted that the Board of Directors held a meeting on December 17, 2024, during which it appointed Mr. Michael Komasinski as director to replace Ms. Megan Clarken as of February 15, 2025 for the remaining term of her office, i.e. until the close of the Ordinary Shareholders’ Meeting convened to approve the financial statements for the fiscal year ended December 31, 2025. ratifies, in compliance with the provisions of Article L. 225-24 of the French Commercial Code, the appointment of Mr. Michael Komasinski as director. Sixth resolution Nexbonis Advisory (formerly RBB Audit) to continue as statutory auditor in lieu and place of RBB Business Advisors The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report, having noted that following the partial asset contribution completed on September 18, 2024, the auditor’s mandate of RBB Business Advisors (414 202 341 RCS Paris) with the Company was contributed to Nexbonis Advisory (984 642 744 RCS Paris), acknowledges accordingly that Nexbonis Advisory has taken over the rights of RBB Business Advisors and has been Company’s statutory auditor since September 18, 2024, for the remaining term of office of RBB Business Advisors, expiring at the end of the Ordinary Shareholders’ Meeting called to approve the financial statements for the year ending December 31, 2029. Seventh resolution Non-binding advisory vote to approve the compensation for the named executive officers of the Company The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report, approves, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion, said Compensation Discussion and Analysis being attached as an annex to the Board of Directors’ report.

CRITEO.COM Eighth resolution Approval of the statutory financial statements for the fiscal year ended December 31, 2024 The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the management report on the Company’s activities and accounts for the fiscal year ended December 31, 2024 and the report of the statutory auditors on the performance of their duties for this fiscal year, approves the statutory financial statements of the Company for the fiscal year ended December 31, 2024, which show a loss amounting to €20,303,049 as well as the transactions reflected therein and summarized in these reports, and notes that the annual financial statements show neither excess depreciation and other non-deductible amortization, nor any sumptuary expenses referred to in Article 39-4 of the General Tax Code. Ninth resolution Approval of the consolidated financial statements for the fiscal year ended December 31, 2024 The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the management report for the Company and its subsidiaries for the fiscal year ended December 31, 2024 and the consolidated financial statements for that year, as well as the report of the statutory auditors thereon, approves the consolidated financial statements of the Company (prepared in accordance with IFRS) for the fiscal year ended December 31, 2024, as presented, as well as the transactions reflected therein and summarized in these reports. Tenth resolution Approval of the allocation of results for the fiscal year ended December 31, 2024 The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report, having acknowledged that the loss for the fiscal year ended December 31, 2024 amount to €20,303,049 and that the legal reserve is fully allocated, decides to allocate the total loss to retained earnings. It is noted that no dividends have been distributed for the last three fiscal years. Eleventh resolution Approval of an agreement referred to in Articles L.225-38 of the French Commercial Code (related party transactions) (Indemnification Agreement entered into between the Company and Mr. Ernst Teunissen), The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the special report of the statutory auditors concerning the agreements referred to in Article L.225- 38 of the French Commercial Code,

CRITEO.COM approves, in compliance with the provisions of Article L. 225-40 of the French Commercial Code, the Indemnification Agreement entered into with Mr. Ernst Teunissen, director, on July 8, 2024, the conclusion of which has been authorized by the Board of Directors during its meeting on April 15, 2024. Twelfth resolution Approval of an agreement referred to in Articles L.225-38 et seq. of the French Commercial Code (related party transactions) (Indemnification Agreement entered into between the Company and Mr. Michael Komasinski) The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the special report of the statutory auditors concerning the agreements and undertakings referred to in Article L.225-38 of the French Commercial Code, approves, in compliance with the provisions of Article L. 225-40 of the French Commercial Code, the Indemnification Agreement entered into with Mr. Michael Komasinski, chief executive officer and director, on February 15, 2025, the conclusion of which has been authorized by the Board of Directors during its meeting on December 17, 2024. Thirteenth resolution Approval of the amendment and restatement of the Amended 2016 Stock Option Plan to extend its term The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report, approves the amendment and restatement of the Amended 2016 Stock Option Plan ("2016 Stock Option Plan"), as adopted by the Board of Directors during its meeting of April 9, 2025, to extend the termination date of the 2016 Stock Option Plan from June 29, 2026 to June 13, 2035. Fourteenth resolution Authorization to be given to the Board of Directors to execute a buyback of Company stock in accordance with Article L. 225-209-2 of the French Commercial Code The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report, the report of the independent expert designated in accordance with Articles R. 225-160-1 et seq. of the French Commercial Code and the statutory auditors’ special report, in accordance with Article L. 225-209-2 of the French Commercial Code, authorizes the Board of Directors to purchase shares of the Company under the conditions set forth in Article L. 225- 209-2 of the French Commercial Code, decides that the purchase of these shares may be effected on one or more occasions, on the market or off market, including without limitation through an accelerated bookbuilding procedure (BB) or block trade, but this authorization shall however not be used by the Board of Directors during a public tender offer by a third-party, decides that the authorization may be used and the shares so purchased may be allocated: - within two (2) years from their purchase date, as payment or in exchange for assets acquired by the Company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction, or,

CRITEO.COM - within one (1) year from their purchase date, to serve stock option plans, free share plans, profit sharing plans and other allocations to employees and officers of the Company and of its affiliates; or, - within five (5) years of their purchase, to shareholders who notify the Company of their intention to acquire them at an offer to sell organized by the Company itself within three (3) months of each annual ordinary shareholders’ meeting, or - to any further purpose as may be authorized by the law when this delegation shall be used by the Board of Directors, acknowledges that the maximum number of shares that may be purchased pursuant to this resolution for the purposes stated in this resolution shall at no time exceed 10% of the total number of shares of the Company outstanding, provided that if the shares are allocated as payment or in exchange for assets acquired by the Company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction, the maximum number of shares that may be purchased for that purpose shall at no time exceed 5% of the total number of shares of the Company outstanding, decides that all or part of the purchased shares, subject to the adoption of the Fifteenth resolution below, can be cancelled under the terms and conditions set forth in the said resolution, acknowledges that any shares not used for the above mentioned purposes within the relevant time period will be automatically cancelled, it being specified that the Board of Directors shall be authorized to use the repurchased shares for any other purpose set forth above (within the relevant time period set forth above), decides to set the minimum purchase price per share (excluding fees and commissions) at $17.47, or the then euro equivalent on the date on which this authorization is used, and the maximum purchase price per share (excluding fees and commissions) at $56.51, or the then euro equivalent on the date on which this authorization is used, in accordance with the report by the independent expert pursuant to Article L. 225-209-2 of the French Commercial Code, with an overall cap of $326,316,034.33; subject to adjustments as necessary to reflect any relevant capital transactions (e.g. incorporation of reserves, allocation of free shares, stock splits or reverse stock splits) that might occur during the term of this authorization, decides that the purchase price per share under this authorization shall be set by the Board of Directors, grants full powers to the Board of Directors, with the option to sub-delegate powers to the Chief Executive Officer or, with the agreement of the latter, to one or more Deputy Chief Executive Officers (directeurs généraux délégués), if any, to implement this authorization, place stock market orders, enter into all types of agreements as permitted by law, carry out any formalities, procedures and filings with the French Autorité des Marchés Financiers and other competent bodies, and, in general, do whatever is necessary. This authorization is granted to the Board of Directors for a period of twelve (12) months from the date of this Shareholders’ Meeting, and supersedes the authorization for the same purpose granted by the Shareholders’ Meeting of June 25, 2024, provided that, if during the effective time of this authorization, the Company’s shares are admitted to trading on a regulated market or a multilateral trading facility within the meaning of the French Commercial Code, such authorization would automatically lapse.

CRITEO.COM RESOLUTIONS WITHIN THE AUTHORITY OF THE EXTRAORDINARY SHAREHOLDERS’ MEETING Fifteenth resolution Authorization to be given to the Board of Directors to reduce the Company’s share capital by cancelling shares as part of the authorization to the Board of Directors allowing the Company to buy back its own shares in accordance with the provisions of Article L. 225-209-2 of the French Commercial Code The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report and the statutory auditors’ special report, authorizes the Board of Directors, in accordance with Article L. 225-209-2 of the French Commercial Code, to cancel, on one or more occasions, all or part of the shares repurchased by the Company and to reduce the share capital accordingly, such cancellations not to exceed 10% of the share capital of the Company in the aggregate per twenty- four month period, decides that any potential excess of the purchase price of the shares over their par value will be charged on any available reserve account, including the legal reserves, provided that such legal reserve is not less than 10% of the share capital of Company after the completion of the capital reduction, grants full powers to the Board of Directors, with the option to sub-delegate as provided by law, to carry out all acts, formalities or declarations necessary to finalize the capital reductions that could be achieved pursuant to this authorization and for the purposes of amending the Company's by-laws as a result. This authorization is granted for a period of twelve (12) months from the date of this Shareholders’ Meeting and supersedes the authorization for the same purpose pursuant to the twelfth resolution of the Shareholders’ Meeting of June 25, 2024. Sixteenth resolution Authorization to be given to the Board of Directors to reduce the Company’s share capital by cancelling the shares acquired by the Company pursuant to the provisions of Article L. 225-208 of the French Commercial Code The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report and the auditor’s report, acting in accordance with Articles L. 225-204 to L. 225-205 of the French Commercial Code, authorizes the Board of Directors to carry out a share capital reduction not motivated by losses, on one or more occasions, up to a maximum amount of €144,362.075 by way of cancellation of a maximum of 5,774,483 Company’s shares with a par value €0.025 per share, acquired by the Company in accordance with Article L. 225-208 of the French Commercial Code, linked to purchase of options or free shares granted by the Company and became lapsed, decides that the Board of Directors is granted all powers, with the right of sub-delegation under the conditions provided by the law and under the conditions specified below, notably: - in the event of the opposition of one or more creditors of the Company within the deadline for opposition from creditors, which will start to run from the filing of the minutes of the current shareholders’ meeting and of the minutes of the Board of Directors implementing the current authorization, take any appropriate measure, set up any security or execute any court decision ordering the lodging of guarantees or the reimbursement of debts, - amend the Company’s by-laws accordingly and, more generally, do whatever is useful or necessary for the implementation of the current resolution

CRITEO.COM decides that this authorization is granted to the Board of Directors for a period of twelve (12) months from the date of this Shareholders’ Meeting and supersedes the authorization for the same purpose pursuant to the thirteenth resolution of the Shareholders’ Meeting of June 25, 2024 and shall not be used during a public tender offer by a third party. Seventeenth resolution Delegation of authority to the Board of Directors to reduce the share capital by way of a buyback of Company stock followed by the cancellation of the repurchased stock The Shareholders' Meeting, acting under the conditions of quorum and majority required for the extraordinary shareholders' meetings, having reviewed the Board of Directors' report and the statutory auditors' report, in accordance with Articles L. 225- 204 and L. 225-207 of the French Commercial Code, authorizes the Board of Directors to decide, as appropriate, at its own discretion, to carry-out, in one or more times, one or more repurchases of shares (or American Depositary Shares) within the limit of a maximum number of 11,548,967 shares of a nominal value of 0.025 euro for the purposes of cancelling them and resulting in the Company's share capital reduction not arising from losses, of a maximum nominal amount of €288,724.175, in accordance with the provisions of Article L. 225-207 of the French Commercial Code; decides that the Board of Directors shall have all powers, with the right to sub-delegate, under the conditions laid down by the law, to implement this delegation in accordance with applicable law and the by-laws of the Company, and in particular to: - set the final terms and conditions of the transaction, including in particular the number of shares to be repurchased and cancelled within the aforementioned limit and maximum repurchase price at $56.51 per share (or the equivalent in euros of this amount on the date of use of this delegation), i.e., a maximum aggregate amount of $652.632.125,17; - in the event of opposition by one or more of the Company's creditors within the period of opposition by the creditors, which shall begin to run as from the filing at the Commercial Court registry of the present decision's minutes and of the Board of Directors' minutes implementing this delegation, take any appropriate measure, create any financial security or comply with any court decision ordering the creation of guarantees or the repayment of debts; - make to all shareholders a buyback offer by the Company; - in view of the results of the buyback offer, determine the final amount of the capital reduction and acknowledge the completion of the capital reduction; - if applicable, decide to deduct the difference between the repurchase value of the shares acquired and the nominal of the cancelled shares from any available reserves and premium accounts, or from a retained earnings account; - make any corresponding amendment to the Company's by-laws, and, in general, take any action and perform all formalities required to carry out this resolution; decides that this authorization is granted to the Board of Directors for a period of eighteen (18) months from the date of this Shareholders' Meeting and supersedes the authorization for the same purpose pursuant to the fourteenth resolution of the Shareholders’ Meeting of June 25, 2024 and may not be implemented in the event of a public tender offer by a third party.

CRITEO.COM Eighteenth resolution Approval of the maximum number of shares that may be issued or acquired pursuant to the sixteenth resolution of the Shareholders’ Meeting dated June 13, 2023 (authorization to grant options to purchase or to subscribe shares to employees and corporate officers of the Company and employees of its subsidiaries), the fifteenth resolution of the Shareholders’ Meeting dated June 25, 2024 (authorization to grant Time-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries) and the sixteenth resolution of the Shareholders’ Meeting dated June 25, 2024 (authorization to grant Performance-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries) The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report, decides to set at 7,000,000 ordinary shares with a nominal value of €0.025 each, the maximum number of shares (i) which may be issued or acquired upon the exercise of options granted after this Shareholders’ Meeting pursuant to the sixteenth resolution of the Shareholders’ Meeting dated June 13, 2023 (authorization to grant options to purchase or to subscribe shares to employees and corporate officers of the Company and employee of its subsidiaries), (ii) which may be issued or acquired following grant of time-based restricted stock units (“Time-Based-RSUs”) decided after this Shareholders’ Meeting pursuant to the fifteenth resolution of the Shareholders’ Meeting dated June 25, 2024 (authorization to grant Time-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries) and (iii) which may be issued or acquired following grant of performance-based restricted stock units (“Performance-Based RSUs”) decided after this Shareholders’ Meeting pursuant to the sixteenth resolution of the Shareholders’ Meeting dated June 25, 2024 (authorization to grant Performance-Based RSUs to employees and corporate officers of the Company and employees of its subsidiaries) it being specified that this global limit does not include any additional shares issued to preserve, in accordance with applicable legal and contractual provisions, the rights of any holder of securities or other rights giving access to shares of the Company. Nineteenth resolution Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report and the statutory auditors’ report, acting in accordance with Articles L. 225-129, L. 225-129-2, L. 225-138 and L. 228-91 et seq. of the French Commercial Code, grants to the Board of Directors the authority to decide, on one or more occasions, in the proportions and at the times it deems appropriate, both in France and abroad, to increase the number of authorized ordinary shares of the Company or any type of securities giving access, by any means, immediately and/or in the future, to the Company’s share capital (including without limitation, any bonds redeemable or convertible for ordinary shares and any warrants attached or not to ordinary shares or other types of securities), which securities may be issued in euros, a foreign currency or in any monetary units established by reference to several currencies at the option of the Board of Directors, to be paid in cash, including by way of set-off against receivables, decides that this authorization shall not be used during a public tender offer by a third party,

CRITEO.COM decides that the maximum nominal amount of the share capital increase, immediately or in the future, by virtue of the powers granted by the Annual General Shareholders’ Meeting to the Board of Directors pursuant to this resolution, may not exceed the global amount of € 144,362.075. This limit is set without taking into account the par value of the Company’s ordinary shares to be issued, if applicable, in relation to the adjustments to be carried out in order to protect the rights of holders of securities and other rights giving access to capital, in accordance with legal and regulatory requirements as well as applicable contractual provisions, decides that the nominal amount of any share capital increase that may be carried out in application of this resolution will be deducted from the overall limit set forth in the Twenty-fourth resolution below, decides that the nominal amount of all debt securities giving access to the Company’s share capital to be issued pursuant to this authorization will not exceed $500,000,000 (or the corresponding value of this amount for an issuance in a foreign currency), - this amount will be increased, if applicable, for any redemption premium above the nominal value, - this amount will be deducted from the overall limit set forth in the Twenty-fourth resolution below, - this limit does not apply to securities the issuance of which is decided or authorized by the Board of Directors in accordance with Article L. 228-40 of the French Commercial Code, decides to waive the shareholders’ preferential subscription rights attached to the shares and securities which will be issued and to restrict the persons eligible to subscribe for those shares and securities to which this resolution pertains to the following category of persons: - any bank, investment services provider or member of a banking syndicate (underwriters) undertaking to ensure the completion of the share capital increase or of any issuance that could in the future lead to a share capital increase in accordance with the present delegation of authority; take notes, as necessary, that the present delegation of authority automatically includes, for the benefit of the holders of the securities giving access to the Company’s share capital to be issued pursuant to this delegation, as applicable, express waiver by the shareholders of their preferential subscription right with respect to the ordinary shares to which such securities give right, decides that the issue price of the ordinary shares to be issued by virtue of the present delegation will be at least equal to the weighted average price of the American Depositary Shares representing the Company’s ordinary shares on the Nasdaq Global Market for the five trading days preceding the determination of the issue price, subject to a maximum discount of 10%, taking into account, if applicable, the difference in the dividend entitlement date of the shares, provided that (i) in the case of an issuance of securities giving access to the Company’s share capital, the issue price of the ordinary shares to be issued upon the exercise, conversion or exchange of such securities, may, as applicable, be set, at the discretion of the Board of Directors, by reference to a formula set by it and applicable after the issuance of the securities (for example, upon exercise, conversion or exchange) in which case the aforementioned maximum discount may be determined, if the Board of Directors deems appropriate, on the date of the application of the formula (and not on the date of the setting of the issue price), and (ii) the issue price of the securities giving access to the Company’s share capital issued by virtue of the present resolution, if any, will be such that the amount immediately received by the Company plus the amount likely to be received by it at the time of exercise or conversion of said securities, shall be, for each ordinary share issued as a consequence of the issue of said securities, at least equal to the minimum amount set forth above, specifies that this delegation is granted to the Board of Directors for a period of eighteen (18) months as from the date of the present Annual General Shareholders’ Meeting and supersedes all previous delegations for the same purpose, decides that the Board of Directors is granted all powers to implement, in accordance with provisions set forth in the law and the by-laws of the Company, the present delegation in order to, notably: - determine the amount of the share capital increase, the issue price (provided that such price will be determined in accordance with the conditions set forth above), and the premium that may, if appropriate, be requested at the issuance;

CRITEO.COM - set the dates, terms and conditions of any issuance, as well as the form and the characteristics of the shares or securities giving access to the Company’s share capital to be issued; - determine the dividend eligibility date, which may be retroactive, for shares or securities giving access to the Company’s share capital to be issued and the method of payment; - set the list of the beneficiaries within the above mentioned category of persons and the number of securities to be granted to each of them; - in its sole discretion and whenever it deems it appropriate, charge the expenses and fees generated by the share capital increases performed by virtue of the delegation mentioned in this resolution to the amount of the premium related to such increases and deduct therefrom the necessary amounts in order to bring the legal reserve to one-tenth of the new share capital amount after each share capital increase; - acknowledge completion of each share capital increase and make the corresponding amendments to the Company’s by-laws; - in general, enter into any agreement, particularly to ensure the successful completion of the proposed issuances, take all measures and accomplish all formalities required for the issuance, for the listing and for any financial services relating to the securities issued by virtue of the present delegation, as well as pursuant to the exercise of the rights attached thereto; - make any decisions relating to the admission of the shares or securities issued for trading on the Nasdaq Global Market. Twentieth resolution Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares or any securities giving access to the Company’s share capital through a public offering referred to in paragraph 1° of Article L. 411-2 of the French Monetary and Financial Code, without shareholders’ preferential subscription rights The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, after having taken notice of the Board of Directors’ report and the statutory auditors’ report, pursuant to the provisions of Articles L. 225-129 et seq. of the French Commercial Code, notably, Articles L. 225-129- 2, L. 225-135, L. 225-135-1, L. 225-136, L 228-91 and L. 228-92, grants to the Board of Directors the authority to decide to issue, on one or more occasions, in the proportions and at the times it considers appropriate, both in France and abroad, in euros, foreign currencies or any monetary unit calculated by reference to multiple currencies, for free or against consideration, ordinary shares of the Company (including in the form of American Depositary Shares, as the case may be) and any type of securities giving access, by any means, immediately and/or in the future, to ordinary shares of the Company, pursuant to a public offering referred to in paragraph 1° of Article L. 411-2 of the French Monetary and Financial Code, said shares conferring the same rights as existing shares, except for their dividend entitlement date, decides that the securities issued by pursuant to this delegation may consist of debt securities or be related to the issue of such debt securities or permit the issue as intermediate securities, decides to remove the shareholders’ preferential subscription right attached to the ordinary shares or securities issued by virtue of the present delegation, takes note, as necessary, that the present delegation unconditionally and expressly waives, in favor of the holders of the securities to be issued giving access to the Company's share capital, express renunciation by the shareholders to their preferential subscription right to the shares to which those securities give right,

CRITEO.COM decides that the maximum nominal amount of the share capital increases that may be completed, immediately or in the future, by virtue of this resolution, may not exceed €144,362.075 (corresponding to 10% of the share capital of the Company as of February 28, 2025, nor, in, any case, exceed the limits provided by applicable regulations as of the date of issue (for reference, on the day of this Shareholders’ Meeting, the issue of equity securities carried out by way of a public offering defined in paragraph 1° of Article L. 411-2 of the French Monetary and Financial Code is limited to 30% of the share capital of the Company per year, with such share capital being valued on the date of the decision of the Board of Directors to use this delegation). This limit is set without taking into account the par value of the additional shares to be issued, if applicable, in relation to adjustments carried out in order to protect the rights of holders of securities and other rights giving access to capital, in accordance with legal and regulatory requirements as well as applicable contractual provisions, decides that the nominal amount of all issuances of debt securities giving access to the Company’s share capital that may be completed pursuant to this resolution will not exceed $500,000,000 (or the corresponding value of this amount for an issuance in a foreign currency), it being specified that: - this amount will be increased, if applicable, for any redemption premium above nominal value, and - this limit does not apply to securities the issuance of which is decided or authorized by the Board of Directors in accordance with Article L. 228-40 of the French Commercial Code, decides that if the issuance of shares or securities referred to above is not subscribed for in full, the Board of Directors, in accordance with the provisions set forth in the law and in the order of its choice, may use any or all of the rights referred to in Article L. 225-134 of the French Commercial Code, in particular it may: - limit the issuance to the number of subscriptions, provided that the subscriptions reach at least three quarters of the issuance initially decided, - freely allocate, at its own discretion to persons of its choice, all or part of the securities not subscribed for, and - publicly trade all or part of the issued but not subscribed-for securities, in France or abroad, decides that the issue price of the shares that may be issued by virtue of the present delegation will be determined by the Board of Directors and will at least be equal to the average of the weighted average price by trading volumes of a share of the Company on the Nasdaq Global Market over the five trading days preceding the determination of the issue price, subject to a maximum discount of 5% (it being specified, however, that, if, when the present delegation is used, the Company’s shares are admitted to trading on a regulated market recognized as such by the French Autorité des Marchés Financiers, the price will be determined in accordance with the provisions of Article L. 22-10-52 of the French Commercial Code), taking into account, if applicable, the difference in the dividend entitlement date, and it being specified that the issue price of the securities giving access to the share capital issued by virtue of the present delegation will be such that the amount immediately received by the Company and the amount likely to be received by it at the time of the exercise or of the conversion of said securities, shall, for each ordinary share issued as a consequence of the issue of said securities, be at least equal to the minimum amount above mentioned, decides that the delegation is granted to the Board of Directors for a period of twenty-six (26) months as from the date of this Shareholders’ Meeting, decides that the Board of Directors is granted all powers, with the right of sub-delegation under the conditions established by applicable laws and regulations, to implement, in accordance with provisions set forth in the law and the by-laws, the present delegation in order to, notably: - set the dates, conditions and modalities of any issue, as well as the form and the characteristics of the shares or securities giving access to the Company’s share capital to be issued, with or without premium, - determine the amounts to be issued, the dividend entitlement date, which may be retroactive, of the shares or securities giving access to the Company’s share capital to be issued, the method of payment, and as the case may be, the terms of exercise of the right to exchange, conversion, reimbursement or allocation in any other manner of shares or securities giving access to the Company’s share capital,

CRITEO.COM - make any adjustment required in order to protect the interests of the holders of rights attached to the securities that shall be issued giving access to the Company’s share capital, in accordance with legal and regulatory requirements as well as applicable contractual provisions, - and, suspend, as necessary, the exercise of the rights attached to the securities for a maximum period of three months, decides that the Board of Directors may: - at its sole initiative and whenever it deems it appropriate, charge the expenses, rights and fees generated by the share capital increases performed by virtue of the delegation mentioned in this resolution, from the total amount of the premium related to those transactions and withdraw, from the amount of such premium, the necessary amounts in order to bring the legal reserve to one-tenth of the new amount of the share capital after each increase, - take any decision in relation to the admission of the securities issued hereby to trading on the Nasdaq Global Market, and - more generally, enter into any agreement, notably to successfully complete the proposed issue of shares or securities, take all measures and carry out all formalities for the purpose finalizing the share capital increases that may be made pursuant to this delegation, as well as to carry out the corresponding amendment of the Company’s by-laws. Twenty-first resolution Delegation of authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase without preserving shareholders’ preferential subscription rights pursuant to the Nineteenth resolution and Twentieth resolution above (“green shoe”) The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report and the statutory auditors’ report, acting in accordance with Articles L. 225-129, L. 225-129-2, L. 225-135, L. 225-135-1 et seq., L. 228-91 and L. 228-92 of the French Commercial Code, grants to the Board of Directors the authority to increase the number of shares or securities to be issued in the event of oversubscription, without preserving preferential subscription right, in connection with any increase of the share capital of the Company carried out pursuant to the Nineteenth resolution and the Twentieth resolution above, in accordance with the conditions set forth in Articles L. 225-135-1 and R. 225-118 of the French Commercial Code (which, as of the date hereof, permits the issuance of shares or securities at the same price as the initial issuance and up to a limit of 15% of the amount of the initial issuance, within thirty days of the closing date of the initial subscription), such shares conferring the same rights as existing shares, except for their dividend entitlement date, decides that the nominal amount of any share capital increase that may be carried out in application of this resolution will be deducted from the overall limit set forth in the Twenty-fourth resolution below, decides that the present delegation is granted to the Board of Directors for a period of twenty-six (26) months as from the date of this Shareholders’ Meeting, decides that the Board of Directors is granted all powers, with the right to sub-delegate in accordance with applicable law and regulations, to implement, in accordance with applicable law and the Company’s by-laws, the present delegation in order to, notably: - set the dates, terms and conditions of any issuance, as well as the form and the characteristics of the shares or securities giving access to the Company’s share capital to be issued, with or without premium,

CRITEO.COM - determine the amounts to be issued, the dividend determination date, which may be retroactive, of the shares or securities giving access to the Company’s share capital to be issued, the method of payment, and as applicable, the terms of exercise of the right to exchange, conversion, reimbursement or allocation in any other manner of the securities giving access to the Company’s share capital, - make any adjustment required in order to protect the interests of the holders of rights attached to the securities giving access to the Company’s share capital that shall be issued, in accordance with legal and regulatory requirements as well as applicable contractual provisions, and - suspend, as necessary, the exercise of the rights attached to the securities for a maximum period of three months, decides that the Board of Directors may: - in its sole discretion and whenever it deems it appropriate, charge the expenses and fees generated by the share capital increases performed by virtue of the delegation mentioned in this resolution, to the amount of the premium related to such increases and deduct there from the necessary amounts in order to bring the legal reserve to one-tenth of the new share capital amount after each share capital increase, - take any decision in relation to the admission of the securities issued to trading on the Nasdaq Global Market, and - more generally, enter into any agreement, in particular to ensure the successful completion of the proposed issuance of shares or securities, take all measures and carry out all formalities for the purpose of finalizing the share capital increases that may be made pursuant to this delegation, as well as to make the corresponding amendment of the Company’s by-laws. Twenty-second resolution Delegation of authority to the Board of Directors to increase the Company’s share capital through incorporation of premiums, reserves, profits or any other amounts that may be capitalized The Shareholders’ Meeting, acting under the conditions of quorum and majority required under Article L. 225-130 of the French Commercial Code, having reviewed the Board of Directors’ report, and acting in accordance with Articles L. 225-129, L. 225-129-2, and L. 225-130 of the French Commercial Code, grants to the Board of Directors, with the right to sub-delegate in accordance with applicable law, for a period of twenty-six (26) months from the date of the present shareholders’ meeting, the authority to increase the share capital, on one or more occasions, at times and under the conditions that it deems favorable, through the incorporation into the share capital of premiums, reserves, profits, or other amounts that may be capitalized, followed by the issuance and the free allocation of new shares or the increase of the par value of the existing shares, or by using any combination of these two methods, said shares granting the same rights as the former shares, except for their dividend entitlement date, decides that this authorization shall not be used, decides that the total nominal amount of the share capital increases that may be achieved, immediately and/or in the future, pursuant to this resolution shall not exceed €144,362.075. This limit is set without taking into account the par value of the Company’s ordinary shares to be issued, if applicable, in relation to the adjustments carried out in order to protect the interests of holders of rights attached to the securities that shall be issued on the basis of this delegation, in accordance with legal and regulatory requirements as well as applicable contractual provisions, decides, in accordance with Article L. 225-130 of the French Commercial Code, that in case of use of the present delegation by the Board of Directors, rights constituting odd lots will not be negotiable and the corresponding securities will be sold with the proceeds from such sale to be allocated among holders of said rights during the period provided by the regulations,

CRITEO.COM decides that this delegation supersedes all previous delegations for the same purpose. Twenty-third resolution Delegation of authority to the Board of Directors to increase the Company’s share capital by way of issuing shares and securities giving access to the Company’s share capital for the benefit of members of a Company savings plan (plan d’épargne d’entreprise), without shareholders’ preferential subscription rights, The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report and the statutory auditors’ report, acting in accordance with Articles L. 225-129 et seq. and L. 225-138-1 of the French Commercial Code and Article L. 3332-1 et seq. of the French Labor Code, grants to the Board of Directors the authority to issue, on one or more occasions in the proportions and at the times it deems appropriate, ordinary shares or any type of securities giving access, by any means, immediately and/or in the future, to the Company’s ordinary shares reserved for participants in a savings plan of the Company or, as applicable, of French or foreign companies affiliated with the Company according to Article L. 225-180 of the French Commercial Code and Article L. 3344-1 of the French Labor Code, decides that the maximum nominal amount of the increase in share capital that may be completed pursuant to this resolution may not exceed €43,308.625. This limit is set without taking into account the par value of the Company’s ordinary shares to be issued, if applicable, in relation to the adjustments to be carried out in order to protect the rights of holders of securities or other rights giving access to shares, in accordance with legal and regulatory requirements as well as applicable contractual provisions, decides that the total nominal amount of debt securities issued giving access to the Company’s share capital that may be issued pursuant to this resolution shall not exceed $500,000,000 (or the corresponding value of this amount for an issuance in a foreign currency), will be deducted from the overall limit set forth in the Twenty-fourth resolution below, decides that the nominal amount of any share capital increase that may be carried out in application of this resolution will be deducted from the overall limit set forth in the Twenty-fourth resolution below, specifies that this delegation is granted to the Board of Directors for a period of eighteen (18) months as from the date of the present Shareholders’ Meeting, decides that the issue price of the new shares or securities giving access to the Company’s share capital will be determined by the Board of Directors in accordance with Articles L. 3332-18 to L. 3332-23 of the French Labor Code, decides to waive, for the benefit of the participants in a savings plan, the shareholders’ preferential subscription rights to the shares or securities giving access by any means, immediately or in the future, to ordinary shares to be issued according to this resolution, decides that the Board of Directors is granted full powers to implement the present delegation, with the right to sub- delegate in accordance with the conditions set forth in applicable laws and regulations, particularly in order to, without limitation: - decide that the subscriptions may be completed directly or through employee shareholding funds, or any other structure or entity permitted by applicable laws or regulations; - set the dates, terms and conditions of any issuance pursuant to the present resolution, and, set the opening and closing dates of the subscriptions, the dividend entitlement date, the method of payment for shares and other securities giving access to the Company’s share capital, and to set the deadline for the payment for shares and, as applicable, other securities giving access to the Company’s share capital;

CRITEO.COM - to apply for the admission to trading of the securities issued, record the completion of the share capital increases and to subsequently amend the Company’s by-laws, to carry out, directly or through an assignee, all transactions and formalities related to the share capital increases and, to charge the expenses of the share capital increases to the amount of the premiums related to such increases, and deduct therefrom the necessary amounts in order to bring the legal reserve to one-tenth of the new share capital amount after each increase. Twenty-fourth resolution Approval of the overall limits pursuant to the Nineteenth resolution, Twentieth resolution, Twenty-first resolution, Twenty-second resolution and Twenty-third resolution above The Annual General Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report and the statutory auditors’ report, decides that: - the global nominal amount of the share capital increases which may be completed pursuant to the Nineteenth resolution, the Twentieth resolution, the Twenty-first resolution, the Twenty-second resolution and the Twenty-third resolution above may not exceed €144,362.075. This limit is set without taking into account the par value of the Company’s ordinary shares to be issued, if applicable, in relation to adjustments to be carried out in order to protect the rights of holders of securities or other rights giving access to shares of the Company, in accordance with legal and regulatory requirements as well as applicable contractual provisions, - the global nominal amount of the debt securities that may be issued pursuant to the Nineteenth resolution, Twentieth resolution and the Twenty-third resolution above shall not exceed $500,000,000 (or the corresponding value of this amount for an issuance in a foreign currency or in a monetary unit calculated by reference to multiple currencies). Twenty-fifth resolution Amendment of Article 12 of the by-laws of the Company entitled “meeting of the Board of Directors” The Annual General Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report, resolves (i) to amend Article 12.3. of the Company's by-laws in order to take into account, in the quorum and majority required to adopt a decision, the directors who vote by correspondence or participate in a written consultation, the said Article shall now be drafted as follows: “12.3 For the Board of Directors to validly deliberate, at least half of its members must be present or deemed present (or have voted by correspondence or participated in a written consultation). Decisions of the Board of Directors (including by written consultation) shall be adopted by a majority of votes cast. In the event of a tie vote, the Chairperson shall not have the power to break the tie” (ii) to amend Article 12.4. of the Company's by-laws in order to remove the reference to the impossibility for directors to take part in the Board of Directors' deliberations relating to the approval of the financial statements and the management report by teleconference or videoconference, the said article shall now be drafted as follows:

CRITEO.COM “12.4 Unless otherwise provided in the internal rules adopted by the Board of Directors, directors who participate to Board meetings by means of telecommunication that enables them to be identified and guarantees their effective participation in accordance with current regulations are deemed to be present for the purposes of calculating quorum and majority.” (iii) to amend Article 12.7 of the Company's by-laws to remove the restrictive list of decisions that may be subject to written consultation, Article 12.7. of the Company’s by-laws shall now be drafted as follows: “12.7. Unless at least one member of the Board of Directors objects as set out below, decisions of the Board of Directors may also be taken by written consultation of the directors, including by electronic means. In this case, the text of the proposed resolutions, together with a voting form, is sent by the Chairperson of the Board of Directors to each member of the Board of Directors by electronic means (with acknowledgement of receipt). The directors have a period of three (3) business days (or any shorter delay indicated in the request sent by the Chairperson or the secretary of the Board of Directors) following receipt of the text of the proposed resolutions and of the voting form vote to complete and send to the Chairperson or the secretary of the Board of Directors by electronic means the voting form, dated and signed, by checking for each resolution, a unique box corresponding to the meaning of its vote. Any director may object to the use of the written consultation defined above by sending an email to the Chairperson within two (2) business days (or any shorter delay indicated in the request sent by the Chairperson or the secretary of the Board of Directors) following receipt of the text of the proposed resolutions. In such case, the Chairperson shall inform other members of the Board of Directors and the written consultation shall be deemed void; a meeting of the Board of Directors shall be convened as soon as possible. Any director who has sent his/her reply within the same period shall be deemed to have waived his/her right to object. If none or more than one box have been ticked for a same resolution, the vote shall be null and void and shall not be taken into account in the calculation of the majority. Any director who has not sent his/her reply within the above mentioned time limit will be considered absent (unless such time limit is extended by the Chairperson) and his/her vote will therefore not be taken into account for the calculation of the quorum and the majority. During the delay of response, any director may require any additional explanations from the initiator of the consultation. Within five (5) business days following the receipt of the last voting form, the Chairperson shall draw up and date the minutes of the deliberations to which the voting forms shall be appended and which shall be signed by the Chairperson of the Board of Directors and one director. (iv) to add a new paragraph to Article 12 of the Company’s by-laws (Article 12.9) in order to allow the vote by correspondence at Board meetings; article 12.9 of the Company’s by-laws shall now be drafted as follows: “12.9 Directors may vote by correspondence at meetings of the Board of Directors. A voting form complying with the provisions of article R. 225-21 of the French Commercial Code is sent electronically to each director who requests it, together with the text of the proposed resolutions and any other documents required for information purposes. Directors wishing to vote by correspondence must complete and send their voting form to the Chairperson or Secretary of the Board of Directors by the deadline indicated on the form, it being specified that such voting form can be sent electronically. Votes cast by correspondence after the expiry of the specified deadline, will not be taken into account for the calculation of the quorum and the majority. The form must be dated and signed, and for each resolution the director must tick a single box corresponding to the meaning of his or her vote. If none or more than one box is ticked for the same resolution, the vote will be null and void and will not be taken into account for the calculation of the majority.

CRITEO.COM Any director present at the meeting may validly confirm or modify the vote previously cast by correspondence. During the Board meeting, the deliberations should take into account the vote by correspondence and any comments made in the voting form.” Twenty-sixth resolution Amendment of Article 19 of the by-laws of the Company relating to shareholders meetings The Annual General Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report, decides to amend Article 19 of the Company's by-laws relating to shareholders' meetings as follows: “General shareholders’ meetings shall be convened and shall meet in the manner prescribed by law. If the Company wishes to give notice of meetings electronically, instead of by mail, it must first obtain the agreement of the shareholders concerned, who shall provide their email address. Meetings shall be held at the registered office or at any other location specified in the notice of meeting. All shareholders, regardless of the number of shares they own, have the right to attend shareholders’ meetings and to take part in the deliberations. The right to participate in the shareholders’ meetings is evidenced by the registration of the shares in the name of the shareholder on the second (2nd) business day preceding the date of the shareholders’ meeting at 12:00 a.m., Paris time. Shareholders who do not attend the general shareholders’ meeting personally may choose one of three following options: - Granting a proxy to another shareholder, his/her spouse or his/her partner in a French domestic partnership (PACS), or - Voting by mail, or - Sending a proxy to the Company without specifying any voting instructions, in accordance with the requirements prescribed by the laws and regulations. Shareholders may, under the conditions provided for by the regulations in force, send their voting form for any shareholders’ meeting, either by mail or, if the Board of Directors so decides in the notice of meeting, by remote transmission. The Board of Directors may organise, under the conditions provided for by the law and regulations in force, the participation and voting of shareholders at shareholders’ meetings by any means of telecommunication, enabling them to be identified, in addition to or excluding any other means of participation. If the Board of Directors decides to exercise this option for a given meeting, this decision is stated in the convening notice. However, for extraordinary general meetings only, one or more shareholders representing at least 25% of the share capital may object to the exclusive use of a means of telecommunication by which they can be identified. This objection right shall be exercised after publication of the convening notice, in accordance with the applicable regulatory provisions. Shareholders who participate in shareholders’ meetings by a mean of telecommunication enabling them to be identified shall be deemed present for the purposes of calculating the quorum and majority.

CRITEO.COM Shareholders who use the electronic voting form provided on the website set up by the meeting's centralising agent are also deemed to be present. Proxies or votes cast in this way before the meeting by this electronic means cannot be revoked and will be binding on all parties. Voting forms and proxies given to be represented at a meeting may include an electronic signature by the shareholder or his legal or judicial representative using a reliable identification process that guarantees its link with the document to which it relates. Shareholders’ meetings shall be chaired by the Chairperson of the Board of Directors or, in the absence thereof, by the Chief Executive Officer, a Deputy Chief Executive Officer, if s/he is a director, or by a director specifically appointed for such purpose by the Board of Directors. Failing this, the shareholders’ meeting shall elect its own Chairperson. The duties of scrutineer shall be performed by the two members of the shareholders’ meeting who are present and hold the highest number of votes, and who agree to perform such duties. The assembly officers shall appoint a secretary, who may but need not be a shareholder. An attendance sheet shall be kept, in accordance with the requirements prescribed by law. An ordinary general shareholders’ meeting can be validly conducted pursuant to a first or second notice of meeting only if the shareholders present or represented hold at least 33 1/3 percent of the shares having the right to vote. Decisions of ordinary general meetings shall be adopted by a majority of the votes cast by the shareholders present or represented. The votes expressed do not include those attached to the shares for which the shareholder did not take part in the vote, abstained or voted blank or void. An extraordinary general shareholders’ meeting can be validly conducted pursuant to a first or second notice of meeting only if the shareholders present or represented hold at least 33 1/3 percent of the shares having the right to vote. Decisions of extraordinary general meetings shall be adopted by a majority of two-thirds of the votes cast by the shareholders present or represented. The votes expressed do not include those attached to the shares for which the shareholder did not take part in the vote, abstained or voted blank or void. Copies or extracts of shareholder meeting minutes may be validly certified by the Chairperson of the Board of Directors, a director who holds the position of Chief Executive Officer or the secretary of the meeting. Ordinary and extraordinary general shareholders’ meetings shall exercise their respective powers in accordance with the requirements prescribed by law.” Twenty-seventh resolution Amendment of Article 24 of the by-laws of the Company entitled “Loss of one half of share capital” in order to comply with the new provisions of Article L. 225-248 of the French Commercial Code The Annual General Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report, resolves to amend Article 24 of the by-laws “Loss of half the share capital” as follows, in order to bring it into line with the new provisions of Article L. 225-248 of the French Commercial Code concerning the procedures for restoring shareholders' equity in the event of a loss of half the share capital: “ Article 24 ~ Loss of one half of share capital If, as a result of losses reported in the accounting documents, the Company's shareholders' equity falls below one-half of the share capital, the Board of Directors is required, within four months of the approval of the

CRITEO.COM financial statements reporting such loss, to convene an extraordinary general meeting to decide whether to dissolve the Company before the expiration of its term. If it is decided not to dissolve the Company, the Company shall, no later than the end of the second fiscal year following the fiscal year in which the loss is observed restore its shareholders' equity to a value at least equal to one-half of its share capital or, subject to article L. 224-2 of the French Commercial Code, reduce its share capital by the amount necessary to bring the value of its shareholders' equity to at least one-half of its share capital. In both cases, the resolution adopted by the shareholders’ meeting is published in accordance with the regulatory procedures. If, before the deadline referred to in the second paragraph of this article, the shareholders' equity has not been reconstituted to a value at least equal to one-half of the share capital, even though the Company's share capital exceeds a threshold set by decree by the French Conseil d'Etat according to the size of its balance sheet, the Company is required, at the latest at the close of the second financial year following this deadline, to reduce its share capital, subject to article L. 224-2 of the French Commercial Code, to a value less than or equal to this threshold. If, in application of the fourth paragraph of this article, the Company has reduced its share capital without reconstituting its shareholders' equity and subsequently carries out a share capital increase, it must bring itself back into compliance with the provisions of the same fourth paragraph before the end of the second financial year following that in which the increase took place. If no shareholders’ meeting is held, or if the shareholders meeting was unable to validly deliberate on the last notice of meeting, any interested party may apply to the courts to have the Company dissolved. The same applies if the provisions of the fourth paragraph have not been applied. In all cases, the court may grant the Company a maximum period of six months to regularize the situation. It may not order the dissolution of the Company if, on the day it rules on the merits of the case, the situation has been regularized.” ***